As filed with the Securities and Exchange Commission on June 28, 2010

Registration Statement No. 333-165999

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF CERTAIN REAL ESTATE COMPANIES

DLC Realty Trust, Inc.

(Exact name of registrant as specified in its governing instruments)

580 White Plains Road

Tarrytown, New York 10591

(914) 631-3131

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Adam Ifshin

Chief Executive Officer and President

c/o DLC Realty Trust, Inc.

580 White Plains Road

Tarrytown, New York 10591

(914) 631-3131

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Larry P. Medvinsky, Esq.	Ettore A. Santucci, Esq.
Jason D. Myers, Esq.	Daniel P. Adams, Esq.
Clifford Chance US LLP	Goodwin Procter LLP
31 West 52nd Street	Exchange Place, 53 State Street
New York, New York 10019	Boston, Massachusetts 02109
Tel: (212) 878-8000	Tel: (617) 570-1000
Fax: (212) 878-8375	Fax: (617) 523-1231

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus, dated June 28, 2010

P R O S P E C T U S

                 Shares

DLC Realty Trust, Inc.

Common Stock

DLC Realty Trust, Inc. is a Maryland corporation organized to qualify as a real estate investment trust that acquires, manages, leases, repositions and redevelops grocery and value-retail anchored shopping centers primarily in the Southeast, Northeast, Midwest and Mid-Atlantic United States.

This is our initial public offering and no public market currently exists for our common stock. We are offering                  shares of our common stock as described in this prospectus. All of the shares of common stock offered by this prospectus are being sold by us. We currently expect the initial public offering price to be between $              and $              per share. We have applied to have our common stock listed on the New York Stock Exchange under the symbol “DLC.”

Shares of our common stock are subject to ownership limitations that are intended to assist us in qualifying and maintaining our qualification as a real estate investment trust. Our charter contains certain restrictions relating to the ownership and transfer of our common stock, including, subject to certain exceptions, a 9.0% ownership limit for all stockholders, generally, and a     % ownership limit for Adam Ifshin, our chief executive officer and president, together with his family. See “Description of Securities—Restrictions on Ownership and Transfer” beginning on page 144 of this prospectus.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 20 of this prospectus for a discussion of these risks.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters the option to purchase an additional                  shares of our common stock on the same terms and conditions set forth above if the underwriters sell more than                  shares of common stock in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock on or about                     , 2010.

Joint Book-Running Managers

BofA Merrill Lynch	Barclays Capital

The date of this prospectus is             , 2010.

STRONG RETAIL RELATIONSHIPS

Giant

LA FITNESS

Price Chopper

WAL*MART
Food Center

T.J.maxx

Kroger

Publix

BED BATH &
BEYOND

ROSS
DRESS FOR LESS

CVS/pharmacy

JCPenney

REDEVELOPMENT EXPERTISE

Walmart

THE HOME DEPOT
ROSS
DRESS FOR LESS
WAL-MART
SUPERCENTER
Levittown Parkway
Bristol Pike

Levittown Town Center - Levittown, PA

SUPER
STOP&SHOP

CVS/pharmacy
CVS/pharmacy

Beach Shopping Center - Peekskill, NY

TARGET

Spring Valley Marketplace - Spring Valley, NY

GEOGRAPHIC DIVERSITY

MID-ATLANTIC
16.0% of Portfolio GLA
Oxon Hill Plaza
Oxon Hill, MD

SHOPPERS

shaw's

NORTHEAST
19.3% of Portfolio GLA
Bath Shopping Center
Bath, ME

MIDWEST
29.8% of Portfolio GLA
University Place Shopping Center
Carbondale, IL

BEST BUY

Publix
BAKERY

SOUTHEAST
34.9% of Portfolio GLA
Riverdale Crossing
Riverdale, GA

i

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

We use market data throughout this prospectus. We have obtained certain market data from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable. Forecasts are based on industry surveys and the preparer’s expertise in the industry and there is no assurance that any of the projected amounts will be achieved. We believe this data others have compiled are reliable, but we have not independently verified this information.

The term “our predecessor” means (i) DLC Management Corporation, which we refer to as “our management company,” (ii) Delphi Commercial Properties, Inc., a full service commercial real estate brokerage, which we refer to as “Delphi,” and (iii) the limited liability companies or partnerships that currently own, directly or indirectly and either through a fee interest or a ground lease interest, the 86 grocery and value-retail anchored shopping centers that we will own after the formation transactions described in this prospectus, which we refer to as the “existing entities.” Interests in our operating partnership are denominated in units of limited partnership, which we call operating partnership units. LTIP units are a special class of operating partnership units that may be awarded under our equity incentive plan. Operating partnership units are redeemable for cash, or at our election, shares of our common stock on a one-for-one basis. LTIP units will be similarly redeemable upon the satisfaction of certain conditions. As used herein, when we refer to our ownership interest in our operating partnership, we mean the percentage of all operating partnership units, including LTIP units, that are expected to be held by us. The term “fully diluted basis” means all outstanding shares of our common stock at such time plus all outstanding shares of restricted stock and shares of common stock issuable upon the exchange of operating partnership units and LTIP units for shares of our common stock on a one-for-one basis, which is not the same as the meaning of “fully diluted” under generally accepted accounting principles in the United States of America, or GAAP. The term “vertically integrated” means that we are able to provide a full spectrum of real estate services, including asset and property management, leasing, construction and financing, to support our existing portfolio. The term “grocery and value-retail anchored shopping centers” means shopping centers whose largest tenants, which drive customer traffic, are grocery stores and value-oriented retailers whose products are generally necessity-based items. The term “percentage rent” means the specified percentage of a tenant’s sales made at the rented premises that the tenant is obligated to pay its landlord, in addition to any fixed rental payments.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company, including under the caption “Risk Factors,” as well as the historical and unaudited pro forma financial statements, including the related notes, appearing elsewhere in this prospectus. Unless the context otherwise requires or indicates, references in this prospectus to “we,” “our,” “us” and “our company” refer to (i) DLC Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including DLC Realty, L.P., a Delaware limited partnership, which we refer to in this prospectus as “our operating partnership,” after giving effect to the formation transactions described in this prospectus and (ii) our predecessor before giving effect to the formation transactions described in this prospectus. Unless the context otherwise requires or indicates, the information contained in this prospectus assumes (i) the formation transactions, as described under the caption “Structure and Formation of Our Company” beginning on page 127, have been completed, (ii) the                      shares of common stock to be sold in this offering are sold at $             per share, which is the mid-point of the range of prices set forth on the front cover of this prospectus, (iii) no exercise by the underwriters of their option to purchase up to an additional                      shares of our common stock solely to cover over-allotments, (iv) the operating partnership units to be issued in the formation transactions are valued at $             per unit and (v) all property information is as of March 31, 2010.

The Company

We are a vertically integrated, self-administered and self-managed real estate investment trust, or REIT, that acquires, manages, leases, repositions and redevelops grocery and value-retail anchored shopping centers primarily in the Southeast, Northeast, Midwest and Mid-Atlantic United States. As of March 31, 2010, our portfolio consisted of 86 shopping centers totaling approximately 13.4 million square feet of gross leasable area, or GLA, located in 24 states. The shopping centers in our portfolio typically are tenanted by retailers that focus on value and necessity items and services, with approximately 66% of our annualized base rent derived from grocery-anchored shopping centers. We believe such retail shopping centers generate reliable customer traffic, which will provide us with more consistent property cash flows to support our ability to sustain our distributions through all economic cycles.

Since the founding of our predecessor entity in 1991, we have acquired over 100 retail shopping centers representing an aggregate transaction value of approximately $1.5 billion in 60 transactions totaling more than 16.8 million square feet in GLA, creating the 13th largest private owner of shopping centers in the United States as of December 2009, according to Retail Traffic magazine. We are vertically integrated across all critical real estate operations and have more than 90 professionals who pro-actively and entrepreneurially manage our shopping centers with a long-term, hands-on approach that emphasizes the aggressive leasing of vacant spaces, attentive asset management and rigorous expense control.

Our primary business objectives are to increase cash flow from operations, achieve sustainable long-term growth and maximize stockholder value through stable dividends and stock appreciation. We seek to accomplish these objectives by improving the overall performance and positioning of our assets by utilizing our strong tenant relationships and leasing expertise to increase occupancy and rental rates and our hands-on asset and property management experience to reduce property operating expenses. We target acquisitions that offer what we believe to be returns that will increase our funds from operations, or FFO, per share and operating partnership unit, or accretive returns, and significant upside through one or more of the following: vacant space for immediate lease-up, below-market rents in the existing tenancy, expansion opportunities, reducible cost structures, economies of scale and/or repositioning or redevelopment opportunities. We believe our focus differentiates us from many of our competitors, who frequently target core, stabilized properties. We also seek to acquire assets in opportunistic off-market transactions through our extensive relationships across the real estate and retail industries and through opportunities arising from our third-party asset management business. We do not intend to engage in any ground-up development activity.

Our portfolio was approximately 88.3% leased as of March 31, 2010, with approximately 1.6 million square feet of GLA available for leasing. The occupancy of our portfolio reflects our strategic focus on acquiring properties that have relatively lower occupancy and rental rates, where we believe we can significantly improve operations and cash flow. During the three months ended March 31, 2010 and the year ended December 31, 2009, despite a very difficult economic environment for retail tenants, we leased approximately 432,916 square feet and 1.3 million square feet of GLA, respectively, including new leases totaling approximately 177,609 square feet and 360,000 square feet and renewals totaling approximately 255,307 square feet and 933,873 square feet. In addition, from April 1, 2010 through June 25, 2010, we executed 30 new leases for an additional 165,200 square feet of GLA at an average base rent per square foot of approximately $12.95. Over the same period, we renewed 44 leases totaling 204,383 square feet of GLA at an average base rent per square foot of approximately $11.09. We have also accepted 17 non-binding letters of intent for new leases for which we have entered into lease negotiations for an additional aggregate 71,147 square feet of GLA with an average base rent per square foot of approximately $12.56 and 15 non-binding letters of intent for lease renewals for which we have entered into lease negotiations for an additional aggregate 81,893 square feet of GLA with an average base rent per square foot of approximately $9.15.

We are a Maryland corporation that was formed on March 8, 2010. We conduct all of our business activities through our operating partnership, of which we are the sole general partner and expect to hold a         % ownership interest upon completion of this offering. Our principal executive offices are located at 580 White Plains Road, Tarrytown, New York 10591. In addition, we have regional leasing and property management offices in Atlanta, Georgia; Chicago, Illinois; and Towson, Maryland. Our telephone number is (914) 631-3131. Our website address is www.dlcreit.com. The information on, or otherwise accessible through, our website does not constitute a part of this prospectus. We intend to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2010.

Our Business Strengths

The following business strengths serve as the foundation of our business:

•

Established, Diversified Portfolio of Grocery and Value-Retail Anchored Shopping Centers. As of March 31, 2010, our portfolio consisted of 86 shopping centers totaling approximately 13.4 million square feet of GLA located in 24 states. Approximately 66% of our annualized base rent is generated from grocery-anchored shopping centers, and our portfolio is comprised predominantly of shopping centers with value-focused tenants that provide necessity items and services, which we believe to be advantageous throughout all economic cycles. Our four largest tenants represent four of the five largest grocery store chains in the United States as of March 31, 2010. No single tenant represents more than 5.0% of our annualized base rent in aggregate and our top ten tenants represent less than 30% of our annualized base rent in aggregate.

•

Significant Internal Growth Potential. As of March 31, 2010, our portfolio was 88.3% leased. The occupancy of our portfolio reflects our strategic focus on acquiring properties with relatively lower occupancy and rental rates, where we believe we can significantly improve operations and cash flow. Our approximately 1.6 million square feet of GLA available for leasing as of March 31, 2010 offers immediate opportunity for incremental cash flow generation with what we believe to be modest lease-up investments.

•

Significant External Growth Potential. We believe that, as a result of the continued disruption in the real estate market, there will be opportunities over the next several years to acquire assets that are under-leased or have below-market rents, and to acquire over-leveraged and under-capitalized shopping centers for redevelopment and repositioning. We believe we have established an extensive network of relationships that will enable us to continue to source new acquisition and redevelopment opportunities.

•

Entrepreneurial Investment Focus. We believe we have an entrepreneurial corporate culture, and approach the retail real estate business with a different perspective than many of our peers. We seek to acquire assets where we believe we can generate accretive returns by employing our human capital and expertise, rather than focusing on the acquisition of low vacancy, stabilized assets where we see limited upside.

•

Experienced and Committed Management Team. Our senior management team, which is led by Adam Ifshin, has been in place since 2005 and has an average of more than 20 years of real estate industry experience through several real estate, credit and retail cycles. In addition, upon consummation of this offering and the formation transactions, our senior management team will collectively own approximately         % of our outstanding common stock on a fully diluted basis. As a result of their significant ownership interest, our senior management team’s interests are aligned with those of our stockholders and they are highly incentivized to maximize returns for our stockholders.

•

Strong Relationships with a Diverse Group of Nationally Recognized Retailers. We have strong relationships and completed multiple transactions with many leading retailers including Ahold USA Inc. (the parent company of the Stop & Shop Supermarket Company and Giant Food Stores, LLC), CVS Caremark Corp., Dollar Tree, Inc., Family Dollar Stores, Inc., The Kroger Co., LA Fitness International, LLC, Publix Super Markets, Inc., Ross Stores, Inc., Sears Holdings Corporation, Supervalu Inc., The TJX Companies, Inc., Walgreen Co. and Wal-Mart Stores, Inc. We believe our strong retailer relationships create new leasing opportunities as these retailers expand while also supporting our tenant retention rate and reducing our marketing, leasing and tenant improvement costs that would otherwise result from having to re-lease space.

•

Flexible Capital Structure Enables Us to Take Advantage of Acquisition Opportunities. Upon consummation of this offering and the formation transactions, our aggregate indebtedness (other than under our senior secured revolving credit facility) will consist almost entirely of fixed rate debt, which will have staggered maturities with a weighted average maturity of approximately 5.4 years and a weighted average interest rate of 5.7% per annum. None of our indebtedness will mature until 2012 and approximately $62.3 million (or approximately 9.2% of our total indebtedness upon completion of this offering and the formation transactions) will mature prior to 2014. We have entered into a term sheet with affiliates of the underwriters of this offering to arrange a three-year, $200.0 million senior secured revolving credit facility to fund acquisitions, redevelopment activities, tenant improvements, general corporate matters and working capital.

Business and Growth Strategies

Our primary business objectives are to increase cash flow from operations, achieve sustainable long-term growth and maximize stockholder value through stable dividends and stock appreciation. The strategies we intend to execute to achieve these goals include:

•

Focus on Grocery and Value-Retail Anchored Shopping Center Ownership, Acquisition and Repositioning in Our Primary Markets. We intend to continue to pursue a broad mix of national, regional and local value-focused tenants, such as grocery stores, drugstores and discounters, as we believe these retailers are less reliant on sales of discretionary goods. We believe these retailers generate more consistent customer traffic and sales over time than retailers that rely on higher-end consumers and high levels of disposable income. Our acquisition strategy will focus primarily on shopping centers with what we believe to be longer-term growth potential as opposed to fully stabilized assets that provide more limited opportunities to grow cash flow.

•

Maximize Cash Flow from Existing Properties. We aggressively seek to lease vacant space through our national retailer relationships and local, on-the-ground canvassing, while providing for an appropriate tenant mix for the local market. We believe our continued focus on reducing operating expenses enables us to generate additional cash flow and makes our properties more competitive by reducing our tenants’ total cost of occupancy. Further, we expect to take advantage of what we believe will be a period of increasing retail demand combined with limited new supply of shopping centers to lease the approximately 1.6 million square feet of GLA available for leasing in our portfolio, as of March 31, 2010.

•

Exploit Existing Internal Growth Opportunities. We have historically pursued an investment strategy focused on acquiring properties that have relatively lower occupancy and rental rates where we believe we can improve the performance of these properties. We have significant real estate management, leasing, property management, and construction and redevelopment management expertise that we employ to improve operations and increase cash flows at these properties. As a result of these embedded internal growth opportunities, we believe we are not dependent solely upon new acquisitions to grow our business.

•

Achieve External Growth Through Disciplined Acquisition Strategy. We target grocery and value-retail anchored shopping centers that offer what we believe to be significant upside through one or more of the following: vacant space for immediate lease-up, below-market rents in the existing tenancy, expansion opportunities, reducible cost structures, economies of scale and/or repositioning or redevelopment opportunities. We underwrite each acquisition to generate accretive returns and then seek to increase these returns over time by improving occupancy and cash flow at our properties. We believe our unique strategy of acquiring non-core, unstabilized or distressed properties offers greater growth opportunities than acquiring stabilized properties.

•

Leverage Our Vertically Integrated Infrastructure. We are vertically integrated across all critical real estate operations, with more than 90 professionals who have significant expertise in real estate asset management, leasing, property management, acquisitions, dispositions, financial structuring, construction and redevelopment management and related legal and environmental matters. We have built an extensive infrastructure of personnel, policies and procedures that we believe enables us to manage and lease a large property portfolio with a diverse group of retail tenants.

Market Information

We have obtained certain market data included herein from publicly available information and other industry sources. These sources generally state that the information they provide has been obtained from sources believed to be reliable. Forecasts are based on data (including third-party data), models and experience of these sources, and are based on various assumptions, all of which are subject to change without notice. There is no assurance any of the projected amounts will be achieved. We believe the data others have compiled are reliable, but we have not independently verified this information.

Our business focuses primarily on neighborhood shopping centers (30,000 – 150,000 square feet in size) and community shopping centers (100,000 – 350,000 square feet in size) that provide consumers with convenience and necessity goods such as food, drugs and services. We believe over the next several years the performance of neighborhood and community shopping centers will benefit from the limited completion and delivery of new developments, improving macroeconomic conditions and a renewed focus on non-discretionary goods and services by retailers and consumers alike.

Retail sales of goods typically sold at shopping centers totaled $2.25 trillion in 2009 and have grown at an annual compounded rate of 4.2% per year since 1992. We expect the current economic environment will lead to increased customer traffic at shopping centers like ours with value-driven and discount retailers as consumers redirect their purchases away from higher-cost and discretionary retailers.

We believe grocery- and drug-store anchored neighborhood and community shopping centers generally are more resilient during economic downturns relative to retail centers that are more dependent upon discretionary spending. According to figures published by the U.S. Census Bureau in the Monthly Retail Trade Report, total grocery store sales were in excess of $526 billion in 2009 and have grown at an average rate of 3.5% per year for each of the last five years. According to the International Council of Shopping Centers, or the ICSC, supermarkets draw local customers an average of two-and-a-half times a week, generating reliable and repeat customer traffic.

After an extended period of positive growth, retail chain store sales growth, as measured by the ICSC, fell off sharply beginning in September 2008. However, in September 2009, retail chain store sales growth once again turned positive. Our belief that macroeconomic fundamentals are now recovering is further evidenced by labor market improvements and a return to positive growth in Gross Domestic Product, or GDP. According to figures published by the Bureau of Labor Statistics, following a period of sustained job loss throughout 2008 and 2009, the U.S. economy experienced five consecutive months of positive job growth from January through May 2010. Additionally, GDP has also resumed a positive growth trend with the Department of Commerce registering increases of 2.2%, 5.6% and 3.2% in the third and fourth quarters of 2009 and first quarter of 2010, respectively.

According to data published by Reis, Inc., an independent industry research provider, the total new supply of neighborhood and community shopping center space entering the market in 2009 was the lowest on record since the company began tracking the metric more than a decade ago. Additionally, forecasts of new community and neighborhood center space to be completed over the next five years are well below historical levels and should serve to benefit existing property owners through decreased competition for tenants.

Summary Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with all the other information contained in this prospectus, before making an investment decision to purchase our common stock. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our stockholders, which could cause you to lose all or a significant part of your investment in our common stock.

•

We have not obtained as part of the formation transactions recent appraisals of the properties we will own upon completion of this offering and the formation transactions and the value of these properties was not negotiated at arm’s length and the consideration given by us in exchange for them may exceed their fair market value.

•	Our performance and value are subject to risks associated with real estate assets and with the real estate industry.

•

Our dependence on rental income may adversely affect our profitability, our ability to meet our debt obligations and our ability to make distributions to our stockholders; failure by any major tenant with leases in multiple locations to make rental payments to us could seriously harm our performance.

•	Our outstanding indebtedness upon completion of this offering reduces cash available for distribution and may expose us to the risk of default under our debt obligations.

•	Our results of operations will be significantly influenced by the economies of the markets in which we operate, and the market for retail space generally.

•

Our growth depends on external sources of capital that are outside of our control, which may affect our ability to seize strategic opportunities, satisfy debt obligations and make distributions to our stockholders.

•

We may be unable to renew leases, lease vacant space or re-lease space as leases expire, which could adversely affect our financial condition, results of operations, cash flow and trading price of our common stock.

•	We may assume unknown liabilities in connection with the formation transactions, which, if significant, could adversely affect our business.

•

We have no experience operating as a REIT or as a public company, which may affect our ability to successfully operate our business or generate sufficient cash flows to make or sustain distributions to our stockholders.

•	Our success depends on key personnel whose continued service is not guaranteed.

•	Certain members of our senior management team have outside business interests that could take their time and attention away from us.

•	Certain provisions of our charter and Maryland law could inhibit changes in control of us, which could lower the value of our shares.

•	There has been no public market for our common stock prior to this offering and an active trading market may not develop or be sustained following this offering.

•

Our ability to pay our estimated initial annual distribution, which represents approximately       % of our estimated cash available for distribution for the twelve months ending March 31, 2011, depends on our actual operating results, and we may be required to borrow funds to pay this distribution, which could slow our growth.

•

Differences between the book value of the assets we will own following the formation transactions and the price paid for our common stock will result in an immediate and material dilution of the book value of our common stock that investors will own upon completion of this offering and the formation transactions.

•	Our predecessor has experienced historical losses and accumulated deficits and we may experience future losses.

•

Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to our stockholders.

•	REIT distribution requirements could require us to borrow funds during unfavorable market conditions or subject us to tax which would reduce the cash available for distribution to our stockholders.

Our Portfolio Summary

As of March 31, 2010, our portfolio consisted of 86 shopping centers totaling approximately 13.4 million square feet of GLA and was approximately 88.3% leased. The occupancy of our portfolio reflects our strategic focus on acquiring properties that have relatively lower occupancy and rental rates, where we believe we can significantly improve operations and cash flow. The table below presents an overview of our portfolio as of March 31, 2010:

Region / State	Number of Properties	Total GLA(1)	Leased GLA(1)	Percent of Total GLA	Percent Leased(2)	Annualized Base Rent(2)(3)	Percent of Annualized Base Rent	Annualized Base Rent Per Leased Square Foot(4)
						(in thousands)
Southeast
Georgia	14	1,550,828	1,362,442	11.5%	87.9%	$13,861	11.2%	$10.15
Florida	6	774,234	709,883	5.8%	91.7%	7,742	6.3%	10.12
North Carolina	5	602,364	538,466	4.5%	89.4%	4,898	4.0%	8.88
Alabama	4	548,059	399,304	4.1%	72.9%	3,396	2.8%	8.50
Tennessee	2	537,918	451,826	4.0%	84.0%	3,150	2.6%	6.97
South Carolina	5	317,181	301,204	2.4%	95.0%	2,962	2.4%	9.56
Texas	1	173,376	127,518	1.3%	73.5%	1,128	0.9%	8.48
Mississippi	1	179,905	171,985	1.3%	95.6%	956	0.8%	5.56

Subtotal: Southeast	38	4,683,865	4,062,628	34.9%	86.7%	$38,093	30.9%	$9.17

Northeast
New York	6	1,002,749	918,163	7.5%	91.6%	$13,600	11.0%	$14.64
Connecticut	5	968,789	930,467	7.2%	96.0%	11,952	9.7%	12.77
New Hampshire	2	301,570	289,632	2.2%	96.0%	2,754	2.2%	9.51
Maine	1	101,124	89,249	0.8%	88.3%	1,593	1.3%	17.85
Rhode Island	1	121,660	97,497	0.9%	80.1%	1,432	1.2%	14.69
Massachusetts	1	101,782	82,788	0.8%	81.3%	750	0.6%	9.06

Subtotal: Northeast	16	2,597,674	2,407,796	19.3%	92.7%	$32,081	26.0%	$13.23

Midwest
Ohio	4	1,450,520	1,241,493	10.8%	85.6%	$10,894	8.8%	$8.68
Illinois	6	989,836	836,079	7.4%	84.5%	8,346	6.8%	9.68
Indiana	4	692,865	620,362	5.2%	89.5%	5,316	4.3%	8.37
Michigan	2	401,403	386,726	3.0%	96.3%	2,546	2.1%	6.58
Kentucky	1	104,892	104,892	0.8%	100.0%	1,671	1.4%	12.93
Wisconsin	1	260,664	231,339	1.9%	88.7%	1,539	1.2%	6.65
Iowa	1	109,434	91,762	0.8%	83.9%	1,177	1.0%	12.82

Subtotal: Midwest	19	4,009,614	3,512,653	29.8%	87.6%	$31,489	25.5%	$8.74

Mid-Atlantic
Maryland	4	788,843	699,636	5.9%	88.7%	$9,497	7.7%	$13.37
Pennsylvania	3	653,112	602,935	4.9%	92.3%	6,597	5.3%	10.94
Virginia	6	705,043	579,043	5.2%	82.1%	5,554	4.5%	9.55

Subtotal: Mid-Atlantic	13	2,146,998	1,881,614	16.0%	87.6%	$21,648	17.6%	$11.42

Total / Average	86	13,438,151	11,864,691	100.0%	88.3%	$123,311	100.0%	$10.22

(1)	GLA represents all square footage owned.
(2)	Includes leases signed but not commenced as of March 31, 2010 representing 327,216 square feet of GLA and $3.7 million of Annualized Base Rent.
(3)	Annualized Base Rent represents annualized monthly base rent under leases signed as of March 31, 2010 including Annualized Base Rent attributable to ground leases of approximately $2.0 million.
(4)	Annualized Base Rent Per Leased Square Foot equals Annualized Base Rent less Annualized Base Rent attributable to ground leases (approximately $2.0 million) divided by Leased GLA.

New Senior Secured Revolving Credit Facility and Debt Capitalization

We have entered into a term sheet with affiliates of the underwriters of this offering to arrange a three-year, $200.0 million senior secured revolving credit facility. We intend to enter into the facility concurrently with, or shortly following, the closing of this offering. There is no assurance that we will be able to enter into a definitive agreement relating to this facility that we find acceptable, or at all. We intend to use this facility to, among other things, fund acquisitions, general corporate matters and working capital. We expect to have approximately $685.1 million of total consolidated indebtedness outstanding upon consummation of this offering and the formation transactions (based on March 31, 2010 pro forma outstanding balances). Our overall leverage will depend on our mix of investments and the cost of leverage. Our charter does not restrict the amount of leverage that we may use. For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Consolidated Indebtedness to be Outstanding After This Offering.”

Structure and Formation of Our Company

•

We currently operate our business through our predecessor. Prior to or concurrently with the completion of this offering, we will engage in a series of mergers and other transactions, which we refer to as the formation transactions, that are designed to:

•	consolidate the ownership of our portfolio of shopping centers and the management company into our operating partnership;

•	facilitate this offering;

•	enable us to raise the necessary capital to repay existing indebtedness related to certain properties in our portfolio and other obligations;

•	enable us to qualify as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2010;

•	defer the recognition of taxable gain by certain continuing investors (as defined below); and

•	enable continuing investors to obtain liquidity (after the expiration of applicable lock-ups) for their investments.

•

Pursuant to the formation transactions, the following have occurred or will occur prior to or concurrently with the completion of this offering (all amounts are based on the mid-point of the range of prices set forth on the front cover of this prospectus):

•	We were formed as a Maryland corporation on March 8, 2010.

•	Our operating partnership was formed as a Delaware limited partnership on March 9, 2010. We are the sole general partner of our operating partnership.

•

Part of the formation transactions includes a consolidation transaction, pursuant to which, prior to or concurrently with the completion of this offering, certain holders of interests in our predecessor will exchange, through a series of mergers and other transactions, their equity interests in our predecessor for operating partnership units and/or shares of our common stock. We refer to holders of interests in our predecessor that will own operating partnership units and/or shares of our common stock following consummation of the formation transactions as continuing investors. Certain other holders of interests in the existing entities that are non-accredited investors (none of which consist of members of our senior management team or directors) will exchange their equity interests in the existing entities for cash. The agreements relating to the consolidation transaction are subject to customary closing conditions, including the closing of this offering. As part of the formation transactions, our predecessor will declare final distributions to the continuing investors, including certain members of our senior management team and certain of our directors, in the amount of approximately $18.9 million in the aggregate, which will be paid shortly following consummation of this offering.

•

As part of the consolidation transaction, our operating partnership will enter into agreements with Messrs. Adam Ifshin and Stephen Ifshin (with respect to clause (i) below) and certain of the continuing investors, including Adam Ifshin and Stephen Ifshin (with respect to clause (ii) below), pursuant to which the operating partnership will indemnify these continuing investors against certain tax liabilities intended to be deferred in the consolidation transaction (i) if those tax liabilities result from the operating partnership’s sale, transfer, conveyance or other disposition of 25 specified properties acquired by the operating partnership in the consolidation transaction representing approximately 39.4% of our annualized base rent as of March 31, 2010, or (ii) if the operating partnership fails to offer these continuing investors the opportunity to guarantee, or otherwise bear the risk of loss of, $75.0 million of indebtedness in the aggregate for U.S. federal income tax purposes.

•

While the relative valuation of our predecessor was fixed prior to the initial filing of the registration statement of which this prospectus is a part, the final valuation will be determined based on the actual public offering price of shares of our common stock in this offering. In consideration for the acquisition of our predecessor, we expect to issue an aggregate of                  operating partnership units and                      shares of our common stock which include an aggregate of                      operating partnership units and                      shares of our common stock, to members of our senior management team, and pay approximately $314,700 in cash from the net proceeds of this offering. Based on the mid-point of the range of prices set forth on the front cover of this prospectus, the aggregate value of the consideration to be issued and paid by us in the consolidation transaction will be approximately $         million, including approximately $         million to members of our senior management team. An increase in the actual public offering price will result in an increase in the value of the consideration paid to continuing investors, including members of our senior management team. Likewise, a decrease in the actual public offering price will result in a decrease in the value of the consideration paid to continuing investors, including members of our senior management team.

•

In connection with the formation transactions, we will assume approximately $680.1 million of total debt (based on March 31, 2010 outstanding balances), excluding amounts outstanding under our senior secured revolving credit facility.

•

We will sell                      shares of our common stock in this offering and an additional                      shares if the underwriters exercise their option to purchase additional shares in full solely to cover over-allotments. We will contribute the net proceeds from this offering to our operating partnership in exchange for                      operating partnership units (or                      operating partnership units if the underwriters exercise their option to purchase up to an additional                      shares in full solely to cover over-allotments).

•

We expect to use a portion of the net proceeds from this offering to repay approximately $441.0 million of our outstanding indebtedness (based on March 31, 2010 outstanding balances) and to pay approximately $7.4 million in prepayment penalties, exit fees, swap breakage costs and defeasance costs related to such indebtedness.

•

We have entered into a term sheet with affiliates of the underwriters of this offering to arrange a three-year, $200.0 million senior secured revolving credit facility. We intend to enter into the facility concurrently with, or shortly following, the closing of this offering. There is no assurance that we will be able to enter into a definitive agreement relating to this facility that we find acceptable, or at all.

•

Effective upon completion of this offering, we will grant to our executive officers a total of                  long-term incentive units in our operating partnership, or LTIP units, and grant                  restricted shares of our common stock to our independent directors, that are subject to certain vesting requirements.

•

We will enter into management agreements with the entities that own the excluded properties, or the excluded entities, on what we believe to be market terms. See “Certain Relationships and Related Transactions—Excluded Properties and Businesses.”

•

We expect to enter into a management agreement with Infill Development, LLC, pursuant to which, we expect to be designated as the exclusive property manager for all properties owned by Infill Development, LLC and will provide construction management and leasing services to Infill Development, LLC on what we believe to be market terms.

Consequences of This Offering and the Formation Transactions

Upon completion of this offering and the formation transactions (all amounts are based on the mid-point of the range of prices set forth on the front cover of this prospectus):

•

Our operating partnership will directly or indirectly own the assets of our management company and the fee simple or other interests in all of our properties that were previously owned by the existing entities.

•

Purchasers of shares of our common stock in this offering are expected to own         % of our outstanding common stock, or         % on a fully diluted basis. If the underwriters exercise their option to purchase an additional                      shares in full solely to cover over-allotments, purchasers of shares of our common stock in this offering are expected to own         % of our outstanding common stock, or         % on a fully diluted basis.

•

We are the sole general partner of our operating partnership. We are expected to own         % of the operating partnership units and the continuing investors, including certain members of our senior management team, will own         %. If the underwriters exercise their option to purchase an additional                      shares in full solely to cover over-allotments, we are expected to own         % of the operating partnership units and the continuing investors, including certain members of our senior management team, are expected to own         %.

•	Substantially all of the current employees of our management company will become our employees.

•	We expect to have total consolidated indebtedness of approximately $685.1 million (based on March 31, 2010 pro forma outstanding balances).

Our Structure

The following diagram depicts our ownership structure upon completion of this offering and the formation transactions, based on the mid-point of the range of prices set forth on the front cover of this prospectus.(1)

(1)	If the underwriters exercise their option to purchase an additional shares of our common stock in full solely to cover over-allotments, our public stockholders, senior management team and directors and other continuing investors are expected to own %, % and %, respectively, of our outstanding common stock, and we, our senior management team and directors and all other continuing investors are expected to own %, % and % of the outstanding operating partnership units, respectively.
(2)	On a fully diluted basis, our public stockholders are expected to own % of our outstanding common stock, our senior management team and directors are expected to own % of our outstanding common stock, and all other continuing investors as a group are expected to own % of our outstanding common stock.
(3)	If the underwriters exercise their option to purchase an additional shares of our common stock in full solely to cover over-allotments, on a fully diluted basis, our public stockholders are expected to own % of our outstanding common stock, our senior management team and directors are expected to own % of our outstanding common stock, and all other continuing investors as a group are expected to own % of our outstanding common stock.
(4)	Our operating partnership will own various properties directly, or indirectly through limited liability companies and/or limited partnerships, the structure of which may be based upon the tax treatment of such an entity in the state in which the property is located or dictated by the financing that is placed on the property.

Benefits to Related Parties

Upon completion of this offering or in connection with the formation transactions, our senior management team, our directors and our continuing investors will receive material benefits, including the following (all amounts are based on the mid-point of the range of prices set forth on the front cover of this prospectus):

•

In the case of Adam Ifshin, our Chairman, Chief Executive Officer and President, he is expected to own         % of our outstanding common stock, or         % on a fully diluted basis, with a total value of $        million represented by              shares of common stock,              operating partnership units and              LTIP units.

•

In the case of Stephen Ifshin, our Vice Chairman, he is expected to own         % of our outstanding common stock on a fully diluted basis, with a total value of $         million, represented by              operating partnership units and              LTIP units.

•

In the case of Daniel Taub, our Chief Operating Officer, he is expected to own         % of our outstanding common stock on a fully diluted basis, with a total value of $         million, represented by              operating partnership units and              LTIP units.

•

In the case of William Comeau, our Chief Financial Officer, he is expected to own         % of our outstanding common stock on a fully diluted basis, with a total value of $         million, represented by              operating partnership units and              LTIP units.

•

In the case of Jonathan Wigser, our Chief Investment Officer and Secretary, he is expected to own         % of our outstanding common stock on a fully diluted basis, with a total value of $         million, represented by              operating partnership units and              LTIP units.

•

In the case of Michael Cohen, our Executive Vice President of Leasing, he is expected to own         % of our outstanding common stock on a fully diluted basis, with a total value of $         million, represented by              operating partnership units and              LTIP units.

•

In the case of Catherine Paglia, one of our independent directors, she is expected to own         % of our outstanding common stock on a fully diluted basis, with a total value of $         million, represented by          operating partnership units and              restricted shares of common stock.

•

Employment agreements for Mr. Adam Ifshin, Mr. Stephen Ifshin, Mr. Taub, Mr. Comeau, Mr. Wigser and Mr. Cohen, providing for salary, bonus and other benefits, including severance upon a termination of employment under certain circumstances as described under “Management—Employment Agreements.”

•

Indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against our senior management team and directors of our management company who will become members of our senior management team and/or directors, in their capacities as such.

•

Indemnification by us against adverse tax consequences to Messrs. Adam Ifshin and Stephen Ifshin and certain other continuing investors in the event that we sell in a taxable transaction 25 of our properties until the eighth anniversary of the closing of the formation transactions.

•

Our commitment to use commercially reasonable efforts to make $75.0 million of indebtedness available for guarantee, or otherwise bear the risk of loss, by certain continuing investors, including Messrs. Adam Ifshin and Stephen Ifshin, which will, among other things, allow them to defer the recognition of gain in connection with the formation transactions.

•

The benefit of (i) the property management, construction management and leasing services provided by us to Infill Development, LLC, an entity that Messrs. Adam Ifshin and Stephen Ifshin control and (ii) the management, leasing and redevelopment services provided by us to each of the excluded entities that own the excluded properties under management agreements, each of which we believe contains fair market terms and conditions.

•	The repayment of approximately $6.5 million of indebtedness to our management company under an existing secured revolving credit facility.

•	The release of guarantees to repay personally approximately $19.4 million of indebtedness that will be repaid with the proceeds of this offering.

•

A release by us with respect to all claims, liabilities, damages and obligations against (i) Mr. Adam Ifshin, related to his ownership of our management company and Delphi and (ii) our senior management team related to their ownership in the existing entities and their employment with our management company that exist at the closing of the formation transactions, other than breaches by them or entities related to them, as applicable, of the employment and non-competition agreement and the exchange and subscription agreements entered into by them and these entities in connection with the formation transactions.

•

Effective upon completion of this offering, we will grant             ,             ,             ,             ,              and              LTIP units, to each of Mr. Adam Ifshin, Mr. Stephen Ifshin, Mr. Taub, Mr. Comeau, Mr. Wigser, Mr. Cohen, respectively, that are subject to certain vesting requirements.

•	Effective upon completion of this offering, we will grant an aggregate of restricted shares of our common stock to our independent directors.

•

Our predecessor will declare final distributions to the continuing investors, including members of our senior management team and certain of our directors, in the amount of approximately $18.9 million in the aggregate, which will be paid shortly following consummation of this offering.

Persons holding shares of our common stock and operating partnership units as a result of the formation transactions will have rights (i) beginning one year after the completion of this offering, to cause our operating partnership to redeem any or all of their operating partnership units for a cash amount equal to the then-current market value of one share of our common stock per operating partnership unit, or, at our election, to exchange each of such operating partnership unit for which a redemption notice has been received for shares of our common stock on a one-for-one basis and (ii) beginning 14 months after completion of this offering, (a) to cause us to register shares of our common stock that may be issued in exchange for operating partnership units and LTIP units upon issuance or for resale under the Securities Act and (b) to cause us to register such shares of common stock for resale under the Securities Act.

Restrictions on Transfer

Under the operating partnership agreement, holders of operating partnership units do not have redemption or exchange rights and may not otherwise transfer their operating partnership units, except under certain limited circumstances, for a period of one year after consummation of this offering. In addition, each continuing investor, including the members of our senior management team and one of our independent directors, will be required to execute a lock-up agreement in connection with the consolidation transaction that prohibits such continuing investor, for one year following completion of this offering, without the written consent of the representatives of the underwriters to directly or indirectly, offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or agreement which is designed to, or could be expected to have any such result) any operating partnership units or shares of our common stock. In addition, our company and certain of our independent directors have agreed with the representatives of the underwriters, subject to certain exceptions, not to sell or otherwise transfer or encumber any shares of our common stock or securities convertible or exchangeable into common stock (including operating partnership units) owned by them at the completion of this offering for a period of 180 days after the date of this prospectus without the consent of the representatives.

Restrictions on Ownership of Our Capital Stock

To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code of 1986, as amended, or the Code, among other purposes, our charter generally prohibits, with certain exceptions, any stockholder from beneficially or constructively owning, applying certain attribution rules under the Code, more than 9.0% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 9.0% by value or number of shares, whichever is more restrictive, of the outstanding shares of our capital stock. As an exception to this general prohibition, our charter permits Adam Ifshin, our chief executive officer and president, together with his family, to own up to         % by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock or capital stock. Our board of directors may, in its sole discretion, waive (prospectively or retroactively) the 9.0% ownership limits with respect to a particular stockholder if it receives certain representations and undertakings required by our charter and is presented with evidence satisfactory to it that such ownership will not then or in the future cause it to fail to qualify as a REIT.

Excluded Properties and Businesses

Mr. Adam Ifshin and certain other members of our senior management team own interests in seven additional shopping centers and one office building that will not be contributed to us in the formation transactions, which we refer to collectively as the excluded properties. In addition, Mr. Adam Ifshin is the sole stockholder of First Man Investment Securities Corp. an entity that is a registered placement agent. Messrs. Adam Ifshin and Stephen Ifshin also control Infill Development, LLC, primarily a stand-alone development business, that may continue to develop primarily single tenant stand-alone properties for Walgreens. Messrs. Adam Ifshin and Stephen Ifshin each own 50% of the membership interests in UrbanCore Development, LLC, a commercial real estate consulting and development company focused on mixed-use commercial sites in urban markets. Each of these businesses will not be contributed to us in the formation transactions and we refer to them as the excluded businesses. Pursuant to our management agreement with Infill Development, LLC, we have been designated as the exclusive property manager for all properties owned by Infill Development, LLC, and will provide construction management and leasing services to Infill Development, LLC on what we believe to be market terms. Pursuant to management agreements between our company and the excluded entities, we have been designated as the exclusive property and redevelopment manager and leasing agent for the excluded properties on what we believe to be market terms.

Conflicts of Interest

Following the completion of this offering, there will be conflicts of interest with respect to certain transactions between the holders of operating partnership units and our stockholders. In particular, the consummation of certain business combinations, the sale of any properties or a reduction of indebtedness could have adverse tax consequences to holders of operating partnership units, which would make those transactions less desirable to them. Our senior management team will hold operating partnership units and shares of our common stock upon completion of this offering and the formation transactions.

We did not conduct arm’s length negotiations with the parties involved regarding the terms of the formation transactions. In the course of structuring the formation transactions, certain members of our senior management team and other contributors had the ability to influence the type and level of benefits that they will receive from us. In addition, we have not obtained as part of the formation transactions any recent third-party appraisals of the properties and other assets we will own upon completion of this offering and the formation transactions, or any other independent third-party valuations or fairness opinions in connection with the formation transactions. As a result, the consideration to be given by us for our properties and other assets in the formation transactions may exceed their fair market value.

We have adopted policies that are designed to eliminate or minimize certain potential conflicts of interest, and the limited partners of our operating partnership have agreed that in the event of a conflict in the duties owed by us to our stockholders and the fiduciary duties owed by us, in our capacity as general partner of our operating partnership, to such limited partners, we will fulfill our fiduciary duties to such limited partners by acting in the best interests of our stockholders. See “Policies with Respect to Certain Activities—Conflict of Interest Policies” and “Description of the Partnership Agreement of DLC Realty, L.P.—Fiduciary Responsibilities.”

Distribution Policy

We intend to make regular quarterly distributions to holders of shares of our common stock. We intend to pay a pro rata initial distribution with respect to the period commencing on the completion of this offering and ending September 30, 2010, based on $         per share for a full quarter. On an annualized basis, this would be $         per share, or an annual distribution rate of approximately         % based on the mid-point of the range of prices set forth on the front cover of this prospectus. We estimate that this initial annual distribution will represent approximately             % of our estimated cash available for distribution to our common stockholders for the twelve months ending March 31, 2011. Although we have not previously paid distributions, we intend to maintain our initial distribution rate for the twelve-month period following completion of this offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. We may be required to fund distributions from working capital or borrow to provide funds for such distribution or we may make a portion of the required distributions in the form of a taxable stock dividend. However, we have no intention to use the net proceeds from this offering to make distributions nor do we intend to make distributions using shares of our common stock. Distributions declared by us will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law, the capital requirements of our company and meeting the distribution requirements necessary to maintain our qualification as a REIT. Actual distributions may be significantly different from the expected distributions. We do not intend to reduce the expected distribution per share if the underwriters exercise their option to purchase up to                      additional shares solely to cover over-allotments.

Our Tax Status

We intend to elect and qualify as a REIT commencing with our taxable year ending December 31, 2010. We believe we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT. So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property. See “U.S. Federal Income Tax Considerations.”

This Offering

Common stock offered by us	shares

Common stock to be outstanding after this offering	shares (1)

Common stock and operating partnership units to be outstanding after this offering	shares / units(2)

Use of proceeds	We intend to use the net proceeds of this offering to:

•	repay or defease existing indebtedness, including prepayment penalties, exit fees, swap breakage costs and defeasance costs related to such indebtedness;

•	pay fees associated with the senior secured revolving credit facility;

•	pay fees in connection the assumption of indebtedness, including assumption fees;

•	pay expenses incurred in connection with this offering and the formation transactions;

•	pay certain holders of interests in the existing entities that are non-accredited investors for their equity interests in certain of the existing entities; and

•	for general working capital purposes and to fund potential future acquisitions and redevelopment activities.

Proposed New York Stock Exchange symbol	“DLC”

(1)	Includes restricted shares of our common stock to be granted by us concurrently with this offering to our independent directors and shares of our common stock to be issued in connection with the formation transactions. Assumes no exercise by the underwriters of their option to purchase up to an additional shares of our common stock solely to cover over-allotments, excludes shares available for future issuance under our 2010 equity incentive plan and LTIP units to be granted by us concurrently with this offering to our executive officers under our 2010 equity incentive plan.
(2)	Includes operating partnership units and LTIP units not owned by us expected to be outstanding following the consummation of the formation transactions. The operating partnership units may, subject to the limits in the operating partnership agreement, be exchanged for cash or, at our option, shares of our common stock on a one-for-one basis generally commencing one year after the date of this prospectus.

Summary Historical and Unaudited Pro Forma Financial and Operating Data

The following table sets forth summary financial and operating data on (i) a pro forma basis for our company giving effect to this offering and the formation transactions the use of proceeds thereof and the other adjustments described in the unaudited pro forma financial information beginning on page F-2 and (ii) a combined historical basis for our predecessor beginning on page F-3. We have not presented historical information for DLC Realty Trust, Inc. because we have not had any corporate activity since our formation other than the issuance of shares of common stock in connection with the initial capitalization of our company and because we believe a discussion of the results of our company would not be meaningful.

Our predecessor’s combined historical financial information includes:

•	our management company, including its asset and property management, leasing and real estate redevelopment operations;

•	the commercial real estate brokerage operations of Delphi; and

•	the real estate operations for the existing entities.

You should read the following summary financial data in conjunction with our combined historical and unaudited pro forma condensed consolidated financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The summary historical combined balance sheet information as of December 31, 2009 and 2008 of our predecessor and summary combined statements of operations information for the years ended December 31, 2009, 2008 and 2007 of our predecessor have been derived from the audited historical combined financial statements of our predecessor. Ernst & Young LLP, our independent auditors whose report with respect thereto is included elsewhere in this prospectus with the combined balance sheets as of December 31, 2009 and 2008 and the related combined statements of operations and cash flows for the years ended December 31, 2009, 2008 and 2007, and the related notes thereto. The historical combined balance sheet information as of March 31, 2010 and combined statements of operations for the three months ended March 31, 2010 and 2009 have been derived from the unaudited combined financial statements of our predecessor. The summary historical combined balance sheet information as of December 31, 2007, 2006 and 2005 and summary combined statements of operations information for the years ended December 31, 2006 and December 31, 2005 have been derived from the unaudited combined financial statements of our predecessor. Our results of operations for the interim period ended March 31, 2010 are not necessarily indicative of the results that will be obtained for the full fiscal year.

Our unaudited summary pro forma condensed consolidated financial statements and operating information as of and for the three months ended March 31, 2010 and for the year ended December 31, 2009 assumes completion of this offering, the formation transactions, the repayment of certain indebtedness and the other adjustments described in the unaudited pro forma financial information beginning on page F-2 as of January 1, 2009 for the operating data and as of the stated date for the balance sheet data.

Our unaudited pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

DLC Realty Trust, Inc.

Summary Financial Data

(in thousands except for number of properties, share, operating partnership unit and per share data)

	Three Months Ended March 31,			Year Ended December 31,
	Pro Forma Consolidated	Historical Combined		Pro Forma Consolidated	Historical Combined
	2010	2010	2009	2009	2009	2008	2007	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Statement of Operations Data:
Rents	$31,271	$31,396	$30,297	$123,128	$123,849	$124,741	$101,776	$72,405	$61,222
Expense recoveries	9,323	9,359	10,022	34,746	34,913	35,350	28,848	20,004	16,049
Percentage rents	308	308	371	857	857	899	935	713	566
Management and other property fees	676	676	633	2,643	2,643	2,720	2,457	1,523	1,098
Other	301	301	275	873	873	1,068	1,049	949	629

Total revenues	$41,879	$42,040	$41,598	$162,247	$163,135	$164,778	$135,065	$95,594	$79,564
Operating, maintenance and management	7,345	7,345	8,241	27,064	27,072	28,034	20,729	14,754	12,404
Real estate and other taxes	5,916	5,952	5,819	22,695	22,862	21,999	17,826	12,547	9,480
General and administrative	6,060	4,834	3,371	18,402	16,720	13,817	16,503	11,651	8,841
Incentive fees(1)	—	319	656	—	2,933	3,127	4,263	3,071	4,268
Depreciation and amortization	11,872	11,894	12,299	49,047	49,136	51,858	38,889	29,651	22,250

Total expenses	$31,193	$30,344	$30,386	$117,208	$118,723	$118,835	$98,210	$71,674	$57,243

Operating income	$10,686	$11,696	$11,212	$45,039	$44,412	$45,943	$36,855	$23,920	$22,321

Interest expense, including amortization of deferred financing costs(2)	(10,807)	(16,100)	(16,021)	(56,031)	(64,616)	(65,606)	(56,444)	(36,263)	(30,455)
Unrealized gain (loss) on valuation of derivatives	—	939	(223)	—	2,217	(4,700)	(510)	—	—
Interest income	44	44	46	182	182	461	1,125	630	211
Gain on sale of land parcel	—	—	—	—	—	6,463	—	—	—

Income (loss) from continuing operations	$(77)	$(3,421)	(4,986)	$(10,810)	$(17,805)	$(17,439)	$(18,974)	$(11,713)	$(7,923)
Income (loss) from discontinued operations	—	—	—	—	—	—	604	185	181
Gain on sale of discontinued operations	—	—	—	—	—	—	52,186	8,600	—

Net income (loss)	$(77)	$(3,421)	$(4,986)	$(10,810)	$(17,805)	$(17,439)	$33,816	$(2,928)	$(7,742)
Less, net loss (income) attributable to non-controlling interests		(30)	(62)		(249)	(263)	(240)	(255)	(250)

Net income (loss) attributable to equity owners		(3,451)	(5,048)		(18,054)	(17,702)	33,576	(3,183)	(7,992)
Pro forma basic and diluted earnings (loss) per share(3)(4)	$			$
Pro forma weighted average common shares outstanding—basic and diluted
Pro forma weighted average operating partnership units outstanding—basic and diluted
Total weighted average common shares (basic and diluted) and operating partnership units outstanding

	As of March 31,		As of December 31,
	Pro Forma Consolidated	Historical Combined	Historical Combined
	2010	2010	2009	2008	2007	2006	2005
	(unaudited)	(unaudited)			(unaudited)	(unaudited)	(unaudited)
Selected Balance Sheet Data:
Investments in real estate after accumulated depreciation and amortization	$1,071,083	$1,073,134	$1,081,124	$1,100,556	$1,109,840	$808,731	$564,826
Total assets		1,192,078	1,204,382	1,235,990	1,253,048	973,715	639,352
Mortgage loans payable	680,054	1,120,497	1,120,978	1,104,445	1,082,714	795,182	584,559
Total liabilities	753,217	1,202,809	1,205,130	1,195,645	1,164,058	902,011	593,030
Common stock and additional paid in capital		—	—	—	—	—	—
Owners’ equity (deficit)		(11,314)	(1,361)	39,741	86,078	68,792	43,410
Non-controlling interest		583	613	604	2,912	2,912	2,912

Total equity (deficit)	$	$(10,731)	$(748)	$40,345	$88,990	$71,704	$46,322

Total liabilities and equity (deficit)	$	$1,192,078	$1,204,382	$1,235,990	$1,253,048	$973,715	$639,352

	Three Months Ended March 31,			Year Ended December 31,
	Pro Forma Consolidated	Historical Combined		Pro Forma Consolidated
	2010	2010	2009	2009	2009	2008	2007	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Other Data:
Number of properties	86	86	86	86	86	86	85	58	43
Total GLA(5) (in thousands)	13,438	13,438	13,434	13,434	13,434	13,341	13,129	10,267	6,894
Property net operating income (NOI)(6)	$27,641	$27,766	$26,630	$108,972	$109,685	$110,957	$93,004
Funds from operations(7)	$11,735	$8,432	$7,235	$37,997	$31,037	$34,111	$20,234
Cash flows from:
Operating activities		5,527	7,059		28,305	29,089	27,704
Investing activities		(3,446)	(4,580)		(20,600)	(6,313)	(15,636)
Financing activities		(6,018)	(3,636)		(9,108)	(27,655)	(4,782)

(1)	Incentive fees paid to general partners and/or managing members of the existing entities represents fees paid upon achievement of certain financial hurdle rates. Such fees will no longer be paid after completion of this offering and the formation transactions.
(2)	Includes defeasements and prepayments of indebtedness of $7.4 million for the pro forma consolidated period for the year ended December 31, 2009.
(3)	Pro forma basic earnings per share equals pro forma net income (loss) divided by the number of shares of our common stock and operating partnership units to be outstanding after this offering excluding the weighted average of the number of shares of restricted stock and LTIP units to be granted upon the closing of this offering and the formation transactions.
(4)	Pro forma diluted earnings per share equals pro forma net income (loss) divided by the sum of the number of shares of our common stock and operating partnership units to be outstanding after this offering excluding the weighted average of the number of shares of restricted stock and LTIP units to be granted upon the closing of this offering and the formation transactions, plus an amount computed using the treasury stock method with respect to such shares of our restricted stock owned and LTIP units.
(5)	GLA represents all square footage owned.
(6)	For a definition and reconciliation of property net operating income, or NOI, and a statement disclosing the reasons why our management believes that presentation of NOI provides useful information to investors and, to the extent material, any additional purposes for which our management uses NOI, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Net Operating Income.”
(7)	For a definition and reconciliation of funds from operations, or FFO, and a statement disclosing the reasons why our management believes that presentation of FFO provides useful information to investors and, to the extent material, any additional purposes for which our management uses FFO, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Funds from Operations.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with all the other information contained in this prospectus, before making an investment decision to purchase our common stock. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our stockholders, which could cause you to lose all or a significant part of your investment in our common stock. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See the section entitled “Forward-Looking Statements.”

Risks Related to Our Properties and Our Business

We have not obtained as part of the formation transactions recent appraisals of the properties we will own upon completion of this offering and the formation transactions and the value of these properties was not negotiated at arm’s length and the consideration given by us in exchange for them may exceed their fair market value.

We have not obtained as part of the formation transactions any recent third-party appraisals of the properties and other assets we will own upon completion of this offering and the formation transactions, nor any independent third-party valuations or fairness opinions in connection with the formation transactions. The value of the properties was not negotiated at arm’s length. The value of the shares of our common stock and the operating partnership units that we will issue in exchange for contributed property interests and other assets will increase or decrease if our common stock price increases or decreases. The initial public offering price of our common stock will be determined in consultation with the underwriters. The initial public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets. As a result, the consideration to be given in exchange by us for these properties and other assets may exceed their fair market value. The aggregate historical combined net tangible book value of our predecessor to be contributed to us was approximately $(9.1) million as of March 31, 2010.

Our performance and value are subject to risks associated with real estate assets and with the real estate industry.

Real estate investments are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control. Certain events may decrease cash available for distributions, as well as the value of our properties. These events include, but are not limited to:

•	adverse changes in international, national or local economic and demographic conditions;

•

vacancies or our inability to rent space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or below-market renewal options;

•	adverse changes in financial conditions of buyers, sellers and tenants of properties;

•	inability to collect rent from tenants;

•	competition from other real estate investors with significant capital, including other real estate operating companies, publicly traded REITs and institutional investment funds;

•	reductions in the level of demand for retail space, and changes in the relative popularity of properties;

•	increases in the supply of retail space;

•	fluctuations in interest rates, which could adversely affect our ability, or the ability of buyers and tenants of properties, to obtain financing on favorable terms or at all;

•

increases in expenses, including, without limitation, insurance costs, labor costs, energy prices, real estate assessments and other taxes and costs of compliance with laws, regulations and governmental policies, which we may be restricted in passing on to our tenants; and

•

changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws, governmental fiscal policies and the Americans with Disabilities Act of 1990, or the ADA.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults among our existing leases. If we cannot operate our properties to meet our financial expectations, our financial condition, results of operations, cash flow, per share trading price of our common stock and our ability to satisfy our principal and interest obligations and to make distributions to our stockholders could be adversely affected. There can be no assurance that we can achieve our return objectives.

If we are unable to sell, dispose of or refinance one or more properties in the future, we may be unable to realize our investment objectives and our business may be adversely affected.

The real estate investments made, and to be made, by us are relatively difficult to sell quickly. Return of capital and realization of gains, if any, from an investment generally will occur upon disposition or refinance of the underlying property. In addition, the Code imposes restrictions on the ability of a REIT to dispose of properties that are not applicable to other types of real estate companies. We may be unable to realize our investment objectives by sale, other disposition or refinance at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. In particular, these risks could arise from weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located.

We may not be able to control our operating costs or our expenses may remain constant or increase, even if income from our properties decreases, causing our results of operations to be adversely affected.

Our financial results depend substantially on leasing space in our properties to tenants on terms favorable to us. Costs associated with real estate investment, such as real estate taxes, insurance and maintenance costs, generally are not reduced even when a property is not fully occupied, rental rates decrease or other circumstances cause a reduction in income from the property. As a result, cash flow from the operations of our properties may be reduced if a tenant does not pay its rent or we are unable to rent our properties on favorable terms. Under those circumstances, we might not be able to enforce our rights as landlord without delays and may incur substantial legal costs. Additionally, new properties that we may acquire or redevelop may not produce significant revenue immediately, and the cash flow from existing operations may be insufficient to pay the operating expenses and principal and interest on debt associated with such properties until they are fully leased.

The actual rents we receive for the properties in our portfolio may be less than our asking rents, and we may experience a decline in realized rental rates from time to time.

As a result of various factors, including competitive pricing pressure in our markets, a general economic downturn and the desirability of our properties compared to other properties in our markets, we may be unable to realize our asking rents across the properties in our portfolio. In addition, the degree of discrepancy between our asking rents and the actual rents we are able to obtain may vary both from property to property and among different leased spaces within a single property. If we are unable to obtain sufficient rental rates across our portfolio, then our ability to generate cash flow growth will be negatively impacted. In addition, depending on market rental rates at any given time as compared to expiring leases in our portfolio, from time to time rental rates for expiring leases may be higher than starting rental rates for new leases.

Our dependence on rental income may adversely affect our profitability, our ability to meet our debt obligations and our ability to make distributions to our stockholders; failure by any major tenant with leases in multiple locations to make rental payments to us could seriously harm our performance.

A substantial portion of our income is derived from rental income from real property. See “Business and Properties—Tenant Diversification.” As a result, our performance depends on our ability to collect rent from tenants. Our income and funds for distribution would be negatively affected if a significant number of our tenants, or any of our major tenants (as discussed in more detail below):

•	delay lease commencements;

•	decline to extend or renew leases upon expiration;

•	fail to make rental payments when due; or

•	close stores or declare bankruptcy.

Any of these actions could result in the termination of the tenants’ lease and the loss of rental income attributable to the terminated leases. In addition, lease terminations by an anchor tenant or a failure by that anchor tenant to occupy the premises could also result in lease terminations or reductions in rent by other tenants in the same shopping centers under the terms of some leases. In these events, we cannot be sure that any tenant whose lease expires will renew that lease or that we will be able to re-lease space on economically advantageous terms or at all. The loss of rental revenues from a number of our tenants and our inability to replace such tenants, particularly in the case of a substantial tenant with leases in multiple locations, may adversely affect our profitability, our ability to meet debt and other financial obligations and our ability to make distributions to our stockholders.

We may be unable to collect balances due on our leases from any tenants in bankruptcy.

We cannot assure you that any tenant that files for bankruptcy protection will continue to pay us rent. A bankruptcy filing by or relating to one of our tenants or a lease guarantor would bar all efforts by us to collect pre-bankruptcy debts from that tenant or the lease guarantor, or their property, unless we receive an order permitting us to do so from the bankruptcy court. A tenant or lease guarantor bankruptcy could delay our efforts to collect past due balances under the relevant leases, and could ultimately preclude collection of these sums. If a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims, and there are restrictions under bankruptcy laws that limit the amount of the claim we can make if a lease is rejected. As a result, it is likely that we will recover substantially less than the full value of any unsecured claims we hold.

Tax indemnification obligations in the event that we sell certain properties could limit our operating flexibility.

In connection with the formation transactions, we have agreed to indemnify certain of the continuing investors, including Messrs. Adam Ifshin and Stephen Ifshin, against certain tax liabilities intended to be deferred in the consolidation transaction (i) with respect to Adam Ifshin and Stephen Ifshin, if those tax liabilities result from the operating partnership’s sale, transfer, conveyance or other disposition of 25 of the properties acquired by the operating partnership in the consolidation transaction, representing 39.4% of annualized base rent as of March 31, 2010 or (ii) with respect to certain continuing investors, including Adam Ifshin and Stephen Ifshin, if the operating partnership fails to offer such continuing investor the opportunity to guarantee, or otherwise bear the risk of loss, of certain amounts of operating partnership debt for U.S. federal income tax purposes. Proposed legislation, depending on if, and in what form, it is enacted, could result in an increase in such indemnification obligations with respect to dispositions occurring in later taxable years.

If we were to trigger our tax indemnification obligations under these agreements, we would be required to pay damages for the resulting tax consequences to Messrs. Adam Ifshin and Stephen Ifshin and certain other continuing investors, and we have acknowledged that a calculation of damages will not be based on the time value of money or the time remaining within the restricted period. See “Certain Relationships and Related Transactions—Tax Protection Agreements.”

Our outstanding indebtedness upon completion of this offering reduces cash available for distribution and may expose us to the risk of default under our debt obligations.

Upon completion of this offering, we anticipate our total consolidated indebtedness will be approximately $685.1 million (based on March 31, 2010 pro forma outstanding balances), and we may incur significant additional debt to finance future acquisition and redevelopment activities. We have entered into a term sheet with affiliates of the underwriters of this offering to arrange a three-year, $200.0 million senior secured revolving credit facility. The senior secured revolved credit facility will contain an accordion feature that would allow us to increase the availability thereunder to $300.0 million, under specified circumstances. We intend to enter into this facility upon consummation of this offering or shortly thereafter.

Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties or to pay the distributions currently contemplated or necessary to maintain our REIT qualification. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may be unable to borrow additional funds as needed or on favorable terms;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	to the extent we borrow debt that bears interest at variable rates, increases in interest rates could materially increase our interest expense;

•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•

we may default on our obligations or violate restrictive covenants, in which case the lenders or mortgagees may accelerate our debt obligations, foreclose on the properties that secure their loans and/or take control of our properties that secure their loans and collect rents and other property income;

•	we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

•	our default under any one of our mortgage loans with cross default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our financial condition, results of operations, cash flow, per share trading price of our common stock and our ability to satisfy our principal and interest obligations and to make distributions to our stockholders could be adversely affected. In addition, in connection with our debt agreements we may enter into lockbox and cash management agreements pursuant to which substantially all of the income generated by our properties will be deposited directly into lockbox accounts and then swept into cash management accounts for the benefit of our various lenders and from which cash will be distributed to us only after funding of improvement, leasing and maintenance reserves and the payment of principal and interest on our debt, insurance, taxes, operating expenses and extraordinary capital expenditures and leasing expenses. As a result, we may be forced to draw funds from our revolving line of credit in order to make distributions to our stockholders and maintain our qualification as a REIT. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, a circumstance which could hinder our ability to meet the REIT distribution requirements imposed by the Code. Foreclosures could also trigger our tax indemnification obligations under the terms of our agreements with certain continuing investors with respect to sales of certain properties, and obligating us to use commercially reasonable efforts to make certain levels of indebtedness available for them to guarantee which, among other things, allows them to defer the recognition of gain in connection with the formation transactions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “—Consolidated Indebtedness to be Outstanding After This Offering.”

We are exposed to risks associated with property redevelopment that could have an adverse effect on our financial condition and results of operations.

We may engage in redevelopment activities with respect to certain of our properties. To the extent that we do so, we will be subject to certain risks, including, without limitation:

•	the availability and pricing of financing on favorable terms or at all;

•	the availability and timely receipt of zoning and other regulatory approvals;

•

the potential for the fluctuation of occupancy rates and rents at redeveloped properties due to a number of factors, including market and economic conditions, which may result in our investment not being profitable;

•	start-up costs may be higher than anticipated; and

•	the cost and timely completion of construction (including risks beyond our control, such as weather or labor conditions, or material shortages).

These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of redevelopment activities once undertaken, any of which could have an adverse effect on our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our principal and interest obligations and to make distributions to our stockholders.

Adverse economic or real estate developments in any of the markets in which we operate, and the market for retail space generally, could adversely affect our financial condition, results of operations and our ability to make distributions to our stockholders.

We are susceptible to adverse developments in the markets in which we operate, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics, infrastructure quality, state budgetary constraints and priorities, increases in real estate and other taxes, costs of complying with government regulations or increased regulation and other factors. Any adverse economic or real estate developments in any of the markets in which we operate, or any decrease in demand for retail space resulting from the local regulatory environment, business climate or fiscal problems or increased Internet shopping, could adversely affect our financial condition, results of operations, cash flow, the trading price of our common stock and our ability to satisfy our principal and interest obligations and to make distributions to our stockholders.

We may be unable to successfully expand our operations into new markets, which could adversely affect our financial condition, result of operations, cash flow and trading price of our common stock.

If opportunities arise, we may explore acquisitions of properties in new markets. Each of the risks applicable to our ability to acquire and successfully integrate and operate properties in our current markets are also applicable to our ability to acquire and successfully integrate and operate properties in new markets. In addition to these risks, we will not possess the same level of familiarity with the dynamics and market conditions of any new markets that we may enter, which could adversely affect the results of our expansion into those markets, and we may be unable to build a significant market share or achieve a desired return on our investments in new markets. We will also have a limited amount of the net proceeds from this offering to fund acquisitions, which could adversely impact our ability to expand into new markets. If we are unsuccessful in expanding into new markets, it could adversely affect our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our principal and interest obligations and to make distributions to our stockholders.

Our growth depends on external sources of capital that are outside of our control, which may affect our ability to seize strategic opportunities, satisfy debt obligations and make distributions to our stockholders.

In order to maintain our qualification as a REIT, we are required under the Code to annually distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our REIT taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we may rely on third-party sources to fund our capital needs. We may not be able to obtain the financing on favorable terms, in the time period we desire, or at all. Any additional debt we incur will increase our leverage. Our access to third-party sources of capital depends, in part, on:

•	general market conditions;

•	the market’s perception of our growth potential;

•	our current debt levels;

•	our current and expected future earnings;

•	our cash flow and cash distributions; and

•	the market price per share of our common stock.

If we cannot obtain capital from third-party sources, we may not be able to acquire or redevelop properties when strategic opportunities exist, satisfy our principal and interest obligations or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

We may be unable to renew leases, lease vacant space or re-lease space as leases expire, which could adversely affect our financial condition, results of operations, cash flow and trading price of our common stock.

As of March 31, 2010, leases representing 8.1% and 12.0% of the square footage of the properties in our portfolio will expire in 2010 and 2011, respectively. Above-market rental rates at some of the properties in our portfolio may force us to renew some expiring leases or re-lease properties at lower rates. Given the relatively small number of leases that are signed in any particular quarter, one or more larger leases may have a disproportionately positive or negative impact on average base rent for that period. We cannot assure you expiring leases will be renewed or that our properties will be re-leased at base rental rates equal to or above the current average base rental rates. If the rental rates of our properties decrease, our existing tenants do not renew their leases or we do not re-lease a significant portion of our available space and space for which leases will expire, our financial condition, results of operations, cash flow, per share trading price of our common stock and our ability to satisfy our principal and interest obligations and to make distributions to our stockholders would be adversely affected.

We may be unable to complete acquisitions and even if acquisitions are completed, we may fail to successfully operate acquired properties.

We continue to evaluate the market of available properties and may acquire properties when we believe strategic opportunities exist. Our ability to acquire properties on favorable terms and successfully operate or redevelop them may be exposed to the following significant risks:

•	we may be unable to acquire a desired property because of competition from other real estate investors with significant capital, including publicly traded REITs and institutional investment funds;

•	even if we are able to acquire a desired property, competition from other potential acquirors may significantly increase the purchase price;

•

even if we enter into agreements for the acquisition of properties, these agreements are subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction;

•	we may be unable to finance the acquisition on favorable terms in the time period we desire, or at all;

•	we may spend more than budgeted to make necessary improvements or renovations to acquired properties;

•

we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and as a result our results of operations and financial condition could be adversely affected;

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

•

we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of the properties and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

If we cannot finance property acquisitions in a timely manner and on favorable terms, or operate acquired properties to meet our financial expectations, our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our principal and interest obligations and to make distributions to our stockholders could be adversely affected.

Recent market and economic conditions have been unprecedented and challenging with slower growth and tighter credit conditions. These adverse conditions and competition may impede our ability to generate sufficient income to pay expenses, maintain properties, make distributions and maintain and refinance debt.

The economic performance and value of our properties is subject to all of the risks associated with owning and operating real estate including:

•	changes in the local, regional and national economic climate;

•	local conditions, including an oversupply of, or a reduction in demand for, space in properties like those that we own;

•	the attractiveness of our properties to tenants;

•	the ability of our tenants to pay rent;

•	competition from other available properties;

•	changes in market rental rates;

•	our need to periodically pay for costs related to repair, renovation and re-letting of space;

•	our ability to provide adequate management services and to maintain our properties;

•	increased operating costs, if these costs cannot be passed through to our tenants;

•	our ability to secure adequate insurance;

•	fluctuations in interest rates;

•	changes in real estate taxes, maintenance, insurance and other expenses;

•	availability of financing on acceptable terms or at all;

•	the fact that the expenses of owning and operating properties are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the properties; and

•	changes in laws and governmental regulations, including those governing usage, zoning, the environment and taxes.

The retail shopping sector has been negatively affected by recent economic conditions. Adverse economic conditions have forced some retailers to declare bankruptcy and close stores. Other retailers have announced store closings even though they have not filed for bankruptcy protection. These downturns in the retailing industry likely will have a direct impact on our performance. Continued store closings or declarations of bankruptcy by our tenants may have a material adverse effect on our overall performance. Adverse general or local economic conditions could result in the inability of some of our tenants of to meet their lease obligations and could otherwise adversely affect our ability to attract or retain tenants.

Our properties consist primarily of grocery and value-retail anchored shopping centers and, therefore a decrease in the demand for retail space may have a greater adverse effect on our business and financial condition than if we owned a more diversified real estate portfolio. The market for retail space has been and may continue to be adversely affected by weakness in the local, regional and national economies where our properties are located, the adverse financial condition of some large retail companies, the ongoing consolidation in the retail sector, the excess amount of retail space in a number of markets and increasing consumer purchases through catalogues and the Internet. To the extent that any of these conditions occur, they are likely to affect market rents for retail space. In addition, we may face challenges in the management and maintenance of the properties or encounter increased operating costs, such as real estate taxes, insurance and utilities, which may make our properties unattractive to tenants.

Turmoil in the capital and credit markets could adversely impact our acquisition activities and the pricing of real estate assets.

Volatility in the capital and credit markets could adversely affect our acquisition activities by causing lenders and credit rating agencies to tighten their underwriting standards. This directly affects a lender’s ability to provide debt financing and increases the cost of available debt financing. As a result, we may not be able to obtain favorable debt financing in the future or at all. This may result in future acquisitions generating lower overall economic returns, which may adversely affect our results of operations and distributions to stockholders. Furthermore, any turmoil in the capital or credit markets could adversely impact the overall amount of capital and debt financing available to invest in real estate, which may result in decreases in price or value of real estate assets.

Future terrorist attacks in the United States could harm the demand for and the value of our properties.

Future terrorist attacks in the U.S., such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of terrorism or war could harm the demand for and the value of our properties even if not directed at our properties. A decrease in demand could make it difficult for us to renew or re-lease our properties at lease rates equal to or above historical rates.

Terrorist attacks also could directly impact the value of our properties through damage, destruction, loss, or increased security costs, and the availability of insurance for such acts may be limited or may cost more. To the extent that our tenants are impacted by future attacks, their ability to continue to honor obligations under their existing leases with us could be adversely affected. Additionally, certain tenants have termination rights or purchase options in respect of certain casualties. The terrorist attacks that occurred on September 11, 2001 have substantially affected the availability and price of insurance coverage for certain types of damages or occurrences, and our insurance policies for terrorism include large deductibles and co-payments. The lack of sufficient insurance for these types of acts could expose us to significant losses and could have a negative impact on our operations. Even if we receive casualty proceeds, we may not be able to reinvest such proceeds profitably or at all, and we may be forced to recognize taxable gain on the affected property. Failure to reinvest casualty proceeds in the affected property or properties could also trigger our tax indemnification obligations under our agreements with certain limited partners of our operating partnership with respect to sales of specified properties. See “—Tax indemnification obligations in the event that we sell certain properties could limit our operating flexibility” and “Certain Relationships and Related Transactions—Tax Protection Agreements.”

Potential losses such as those from adverse weather conditions, natural disasters and title claims, may not be fully covered by our insurance policies.

Our business operations are susceptible to, and could be significantly affected by, adverse weather conditions and natural disasters that could cause significant damage to the properties in our portfolio. Our insurance may not be adequate to cover business interruption or losses resulting from adverse weather or natural disasters. In addition, our insurance policies include substantial self-insurance portions and significant deductibles and co-payments for such events, and recent hurricanes in the United States have affected the availability and price of such insurance. As a result, we may incur significant costs in the event of adverse weather conditions and natural disasters. We may discontinue certain insurance coverage on some or all of our properties in the future if the cost of premiums for any of these policies in our judgment exceeds the value of the coverage discounted for the risk of loss.

Furthermore, we do not carry insurance for certain losses, including, but not limited to, losses caused by certain environmental conditions, such as mold or asbestos, riots or war. In addition, our title insurance policies may not insure for the current aggregate market value of our portfolio, and we do not intend to increase our title insurance coverage as the market value of our portfolio increases. As a result, we may not have sufficient coverage against all losses that we may experience, including from adverse title claims.

If we experience a loss that is uninsured or which exceeds our policy limits, we could incur significant costs and lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged.

In addition, certain of our properties could not be rebuilt to their existing height or size at their existing location under current land-use laws and policies. In the event that we experience a substantial or comprehensive loss of one of our properties, we may not be able to rebuild such property to its existing specifications and otherwise may have to upgrade such property to meet current code requirements.

We face significant competition, which may decrease or prevent increases in the occupancy and rental rates of our properties.

We compete with numerous developers, owners and operators of shopping centers, many of which own properties similar to ours in the same markets in which our properties are located. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose potential tenants and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when our tenants’ leases expire. As a result, our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our principal and interest obligations and to make distributions to our stockholders may be adversely affected.

We could incur significant costs related to government regulation and private litigation over environmental matters.

Under various laws relating to the protection of the environment, a current or previous owner or operator of real estate may be liable for contamination resulting from the presence or discharge of hazardous or toxic substances at that property, and may be required to investigate and clean up such contamination at that property or emanating from that property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the contaminants, and the liability may be joint and several. The presence of contamination or the failure to remediate contamination in our properties may expose us to third-party liability or adversely affect our ability to sell, lease or redevelop the real estate or to borrow using the real estate as collateral.

These environmental laws also govern the presence, maintenance and removal of asbestos-containing building materials, or ACBM, and may impose fines and penalties for failure to comply with these requirements or expose us to third-party liability. Some of our properties may contain ACBM and we could be liable for such fines or penalties, as described below in “Business and Properties—Regulation—Environmental Matters.”

Some of the properties in our portfolio contain, or may have contained, or are adjacent to or near other properties that have contained or currently contain, underground storage tanks for the storage of petroleum products or other hazardous or toxic substances. If hazardous or toxic substances were released from these tanks, we could incur significant costs or be liable to third parties with respect to the releases.

Existing conditions at some of our properties may expose us to liability related to environmental matters.

Independent environmental consultants have conducted Phase I or similar environmental site assessments on all of the properties in our existing portfolio. Each of the site assessments was completed at the time we acquired a property and updated at the time we refinanced a property. Site assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. These assessments do not generally include soil samplings, subsurface investigations or an asbestos survey. We have acquired, and may in the future acquire, properties or interests in properties with known adverse environmental conditions, including asbestos-containing building materials, or ACBM. In such circumstances, the environmental conditions are addressed in accordance with applicable environmental laws. Moreover, the site assessments may have failed to reveal all environmental conditions, liabilities, or compliance concerns. Material environmental conditions, liabilities, or compliance concerns may have arisen after the review was completed or may arise in the future; and future laws, ordinances or regulations may impose material additional environmental liability. The costs of future environmental compliance could affect our ability to make distributions to our stockholders and could have a material adverse effect on our business, assets or results of operations.

Potential environmental liabilities may exceed our environmental insurance coverage limits.

We carry environmental insurance to cover certain potential environmental liabilities associated with our properties. We cannot assure you, however, that our insurance coverage will be sufficient or that our liability, if any, will not have a material adverse effect on our financial condition, results of operations, cash flow, per share trading price of our common stock and our ability to satisfy our principal and interest obligations and to make distributions to our stockholders.

We may experience a decline in the fair value of our assets, which may have a material impact on our financial condition, liquidity and results of operations and adversely impact our stock price.

A decline in the fair market value of our assets may require us to recognize an other-than-temporary impairment against such assets under GAAP if we were to determine that, with respect to any assets in unrealized loss positions, we do not have the ability and intent to hold such assets to maturity or for a period of time sufficient to allow for recovery to the amortized cost of such assets. If such a determination were to be made, we would recognize unrealized losses through earnings and write down the amortized cost of such assets to a new cost basis, based on the fair value of such assets on the date they are considered to be other-than-temporarily impaired. Such impairment charges reflect non-cash losses at the time of recognition; subsequent disposition or sale of such assets could further affect our future losses or gains, as they are based on the difference between the sale price received and adjusted amortized cost of such assets at the time of sale.

Failure to hedge effectively against interest rate changes may adversely affect our results of operations.

Subject to maintaining our qualification as a REIT, we may seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements that involve risk, such as the risk that counterparties may fail to honor their obligations under these arrangements, and that these arrangements may not be effective in reducing our exposure to interest rate changes. Failure to hedge effectively against interest rate changes may adversely affect our results of operations.

We may assume unknown liabilities in connection with the formation transactions, which, if significant, could adversely affect our business.

As part of the formation transactions, we (through our operating partnership) will acquire the properties and assets of our predecessor, subject to existing liabilities, some of which may be unknown at the time this offering is consummated. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims of tenants, vendors or other persons dealing with such entities prior to this offering (that had not been asserted or threatened prior to this offering), tax liabilities, and accrued but unpaid liabilities incurred in the ordinary course of business. As part of the formation transactions, Messrs. Adam Ifshin and Stephen Ifshin made limited representations and warranties to us regarding potential material adverse impacts on the entities, properties and assets that we will own following the formation transactions for a limited period of time and agreed to indemnify us and our operating partnership for breaches of such representations up to a cap of $10.0 million. Because many liabilities, including tax liabilities, may not be identified within such period, we may have no recourse against Messrs. Adam Ifshin and Stephen Ifshin for such liabilities. See “—Existing conditions at some of our properties may expose us to liability related to environmental matters” as to the possibility of undisclosed environmental conditions potentially affecting the value of the properties in our portfolio.

We may incur significant costs complying with the ADA and similar laws, which could adversely affect our financial condition, results of operations, cash flow and trading price of our common stock.

Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Although we believe the properties in our portfolio substantially comply with present requirements of the ADA, we have not conducted an audit or investigation of all of our properties to determine our compliance. If one or more of the properties in our portfolio is not in compliance with the ADA, we would be required to incur additional costs to bring the property into compliance. Additional federal, state and local laws also may require modifications to our properties, or restrict our ability to renovate our properties. We cannot predict the ultimate cost of compliance with the ADA or other legislation. If we incur substantial costs to comply with the ADA and any other legislation, our financial condition, results of operations, cash flow, per share trading price of our common stock and our ability to satisfy our principal and interest obligations and to make distributions to our stockholders could be adversely affected.

Our property taxes could increase due to property tax rate changes or reassessment, which could impact our cash flows.

Even if we qualify as a REIT for U.S. federal income tax purposes, we will be required to pay state and local taxes on our properties. The real property taxes on our properties may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. In particular, our portfolio of properties may be reassessed as a result of this offering. Therefore, the amount of property taxes we pay in the future may increase substantially from what we have paid in the past. If the property taxes we pay increase, our cash flow could be impacted, and our ability to make expected distributions to our stockholders could be adversely affected.

Risks Related to Our Organization and Structure

We have no experience operating as a REIT or as a public company, which may affect our ability to successfully operate our business or generate sufficient cash flows to make or sustain distributions to our stockholders.

We have no operating history as a REIT or a public company. Our board of directors and senior management team will have overall responsibility for our management and, while certain members of our senior management team and directors have extensive experience in real estate marketing, development, management, finance and law, only our Chief Financial Officer has prior experience in operating a business in accordance with the Code requirements for maintaining qualification as a REIT or in operating a public company. We cannot assure you our past experience will be sufficient to successfully operate our company as a REIT or a public company, including the requirements to timely meet disclosure requirements and comply with the Sarbanes-Oxley Act of 2002. Failure to maintain REIT qualification would have an adverse effect on our cash available for distribution to stockholders.

Our success depends on key personnel whose continued service is not guaranteed.

We depend on the efforts of key personnel, particularly Adam Ifshin, our Chairman, Chief Executive Officer and President, Stephen Ifshin, our Vice Chairman, Daniel Taub, our Chief Operating Officer, William Comeau, our Chief Financial Officer, Jonathan Wigser, our Chief Investment Officer, Michael Cohen, our Executive Vice President of Leasing, Patrick Tandy, our Vice President of Construction Management and Michael Desmarais, our Vice President of Property Management. Among the reasons Mr. Adam Ifshin is important to our success is that he has a national industry reputation that attracts business and investment opportunities and assists us in negotiations with lenders, existing and potential tenants and industry personnel. If we lost his services, our relationships with such personnel could diminish. In addition, Stephen Ifshin is 73 years old and, although he has informed us that he does not currently plan to retire, his continued service to us cannot be guaranteed.

Many of our other members of our senior management team also have strong national industry reputations, which aid us in identifying opportunities, having opportunities brought to us, and negotiating with tenants and sellers. The loss of their services could materially and adversely affect our operations because of diminished relationships with lenders, existing and prospective tenants and industry personnel.

Tax consequences to holders of operating partnership units upon a sale or refinancing of our properties may cause the interests of certain members of our senior management team to differ from your own.

As a result of the unrealized built-in gain attributable to a property at the time of contribution, some holders of operating partnership units, including certain members of our senior management team, may suffer different and more adverse tax consequences than holders of our common stock upon the sale or refinancing of the properties owned by our operating partnership, including disproportionately greater allocations of items of taxable income and gain upon a realization event. As those holders will not receive a correspondingly greater distribution of cash proceeds, they may have different objectives regarding the appropriate pricing, timing and other material terms of any sale or refinancing of certain properties, or whether to sell or refinance such properties at all. As a result, the effect of certain transactions on these members of our senior management team may influence their decisions affecting these properties and may cause such members of our senior management team to attempt to delay, defer or prevent a transaction that might otherwise be in the best interests of our other stockholders.

Certain members of our senior management team have outside business interests that could take their time and attention away from us.

Messrs. Adam Ifshin and Stephen Ifshin, and certain other members of our senior management team, will continue to own interests in the excluded properties that are not being contributed to us in the formation transaction. In addition, Messrs. Adam Ifshin and Stephen Ifshin own interests in the excluded businesses. In some cases, Messrs. Adam Ifshin and Stephen Ifshin or their affiliates will have certain management and fiduciary obligations that may conflict with such person’s responsibilities as an officer or director of our company and may adversely affect our operations. While Mr. Adam Ifshin will devote substantially all of his business time and attention to our business, under his employment agreement, he may also devote time to the excluded properties and the excluded businesses to the extent that such excluded activities do not materially interfere with the performance of his duties to us. Under Mr. Stephen Ifshin’s employment agreement, he may also devote business time and attention to the excluded properties and the excluded businesses consistent with his past practice, which may reduce the time he spends working on matters for us.

Certain members of our senior management team exercised significant influence with respect to the terms of the formation transactions including the economic benefits they will receive as a result of which the consideration given by us may exceed the fair market value of the properties.

We did not conduct arm’s length negotiations with the continuing investors that are members of our senior management team with respect to all of the terms of the formation transactions. In the course of structuring the formation transactions, certain members of our senior management team had the ability to influence the type and level of benefits that they and our other officers will receive from us. In addition, certain members of our senior management team had substantial pre-existing ownership interests in our predecessor and will receive substantial economic benefits as a result of the formation transactions.

We may pursue less vigorous enforcement of terms of the formation transaction agreements because of conflicts of interest with certain members of our senior management team.

Our senior management team has ownership interests in our predecessor that we will acquire in the formation transactions upon completion of this offering. As part of the formation transactions, Messrs. Adam Ifshin and Stephen Ifshin made limited representations and warranties to us regarding potential material adverse impacts on the entities, properties and assets that we will own following the formation transactions for a limited period of time and agreed to indemnify us and our operating partnership for breaches of such representations and warranties subject to a cap of $10.0 million. Such indemnification is limited, however, and we are not entitled to any other indemnification in connection with the formation transactions. See “—We may assume unknown liabilities in connection with the formation transactions, which if significant, could adversely affect our business” above. In addition, we expect that certain members of our senior management team will enter into employment agreements with us pursuant to which they will agree, among other things, not to engage in certain business activities in competition with us (both during, and for a period of time following, their employment with us). See “Management—Employment Agreements.” We may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationship with our executive officers given their significant knowledge of our business, relationships with our customers and significant equity ownership in us.

Under their employment agreements, certain members of our senior management team will have certain rights to terminate their employment and receive severance in connection with a change of control of our company, which may adversely affect us.

In connection with this offering, we will enter into employment agreements with Messrs. Adam Ifshin, Stephen Ifshin, Daniel Taub, William Comeau, Jonathan Wigser and Michael Cohen. These agreements will provide for termination payments in connection with a change of control if the applicable officer is terminated by us without cause or leaves with good reason within a specified period of time either before or following a change of control (as defined in the applicable employment agreement). See “Management—Employment Agreements” for further details about the terms of these employment agreements.

Certain provisions of Maryland law could inhibit changes in control of us, which could lower the value of our shares.

Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-prevailing market price of our common stock. Among other things, we are subject to the “business combination,” “control share acquisition” and “unsolicited takeover” provisions of the MGCL. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide the holders of shares of common stock with the opportunity to realize a premium over the then current market price. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and any other person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that these exemptions or provisions will not be amended or eliminated at any time in the future. Our charter contains a provision whereby we have elected to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. See “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws—Business Combinations,” “—Control Share Acquisitions” and “—Subtitle 8.”

Our authorized but unissued shares of common and preferred stock may prevent a change in our control, which could lower the market value of our shares.

Our charter authorizes us to issue additional authorized but unissued shares of common or preferred stock. In addition, our board of directors may, without stockholder approval, amend our charter to increase the aggregate number of our shares of stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of directors may establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.

Ownership limitations may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.

In order for us to qualify as a REIT for each taxable year after 2010, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year, and at least 100 persons must beneficially own our stock during at least 335 days of a taxable year of 12 months, or during a proportionate portion of a shorter taxable year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts and some charitable trusts. To preserve our REIT qualification, among other purposes, our charter generally prohibits any person from directly or indirectly owning more than 9.0% by value or number of shares, whichever is more restrictive, of the outstanding shares of our capital stock or more than 9.0% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock. As an exception to this general prohibition, our charter permits Adam Ifshin, our chief executive officer and president, together with his family, to own up to         % by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock or capital stock. This ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

Our board of directors may change our strategies, policies or procedures without stockholder consent.

Our investment, financing, leverage and distribution policies and our policies with respect to all other activities, including growth, debt, capitalization and operations, will be determined by our board of directors. These policies may be amended or revised at any time and from time to time at the discretion of the board of directors without a vote of our stockholders. In addition, the board of directors may change our policies with respect to conflicts of interest provided that such changes are consistent with applicable legal requirements. A change in these policies could have an adverse effect on our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our principal and interest obligations and to make distributions to our stockholders.

If we fail to establish and maintain an effective system of integrated internal controls, we may not be able to accurately report our financial results.

In the past, we have reported our results to investors in the existing entities on a property-by-property basis, and we have not separately reported audited results for our predecessor. In addition, we were not required to report our results on a GAAP basis. In connection with our operation as a public company, we will be required to report our operations on a consolidated basis under GAAP and, in some cases, on a property-by-property basis. We are in the process of implementing an internal audit function and modifying our company-wide systems and procedures in a number of areas to enable us to report on a consolidated basis under GAAP as we continue the process of integrating the financial reporting of our predecessor. If we fail to implement proper overall business controls, including as required to integrate the systems and procedures of our predecessor and support our growth, our results of operations could be harmed or we could fail to meet our reporting obligations.

Risks Related to This Offering

There has been no public market for our common stock prior to this offering and an active trading market may not develop or be sustained following this offering.

Prior to this offering, there has been no public market for our common stock, and there can be no assurance that an active trading market will develop or be sustained or that shares of our common stock will be resold at or above the initial public offering price. The initial public offering price of our common stock will be determined by agreement among us and the underwriters, but there can be no assurance that our common stock will not trade below the initial public offering price following the completion of this offering. See “Underwriting.” The market value of our common stock could be substantially affected by general market conditions, including the extent to which a secondary market develops for our common stock following the completion of this offering, the extent of institutional investor interest in us, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), our financial performance and general stock and bond market conditions.

The stock markets, including the NYSE, on which we have applied to list shares of our common stock, have experienced significant price and volume fluctuations. As a result, the market price of shares of our common stock is likely to be similarly volatile, and investors in shares of our common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of shares of our common stock could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this prospectus and others such as:

•	our operating performance and the performance of other similar companies;

•	actual or anticipated differences in our quarterly operating results;

•	changes in our revenues or earnings estimates or recommendations by securities analysts;

•	publication of research reports about us or our industry by securities analysts;

•	additions and departures of key personnel;

•	strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the passage of legislation or other regulatory developments that adversely affect us or our industry;

•	speculation in the press or investment community;

•	actions by institutional stockholders;

•	changes in accounting principles;

•	terrorist acts; and

•	general market conditions, including factors unrelated to our performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources.

The cash available for distribution to our stockholders may not be sufficient to make distributions at expected levels, nor can we assure you of our ability to make distributions in the future. We may be required to borrow funds to make distributions.

We intend to make distributions to our common stockholders and holders of operating partnership units. We intend to maintain our initial distribution rate for the twelve-month period following completion of this offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. All dividends and distributions will be made at the discretion of our board of directors and will depend on our earnings, financial condition, maintenance of REIT qualification and other factors as our board of directors may deem relevant from time to time. If sufficient cash is not available for distribution from our operations, we may have to fund distributions from working capital or to borrow to provide funds for such distribution, or to reduce the amount of such distribution. See “Distribution Policy.” However, we have no intention to use the net proceeds from this offering to make distributions. We cannot assure you that our estimated distributions will be made or sustained. Any distributions we pay in the future will depend upon our actual results of operations, economic conditions and other factors that could differ materially from our current expectations.

Our ability to pay our estimated initial annual distribution, which represents approximately         % of our estimated cash available for distribution for the twelve months ended March 31, 2011, depends upon our actual operating results, and we may be required to borrow to pay this distribution, which could slow our growth.

We expect to pay an initial annual dividend of $             per share, which represents approximately             % of our estimated cash available for distribution for the twelve months ending March 31, 2011 calculated as described in “Distribution Policy.” Accordingly, we currently expect that we will be unable to pay our estimated initial annual distribution to out of estimated cash available for distribution for the twelve months ending March 31, 2011 as calculated in “Distribution Policy.” Unless our operating cash flow increases, we will be required either to fund future distributions from borrowings or to reduce such distributions. If we need to borrow funds on a regular basis to meet our distribution requirements or if we reduce the amount of our distribution, our stock price may be adversely affected.

Differences between the book value of the assets we will own following the formation transactions and the price paid for our common stock will result in an immediate and material dilution of the book value of our common stock that investors will own upon completion of this offering and the formation transactions.

As of March 31, 2010, the aggregate historical combined net tangible book value of our predecessor was approximately $(9.1) million, or $         per share of our common stock held by our continuing investors, assuming the exchange of operating partnership units for shares of our common stock on a one-for-one basis. As a result, the pro forma net tangible book value per share of our common stock after the consummation of this offering and the formation transactions will be less than the initial public offering price. The purchasers of shares of our common stock offered hereby will experience immediate and substantial dilution of $         per share in the pro forma net tangible book value per share of our common stock.

The market price of our common stock could be adversely affected by our level of cash distributions.

The market value of the equity securities of a REIT is based primarily upon the market’s perception of the REIT’s growth potential and its current and potential future cash distributions, whether from operations, sales or refinancings, and is secondarily based upon the real estate market value of the underlying assets. For that reason, our common stock may trade at prices that are higher or lower than our net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. Our failure to meet the market’s expectations with regard to future earnings and cash distributions likely would adversely affect the market price of our common stock.

Our predecessor has experienced historical losses and accumulated deficits and we may experience future losses.

Our predecessor had net losses of approximately $3.4 million, $17.8 million and $17.4 million for the three months ended March 31, 2010 and for the years ended December 31, 2009 and 2008, respectively. Our predecessor had an accumulated deficit of $(10.7) million and $(748,000) as of March 31, 2010 and December 31, 2009, respectively. There can be no assurance that we will not continue to incur net losses in the future, which could adversely affect our ability to service our indebtedness and our ability to pay dividends or make distributions, any of which could adversely affect the trading price of our common stock.

Increases in market interest rates may result in a decrease in the value of our common stock.

One of the factors that will influence the price of our common stock will be the dividend yield on the common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of shares of our common stock to expect a higher dividend yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to go down.

The number of shares available for future sale could adversely affect the market price of our common stock.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Sales of substantial amounts of shares of our common stock in the public market, or upon exchange of operating partnership units, or the perception that such sales might occur could adversely affect the market price of the shares of our common stock. In addition, future sales of shares of our common stock may be dilutive to existing stockholders.

Tax Risks Related to Ownership of Our Shares

Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to our stockholders.

We have been organized and we intend to operate in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2010. We have not requested and do not intend to request a ruling from the Internal Revenue Service, or the IRS, that we qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions and Treasury Regulations promulgated thereunder for which there are limited judicial and administrative interpretations. The complexity of these provisions and of applicable Treasury Regulations is greater in the case of a REIT that, like us, holds its assets through partnerships. To qualify as a REIT, we must meet, on an ongoing basis, various tests regarding the nature and diversification of our assets and our income, the ownership of our outstanding shares, and the amount of our distributions. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify as a REIT. Thus, while we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. These considerations also might restrict the types of assets that we can acquire in the future.

If we fail to qualify as a REIT in any taxable year, and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax on our taxable income, and distributions to our stockholders would not be deductible by us in determining our taxable income. In such a case, we might need to borrow money or sell assets in order to pay our taxes. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT, we no longer would be required to distribute substantially all of our net taxable income to our stockholders. In addition, unless we were eligible for certain statutory relief provisions, we could not re-elect to qualify as a REIT until the fifth calendar year following the year in which we failed to qualify.

Complying with REIT requirements may cause us to forego and/or liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually and that, at the end of each calendar quarter, at least 75% of the value of our total assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and certain kinds of mortgage-backed securities. The remainder of our investment in securities (other than government securities and qualified REIT real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by securities of one or more corporations that are treated as taxable REIT subsidiaries under the Code, or TRSs. See “U.S. Federal Income Tax Considerations—Requirements for Qualification—General—Asset tests.” If we fail to comply with these asset requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences.

To meet these tests, we may be required to forego investments we might otherwise make. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution, and may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source of income or asset diversification requirements for qualifying as a REIT. Furthermore, we may be required to liquidate from our portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders. Thus, compliance with the REIT requirements may hinder our investment performance.

REIT distribution requirements could require us to borrow funds during unfavorable market conditions or subject us to tax which would reduce the cash available for distribution to our stockholders.

In order to qualify as a REIT, we must distribute to our stockholders, each calendar year, at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we are subject to U.S. federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. We intend to distribute our net income to our stockholders in a manner intended to satisfy the REIT 90% distribution requirement and to avoid the 4% nondeductible excise tax.

Our taxable income may exceed our net income as determined by GAAP because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. In addition, we may incur non-deductible capital expenditures or be required to make debt or amortization payments. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year and we may incur corporate income tax and the 4% nondeductible excise tax on that income if we do not distribute such income to stockholders in that year. In that event, we may be required to use cash reserves, incur debt or liquidate assets at rates or times that we regard as unfavorable or make a taxable distribution of our shares in order to satisfy the REIT 90% distribution requirement and to avoid U.S. federal corporate income tax and the 4% nondeductible excise tax in that year.

If our operating partnership is treated as a corporation for U.S. federal income tax purposes, we will cease to qualify as a REIT.

We believe our operating partnership qualifies as a partnership for U.S. federal income tax purposes. As a partnership, our operating partnership is not subject to U.S. federal income tax on its income. Instead, each of its partners, including us, is required to pay tax on its allocable share of the operating partnership’s income. No assurance can be provided, however, that the IRS will not challenge its status as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership as a corporation for tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, cease to qualify as a REIT. Also, our operating partnership would become subject to U.S. federal, state and local income tax, which would reduce significantly the amount of cash available for our principal and interest obligations and for distribution to its partners, including us.

Even if we qualify as a REIT, we may face tax liabilities that reduce our cash flow.

Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, franchise, property and transfer taxes, including mortgage recording taxes. See “U.S. Federal Income Tax Considerations—Taxation of the Company—Taxation of REITs in General.” In addition, any TRSs we own will be subject to U.S. federal, state and local corporate taxes. In order to meet the REIT qualification requirements, or to avoid the imposition of a 100% tax that applies to certain gains derived by a REIT from sales of inventory or property held primarily for sale to customers in the ordinary course of business, we may hold some of our assets through taxable subsidiary corporations, including

TRSs. Any taxes paid by such subsidiary corporations would decrease the cash available for distribution to our stockholders.

We may choose to make distributions in our own stock, in which case you may be required to pay income taxes in excess of the cash dividends you receive.

We may distribute taxable dividends that are payable in cash and shares of our common stock at the election of each stockholder. Under IRS Revenue Procedure 2010-12, up to 90% of any such taxable dividend with respect to the taxable years 2010 and 2011 could be payable in our stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current or accumulated earnings and profits for U.S. federal income tax purposes. As a result, U.S. stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. Accordingly, U.S. stockholders receiving a distribution of our shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a U.S. stockholder sells the stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock, by withholding or disposing of part of the shares in such distribution and using the proceeds of such disposition to satisfy the withholding tax imposed. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, such sale may put downward pressure on the trading price of our common stock.

Further, while Revenue Procedure 2010-12 applies only to taxable dividends payable by us in a combination of cash and stock with respect to the taxable years 2010 and 2011, it is unclear whether and to what extent we will be able to pay taxable dividends in cash and stock in later years. Moreover, various tax aspects of such a taxable cash/stock dividend are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable cash/stock dividends, including on a retroactive basis, or assert that the requirements for such taxable cash/stock dividends have not been met.

Although our use of TRSs may partially mitigate the impact of meeting the requirements necessary to maintain our qualification as a REIT, there are limits on our ability to own TRSs and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of securities of one or more TRSs. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s length basis.

Any TRSs that we form will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but is not required to be distributed to us, unless necessary to maintain our REIT qualification. While we will be monitoring the aggregate value of the securities of any such TRSs and intend to conduct our affairs so that such securities will represent less than 25% of the value of our total assets, there can be no assurance that we will be able to comply with the TRS limitation in all market conditions.

Dividends payable by REITs do not qualify for the reduced tax rates on dividend income from regular corporations, which could adversely affect the value of our shares.

The maximum U.S. federal income tax rate for certain qualified dividends payable to U.S. stockholders that are individuals, trusts and estates is 15% (through 2010). Dividends payable by REITs, however, are generally not eligible for the reduced rates and therefore may be subject to a 35% maximum U.S. federal income tax rate on ordinary income. Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our shares.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate risk will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges interest rate risk on liabilities used to carry or acquire real estate assets, and such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute non-qualifying income for purposes of both the REIT 75% and 95% gross income tests. See “U.S. Federal Income Tax Considerations—Requirements for Qualification—General—Gross Income Tests” and “ U.S. Federal Income Tax Considerations—Requirements for Qualification—General—Hedging Transactions.” As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRS will generally not provide any tax benefit, except for being carried forward against future taxable income in the TRS.

The ability of our board of directors to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that the board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if the board determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our net taxable income and we would no longer be required to distribute our net taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of shares of our common stock.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be changed, possibly with retroactive effect. We cannot predict if or when any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective or whether any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Your investment has various tax risks.

Although the provisions of the Code generally relevant to an investment in shares of our common stock are described in “U.S. Federal Income Tax Considerations,” we urge you to consult your tax advisor concerning the effects of U.S. federal, state, local and foreign tax laws to you with regard to an investment in shares of our common stock.

We may inherit tax liabilities from the entities to be merged into our company or our subsidiaries in the formation transactions.

Pursuant to the formation transactions, we and our operating partnership will acquire all of the assets and liabilities, including any tax liabilities, of the existing entities and certain assets from S corporations owned by Adam Ifshin. If any such corporation failed to qualify as an S corporation, or any existing entity failed to qualify as a partnership for U.S. federal income tax purposes, we could assume material U.S. federal income tax liabilities in connection with the formation transactions. In addition, to qualify as a REIT, under these circumstances we would be required to distribute any earnings and profits acquired from such entities prior to the close of the taxable year in which the formation transactions occur. No rulings from the IRS will be requested and no opinions of counsel will be rendered regarding the U.S. federal income tax treatment of any of the entities to be merged into our company or our subsidiaries in the formation transactions. Accordingly, no assurance can be given that the S corporations have qualified as S corporations for U.S. federal income tax purposes or that the existing entities have qualified as partnerships for U.S. federal income tax purposes, or that these entities do not have any other tax liabilities.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. In particular, statements pertaining to our capital resources, portfolio performance, dividend policy and results of operations contain forward-looking statements. Likewise, our unaudited pro forma financial statements and all our statements regarding anticipated growth in our portfolio from operations, acquisitions and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” “contemplates,” “aims,” “continues,” “would” or “anticipates” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•

the factors included in this prospectus, including those set forth under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business and Properties;”

•	the effect of the credit crisis on general economic, business and financial conditions, and changes in our industry and changes in the real estate markets in particular;

•	use of proceeds of this offering;

•	general volatility of the capital and credit markets and the market price of our common stock;

•	changes in our business strategy;

•	defaults on, early terminations of or non-renewal of leases by tenants;

•	bankruptcy or insolvency of a major tenant or a significant number of smaller tenants;

•	increased interest rates and operating costs;

•	declining real estate valuations and impairment charges;

•	availability, terms and deployment of capital;

•	our failure to obtain necessary outside financing, including our senior secured revolving credit facility;

•	our expected leverage;

•	decreased rental rates or increased vacancy rates;

•	our failure to generate sufficient cash flows to service our outstanding indebtedness;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	risks of real estate acquisitions, dispositions and redevelopment, including the cost of construction delays and cost overruns;

•	our failure to successfully operate acquired properties and operations;

•	our projected operating results;

•	our ability to manage our growth effectively;

•	our failure to successfully redevelop properties;

•	estimates relating to our ability to make distributions to our stockholders in the future;

•	impact of changes in governmental regulations, tax law and rates and similar matters;

•	our failure to qualify or maintain our qualification as a REIT;

•	future terrorist attacks in the U.S.;

•	environmental uncertainties and risks related to natural disasters;

•	lack or insufficient amounts of insurance;

•	financial market fluctuations;

•	availability of and our ability to attract and retain qualified personnel;

•	conflicts of interest with our senior management team;

•	our understanding of our competition;

•	changes in real estate and zoning laws and increases in real property tax rates; and

•	our ability to comply with the laws, rules and regulations applicable to companies and, in particular, public companies.

For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements). We undertake no obligation to publicly release any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus, except as required by applicable law.

USE OF PROCEEDS

We estimate we will receive gross proceeds from this offering of $          million (approximately $          million if the underwriters exercise their option in full) assuming an initial offering price of $           per share, which is the mid-point of the range set forth on the front cover of this prospectus. After deducting the underwriting discounts and commissions and estimated expenses of this offering, we expect net proceeds from this offering of approximately $          million or approximately $          million if the underwriters exercise their option in full.

We will contribute the net proceeds of this offering to our operating partnership. The following table sets forth the estimated sources and estimated uses of funds we expect in connection with this offering and the formation transactions. Exact payment amounts may differ from estimates due to amortization of principal, additional borrowings, accrual of additional prepayment fees and incurrence of additional transaction expenses. This table identifies sources of funds arising from this offering with specific uses for your convenience; however, sources of funds from this offering may be commingled and have not been earmarked for particular purposes.

Sources
(in thousands)
Gross proceeds from this offering	$
Gross proceeds from senior secured revolving credit facility		5,000
Return of escrows held by lenders under indebtedness being repaid		7,000

Total Sources	$

Uses
(in thousands)
Repayment or defeasance of existing indebtedness (1)	$
Accrued interest on existing indebtedness being repaid		1,594
Transaction expenses (including underwriting discounts and commissions), transfer taxes and other costs
Prepayment penalties, exit fees, swap breakage costs and defeasance costs		7,403
Debt assumption and other fees		4,196
Costs of senior secured revolving credit facility		3,705
Cash consideration pursuant to consolidation transaction		315
General working capital purposes

Total Uses	$

(1)	Represents balance as of March 31, 2010 of existing indebtedness that is to be repaid of $441.0 million as adjusted to reflect expected additional borrowings under, and repayments of, this indebtedness from March 31, 2010 to the closing of this offering.

See our unaudited pro forma financial statements contained elsewhere in this prospectus. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Consolidated Indebtedness to be Outstanding After This Offering” for a description of the indebtedness to be assumed by us in connection with the formation transactions.

As set forth above, we expect to use a portion of the net proceeds from this offering to repay approximately $441.0 million of our outstanding indebtedness (based on March 31, 2010 outstanding balances) in accordance with the chart below and to pay approximately $7.4 million in prepayment penalties, exit fees, swap breakage costs and defeasance costs related to such indebtedness.

Property	Stated Interest Rate	Principal Balance as of March 31, 2010(1)	Maturity Date
		(in thousands)
Mortgage Debt:
Whiterock Marketplace	8.11%	7,006	7/1/2010
Levittown Town Center	1-Month LIBOR + 195 bps	27,116	7/31/2010
Mid Valley Mall	1-Month LIBOR + 155 bps	25,985	9/28/2010
Dingo Portfolio Loan	1-Month LIBOR + 145 bps	81,027	10/30/2010
Sprayberry Square	1-Month LIBOR + 175 bps	14,056	11/1/2010
Day 2 Portfolio First Loan	1-Month LIBOR + 155 bps	102,500	1/1/2011
Day 2 Portfolio Second Loan	3-Month LIBOR + 350 bps	20,000	1/1/2011
Tower Shopping Center	4.80%	6,792	2/1/2011
Tara Crossing	7.21%	8,394	10/1/2011
Florence Square	6.02%	14,500	11/11/2011
Centre at Riverchase	6.02%	11,610	11/11/2011
Tree Trail Village	6.02%	9,960	11/11/2011
Winchester Court	6.02%	8,810	11/11/2011
Five Forks Corners	6.02%	9,325	11/11/2011
Riverdale Crossing	6.02%	8,120	11/11/2011
Amelia Plaza	6.02%	4,370	11/11/2011
Rockbridge Place	6.02%	4,300	11/11/2011
Indian Creek Crossing	6.02%	4,080	11/11/2011
High Ridge Centre	6.90%	12,321	12/1/2011
King City Square	7.04%	5,531	1/14/2012
Cedars Square	7.35%	12,873	2/1/2012
Century Square	6.97%	19,830	10/6/2012
Levittown Note Payable	6.88%	1,000	1/8/2012
Bethesda Walk(2)	4.62%	6,181	9/15/2013
Levittown Town Center/Wachovia	5.32%	1,392	4/11/2015
Mall at 59	6.63%	6,906	5/1/2019
Whiterock Marketplace Outparcel	8.20%	478	12/1/2025

Lines of Credit:
DLC Management Line of Credit(3)	3.25%	3,032	11/15/2010
Wing Park Shopping Center(3)	3.25%	3,500	11/15/2010

Total		$440,995

(1)	Actual amounts repaid may differ from the amounts outstanding as of March 31, 2010 due to our predecessor’s repayment of amortized principal amounts between March 31, 2010 and the closing of this offering. Additionally, due to expected additional borrowings, at the closing of this offering, we expect (i) the aggregate principal amount outstanding under the DLC Management Line of Credit to have increased to approximately $3.75 million and (ii) the aggregate principal amount outstanding under the Levittown Town Center indebtedness to have increased to approximately $28.5 million.
(2)	Includes acceleration of $329,000 of unamortized discount associated with the repayment of this mortgage.
(3)	Indebtedness outstanding under our management company’s line of credit.

Any net proceeds remaining after the uses set forth in the table above will be used for general working capital purposes, including potential future acquisition and redevelopment activities. If the underwriters exercise their option to purchase an additional                  shares of our common stock in full solely to cover over-allotments, we expect to contribute the additional net proceeds to us, which will be approximately $         million in the aggregate, to our operating partnership in exchange for                  operating partnership units. We do not intend to use any of the net proceeds from this offering to fund distributions to our stockholders, but to the extent we use the net proceeds to fund distributions, these payments will be treated as a return of capital to our stockholders for U.S. federal income tax purposes. Pending the use of the net proceeds, we intend to invest such portion of the net proceeds in interest-bearing accounts and short-term, interest-bearing securities that are consistent with our intention to qualify for taxation as a REIT.

The value of the operating partnership units that we will receive in exchange for our contribution of the net proceeds from this offering to our operating partnership will increase or decrease if our common stock is priced above or below the mid-point of the range of prices set forth on the front cover of this prospectus. Our operating partnership will subsequently use the net proceeds received from us as set forth in the table above. The initial public offering price of our common stock will be determined in consultation with the underwriters. Among the factors that will influence the pricing of this offering are our record of operations; our management; our estimated net income; our estimated funds from operations; our estimated cash available for distribution; our anticipated dividend yield; our growth prospects; the current market valuations for comparable REITs; financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us; and the state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets. We have not obtained as part of the formation transactions any recent third-party appraisals of the properties and other assets to be contributed to our operating partnership in connection with this offering and the formation transactions, or any other independent third-party valuations or fairness opinions in connection with the formation transactions. As a result, the consideration to be given in exchange by us for these properties and other assets may exceed their fair market value.

DISTRIBUTION POLICY

We intend to make regular quarterly distributions to holders of shares of our common stock. Although we have not previously paid distributions, we intend to pay a pro rata initial distribution with respect to the period commencing on the completion of this offering and ending September 30, 2010, based on $         per share for a full quarter. On an annualized basis, this would be $         per share, or an annual distribution rate of approximately     % based on the mid-point of the range of prices set forth on the front cover of this prospectus. We expect approximately     % of these distributions will represent a return of capital for the tax period ending March 31, 2011. We estimate that this initial annual rate of distribution will represent approximately     % of estimated cash available for distribution for the twelve months ending March 31, 2011. Our intended annual rate of initial distribution has been established based on our estimate of cash available for distribution for the twelve months ending March 31, 2011, which we have calculated based on adjustments to our pro forma income before non-controlling interests for the year ended March 31, 2011. In estimating our cash available for distribution for the twelve months ending March 31, 2011, we have made certain assumptions as reflected in the table and footnotes below, including that there will be no new leases or net increases in renewals or terminations of existing leases in our portfolio after June 25, 2010.

Our estimate of cash available for distribution does not reflect the amount of cash estimated to be used for tenant improvement and leasing commission costs and large-scale tenant specific project costs related to leases that may be entered into after June 25, 2010. It also does not reflect the amount of cash estimated to be used for investing activities for acquisition and other activities. It also does not reflect the amount of cash estimated to be used for financing activities, other than scheduled mortgage loan principal repayments on mortgage indebtedness that will be outstanding upon consummation of this offering. Our estimate includes substantial adjustments for expenditures that will be funded with offering proceeds or existing reserves and that otherwise would have impacted cash available for distribution. Although we have included all material investing and financing activities that we have commitments to undertake as of March 31, 2010, we may undertake other investing and/or financing activities in the future. Any such investing and/or financing activities may have a material effect on our estimate of cash available for distribution. Because we have made the assumptions set forth above in estimating cash available for distribution, we do not intend this estimate to be a projection or forecast of our actual results of operations or our liquidity, and have estimated cash available for distribution for the sole purpose of determining our initial annual rate of distribution amount. Our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity or our ability to pay dividends or make distributions. In addition, the methodology upon which we made the adjustments described below is not necessarily intended to be a basis for determining future distributions.

We intend to maintain our initial distribution rate for the twelve-month period following completion of this offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. Distributions declared by us will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and the capital requirements of our company. We believe our estimate of cash available for distribution constitutes a reasonable basis for setting the initial distribution; however, no assurance can be given that the estimate will prove accurate, and actual distributions may therefore be significantly different from the expected distributions. We do not intend to reduce the expected distribution per share if the underwriters exercise their option to purchase up to              additional shares solely to cover over-allotments.

We anticipate that, at least initially, our distributions will exceed our then current and then accumulated earnings and profits as determined for U.S. federal income tax purposes due to the write-off of prepayment fees paid with offering proceeds and non-cash expenses, primarily depreciation and amortization charges that we expect to incur. Therefore, a portion of these distributions may represent a return of capital for federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits and not treated by us as a dividend will not be taxable to a taxable U.S. stockholder under current federal income tax law to the extent those distributions do not exceed the stockholder’s adjusted tax basis in his or her common stock, but rather will reduce the adjusted basis of the common stock. Therefore, the gain (or loss) recognized on the sale of that common stock or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. stockholder’s adjusted tax basis in his or her common stock, they generally will be treated as a capital gain realized from the taxable disposition of those shares. The percentage of our stockholder distributions that exceeds our current and accumulated earnings and profits may vary substantially from year to year. For a more complete discussion of the tax treatment of distributions to holders of our common stock, see “U.S. Federal Income Tax Considerations.”

We cannot assure you that our estimated distributions will be made or sustained. Any distributions we pay in the future will depend upon our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, see “Risk Factors.” We may be required to fund distributions from working capital or borrow to provide funds for such distribution or we may make a portion of the required distributions in the form of a taxable stock dividend. However, we have no intention to use the net proceeds from this offering to make distributions nor do we intend to make distributions using shares of our common stock.

Federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income including capital gains. For more information, see “U.S. Federal Income Tax Considerations.” We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to make distributions in excess of cash available for distribution in order to meet these distribution requirements and we may need to borrow funds to make some distributions.

The following table describes our pro forma net income (loss) available to our equity owners for the twelve months ended December 31, 2009, and the adjustments we have made thereto in order to estimate our initial cash available for distribution for the twelve months ending March 31, 2011 (amounts in thousands except share data, per share data, square footage data and percentages):

Pro forma net loss before non-controlling interests for the twelve months ended December 31, 2009	$
Less: Pro forma net income before non-controlling interests for the three months ended March 31, 2009
Add: Pro forma net loss before non-controlling interests for the three months ended March 31, 2010

Pro forma net loss before non-controlling interests for the twelve months ended March 31, 2010	$
Add: Pro forma real estate depreciation and amortization		48,642
Add: Net increases in contractual rent income(1)		10,087
Less: Net decreases in contractual rent income due to lease expirations, assuming no renewals(2)		(6,046)
Less: Net effects of straight-line rent adjustments to tenant leases(3)		(1,870)
Less: Net effects of above- and below-market rent adjustments(4)		(2,613)
Add: Non-cash compensation expense(5)		2,518
Add: Non-cash interest expense(6)		2,994
Add: Non-cash charge on write-off of deferred finance charges		4,274
Add: Prepayment penalties on indebtedness being prepaid / defeased in connection with this offering		7,403

Estimated cash flow from operating activities for the twelve months ending March 31, 2011 and large-scale tenant specific project costs	$
Less: Estimated provision for tenant improvement and leasing commission costs and large-scale tenant specific project costs(7)		(11,235)
Less: Estimated annual provision for recurring capital expenditures(8)		(1,352)

Total estimated cash flows used in investing activities	$
Estimated cash flow used in financing activities
Less: Scheduled mortgage loan principal repayments(9)		(7,068)
Estimated cash flow used in financing activities for the twelve months ended March 31, 2011	$

Estimated cash available for distribution for the twelve months ending March 31, 2011	$
Less: Non-controlling interests’ (other) share of estimated cash available for distribution
Estimated cash available for distribution for the twelve months ending March 31, 2011 available to the operating partnership	$
Our share of estimated cash available for distribution available to the operating partnership	$
Non-controlling interests’ share of estimated cash available for distribution available to the operating partnership	$
Total estimated initial annual distributions to stockholders	$
Estimated initial annual distributions per share(10)	$
Payout ratio based on our share of estimated cash available for distribution(11)		%

(1)	Represents the net increases in contractual rental income net of expenses from new leases and renewals through June 25, 2010 that were not in effect for the entire twelve-month period ended March 31, 2010 or signed through June 25, 2010 that will go into effect during the twelve months ending March 31, 2011.

(2)	Assumes no lease renewals or new leases (other than month-to-month leases) for leases expiring after March 31, 2010 unless a new or renewal lease had been entered into by June 25, 2010.

(3)	Represents the conversion of estimated rental revenues for the twelve months ending March 31, 2010 from a straight-line accrual basis to a cash basis of revenue recognition.

(4)	Represents the elimination of non-cash adjustments for above- and below-market leases for the twelve months ended March 31, 2010.

(5)	Pro forma non-cash compensation expense related to LTIP units issued to certain executives and restricted common stock issued to our independent directors for the twelve months ended March 31, 2010.

(6)	Pro forma non-cash interest expense for the twelve months ended March 31, 2010 includes: (i) amortization of financing costs on the mortgage loans assumed by us in the formation transactions; (ii) amortization of the assumption fees for debt assumed in the formation transactions; and (iii) amortization of fees relating to our senior secured revolving credit facility. We intend to enter into the facility concurrently with, or shortly following the closing of, this offering.

(7)	Estimated provision for tenant improvement and leasing commission costs and large-scale tenant specific project costs include tenant improvement and leasing commission costs and large-scale tenant specific project costs expected to be incurred in the twelve months ending March 31, 2011 related to leases entered into on or before June 25, 2010. During the twelve months ended March 31, 2011, we expect to have additional tenant improvement, leasing commission costs and large-scale tenant specific project costs related to new leases that are entered into after June 25, 2010. Generally, we do not incur tenant improvement or leasing commission costs or large-scale tenant specific project costs upon lease renewals of existing tenants.

Presented below is the weighted average annual tenant improvement and leasing commission costs per square foot at the properties in our portfolio:

	Year Ended December 31,			Three Months Ended March 31, 2010	Weighted Average 2007 - March 31, 2010
	2007	2008	2009
Average tenant improvement and leasing commission costs per expiring square foot	$5.32	$5.54	$3.19	$8.03	$4.94
Square feet for which leases expire during the twelve months ending March 31, 2011					1,312,340

(8)	Reflects estimated provision for capital expenditures (excluding tenant improvement and leasing commission costs) for the twelve months ending March 31, 2011, based on the weighted average recurring annual capital expenditures (excluding tenant improvement and leasing commission costs) incurred during the years ended December 31, 2007, 2008, 2009 and the three months ended March 31, 2010, multiplied by the number of net rentable square feet in our portfolio. The following table sets forth certain information regarding historical recurring capital expenditures at the properties in our portfolio through March 31, 2010.

	Year Ended December 31,			Three Months Ended March, 31 2010	Weighted Average 2007 - March 31, 2010
	2007	2008	2009
Recurring capital expenditures (excluding tenant improvement and leasing commission costs) per square foot	$0.09	$0.09	$0.15	$0.06	$0.10
Total rentable square feet	13,128,889	13,341,212	13,433,819	13,438,151	13,438,151
Total estimated recurring capital expenditures	$1,182,306	$1,134,849	$1,986,721	$191,628	$1,351,716

(9)	Represents scheduled payments of mortgage loan principal due during the twelve months ending March 31, 2011.

(10)	Based on a total of shares of our common stock and operating partnership units to be outstanding after this offering. Shares of our common stock will consist of shares to be sold in this offering, assuming no exercise of the underwriters’ overallotment option, shares of common stock to be issued in the formation transactions and shares of restricted common stock to be issued upon completion of this offering to our independent directors. Units of our operating partnership will consist of operating partnership units issued to the equity holders of our predecessor, operating partnership units owned by our senior management team and LTIP units to be granted to our executive officers upon completion of this offering.

(11)	Calculated as estimated initial annual distribution per share divided by our share of estimated cash available for distribution per share for the twelve months ending March 31, 2011.

CAPITALIZATION

The following table sets forth (i) the historical combined capitalization of our predecessor as of March 31, 2010, (ii) our unaudited pro forma capitalization as of March 31, 2010, adjusted to give effect to the formation transactions but before this offering, and (iii) our unaudited pro forma capitalization as of March 31, 2010, adjusted to give effect to the formation transactions, this offering and use of the net proceeds from this offering as set forth in “Use of Proceeds.” You should read this table in conjunction with “Use of Proceeds,” “Selected Historical Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and our unaudited pro forma condensed consolidated financial statements and related notes and the combined financial statements and related notes of our predecessor appearing elsewhere in this prospectus.

	As of March 31, 2010
	Predecessor Historical Combined	Pro Forma Consolidated Before this Offering	Pro Forma Consolidated
	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except share and share amounts)
Debt:
Mortgages and other secured loans	$1,128,029	$1,120,720	$685,054
Stockholders’ equity (deficit):
Preferred stock, $.01 par value per share, 50,000,000 shares authorized, none issued or outstanding	—	—	—
Common stock, $.01 par value per share, 450,000,000 shares authorized, 0,1 and shares issued and outstanding on a historical, pro forma consolidated before this offering and pro forma consolidated basis, respectively(1)	1	1
Additional paid in capital	—	—
Owners’ equity (deficit)	(11,314)	(28,336)	—

Non-controlling interests in our operating partnership	583	2,912

Total equity (deficit)	(10,731)	(25,423)

Total capitalization	$1,117,299	$1,095,297	$

(1)	The common stock outstanding as shown includes common stock to be issued in this offering and the formation transactions and shares of restricted stock granted to our independent directors and excludes (i) shares issuable upon exercise of the underwriters’ option to purchase up to additional shares of our common stock solely to cover over-allotments, (ii) additional shares available for future issuance under our 2010 equity incentive plan, (iii) shares reserved for issuance with respect to LTIP units granted to our executive officers and (iv) shares reserved for issuance with respect to operating partnership units expected to be issued in connection with the formation transactions. The operating partnership units may, subject to limits in the operating partnership agreement, be exchanged for cash or, at our option, shares of our common stock on a one-for-one basis generally commencing one year after the completion of this offering.

DILUTION

Purchasers of shares of our common stock offered by this prospectus will experience an immediate and material dilution of the net tangible book value of their common stock from the initial public offering price. At March 31, 2010, our predecessor had a combined net tangible book value of approximately $(9.1) million, or $         per share of our common stock held by continuing investors, assuming the exchange of operating partnership units into shares of our common stock on a one-for-one basis. After giving effect to the sale of the shares of our common stock offered hereby, the deduction of underwriting discounts and commissions and estimated offering and formation transaction expenses, the receipt by us of the net proceeds from this offering and the use of these funds as described under “Use of Proceeds,” the pro forma net tangible book value at March 31, 2010 attributable to the common stockholders on a fully diluted basis would have been approximately $         million, or $         per share of our common stock assuming an initial public offering price of $         per share, which is the mid-point of the range of prices set forth on the front cover of this prospectus. This amount represents an immediate increase in net tangible book value of $         per share to continuing investors and an immediate dilution in pro forma net tangible book value of $         per share from the public offering price of $         per share of our common stock to new public investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share			$
Net tangible book value per share before this offering and the formation transactions(1)		$
(Decrease) in pro forma net tangible book value per share attributable to the formation transactions, but before this offering (2)	$
Increase in pro forma net tangible book value per share attributable to this offering(3)	$

Net increase in pro forma net tangible book value per share attributable to this offering and the formation transactions

Pro forma net tangible book value per share after this offering and the formation transactions(4)

Dilution in pro forma net tangible book value per share to new investors(5)			$

(1)	Net tangible book value per share of our common stock before this offering and the formation transactions is determined by dividing net tangible book value based on March 31, 2010 net book value of the tangible assets (consisting of our total assets less our intangible lease assets net of liabilities to be assumed, excluding our intangible lease liabilities) of our predecessor by the number of shares of our common stock held by continuing investors after this offering, assuming the exchange in full of the operating partnership units to be issued to the continuing investors for shares of our common stock on a one-for-one basis but excluding restricted shares of our common stock and LTIP units to be issued to our independent directors and executive officers, respectively, upon consummation of this offering.
(2)	Decrease in net tangible book value per share of our common stock attributable to the formation transactions, but before this offering, is determined by dividing the difference between the March 31, 2010 pro forma net tangible book value, excluding net offering proceeds, and the March 31, 2010 net tangible book value of our predecessor by the number of shares of our common stock held by continuing investors after this offering, assuming the exchange in full of the operating partnership units to be issued to the continuing investors for shares of our common stock on a one-for-one basis but excluding restricted shares of our common stock and LTIP units to be issued to our independent directors and executive officers, respectively, upon consummation of this offering.
(3)	This amount is calculated after deducting underwriting discounts and commissions and estimated offering and formation transaction expenses.
(4)	Based on pro forma net tangible book value of approximately $ million divided by the sum of shares of our common stock to be outstanding upon completion of this offering on a fully diluted basis. There is no further impact on book value dilution attributable to the exchange of operating partnership units to be issued to the continuing investors in the formation transactions due to the effect of non-controlling interest.
(5)	Dilution is determined by subtracting pro forma net tangible book value per share of our common stock after giving effect to this offering and the formation transactions from the initial public offering price paid by a new investor for a share of our common stock.

The following table sets forth, on a pro forma basis, after giving effect to this offering and the formation transactions: (i) the number of operating partnership units issued to the continuing investors in connection with the formation transactions, the number of shares of our common stock issued to Mr. Adam Ifshin in connection with the formation transactions, the number of shares of restricted stock and the number of LTIP units, each to be issued in connection with this offering, and the number of shares of our common stock to be sold by us in this offering; and (ii) the net tangible book value as of March 31, 2010 of our total assets following the formation transactions, which reflects the effect of the formation transactions, but not the effects of this offering and the cash from new investors before deducting underwriting discounts and commissions and other estimated expenses of this offering and the formation transactions; and (iii) the net tangible book value of the average contribution per share/unit based on our total assets following the formation transactions. See “Risk Factors—Risks Related to This Offering—Differences between the book value of the assets we will own following the formation transactions and the price paid for our common stock will result in an immediate and material dilution of the book value of our common stock that investors will own upon completion of this offering and the formation transactions.”

	Shares/Operating Partnership Units Issued			Cash/Book Value of Assets Acquired(1)
	Number	Percent		Amount		Percent
Operating partnership units / common stock issued in connection with the formation transactions			%(1)			$(2)%
LTIP units / restricted common stock issued to directors and executive officers in connection with this offering					—	—
New investors in this offering

Total		100%		$		100.0%

(1)	Based on the March 31, 2010 pro forma net tangible book value of our total assets following the formation transactions (consisting of our total assets less our intangible lease assets, net of liabilities to be assumed, excluding our intangible lease liabilities).
(2)	Represents pro forma net tangible book value as of March 31, 2010 of total assets following the formation transactions, giving effect to the formation transactions, but not to the effects of this offering (in thousands):

Pro forma total assets	$
Less: pro forma intangible assets		(43,671)

Pro forma tangible assets
Less: pro forma total liabilities		(753,217)
Plus: pro forma intangible lease liabilities		45,320

Pro forma net tangible assets before non-controlling interest (other)
Less: non-controlling interest not attributable to operating partnership units

Pro forma net intangible assets
Less: proceeds from this offering net of costs associated with this offering

Pro forma net tangible assets after the effects of the formation, but before the effects of this offering	$

This table assumes no exercise by the underwriters of their option to purchase up to              additional shares of our common stock solely to cover over-allotments and excludes shares available for future issuance under our 2010 equity incentive plan. Further dilution to new investors will result if these excluded shares of common stock are issued by us in the future.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The following table sets forth selected financial and operating data on (i) a pro forma basis for our company giving effect to this offering and the formation transactions and the use of proceeds thereof and the other adjustments described in the unaudited pro forma financial information beginning on page F-2 and (ii) a combined historical basis for our predecessor beginning on page F-3. We have not presented historical information for DLC Realty Trust, Inc. because we have not had any corporate activity since our formation other than the issuance of shares of common stock in connection with the initial capitalization of our company and because we believe a discussion of the results of our company would not be meaningful.

Our predecessor’s combined historical financial information includes:

•	our management company, including its asset and property management, leasing and real estate redevelopment operations;

•	the commercial real estate brokerage operations of Delphi; and

•	the real estate operations for the existing entities.

You should read the following summary selected financial data in conjunction with our combined historical and unaudited pro forma condensed consolidated financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The selected historical combined balance sheet information as of December 31, 2009 and 2008 of our predecessor and selected combined statements of operations information for the years ended December 31, 2009, 2008 and 2007 of our predecessor have been derived from the audited historical combined financial statements of our predecessor. Ernst & Young LLP, our independent auditors whose report with respect thereto is included elsewhere in this prospectus with the combined balance sheets as of December 31, 2009 and 2008 and the related combined statements of operations and cash flows for the years ended December 31, 2009, 2008 and 2007, and the related notes thereto. The historical combined balance sheet information as of March 31, 2010 and combined statements of operations for the three months ended March 31, 2010 and 2009 have been derived from the unaudited combined financial statements of our predecessor. The selected historical combined balance sheet information as of December 31, 2007, 2006 and 2005 and selected combined statements of operations information for the years ended December 31, 2006 and December 31, 2005 have been derived from the combined financial statements of our predecessor. Our results of operations for the interim period ended March 31, 2010 are not necessarily indicative of the results that will be obtained for the full fiscal year.

Our unaudited summary selected pro forma condensed consolidated financial statements and operating information as of and for the three months ended March 31, 2010 and for the year ended December 31, 2009 assumes completion of this offering, the formation transactions, the repayment of certain indebtedness and the other adjustments described in the unaudited pro forma financial information beginning on page F-2 as of January 1, 2009 for the operating data and as of the stated date for the balance sheet data.

Our unaudited pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

DLC Realty Trust, Inc.

Selected Financial Data

(in thousands except for number of properties, share, operating partnership unit and per share data)

	Three Months Ended March 31,			Year Ended December 31,
	Pro Forma Consolidated	Historical Combined		Pro Forma Consolidated	Historical Combined
	2010	2010	2009	2009	2009	2008	2007	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Statement of Operations Data:
Rents	$31,271	$31,396	$30,297	$123,128	$123,849	$124,741	$101,776	$72,405	$61,222
Expense recoveries	9,323	9,359	10,022	34,746	34,913	35,350	28,848	20,004	16,049
Percentage rents	308	308	371	857	857	899	935	713	566
Management and other property fees	676	676	633	2,643	2,643	2,720	2,457	1,523	1,098
Other	301	301	275	873	873	1,068	1,049	949	629

Total revenues	$41,879	$42,040	$41,598	$162,247	$163,135	$164,778	$135,065	$95,594	$79,564

Operating, maintenance and management	7,345	7,345	8,241	27,064	27,072	28,034	20,729	14,754	12,404
Real estate and other taxes	5,916	5,952	5,819	22,695	22,862	21,999	17,826	12,547	9,480
General and administrative	6,060	4,834	3,371	18,402	16,720	13,817	16,503	11,651	8,841
Incentive fees(1)	—	319	656	—	2,933	3,127	4,263	3,071	4,268
Depreciation and amortization	11,872	11,894	12,299	49,047	49,136	51,858	38,889	29,651	22,250

Total expenses	$31,193	$30,344	$30,386	$117,208	$118,723	$118,835	$98,210	$71,674	$57,243

Operating income	$10,686	$11,696	$11,212	$45,039	$44,412	$45,943	$36,855	$23,920	$22,321

Interest expense, including amortization of deferred financing costs(2)	(10,807)	(16,100)	(16,021)	(56,031)	(64,616)	(65,606)	(56,444)	(36,263)	(30,455)
Unrealized gain (loss) on valuation of derivatives	—	939	(223)	—	2,217	(4,700)	(510)	—	—
Interest income	44	44	46	182	182	461	1,125	630	211
Gain on sale of land parcel	—	—	—	—	—	6,463	—	—	—

Income (loss) from continuing operations	$(77)	$(3,421)	(4,986)	$(10,810)	$(17,805)	$(17,439)	$(18,974)	$(11,713)	$(7,923)
Income (loss) from discontinued operations	—	—	—	—	—	—	604	185	181
Gain on sale of discontinued operations	—	—	—	—	—	—	52,186	8,600	—

Net income (loss)	$(77)	$(3,421)	$(4,986)	$(10,810)	$(17,805)	$(17,439)	$33,816	$(2,928)	$(7,742)

Less, net loss (income) attributable to non-controlling interests		(30)	(62)		(249)	(263)	(240)	(255)	(250)

Net income (loss) attributable to equity owners		(3,451)	(5,048)		(18,054)	(17,702)	33,576	(3,183)	(7,992)

Pro forma basic and diluted earnings (loss) per share(3)(4)	$			$
Pro forma weighted average common shares outstanding—basic and diluted
Pro forma weighted average operating partnership units outstanding—basic and diluted
Total weighted average common shares (basic and diluted) and operating partnership units outstanding

	As of March 31,		As of December 31,
	Pro Forma Consolidated	Historical Combined	Historical Combined
	2010	2010	2009	2008	2007	2006	2005
	(unaudited)	(unaudited)			(unaudited)	(unaudited)	(unaudited)
Selected Balance Sheet Data:
Investments in real estate after accumulated depreciation and amortization	$1,071,083	$1,073,134	$1,081,124	$1,100,556	$1,109,840	$808,731	$564,826
Total assets		1,192,078	1,204,382	1,235,990	1,253,048	973,715	639,352
Mortgage loans payable	680,054	1,120,497	1,120,978	1,104,445	1,082,714	795,182	584,559
Total liabilities	753,217	1,202,809	1,205,130	1,195,645	1,164,058	902,011	593,030
Common stock and additional paid in capital		—	—	—	—	—	—
Owners’ equity (deficit)	—	(11,314)	(1,361)	39,741	86,078	68,792	43,410
Non-controlling interest		583	613	604	2,912	2,912	2,912

Total equity (deficit)	$	$(10,731)	$(748)	$40,345	$88,990	$71,704	$46,322

Total liabilities and equity (deficit)	$	$1,192,078	$1,204,382	$1,235,990	$1,253,048	$973,715	$639,352

	Three Months Ended March 31,			Year Ended December 31,
	Pro Forma Consolidated	Historical Combined		Pro Forma Consolidated
	2010	2010	2009	2009	2009	2008	2007	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Other Data:
Number of properties	86	86	86	86	86	86	85	58	43
Total GLA(5) (in thousands)	13,438	13,438	13,434	13,434	13,434	13,341	13,129	10,267	6,894
Property net operating income (NOI)(6)	$27,608	$27,766	$26,630	$108,973	$109,685	$110,957	$93,004
Funds from operations(7)	$11,740	$8,432	$7,235	$38,017	$31,037	$34,111	$20,234
Cash flows from:
Operating activities		5,527	7,059		28,305	29,089	27,704
Investing activities		(3,446)	(4,580)		(20,600)	(6,313)	(15,636)
Financing activities		(6,018)	(3,636)		(9,108)	(27,655)	(4,782)

(1)	Incentive fees paid to general partners and/or managing members of the existing entities represents fees paid upon achievement of certain financial hurdle rates. Such fees will no longer be paid after completion of this offering and the formation transactions.
(2)	Includes defeasements and prepayments of indebtedness of $7.4 million for the pro forma consolidated period for the year ended December 31, 2009.
(3)	Pro forma basic earnings per share equals pro forma net income (loss) divided by the number of shares of our common stock and operating partnership units to be outstanding after this offering excluding the weighted average of the number of shares of restricted stock and LTIP units to be granted upon the closing of this offering and the formation transactions.
(4)	Pro forma diluted earnings per share equals pro forma net income (loss) divided by the sum of the number of shares of our common stock and operating partnership units to be outstanding after this offering excluding the weighted average of the number of shares of restricted stock and LTIP units to be granted upon the closing of this offering and the formation transactions, plus an amount computed using the treasury stock method with respect to such shares of our restricted stock and LTIP units.
(5)	GLA represents all square footage owned.
(6)	For a definition and reconciliation of property net operating income, or NOI, and a statement disclosing the reasons why our management believes that presentation of NOI provides useful information to investors and, to the extent material, any additional purposes for which our management uses NOI, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Net Operating Income.”
(7)	For a definition and reconciliation of funds from operations, or FFO, and a statement disclosing the reasons why our management believes that presentation of FFO provides useful information to investors and, to the extent material, any additional purposes for which our management uses FFO, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Funds from Operations.”

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the risks described in “Risk Factors” and elsewhere in this prospectus. Our results of operations and financial condition, as reflected in the accompanying combined financial statements and related notes, are subject to management’s evaluation and interpretation of business conditions, retailer performance, changing capital market conditions and other factors that could affect the ongoing viability of our tenants. You should read the following discussion with “Forward-Looking Statements” and the combined financial statements and related notes included elsewhere in this prospectus.

Upon completion of this offering and the formation transactions, the historical operations of our predecessor and the properties that have been operated through our predecessor, will be combined with the company, the operating partnership and/or their subsidiaries. The following discussion and analysis should be read in conjunction with “Selected Historical Financial and Operating Data,” our combined financial statements as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 and the notes related thereto, our unaudited combined financial statements as of March 31, 2010 and for the three months ended March 31, 2010 and 2009 and our unaudited condensed consolidated pro forma financial information appearing elsewhere in this prospectus. Since our formation, we have not had any corporate activity. Accordingly, we believe a discussion of our results of operations would not be meaningful, and this Management’s Discussion and Analysis of Financial Condition and Results of Operations therefore only discusses the historical operations of our predecessor and the unaudited pro forma results of our company.

Unless the context otherwise requires or indicates, references in this section to “we,” “our” and “us” refer to (i) the company and its consolidated subsidiaries (including the operating partnership) after giving effect to this offering and the formation transactions and (ii) our predecessor, which is comprised of (a) our management company, (b) Delphi and (c) the existing entities, before giving effect to this offering and the formation transactions.

Overview

We were formed to continue the business of our predecessor, including our management company, which is a nationally recognized real estate operator and redeveloper that was established in 1991 by Adam Ifshin, our Chairman, Chief Executive Officer and President, and Stephen Ifshin, our Vice Chairman. We are a vertically integrated, self-administered and self-managed real estate investment trust, or REIT, that acquires, manages, leases, repositions and redevelops grocery and value-retail anchored shopping centers primarily in the Southeast, Northeast, Midwest and Mid-Atlantic United States. We are “vertically integrated” in that we are able to provide a full spectrum of real estate services, including asset and property management, leasing, construction and financing to support our existing portfolio.

Our primary business objectives are to increase cash flow from operations, achieve sustainable long-term growth and maximize stockholder value through stable dividends and stock appreciation. We seek to accomplish these objectives by improving the overall performance and positioning of our assets by utilizing our strong tenant relationships and leasing expertise to increase occupancy and rental rates and our hands-on asset and property management experience to reduce property operating expenses. We target acquisitions that offer what we believe to be accretive returns, and significant upside through one or more of the following: vacant space for immediate lease-up, below-market rents in the existing tenancy, expansion opportunities, reducible cost structures, economies of scale and/or repositioning or redevelopment opportunities. We believe our focus differentiates us from many of our competitors, who frequently target core, stabilized properties. We also seek to acquire assets in opportunistic off-market transactions through our extensive relationships across the real estate and retail industries and through opportunities arising from our third-party asset management business. We do not intend to engage in any ground-up development activity.

We are a Maryland corporation that was formed on March 8, 2010. We conduct all of our business activities through our operating partnership, of which we are the sole general partner and expect to hold a         % ownership interest upon completion of this offering. We intend to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2010.

Our Shopping Center Portfolio

As of March 31, 2010, our portfolio consisted of 86 shopping centers totaling approximately 13.4 million square feet of gross leasable area, or GLA, located in 24 states. The shopping centers in our portfolio typically are tenanted by retailers that focus on value and necessity items and services, with approximately 66% of our annualized base rent derived from grocery-anchored shopping centers. We believe such retail shopping centers generate reliable customer traffic, which will provide us with more consistent property cash flows to support our ability to make distributions to our stockholders through all economic cycles.

The following tables summarize general information related to our shopping center portfolio:

	As of March 31, 2010	As of December 31,
		2009	2008	2007
Number of properties	86	86	86	85
Total GLA(1) (in thousands)	13,438	13,434	13,341	13,129
Percentage leased(2)	88.3%	88.1%	89.7%	90.4%
Annualized base rent per square foot(2)(3)	$10.22	$10.26	$10.12	$9.92

	Three Months Ended March 31, 2010	Year Ended December 31,
		2009	2008	2007
New leasing activity(4):
Number of leases signed	24	93	90	71
GLA leased(1)	177,609	359,599	351,996	310,738
Average base rent per square foot(5)	$9.58	$11.06	$13.33	$12.01

Renewal leasing activity(6)(7):
Renewal percentage on existing leases	82.4%	76.2%	78.6%	76.4%
Number of renewals signed	44	167	158	116
GLA renewed(1)	255,307	933,873	630,343	568,986
Average base rent per square foot(5)	$8.73	$11.27	$11.14	$11.11

(1)	GLA represents all square footage owned.
(2)	Includes leases signed but not commenced as of March 31, 2010 or December 31, as applicable, for the respective period.
(3)	Annualized Base Rent represents annualized monthly base rent under leases signed as of the specified date excluding Annualized Base Rent attributable to ground leases (approximately $2.0 million as of March 31, 2010).
(4)	Does not include retained tenants that have relocated or expanded into new space within our portfolio.
(5)	Based upon GLA of signed leases for the period presented.
(6)	Includes retained tenants that have relocated or expanded into new space within our portfolio.
(7)	Lease renewals are shown in the period the prior term expires.

Our portfolio is balanced and diversified across our primary markets and by tenant concentration. Our portfolio is generally located in established markets in or near metropolitan areas, as well as selected smaller markets with stable employers such as state capitals and university towns. Our four largest tenants represent four of the five largest grocery store chains in the United States as of March 31, 2010. No single tenant represents more than 5.0% of our annualized base rent and our top ten tenants represent less than 30% of our annualized base rent. The average remaining lease term for our five largest tenants was approximately 7.5 years as of March 31, 2010. We believe the diversity of our portfolio will enable us to generate predictable cash flows over time.

Factors That May Influence Results of Operations

We derive revenues primarily from rents and reimbursement payments received from tenants under existing leases at each of our properties. “Reimbursement payments” consist of payments made by tenants to us under contractual lease obligations to reimburse a portion of the property operating expenses and real estate taxes incurred at each property. As such, they do not represent profits. Our ability to maintain occupancy rates of leased space and our ability to lease available space and space available from early lease terminations are the primary factors that will determine our future net rental income. The amount of rental income we generate will also depend on our ability to maintain or increase the rental rates of our properties. Growth in rental income will also depend on our ability to acquire properties that meet our investment criteria. We also, to a lesser extent, derive revenues from providing management, leasing and other services. For the three months ended March 31, 2010 and the year ended December 31, 2009, respectively, rents represented approximately 74.7% and 75.9% of total revenues, reimbursement payments represented approximately 22.3% and 21.4% of total revenues, percentage rents (or the specified percentage of a tenant’s sales made at the rented premises that the tenant is obligated to pay its landlord, in addition to any fixed rental payments) represented approximately 0.7% and 0.5% of total revenues, and management, leasing and other services represented approximately 2.3% and 2.2% of total revenues, respectively.

The economic condition of our tenants may also deteriorate, which could negatively impact their ability to fulfill their lease commitments and in turn adversely affect our ability to maintain or increase the occupancy level and/or rental rates of our properties. The recent economic downturn has resulted in many companies shifting to a more cautionary mode with respect to leasing. Many potential tenants are looking to consolidate, reduce overhead and preserve operating capital and many are also deferring strategic decisions, including entering into new, long-term leases at properties.

Our focus on grocery and value-retail anchored shopping centers drives consumer visitation to our shopping centers through all economic cycles. As a result of a national decline in retail sales, we observed an increase in store closings in 2009. At December 31, 2009, our portfolio was 88.1% leased. Despite the economic downturn, we were able to grow annualized base rent per square foot by 1.4% in 2009 to $10.26 per square foot at December 31, 2009. A future increase in the unemployment rate or a prolonged economic downturn could further weaken retail sales and reduce our rental rates and occupancy levels due to weakness in tenant demand.

Growth in retail sales, our tenants’ access to capital and the quality of our shopping centers drive leasing demand for vacant space. During 2009, we signed 359,599 square feet of new leases, an increase of 2.1% over 2008 and 15.7% over 2007. We are seeing an improvement in leasing and tenant demand since December 31, 2009 and signed an incremental 177,609 square feet of new leases and executed renewals for 255,307 square feet of GLA in the three months ended March 31, 2010. In addition, from April 1, 2010 through June 25, 2010, we executed 30 new leases for an additional 165,200 square feet of GLA at an average base rent per square foot of approximately $12.95. Over the same period, we renewed 44 leases totaling 204,383 square feet of GLA at an average base rent per square foot of approximately $11.09. We have also accepted 17 non-binding letters of intent for new leases for which we have entered into lease negotiations for an additional aggregate 71,147 square feet of GLA with an average base rent per square foot of approximately $12.56 and 15 non-binding letters of intent for lease renewals for which we have entered into lease negotiations for an additional aggregate 81,893 square feet of GLA with an average base rent per square foot of approximately $9.15.

Due to the relatively small number of leases that are signed in any particular quarter, one or more larger leases may have a disproportionately positive or negative impact on average base rent, tenant improvement and leasing commission costs for that period. As a result, we believe it is more appropriate when analyzing trends in average base rent, tenant improvement and leasing commission costs to review activity over multiple quarters or years. For example, we believe that average base rent per square foot for new leases and lease renewals during the three months ended March 31, 2010 is not representative of what we believe future operating results will be due to the impact of two new leases totaling 78,944 square feet, which comprised 44.4% of the total GLA leased in the period, at a lower annualized base rent per square foot due to the fact that the tenants took the space on an “as-is” basis and agreed to fund significant tenant improvement expenses. Similarly, average base rent for lease renewals for the period ended March 31, 2010 was impacted by one large lease renewal totaling 33,170 square feet where the tenant exercised a contractual right to renew at a much lower average base rent per square foot than our portfolio average. In addition, we believe that tenant improvement and leasing commission costs (whether on a total or per square foot basis) for the three months ended March 31, 2010 is not representative of what we believe future operating results will be due to the impact of three new leases comprising a total of 35,050 square feet, which comprised 19.7% of the total new GLA and accounted for 41.8% of the total tenant improvement costs incurred in the period. Tenant improvement costs for these three leases include expenditures for general improvements (such as slab repair or asbestos abatement) occurring concurrently with, but that are not directly related to, the cost of installing the new tenant. Leasing commission costs are similarly subject to significant fluctuations depending upon the length of leases being signed and the mix between national, regional and local tenants from quarter to quarter.

As of March 31, 2010, leases representing 8.1% and 12.0% of the square footage of the properties in our portfolio will expire in 2010 and 2011, respectively. Above-market rental rates at some of the properties in our portfolio may force us to renew some expiring leases or re-lease properties at lower rates. We cannot assure you expiring leases will be renewed or that our properties will be re-leased at base rental rates equal to or above the current average base rental rates. If the rental rates of our properties decrease, our existing tenants do not renew their leases or we do not re-lease a significant portion of our available space and space for which leases will expire, our financial condition, results of operations, cash flow, per share trading price of our common stock and our ability to satisfy our principal and interest obligations and to make distributions to our stockholders could be adversely affected. In addition, as tenant leases at properties expire and are not renewed, we would likely have to bear additional costs of re-leasing available space, including payment of leasing commissions. We may also have to accept terms of renewal or re-leasing that are less favorable to us than the current lease terms, including reduced rental rates and the costs of renovations and build-to-suit remodeling that may have been borne by the tenant under more favorable leasing conditions.

We grow our portfolio through targeted acquisitions of existing shopping centers. During the years 2009, 2008 and 2007, we acquired 0, 1 and 28 properties, respectively. Despite a reduction in transactional activity as it relates to the acquisition and sale of real estate assets, we believe there are attractive opportunities to acquire properties in accordance with our investment objectives and strategy. We believe a recovery will materialize, and will eventually drive increases in occupancy levels and rental rates at our properties, reduce pressure to grant concessions to tenants and increase cash flow from our properties. Acquisition opportunities will be stringently evaluated to meet our investment objectives. Any growth in revenues or cash flow from these opportunities will be contingent upon our ability to source and finance suitable acquisitions. Generally, our acquisitions will be financed through our senior secured revolving credit facility, issuance and assumption of mortgage debt and follow-on equity financings.

We continually evaluate our debt maturities, and, based on management’s current assessment, believe we have viable financing and refinancing alternatives that will not materially adversely impact our expected financial results. Upon completion of this offering, we will have no debt maturities in 2010 and 2011. Moreover, we continue to assess conditions in 2010 and beyond to ensure we will be prepared if the current debt market dislocation continues.

Our operating expenses will generally consist of utilities, property and ad valorem taxes, insurance and other property maintenance costs. Factors that may adversely affect our ability to control these operating costs include: increases in insurance premiums, tax rates, the cost of periodic repair, renovation costs and the cost of re-leasing space, the cost of compliance with governmental regulation, including zoning and tax laws, the potential for liability under applicable laws and interest rate levels. Also, as a public company, our annual general and administrative expenses will be substantial due to legal, insurance, accounting and other expenses related to corporate governance, SEC reporting and other compliance matters. If our operating costs increase as a result of any of the foregoing factors, our future cash flow and results of operations may be adversely affected.

The expenses of owning and operating a property are not necessarily reduced when circumstances, such as market factors and competition, cause a reduction in income from the property. If revenues drop, we may not be able to reduce our expenses accordingly. Costs associated with real estate investments, such as real estate taxes and maintenance generally, will not be materially reduced even if a property is not fully occupied or other circumstances cause our revenues to decrease. As a result, if revenues decrease in the future, static operating costs may adversely affect our future cash flow and results of operations. Moreover, our predecessor had net losses of approximately $3.4 million, $17.8 million and $17.4 million for the three months ended March 31, 2010 and for the years ended December 31, 2009 and 2008, respectively. Our predecessor had an accumulated deficit of $(10.7) million and $(748,000) as of March 31, 2010 and December 31, 2009, respectively. If similar economic conditions exist in the future we may experience future losses.

Critical Accounting Policies

Use of Estimates

Our discussion and analysis of the historical financial condition and results of operations of our predecessor are based upon its combined financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to exercise its judgment. Management exercises considerable judgment with respect to establishing sound accounting policies and in making estimates and assumptions that affect the reported amounts of assets and liabilities, recognition of revenues and expenses and disclosures of commitments and contingencies at the date of the financial statements. On an ongoing basis, management evaluates its estimates and judgments, including, but not limited to, those related to revenue recognition and the allowance for doubtful accounts receivable, real estate investments and purchase accounting allocations related thereto, asset impairment and derivatives used to hedge interest-rate risks. Management bases its estimates and judgments on a variety of factors including its historical experience, knowledge of the business and industry, current and expected economic conditions, the attributes of its services and the regulatory environment. Management periodically re-evaluates its estimates and assumptions with respect to these judgments and modifies its approach when circumstances indicate that modifications are necessary. While management believes the factors evaluated provide a meaningful basis for establishing and applying sound accounting policies, management cannot guarantee that the results will always be accurate. Since the determination of these estimates requires the exercise of judgment, actual results could differ from such estimates.

Principles of Consolidation

Upon the completion of this offering, the consolidated financial statements will include the accounts of our company and certain of our subsidiaries and will be prepared in accordance with GAAP. All majority-owned subsidiaries and affiliates over which we have financial and operating control, including our operating partnership, and variable interest entities, or VIEs, in which we determine that we are the primary beneficiary will be included in the consolidated financial statements. All significant intercompany balances and transactions will be eliminated in consolidation. We do not have any unconsolidated joint ventures.

Real Estate Investments

Real estate investments are carried at cost less accumulated depreciation. Expenditures for improvements that substantially extend the useful lives of the properties are capitalized. Expenditures for maintenance, repairs and improvements that do not substantially prolong the normal useful life of an asset are charged to expenses as incurred.

We allocate the cost of a real estate acquisition, including the assumption of liabilities, to tangible assets such as land, buildings and improvements and intangible assets and liabilities for in-place leases based on their estimated fair values. The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant. Above-market and below-market in-place lease values are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be received and management’s estimate of market lease rates, measured over the non-cancelable terms of the respective leases, plus any extended term for leases with below-market renewal options. Other intangible assets for in-place leases include estimates of carrying costs, such as real estate taxes, insurance, other operating expenses and lost rental revenue during the hypothetical expected lease-up periods based on the evaluation of current market demand. Management also estimates costs to execute similar leases, including leasing commissions, tenant improvements, legal and other related costs.

Real estate investments include costs of development and redevelopment activities, and construction in progress. Capitalized costs, including interest and other carrying costs during the construction and/or renovation periods, are included in the cost of the related asset and charged to operations through depreciation over the asset’s estimated useful life. A variety of costs are incurred in the acquisition, development and leasing of a property, such as pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. We cease capitalization on the portions substantially completed and occupied, or held available for occupancy, and capitalizes only those costs associated with the portions under development. We consider a construction project to be substantially completed and held available for occupancy upon the completion of tenant improvements, but not later than one year from cessation of major construction activity.

The provision for depreciation is calculated using the straight-line method based upon the following estimated useful lives of the respective assets:

Buildings and improvements	12 - 45 years
Land improvements	2 - 40 years
Tenant improvements	Over the lives of respective leases

The value of above-market and below-market lease values are amortized to rental income on a straight-line basis over the remaining non-cancelable terms and any below-market renewal periods of the respective leases. The value of other in-place lease intangible assets are amortized to expense on a straight-line basis over the remaining non-cancelable terms and any below-market renewal periods of the respective leases. If a lease were to be terminated prior to its expected expiration, all unamortized amounts relating to that lease would be recognized in operations at that time.

Impairment of Long-Lived Assets

Management reviews each real estate investment for impairment whenever events or circumstances indicate that the carrying value of a real estate investment may not be recoverable. The review of recoverability is based on an estimate of the future undiscounted cash flows that are expected to result from the real estate investment’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If an impairment event exists due to the projected inability to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds estimated fair value.

Discontinued Operations

The primary assets and liabilities and the results of operations of our real estate property that have been sold or otherwise qualify as held for sale are classified as discontinued operations and segregated in the combined balance sheet and statement of operations for all periods presented. Properties classified as real estate held for sale generally represent properties that are under contract for sale and are expected to close within the next twelve months. When assets are identified as held for sale, we discontinue depreciation and amortization and estimate the sales price, net of selling costs, of such assets. If the net sales price of the assets is less than the net book value of the assets, an impairment charge is recorded. Upon the sale or other disposition of assets, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss, if any, is reflected as discontinued operations.

Rental Revenue

Management has determined that all of the leases with our various tenants are operating leases. Rental income with scheduled rent increases is recognized using the straight-line method over the respective terms of the leases commencing when the tenant takes possession of the premises. The aggregate excess of rental revenue recognized on a straight-line basis over base rents under applicable lease provisions is included in straight-line rents receivable on the combined balance sheets. Leases also generally contain provisions under which the tenants reimburse us for a portion of property operating expenses and real estate taxes incurred; such income is recognized in the periods earned. The reimbursements are recognized and presented gross, as we are generally the primary obligor with respect to purchasing goods and services from third-party suppliers, have discretion in selecting the supplier and bear the associated credit risk. In addition, certain operating leases contain contingent rent provisions under which tenants are required to pay, as additional rent, a percentage of their sales in excess of a specified amount. We defer recognition of contingent rental income until those specified sales targets are met and notification is received from the tenant.

We have been engaged under agreements with third parties to provide management and leasing services for retail shopping centers. The fees are generally calculated as a percentage of revenues earned by the properties managed, and are recognized as revenue by us in the period when all of the following has occurred: (i) services have been rendered; (ii) fees can be reasonably determined; and (iii) collectibility is reasonably assured.

Allowance for Doubtful Accounts

We must make estimates as to the collectability of our accounts receivable related to base rent, straight-line rent, percentage rent, expense reimbursements and other revenues. When management analyzes accounts receivable and evaluates the adequacy of the allowance for doubtful accounts, it considers such things as historical bad debts, tenant creditworthiness, current economic trends and changes in tenants’ payment patterns.

Income Taxes

We intend to operate in a manner to enable us to qualify as a REIT under the Code. A REIT which distributes at least 90% of its taxable income to its stockholders each year and which meets certain other conditions is not taxed on that portion of its taxable income that is distributed to its stockholders. We intend to qualify as a REIT and to distribute substantially all of our taxable income to our stockholders. Accordingly, no provision will be made for federal income taxes. At that time we will evaluate if we may have any uncertainties in our tax positions.

During the periods presented, the entities included in the combined financial statements of our predecessor were treated as partnerships, limited liability companies or S corporations for federal and state income tax purposes and, accordingly, were not subjected to a company level tax. Our taxable income or loss is allocated to the owners. Therefore, no provision or liability for federal or state income taxes has been included in the combined financial statements.

Derivative Financial Instruments

We utilize derivative financial instruments, principally interest rate swaps and caps, to manage our exposure to fluctuations in interest rates. We have established policies and procedures for risk assessment, and the approval, reporting and monitoring of derivative financial instrument activities. We have not entered into, and do not plan to enter into, derivative financial instruments for trading or speculative purposes. Additionally, we have a policy of entering into derivative contracts only with major financial institutions.

We have not designated any of the derivative instruments as hedging instruments. The estimated fair value of the derivative instruments is recorded on the balance sheet. The gain or loss, resulting from the change in the estimated fair value of the derivative instruments, is recognized in operations during the period of change.

Fair Value Measurements

Beginning January 1, 2008, our predecessor adopted the updated guidance for measuring fair value for assets and liabilities that are recognized or disclosed at fair value in financial statements on a recurring basis. The updated guidance was effective for all other nonfinancial assets and liabilities on January 1, 2009. These standards did not materially affect how we determine fair value, but resulted in certain additional disclosures.

We use the following hierarchy for measuring fair value:

Level 1 — Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 — Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. The classifications are based on the lowest level of input that is significant to the fair value measurement.

Stock-Based Compensation

We will recognize compensation cost related to share-based award based upon their grant date fair value. The compensation cost related to share-based award will be amortized on a straight-line basis over the requisite service period, which is generally the vesting period of the awards. Since the compensation cost related to share-based awards is measured based upon grant date fair value, the expense related to these award is recognized in future periods may differ from the expense recognized if the awards were periodically remeasured at fair value.

Recently Adopted Accounting Pronouncements

On January 1, 2009, we adopted the updated accounting guidance related to business combinations, which (i) establishes the acquisition-date fair value as the measurement objective for all assets acquired, liabilities assumed and any contingent consideration, (ii) requires expensing of most transaction costs that were previously capitalized, and (iii) requires the acquirer to disclose the information needed to evaluate and understand the nature and financial effect of the business combination to investors and other users. The adoption of this guidance will only impact the accounting for acquisitions we complete after January 1, 2009.

We adopted the new authoritative guidance, which establishes accounting and reporting standards for non-controlling interests, previously called minority interests. This new guidance requires that a non-controlling interest be reported in our combined balance sheets within equity and separate from the parent company’s equity. Also, the new guidance requires combined net income to be reported at amounts inclusive of both the parent’s and non-controlling interest’s shares and, separately, the amounts of combined net income attributable to the parent and non-controlling interest, all on the face of the combined statements of operations. The combined financial statements reflect the retrospective application of this accounting standard adopted by us effective January 1, 2009.

On January 1, 2009, we adopted the updated accounting guidance related to disclosures about derivative instruments and hedging activities, which is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows. Among other requirements, entities are required to provide enhanced disclosures about (i) how and why an entity uses derivative instruments, (ii) the accounting treatment for derivative instruments and related hedged items, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. Other than the enhanced disclosure requirements, the adoption of this guidance did not have a material effect on our combined financial statements.

On April 1, 2009, we adopted additional updated accounting guidance relating to fair value measurements and disclosures, which clarifies the guidance for fair value measurements when the volume and level of activity for the asset or liability have significantly decreased, and includes guidance on identifying circumstances that indicate a transaction is not orderly. The adoption of this guidance did not have a material effect on our combined financial statements.

On April 1, 2009, we adopted the updated accounting guidance related to subsequent events, which establishes principles and requirements for evaluating, recognizing and disclosing subsequent events. The updated guidance was applied prospectively and did not have an impact on our combined financial statements.

In July 2009, the Financial Accounting Standards Board, or FASB, issued the Accounting Standards Codification, or the “Codification,” which establishes the exclusive authoritative reference for GAAP for use in financial statements. The Codification supersedes all existing non-SEC accounting and reporting standards, although SEC rules and interpretive releases remain as additional authoritative GAAP for U.S. registrants. The Codification does not change GAAP, but is intended to simplify user access by providing all the authoritative literature related to a particular topic in one place. The Codification, which became effective for financial statements issued after September 15, 2009, is reflected in our consolidated financial statements and our predecessor’s combined financial statements.

In June 2009, the FASB amended the guidance for determining whether an entity is a VIE and requires the performance of a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE. Under this guidance, an entity would be required to consolidate a VIE if it has (i) the power to direct the activities that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could be significant to the VIE. This guidance is effective for the first annual reporting period that begins after November 15, 2009, with early adoption prohibited. The adoption of this guidance, effective January 1, 2010, did not have a material effect on the Predecessor’s unaudited interim combined financial statements.

Recently Issued Accounting Pronouncements

In January 2010, the FASB issued additional disclosure requirements for fair value measurements. The guidance requires previous fair value hierarchy disclosures to be further disaggregated by class of assets and liabilities. In addition, the guidance clarifies the requirement to disclose information about the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. These additional requirements became effective January 1, 2010 for quarterly and annual reporting. These amendments were adopted effective January 1, 2010 and did not have an impact on the combined financial statements as this guidance relates only to additional disclosures.

Results of Operations

Comparison of Three Months Ended March 31, 2010 to Three Months Ended March 31, 2009 (in thousands)

The following discussion of our results of operations incorporates an analysis of properties held by us in both periods. We owned 86 properties as of March 31, 2010 and 2009, respectively. We acquired no properties during either of the three-month periods ended March 31, 2010 and 2009.

	Three Months Ended March 31,		Increase (Decrease)
	2010	2009
Total revenues	$42,040	$41,598	$442
Operating, maintenance and management expenses	7,345	8,241	(896)
Real estate and other taxes	5,952	5,819	133
General and administrative expenses	4,834	3,371	1,463
Incentive fees	319	656	(337)
Depreciation and amortization expense	11,894	12,299	(405)

Operating income	$11,696	$11,212	$484
Non-operating income (expense)(1)	(15,117)	(16,198)	1,081

Net income (loss)	$(3,421)	$(4,986)	$1,565
Less: net income attributable to non-controlling interests	(30)	(62)	32

Net income (loss) attributable to equity owners	$(3,451)	$(5,048)	$1,597

(1)	Non-operating income (expense) consists of interest expense (including amortization of deferred financing costs), unrealized gain (loss) on valuation of derivatives and interest income.

Total Revenues

Total revenues. Total revenues increased approximately $442, or 1.1%, to $42,040 for the quarter ended March 31, 2010 compared to $41,598 for the quarter ended March 31, 2009. The net increase was comprised of a $1,099 increase in rental income, a $663 decrease in expense recoveries and a $6 increase in management and other fees.

Total Expenses

Operating, maintenance and management expenses. Total operating, maintenance and management expenses decreased approximately $896, or 10.9%, to $7,345 for the quarter ended March 31, 2010 compared to $8,241 for the quarter ended March 31, 2009. The net decrease in expenses was primarily attributable to reduced bad debt expenses during 2010 (approximately $200) compared to 2009 (approximately $800). We incurred approximately $2,100 in snow removal costs for the quarter ended March 31, 2010.

Real estate and other taxes. Real estate taxes increased approximately $133, or 2.3%, to $5,952 for the quarter ended March 31, 2010 compared to $5,819 for the quarter ended March 31, 2009.

General and administrative expenses. General and administrative expenses increased approximately $1,463, or 43.4%, to $4,834 for the quarter ended March 31, 2010 compared to $3,371 for the quarter ended March 31, 2009. The primary reason for this increase was higher legal and accounting fees incurred in 2010 primarily as a result of the efforts undertaken with this offering and the formation transactions.

Incentive fees. Incentive fees decreased approximately $337, or 51.4%, to $319 for the quarter ended March 31, 2010 compared to $656 for the quarter ended March 31, 2009. The net decrease was primarily due to decreased distributions to owners.

Depreciation and amortization expense. Depreciation and amortization expense decreased approximately $405, or 3.3%, to $11,894 for the quarter ended March 31, 2010 compared to $12,299 for the quarter ended March 31, 2009. The net decrease was primarily due to decreased depreciation associated with tenant improvement allowances capitalized in prior periods that became fully depreciated during the year ended December 31, 2009.

Non-operating income (expense). Non-operating income (expense) decreased approximately $1,081, or 6.7%, to $(15,117) for the quarter ended March 31, 2010 compared to $(16,198) for the quarter ended March 31, 2009. The net decrease was primarily due to net increases in the values of interest rate swap contracts entered into by us in order to limit interest rate exposure on floating rate loans of approximately $1,162, since we did not apply hedge accounting treatment to these contracts.

Comparison of Year Ended December 31, 2009 to Year Ended December 31, 2008 (in thousands)

The following discussion of our results of operations incorporates an analysis of properties held by us in both periods. We owned 86 properties as of December 31, 2009 and 2008, respectively. We acquired one property during 2008 and none in 2009. The following table and the accompanying comments reflect adjustments to segregate the operations of this property acquired from the full year 2009 and the period that it was held during 2008. The 85 properties held for the entire periods in 2008 and 2009 are referred to herein as the same store properties.

	Year Ended December 31,		Increase (Decrease)	Acquisitions Effect(1)	Change for Same Store Properties
	2009	2008
Total revenues	$163,135	$164,778	$(1,643)	$891	$(2,534)
Operating, maintenance and management expenses	27,072	28,034	(962)	126	(1,088)
Real estate and other taxes	22,862	21,999	863	32	831
General and administrative expenses	16,720	13,817	2,903	(23)	2,926
Incentive fees	2,933	3,127	(194)	4	(198)
Depreciation and amortization expense	49,136	51,858	(2,722)	304	(3,026)

Operating income	$44,412	$45,943	$(1,531)	$448	$(1,979)
Non-operating income (expense)(2)	(62,217)	(63,382)	1,165	(549)	1,714

Net income (loss)	$(17,805)	$(17,439)	$(366)	$(101)	$(265)
Less: net income attributable to non-controlling interests	(249)	(263)	14	—	14

Net income (loss) attributable to equity owners	$(18,054)	$(17,702)	$(352)	$(101)	$(251)

(1)	Represents the effect of one property acquired (Skytop Plaza) in 2008.
(2)	Non-operating income (expense) consists of interest expense (including amortization of deferred financing costs), unrealized gain (loss) on valuation of derivatives, interest income and gain on the sale of a land parcel in 2008.

Total Revenues

Total revenues. Total revenues decreased approximately $1,643, or 1.0%, to $163,135 for the year ended December 31, 2009 compared to $164,778 for the year ended December 31, 2008. After taking into effect the increased revenue relating to the property acquisition of $891, the net decrease became $2,534, which was comprised of a $1,657 decrease in rental income, a $600 decrease in expense recoveries and a $277 decrease in management and other fees.

Total Expenses

Operating, maintenance and management expenses. Total operating, maintenance and management expenses decreased approximately $962, or 3.4%, to $27,072 for the year ended December 31, 2009 compared to $28,034 for the year ended December 31, 2008. After taking into effect the increased expenses of $126 relating to the property acquisition, the net decrease in expenses was $1,088, primarily due to cost control measures implemented in 2009. We incurred bad debt expenses of approximately $3,400 for the year ended December 31, 2009 compared to approximately $3,200 for the year ended December 31, 2008. We incurred approximately $2,400 in snow removal costs for the year ended December 31, 2009 compared to approximately $2,500 for the year ended December 31, 2008.

Real estate and other taxes. Real estate taxes increased approximately $863, or 3.9%, to $22,862 for the year ended December 31, 2009 compared to $21,999 for the year ended December 31, 2008. After taking into effect the increased expenses of $32 relating to the property acquisition, the net increase in expenses was $831.

General and administrative expenses. General and administrative expenses increased approximately $2,903, or 21.0%, to $16,720 for the year ended December 31, 2009 compared to $13,817 for the year ended December 31, 2008. After taking into effect the decreased expenses of $23 relating to the property acquisition, the net increase was $2,926. The primary reason for this increase was that higher legal and accounting fees were incurred in 2009 than in prior years primarily as a result of the efforts undertaken with this offering and the formation transactions.

Incentive fees. Incentive fees decreased approximately $194, or 6.2%, to $2,933 for the year ended December 31, 2009 compared to $3,127 for the year ended December 31, 2008. After taking into effect the increased expenses of $4 relating to the property acquisition, the net decrease was $198, primarily due to decreased distributions to owners in 2009.

Depreciation and amortization expense. Depreciation and amortization expense decreased approximately $2,722, or 5.2%, to $49,136 for the year ended December 31, 2009 compared to $51,858 for the year ended December 31, 2008. After taking into effect the increased expenses of $304 relating to the property acquisition, the net decrease in expenses was $3,026, which was primarily due to decreased depreciation associated with tenant improvement allowances capitalized in earlier years that became fully depreciated in 2008.

Non-operating income (expense). Non-operating income (expense) increased approximately $1,165, or 1.8%, to $(62,217) for the year ended December 31, 2009 compared to $(63,382) for the year ended December 31, 2008. After taking into effect the increased interest expense of $549 relating to the property acquisition, the net increase of $1,714 was primarily due to a net result of decreases in the values of the interest rate swap contracts entered into by us in order to a limit interest rate exposure on floating rate loans of approximately $6,900, since we did not apply hedge accounting treatment to these contracts and a decrease of interest expense of approximately $1,500 due to decreases in interest rate on borrowings during 2009 compared to 2008, and a decrease year-over-year of approximately $6,463 as a result of a gain on the sale of a land parcel recognized in 2008.

Comparison of Year Ended December 31, 2008 to Year Ended December 31, 2007 (in thousands)

The following discussion of operations incorporates an analysis of comparable properties held by us in both periods. We owned 86 and 85 properties as of December 31, 2008 and 2007. During the year ended December 31, 2008, we acquired one property and during the year ended December 31, 2007, we acquired 28 properties and sold three properties (the results of which are included in discontinued operations). The following table and accompanying comments reflect adjustments to segregate the operations of the properties acquired in both years in order to provide an analysis of properties held in both years for the full respective years. The 57 properties held for the entire periods in 2008 and 2007 are referred to herein as the same store properties.

	Year Ended December 31,		Increase (Decrease)	Acquisitions Effect(1)	Change for Same Store Properties/ Discontinued Operations
	2008	2007
Total revenues	$164,778	$135,065	$29,713	$28,499	$1,214
Operating, maintenance and management expenses	28,034	20,729	7,305	4,725	2,580
Real estate and other taxes	21,999	17,826	4,173	3,568	605
General and administrative expenses	13,817	16,503	(2,686)	(2,131)	(555)
Incentive fees	3,127	4,263	(1,136)	251	(1,387)
Depreciation and amortization expense	51,858	38,889	12,969	13,604	(635)

Operating income	$45,943	$36,855	$9,088	$8,482	$606
Non-operating income (expense)	(63,382)	(55,829)	(7,553)	(15,326)	7,773

Net income (loss) before non-controlling interest and discontinued operations(2)	$(17,439)	$(18,974)	$1,535	$(6,844)	$8,379
Discontinued operations	—	52,790	(52,790)	—	(52,790)
Less: net income (loss) attributable to non-controlling interests	(263)	(240)	(23)	—	(23)

Net income (loss) attributable to equity owners	$(17,702)	$33,576	$(51,278)	$(6,844)	$(44,434)

(1)	Represents the effect of one property (Skytop Plaza) acquired in 2008 and 28 properties acquired in 2007.
(2)	Non-operating income (expense) consists of interest expense (including amortization of deferred financing costs), unrealized gain (loss) on valuation of derivatives, interest income and gain on the sale of a land parcel in 2008.

Total Revenues

Total revenues. Total revenues increased approximately $29,713, or 22.0%, to $164,778 for the year ended December 31, 2008 compared to $135,065 for the year ended December 31, 2007. After taking into effect the increased revenue relating to the property acquisition of $28,499, the net increase of $1,214 was comprised of a $92 increase in rental income, an $1,004 increase in expense recoveries and a $118 increase in management and other fees.

Total Expenses

Operating, maintenance and management expenses. Total operating, maintenance and management expenses increased approximately $7,305, or 35.2%, to $28,034 for the year ended December 31, 2008 compared to $20,729 for the year ended December 31, 2007. After taking into effect the increased expenses of $4,725 relating to the property acquisitions, the net increase in expenses was $2,580, primarily due to increased snow removal costs incurred in 2008.

Real estate and other taxes. Real estate taxes increased approximately $4,173, or 23.4%, to $21,999 for the year ended December 31, 2008 compared to $17,826 for the year ended December 31, 2007. After taking into effect the increased expenses of $3,568 relating to the property acquisitions, the net increase in expenses was $605.

General and administrative expenses. General and administrative expenses decreased approximately $2,686, or 16.3%, to $13,817 for the year ended December 31, 2008 compared to $16,503 for the year ended December 31, 2007. The primary reason for this decrease was approximately $2,400 of imputed equity interests granted in connection with property acquisitions in 2007 reflected in this category. For the year ended December 31, 2008, no such imputed equity interests were granted.

Incentive fees. Incentive fees decreased approximately $1,136, or 26.6%, to $3,127 for the year ended December 31, 2008 compared to $4,263 for the year ended December 31, 2007. After taking into effect the increased expenses of $251 relating to the property acquisitions, the net decrease was $1,387, primarily due to decreased distributions to owners in 2008.

Depreciation and amortization expense. Depreciation and amortization expense increased approximately $12,969, or 33.3%, to $51,858 for the year ended December 31, 2008 compared to $38,889 for the year ended December 31, 2007. After taking into effect the increased expenses of $13,604 relating to the property acquisitions, the net decrease in expenses was $635.

Non-operating income (expense). Non-operating income (expense) decreased approximately $7,553, or 13.5%, to $(63,382) for the year ended December 31, 2008 compared to $(55,829) for the year ended December 31, 2007. After taking into effect the interest expense of $15,326 relating to the property acquisitions, the net difference was an increase of $7,773, which was primarily due to a non-recurring gain realized on the sale of a land parcel in 2008 of approximately $6,500 and lower interest expense in 2008 of approximately $2,200, offset by decreases in the value of derivative instruments of approximately $200 and lower interest income of approximately $700 in 2008.

Discontinued operations. Total income from discontinued operations decreased approximately $52,790 to $0 for the year ended December 31, 2008 compared to $52,790 for the year ended December 31, 2007, which was the result of gains being recognized on the sale of properties in Spring Valley, New York $28,848, Takoma, Maryland $21,243 and Vero Beach, Florida $2,095 in 2007. No properties were sold in 2008. Additionally, approximately $604 was realized as income from discontinued operations in 2007, which was the net income effect of ownership of these properties for a portion of 2007 prior to their respective sale dates.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain our assets and operations, acquire properties, make distributions to our stockholders and other general business needs. Due to the nature of our business strategy, we anticipate we will generate positive cash flows from operations. Substantially all of this cash generated from operations will generally be paid to our stockholders in the form of dividends. In order to qualify as a REIT, we must distribute to our stockholders, each calendar year, at least 90% of our REIT taxable income.

While we may be able to anticipate and plan for certain liquidity needs, there may be unexpected increases in uses of cash that are beyond our control and which would affect our financial condition and results of operations. For example, we may be required to comply with new laws or regulations that cause us to incur unanticipated capital expenditures for our properties, thereby increasing our liquidity needs. Even if there are no material changes to our anticipated liquidity requirements, our sources of liquidity may be fewer than, and the funds available from such sources may be less than, anticipated or needed. Our primary sources of liquidity will generally consist of cash generated from our operating activities and unused borrowing capacity under our senior secured revolving credit facility. We expect to meet our short-term liquidity requirements from these sources of cash. We expect to meet our long-term capital requirements, including acquisitions, redevelopments and non-recurring capital expenditures through our cash flows from operations, our senior secured revolving credit facility, mortgage financings, debt issuances, common and/or preferred equity issuances and asset sales.

As of March 31, 2010, we had total outstanding indebtedness of approximately $1.1 billion. Upon completion of this offering and the formation transactions, we estimate we will receive gross proceeds from this offering of approximately $             million assuming an initial offering price of $             per share, which is the mid-point of the range set forth on the front cover of this prospectus. After deducting underwriting discounts and commissions and expenses of this offering from the gross proceeds, the net proceeds from this offering would be approximately $             million.

We believe this offering and the formation transactions will improve our financial performance through changes in our capital structure, principally the reduction in overall debt encumbering the properties in our portfolio and the reduction of our ratio of debt to total market capitalization to approximately         % upon completion of this offering and the formation transactions. Upon completion of this offering and the formation transactions, we expect we will use a portion of the net proceeds from this offering to repay approximately $441.0 million of our outstanding indebtedness (based on March 31, 2010 outstanding balances), and other fees and expenses. If the actual net proceeds from this offering are less than estimated, we will repay less indebtedness. Any net proceeds remaining will be used for working capital purposes, including potential future acquisition and redevelopment activities. We do not intend to use any of the net proceeds from this offering to fund distributions to our stockholders, but to the extent we use the net proceeds to fund distributions, these payments will be treated as a return of capital to our stockholders for U.S. federal income tax purposes. Pending the use of the net proceeds, we intend to invest such portion of the net proceeds in interest-bearing accounts and short-term, interest-bearing securities that are consistent with our intention to qualify for taxation as a REIT.

We have entered into a term sheet with affiliates of the underwriters of this offering to arrange a three-year, $200.0 million senior secured revolving credit facility. We intend to use this facility to, among other things, fund acquisitions, general corporate matters and working capital. See “—Consolidated Indebtedness to be Outstanding After This Offering—Senior Secured Revolving Credit Facility.” We expect to have approximately $685.1 million of total consolidated indebtedness outstanding upon consummation of this offering and the formation transactions (based on March 31, 2010 pro forma outstanding balances). Our overall leverage will depend on our mix of investments and the cost of leverage. Our charter does not restrict the amount of leverage that we may use.

Our properties require periodic investments of capital for individual lease related tenant improvements allowances, general capital improvements and costs associated with large-scale tenant specific redevelopment projects. The following table summarizes such items:

	Three Months Ended March 31, 2010		Year Ended December 31,
			2009	2008	2007
Tenant improvement costs for new leases(1)	$2,955,800		$3,584,859	$4,890,523	$4,022,697
GLA for new leases	177,609		359,599	351,996	310,738
Tenant improvement costs per square foot(1)	$16.64		$9.97	$13.89	$12.95

Recurring capital expenditures(3)	$191,628		$1,986,721	$1,134,849	$1,182,306
Recurring capital expenditures per square foot(2) (3)	$0.06	(4)	$0.15	$0.09	$0.09

Large-scale tenant specific project costs(5)	$114,854		$4,445,814	$7,445,132	$5,001,230
Number of projects	1		19	27	2
GLA for new leases	1,800		63,514	144,029	83,117
Large-scale tenant specific project costs per square foot(5)	$63.81		$70.00	$51.69	$60.17

(1)	Presents all tenant improvement costs as if they were incurred in the period in which the leases were signed, which may be different than the period in which they were actually paid. Tenant improvement costs for the three months ended March 31, 2010 and the year ended December 31, 2009 included estimates for tenant improvements not yet completed.

(2)	Based on our total GLA of 13,438,151, 13,433,819, 13,341,212, and 13,128,889 square feet for the three months ended March 31, 2010 and for the years ended December 31, 2009, 2008 and 2007, respectively.
(3)	Recurring capital expenditures for properties acquired during the period are annualized.
(4)	Recurring capital expenditures per square foot for the three months ended March 31, 2010 are annualized.
(5)	Presents all large-scale tenant specific project costs as if they were incurred in the period in which the leases were signed, which may be different than the period in which they were actually paid. Large-scale tenant specific project costs for the three months ended March 31, 2010 and the year ended December 31, 2009 include estimates for tenant specific projects not yet completed.

Additionally, while we employ individuals responsible for leasing activity, costs are incurred for external leasing commissions as needed. The following table summarizes external leasing commission costs for tenants at the properties in our portfolio through March 31, 2010:

	Three Months Ended March 31, 2010	Year Ended December 31,
		2009	2008	2007
Number of new leases and renewals executed	68	260	248	187
GLA on new leases and renewals	432,916	1,293,472	982,339	879,724
Leasing commission costs(1)	$521,924	$545,179	$557,656	$659,982
Leasing commission costs per square foot(1)	$1.21	$0.42	$0.57	$0.75

(1)	Presents all leasing commission costs as if they were incurred in the period in which the leases were signed, which may be different than the period in which they were actually paid.

As of June 25, 2010, we expect to incur additional costs of approximately $8.9 million relating to obligations on signed new leases. This consists of approximately $4.4 million on tenant improvements for large-scale redevelopment projects, approximately $3.6 million on other new leases and approximately $0.8 million on leasing commissions.

During 2009, in connection with our refinancing of mortgage loans payable, we (i) borrowed approximately $2.6 million of additional proceeds for two new fixed-rate mortgage loans, bearing interest at 6.00% and 6.625% per annum and (ii) borrowed approximately $20.4 million in variable-rate mortgage loans bearing interest at LIBOR plus spreads ranging from 145 to 195 basis points. These principal amounts and rates of interest represent the fair values at the date of refinancing.

During 2008, in connection with our property acquisitions and refinancing of mortgage loans payable, we (i) borrowed approximately an additional $6.3 million for a new fixed-rate mortgage loan bearing interest at 6.00% per annum, (ii) borrowed approximately $12.3 million in new variable-rate mortgage loans bearing interest at LIBOR plus spreads ranging from 145 to 195 basis points, and (iii) assumed approximately a $12.4 million fixed-rate mortgage loan at 7.94% per annum. These principal amounts and rates of interest relating to the new fixed-rate mortgage loan and the variable-rate loan represent the fair values at the dates of acquisition or refinancing. The stated contract amount of the acquisition debt assumed was approximately $13.3 million at the date of acquisition, bearing interest at 4.94% per annum.

During 2007, in connection with our property acquisitions and refinancing of mortgage loans payable, we (i) borrowed an aggregate of approximately $120.1 million of new fixed-rate mortgage loans bearing interest at rates ranging from 5.5% to 7.0% per annum, with an average of 6.2%, and (ii) assumed an approximately $15.9 million fixed-rate mortgage loan at 7.12% per annum. These principal amounts and rates of interest represent the fair values at the dates of acquisition or refinancing. The stated contract amount of the acquisition debt assumed was approximately $16.5 million at the date of acquisition, bearing a weighted average interest rate of 6.1%.

Leverage Policies

We expect to employ leverage in our capital structure in amounts determined from time to time by our board of directors. Although our board of directors has not adopted a policy which limits the total amount of indebtedness that we may incur, it will consider a number of factors in evaluating our level of indebtedness from time to time, as well as the amount of such indebtedness that will be either fixed or floating rate. Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur nor do they restrict the form in which our indebtedness will be taken (including, but not limited to, recourse or non-recourse debt and cross collateralized debt). Our board of directors may from time to time modify our leverage policies in light of the then current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors.

Consolidated Indebtedness to be Outstanding After This Offering

Upon completion of this offering and the formation transactions, we expect to have approximately $680.1 million of total consolidated indebtedness (based on March 31, 2010 pro forma outstanding balances), excluding pro forma amounts expected to be outstanding under our senior secured revolving credit facility, if any. This indebtedness will be comprised of 47 mortgage loans secured by 44 of our properties, all of which is anticipated to be at fixed rates (except for the debt secured by University Place Outparcel). The weighted average interest rate on the fixed rate indebtedness is expected to be 5.7% per annum.

The following table (in thousands) sets forth certain information with respect to the mortgage indebtedness as of March 31, 2010 that we expect will be outstanding after this offering and the formation transactions.

Property	Interest Rate		Principal Amount as of March 31, 2010	Debt Service for the 12 Months Ended March 31, 2010	Maturity Date	Estimated Balance At Maturity
Ocean East Mall	7.01%		$8,379	$738	4/1/2012	$8,056
Coral Plaza	6.50%		4,154	349	8/1/2012	3,955
Nora Corners	6.23%		7,573	620	10/1/2012	7,174
Shops at Aramingo	6.05%		3,415	275	11/1/2012	3,225
Oxon Hill Plaza	5.81%		12,174	952	4/1/2013	11,376
Marketplace Shopping Center	5.50%		9,696	736	5/11/2013	9,017
Orange Promenade	6.00%		16,930	1,241	8/1/2013	16,123
Loch Raven Plaza	5.50%		7,820	586	1/1/2014	7,172
Imperial Plaza	6.00%		6,407	507	5/1/2014	5,856
West River Centre	5.54%		17,961	1,293	7/1/2014	16,534
Fayette Place	5.28%		13,702	957	10/1/2014	12,542
Mahopac Village Center	5.62%		17,160	1,243	9/11/2014	15,768
Torrington Commons (Note A)	5.52%		13,001	932	9/11/2014	11,931
Torrington Commons (Note B)	12.75%		842	111	9/11/2014	822
Williamsburg Shopping Center	5.57%		20,962	1,510	9/11/2014	19,249
Crossroads Shopping Center	5.40%		15,497	1,078	11/11/2014	14,245
Holcomb 400	5.32%		10,261	708	11/11/2014	9,422
Skytop Plaza(1)	4.94%		12,638	659	12/1/2014	13,345
Beach Shopping Center	5.25%		38,756	2,651	12/11/2014	35,507
Northern Lights Shopping Center	5.45%		24,108	1,680	2/1/2015	22,085
Prospect Plaza	5.22%		18,302	1,242	4/11/2015	16,671
Merchants Crossing (Note A)	5.49%		6,765	472	5/11/2015	6,178
Merchants Crossing (Note B)	12.75%		427	56	5/11/2015	415
University Park	5.46%		11,399	792	5/11/2015	10,407
University Place Outparcel(2)	5.75	%(3)	6,500	—	7/31/2015	5,785
Lawrenceville Town Center	5.30%		10,092	720	9/11/2015	8,935
River Pointe Mall	5.10%		8,600	439	10/11/2015	7,908
University Place	5.08%		19,809	1,057	10/11/2015	17,980
Putnam Place (Note A)	5.80%		15,640	1,120	11/11/2015	14,244
Putnam Place (Note B)	12.75%		894	117	11/11/2015	866
College Plaza	5.30%		9,731	661	12/11/2015	8,772
Alpine Commons	5.40%		24,000	1,296	1/11/2016	22,196
Highland Plaza	5.54%		5,431	376	3/11/2016	4,903
Midtown Plaza	6.07%		17,700	1,074	6/11/2016	16,485
Mount Clare Junction	6.06%		18,000	1,091	6/11/2016	16,492
Northland Plaza	6.03%		32,700	1,972	6/11/2016	30,440
Eastover Shopping Center	6.30%		30,900	1,946	8/1/2016	29,789
Namco Plaza	6.29%		6,975	439	9/11/2016	6,522
Tri-City Plaza	5.93%		40,000	2,372	10/11/2016	40,000
Akers Center	5.83%		15,400	898	1/11/2017	14,279
Shaw’s Plaza	5.64%		17,265	974	3/6/2017	15,994
Bath Shopping Center (Inline)	5.55%		7,920	440	4/11/2017	7,920
Fort Steuben Mall(1)	5.62%		40,443	2,951	7/1/2017	35,637
Ultra Plaza	6.36%		10,250	652	8/1/2017	9,580
Key Road Plaza	5.55%		12,880	715	7/11/2017	12,880
Riverside Plaza	5.55%		21,200	1,177	7/11/2017	21,200
Bath Shopping Center (Shaws)	7.13%		9,395	888	7/1/2028	78

Total			$680,054	$44,763		$625,935

(1)	Stated principal amount as of March 31, 2010 reflects a discount from fair value of $707 and $832 for Skytop Plaza and Fort Steuben Mall, respectively. Balance at maturity reflects face value of notes.
(2)	As of March 31, 2010, we had a $5,500 mortgage outstanding on this property. We are negotiating a modification and extension of this mortgage which will increase the principal amount by $1,000, which we expect to close on or prior to the closing of this offering. The information included in this table reflects the modification and extension of this mortgage.
(3)	Reflects current interest rate at the stated interest rate of 1-Month LIBOR (with a base floor of 250 bps) + 325 bps.

Senior Secured Revolving Credit Facility

In connection with this offering and the formation transactions, we have entered into a term sheet with Bank of America, N.A. as administrative agent and Banc of America Securities LLC and Barclays Bank PLC as arrangers to arrange a $200.0 million senior secured revolving credit facility. The senior secured revolved credit facility will contain an accordion feature that would allow us to increase the availability thereunder to $300.0 million under specified circumstances. We and the subsidiaries that own the borrowing base properties are guarantors of this facility. We plan to use funds available under the senior secured revolving credit facility to fund acquisitions, redevelopment activities, tenant improvements, general corporate matters and working capital. Availability under the senior secured revolving credit shall at no time exceed the lesser of (x) 60% of the appraised value of the borrowing base properties and (y) the amount that would result in a debt service coverage ratio for the borrowing base properties of not less than 1.6x.

Maturity, Interest and Fees. The term sheet provides that the senior secured revolving credit facility will have an initial term of three years and will bear interest at a rate per annum equal to LIBOR plus a margin as determined in accordance with the following leveraged-based pricing: (i) if the ratio of consolidated debt to total asset value is less than or equal to 50%, then the interest rate will be LIBOR plus 3.0%, (ii) if the ratio of consolidated debt to total asset value is greater than 50%, but less than or equal to 60%, then the interest rate will be LIBOR plus 3.25% and (iii) if the ratio of consolidated debt to total asset value is greater than 60%, then the interest rate will be LIBOR plus 4.00%, subject to a LIBOR floor of 1.00%. We will also pay certain customary fees and expense reimbursements.

We have the option to extend the initial term of the senior secured revolving credit facility for an additional one-year period, subject to certain conditions, including but not limited to the timely exercise of the extension option; no existing default; payment of an extension fee equal to 0.35% of the facility amount and such other customary terms or conditions as may be agreed upon.

Security. The senior secured revolving credit facility will be secured by mortgages on certain borrowing base properties and/or by pledges of equity of the subsidiaries that own such borrowing base properties.

Financial Covenants. The senior revolving secured credit facility will include the following financial covenants: (i) maximum leverage ratio of consolidated total debt to total asset value not exceeding 65%, (ii) consolidated EBITDA to consolidated fixed charges shall not be less than 1.65x, (iii) tangible net worth of not less than 75% of tangible net worth at the closing of this offering plus 75% of future net equity proceeds, (iv) consolidated floating rate debt shall not exceed 35% of total asset value and (v) recourse indebtedness of the borrower (excluding the senior secured revolving credit facility and unsecured funded debt with a term of five (5) years or more) shall not exceed 5% of total funded debt.

Mandatory Prepayment. Mandatory prepayments under the senior secured revolving credit facility will be as follows, on any day: (i) to the extent outstanding loans and issued and undrawn letters of credit exceed aggregate commitments and (ii) to the extent that the total outstanding loans and issued and undrawn letters of credit exceeds the aggregate borrowing base value of all the borrowing base properties.

Events of Default. We expect the senior secured revolving credit facility will contain customary events of default, including but not limited to non-payment of principal interest fees or other amounts, defaults in the compliance with the covenants contained in the documents evidencing the credit facility, cross-defaults to other material debt and bankruptcy or other insolvency events.

Contractual Obligations

The following table summarizes the amounts due in connection with our contractual obligations described below as of March 31, 2010 for the years ended December 31, 2010 through 2014 and thereafter on a pro forma basis (in thousands). For a description of the pro forma adjustments made to our predecessor’s historical financial statements, See “Unaudited Pro Forma Financial Information” beginning on page F-2.

	Pro Forma					Thereafter	Total
	Nine Months Ended December 31, 2010	Year Ended December 31,
		2011	2012	2013	2014
Mortgages and Other Debt(1)(2)
Interest expense	$29,230	$38,607	$37,564	$34,857	$31,436	$40,902	$212,596
Amortization	5,175	8,124	9,103	9,049	8,422	15,785	55,658
Principal repayment	—	—	22,409	41,516	162,367	404,642	630,935
Unused senior secured revolving credit facility fees	512	683	683	171	—	—	2,048

	34,917	47,413	69,758	85,593	202,225	461,329	901,235
Ground leases	$650	$867	$870	$872	$874	$23,663	$27,796
Operating leases	484	649	605	615	548	1,400	4,301

Total	$36,051	$48,929	$71,233	$87,080	$203,647	$486,392	$933,332

(1)	For purposes of this table, we assumed we borrowed $5,000 under this facility for three years and that there were no further borrowings under this facility.
(2)	Assumes no extension options are exercised.

Off-Balance Sheet Arrangements

As of March 31, 2010, we do not have any off-balance sheet arrangements.

Distribution Policy

We intend to make distributions to holders of shares of our common stock consistent with our intent to be taxed as a REIT, which will require that we annually distribute at least 90% of our taxable income without regard to the deduction for dividends paid and excluding net capital gains. We intend to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of our taxable income. Before we pay any distribution, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and principal and interest, if any. If our cash available for distribution is less than our REIT taxable income, we could be required to sell assets or borrow funds to make cash distributions or we may make a portion of the required distribution in the form of a taxable stock distribution. However, we have no intention to use the net proceeds from this offering to make distributions nor do we intend to make distributions using shares of our common stock.

Distributions declared by us will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law, maintaining our qualification as a REIT and the capital requirements of the company. We cannot assure you that our estimated distributions will be made or sustained. Any distributions we pay in the future will depend upon our actual results of operations, economic conditions and other factors that could cause future distributions to differ materially from our current expectations.

Cash Flows

Comparison of Three Months Ended March 31, 2010 to Three Months Ended March 31, 2009 (in thousands)

Net cash. Cash on hand was $16,111 and $20,294, as of March 31, 2010 and March 31, 2009, respectively.

Operating activities. Net cash provided by operating activities decreased $1,532 to $5,527 for the three months ended March 31, 2010 compared to $7,059 for the three months ended March 31, 2009.

Investing activities. Net cash used in investing activities decreased $1,134 to $3,446 for the three months ended March 31, 2010 compared to $4,580 for the three months ended March 31, 2009. Such decrease of cash used in investing activities was primarily the result of decreased net expenditures in 2010 compared to 2009 for real estate improvements.

Financing activities. Net cash used in financing activities increased $2,382 to $6,018 for the three months ended March 31, 2010 compared to $3,636 for three months ended March 31, 2009. Such increase was primarily due to lower net activity provided from mortgage financings of $2,876 in 2010 compared to 2009.

Comparison of Year Ended December 31, 2009 to Year Ended December 31, 2008 (in thousands)

Net cash. Cash on hand was $20,048 and $21,451, respectively, as of December 31, 2009 and 2008.

Operating activities. Net cash provided by operating activities decreased $784 to $28,305 for the year ended December 31, 2009 compared to $29,089 for the year ended December 31, 2008.

Investing activities. Net cash used in investing activities increased $14,287 to $20,600 for the year ended December 31, 2009 compared to $6,313 for the year ended December 31, 2008. Such increase of cash used in investing activities was primarily the result of a non-recurring sale of a land parcel in 2008 for $10,375 and increased net expenditures in 2009 for real estate improvements and acquisitions of $5,714.

Financing activities. Net cash used in financing activities decreased $18,547 to $9,108 for the year ended December 31, 2009 compared to $27,655 for the year ended December 31, 2008. Such decrease was primarily due to higher net activity provided from mortgage financings of $10,394 in 2009 compared to 2008 and a decrease in net cash disbursed to owners in 2009 compared to 2008 of $8,059.

Comparison of Year Ended December 31, 2008 to Year Ended December 31, 2007 (in thousands)

Net cash. Cash on hand decreased $4,879 to $21,451 for the year ended December 31, 2008 compared to $26,330 for the year ended December 31, 2007.

Operating activities. Net cash provided by operating activities increased $1,385 to $29,089 for the year ended December 31, 2008 compared to $27,704 for the year ended December 31, 2007.

Investing activities. Net cash used in investing activities decreased $9,323 to $6,313 for the year ended December 31, 2008 compared to $15,636 for the year ended December 31, 2007. Such decrease of cash used in investing activities was primarily the result of decreased expenditures in 2008 for net real estate improvements of $56,339 offset by the sale of a land parcel in 2008 for $10,375 and by net proceeds of $54,253 received from the sale of a property in 2007 not recurring in 2008.

Financing activities. Net cash used in financing activities increased $22,873 to $27,655 used in the year ended December 31, 2008 compared to $4,782 provided by the year ended December 31, 2007. Such increase was primarily due to lower net activity provided from financings of $9,636 in 2008 compared to 2007 and an increase in net cash disbursed to owners in 2008 compared to 2007 of $11,256.

Net Operating Income

Following the closing of this offering, our financial reports will include a discussion of property net operating income, or NOI. NOI is a non-GAAP financial measure that consists of rents, expense recoveries and percentage rents, less operating, maintenance and management expenses and real estate and other taxes. We use

NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Therefore, we believe NOI is a useful measure for evaluating the operating performance of our properties. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from net income (loss) attributable to equity owners. NOI should not be considered as an alternative to net income (loss) attributable to equity owners as presented in our combined historical and unaudited pro forma condensed consolidated financial statements.

The following table presents a reconciliation of our historical and pro forma net income (loss) attributable to equity holders to NOI for the periods presented (in thousands):

		Pro Forma				Pro Forma
		For the Three Months Ended March 31, 2010	For the Three Months Ended March 31, 2010	For the Three Months Ended March 31, 2009		For the Year Ended December 31, 2009	For the Year Ended
							December 31, 2009	December 31, 2008	December 31, 2007
		(unaudited)	(unaudited)	(unaudited)		(unaudited)
Net income (loss) attributable to equity holders	$		$(3,451)	$(5,048)	$		$(18,054)	$(17,702)	$33,576
Add:
General and administrative expenses		6,060	4,834	3,371		18,402	16,720	13,817	16,503
Incentive fees		—	319	656		—	2,933	3,127	4,263
Depreciation and amortization		11,872	11,894	12,299		49,047	49,136	51,858	38,889
Interest expense		10,807	16,100	16,021		56,031	64,616	65,606	56,444
Unrealized losses on derivatives		—	—	223		—	—	4,700	510
Net income attributable to non-controlling interests			30	62			249	263	240
Less:
Management and other property related fees		676	676	633		2,643	2,643	2,720	2,457
Other income		301	301	275		873	873	1,068	1,049
Interest income		44	44	46		182	182	461	1,125
Gain on the sale of a land parcel		—	—	—		—	—	6,463	—
Unrealized gain on derivatives		—	939	—		—	2,217	—	—
Gain on sale of discontinued operations		—	—	—		—	—	—	52,186
Income from discontinued operations		—	—	—		—	—	—	604
Net loss attributable to non-controlling interests		116	—	—		4,727	—	—	—

Property net operating income (NOI)	$		$27,766	$26,630	$		$109,685	$110,957	$93,004

Funds from Operations

Following the closing of this offering, our financial reports will include a discussion of funds from operations, or FFO. We compute FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts, or NAREIT, which defines FFO as net income (loss) (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of depreciable operating properties, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs), less distributions to non-controlling interests and gains/losses from discontinued operations and after adjustments for unconsolidated partnerships and joint ventures. FFO is a widely recognized non-GAAP financial measure for REITs that we believe, when considered with financial statements determined in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs. In addition, FFO is useful to investors as it captures features particular to real estate performance by recognizing that real estate has generally appreciated over time or maintains residual value to a much greater extent than do other depreciable assets. Investors should review FFO, along with GAAP net income, when trying to understand an equity REIT’s operating performance. We present FFO because we consider it an important supplemental measure of our operating performance and believe that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. There can be no assurance that FFO presented by us is comparable to similarly titled measures of other REITs. FFO does not represent cash generated from operating activities and should not be considered as an alternative to net income (loss) determined in accordance with GAAP or to cash flow from operating activities determined in accordance with GAAP. FFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Although FFO is a measure used for comparability in assessing the performance of REITs, as the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another.

The following table presents a reconciliation of our historical and pro forma net income (loss) to FFO for the periods presented (in thousands).

	Pro Forma			Pro Forma
	For the Three Months Ended March 31, 2010		For the Three Months Ended March 31, 2010	For the Year Ended December 31, 2009		For the Year Ended
						December 31, 2009	December 31, 2008	December 31, 2007
	(unaudited)		(unaudited)	(unaudited)
Net income (loss)	$(77)		$(3,421)	$(10,810)		$(17,805)	$(17,439)	$33,816
Add:
Depreciation and amortization	11,872		11,894 (2)	49,047		49,136 (2)	51,858 (2)	38,889 (2)
Less:
Net income attributable to non-controlling interests	(60	)(1)	(41)	(240	)(1)	(294)	(308)	(285)
Gain on sale of discontinued operations	—		—	—		—	—	(52,186)

Funds from operations	$11,735		$8,432	$37,997		$31,037	$34,111	$20,234

(1)	Pro forma adjustments attributable to third-party ownership interests in certain subsidiaries of our operating partnership.
(2)	Includes adjustment for proportionate share of depreciation expense relating to non-controlling interests.

Inflation

Substantially all of our leases provide for separate real estate tax and operating expense escalations. In addition, many of the leases provide for fixed base rent increases. We believe inflationary increases may be at least partially offset by the contractual rent increases and expense escalations described above. We do not believe inflation has had a material impact on our historical financial position or results of operations.

Seasonality

We do not consider our business to be subject to material seasonal fluctuations.

Quantitative and Qualitative Disclosures About Market Risk

Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. One of the principal market risks facing us is interest rate risk on our floating rate indebtedness. The only floating rate indebtedness we expect to have following this offering is our senior secured revolving credit facility.

Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes, we intend to mitigate the risk of interest rate volatility through the use of hedging instruments, such as interest rate swap agreements and interest rate cap agreements. Our primary objectives when undertaking hedging transactions and derivative positions will be to reduce our floating rate exposure and to fix a portion of the interest rate for anticipated financing and refinancing transactions. This in turn will reduce the risk that the variability of cash flows will impose on floating rate debt. However, we can provide no assurances that our efforts to manage interest rate volatility will successfully mitigate the risks of such volatility on our portfolio. We are not subject to foreign currency risk.

We are exposed to interest rate changes primarily through (i) the floating rate senior secured revolving credit facility we intend to use to maintain liquidity, fund capital expenditures, redevelopment activities and expand our real estate investment portfolio, (ii) property-specific floating rate construction financing, and (iii) other property-specific floating rate mortgages. Our objectives with respect to interest rate risk are to limit the impact of interest rate changes on operations and cash flows, and to lower our overall borrowing costs. To achieve these objectives, we may borrow at fixed rates and may enter into derivative financial instruments such as interest rate swaps or caps in order to mitigate our interest rate risk on a related floating rate financial instrument. We do not enter into derivative or interest rate transactions for speculative purposes.

As of March 31, 2010, we had total outstanding floating rate mortgage debt obligations of $276.2 million, of which approximately $175.6 million effectively had been converted to fixed interest rates via interest rate swap contracts. The average annual fixed interest rates of the floating rate mortgage debt related to the interest rate swap contracts was 3.3% per annum. Based on our variable balances, interest expense would have increased by approximately $0.8 million for the twelve months ended March 31, 2010 if short-term interest rates had been 1% higher. It is our intention to repay all of the floating rate mortgage debt and terminate all the related interest rate swap contracts with the net proceeds of this offering. As of March 31, 2010, the weighted average interest rate on the $844.3 million of fixed-rate indebtedness outstanding was 5.9% per annum, with maturities at various dates through 2018.

At March 31, 2010, we had accrued liabilities (included in accounts payable, accrued expenses and other liabilities on the combined balance sheet) for approximately $2.7 million relating to the fair value of interest rate swaps applicable to existing floating rate mortgage loans payable obligations.

As of March 31, 2010, the fair market value of our outstanding debt was approximately $1.1 billion, which was approximately $14.1 million less than historical book value as of that date.

Interest risk amounts were determined by considering the impact of hypothetical interest rates on our financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur in that environment. Further, in the event of a change of that magnitude, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in our financial structure.

ECONOMIC AND MARKET OVERVIEW

We have obtained certain market data included herein from publicly available information and other industry sources. These sources generally state that the information they provide has been obtained from sources believed to be reliable. Forecasts are based on data (including third-party data), models and experience of these sources, and are based on various assumptions, all of which are subject to change without notice. There is no assurance any of the projected amounts will be achieved. We believe the data others have compiled are reliable, but we have not independently verified this information.

Retail Industry Overview

According to statistics published by the ICSC and CoStar Realty Information, Inc., there were an estimated 103,000 shopping centers in the United States representing over seven billion square feet of aggregate gross leasable area as of the end of 2009. Retail sales of goods typically sold at shopping centers totaled $2.25 trillion in 2009 and have grown at an annual compounded rate of 4.2% per year since 1992.

Retail shopping centers are traditionally categorized in one of four formats: neighborhood shopping centers, community shopping centers, regional malls and super regional malls. These centers are distinguished by various characteristics including size, the number and type of anchor tenants, the distance and travel time from consumers’ homes, the types of products sold and the customer base. Our business focuses primarily on neighborhood shopping centers and community shopping centers.

Neighborhood shopping centers typically are grocery- or drug store-anchored centers between 30,000 and 150,000 square feet in size that provide consumers with convenience and necessity goods such as food, drugs and services for the daily living needs of residents in the immediate neighborhood. Community shopping centers generally are between 100,000 and 350,000 square feet in size and typically contain multiple anchors and include tenants that sell apparel, accessories, home goods, hardware or appliances in addition to the convenience goods and services provided by a neighborhood shopping center.

We believe over the next several years the performance of neighborhood and community shopping centers will benefit from the limited completion and delivery of new developments, improving macroeconomic conditions and a renewed focus on non-discretionary goods and services by retailers and consumers alike.

Non-Discretionary Spending Outlook

We expect the current economic environment will lead to increased customer traffic at shopping centers like ours with value-driven and discount retailers as consumers redirect their purchases away from higher-cost and discretionary retailers. Additionally, we anticipate value-oriented retailers will continue to benefit on a relative basis even after the current financial crisis subsides as the severity of the recent recession is likely to impact consumer behavior for an extended period.

We believe grocery- and drug-store anchored neighborhood and community shopping centers generally are more resilient during economic downturns relative to retail centers that are more dependent upon discretionary spending. In 2009, according to figures published by the U.S. Census Bureau in the Monthly Retail Trade Report, total grocery store sales were in excess of $526 billion and have grown at an average rate of 3.5% per year for each of the last five years. According to the ICSC, supermarkets draw local customers an average of two-and-a-half times a week, generating reliable and repeat customer traffic.

After an extended period of positive growth, retail chain store sales growth, as measured by the ICSC, fell off sharply beginning in September 2008. This weakness was consistent with the broader economic slowdown, and persisted for a total of 12 months. However, in September 2009, retail chain store sales growth once again turned positive. We believe this trend is likely to build momentum as the U.S. consumer gains confidence in broader economic recovery.

Our belief that macroeconomic fundamentals are now recovering is further evidenced by labor market improvements and a return to positive growth in GDP. According to figures published by the Bureau of Labor Statistics, following a period of sustained job loss throughout 2008 and 2009, the U.S. economy experienced five consecutive months of positive job growth from January through May 2010. Additionally, GDP has also resumed a positive growth trend with the Department of Commerce registering increases of 2.2%, 5.6% and 3.2% in the third and fourth quarters of 2009 and first quarter of 2010, respectively.

Retail Real Estate Supply & Demand Fundamentals

According to data published by Reis, Inc., an independent industry research provider, the total new supply of neighborhood and community shopping center space entering the market in 2009 was the lowest on record since the company began tracking the metric more than a decade ago. Additionally, forecasts of new community and neighborhood center space to be completed over the next five years are well below historical levels and should serve to benefit existing property owners through decreased competition for tenants. We believe existing financial constraints will continue to limit open air retail center development.

Supporting Long-Term Demographics

We also expect long-term demographic trends will have a substantial positive impact on aggregate consumer spending. According to the most recent estimates by the U.S. Census Bureau, population growth is expected to remain near historical averages of approximately 1% per year over the next two decades. This translates into total population growth of more than 91 million people from 2000 to 2030, or an increase of 32.4%. Additionally, from 2000-2009, population in the 52 largest Metropolitan Statistical Areas (or MSAs) increased by 10.9%, according to the U.S. Census Bureau. This growth was driven by an aggregate 15.3% increase in population outside the most dense county within each MSA. Given the location of our assets, we expect to benefit from this continued trend of migration into suburban counties.

BUSINESS AND PROPERTIES

Overview

We are a vertically integrated, self-administered and self-managed real estate investment trust, or REIT, that acquires, manages, leases, repositions and redevelops grocery and value-retail anchored shopping centers primarily in the Southeast, Northeast, Midwest and Mid-Atlantic United States. As of March 31, 2010, our portfolio consisted of 86 shopping centers totaling approximately 13.4 million square feet of gross leasable area, or GLA, located in 24 states. The shopping centers in our portfolio typically are tenanted by retailers that focus on value and necessity items and services, with approximately 66% of our annualized base rent derived from grocery-anchored shopping centers. We believe such retail shopping centers generate reliable customer traffic, which will provide us with more consistent property cash flows to support our ability to sustain our distributions through all economic cycles.

We were formed to continue the business of our predecessor, including our management company, which is a nationally recognized real estate operator and redeveloper that was established in 1991 by Adam Ifshin, our Chairman, Chief Executive Officer and President, and Stephen Ifshin, our Vice Chairman. Our senior management team has an average of more than 20 years of real estate industry experience through several real estate, credit and retail cycles and has developed significant expertise in real estate asset management, leasing, property management, acquisitions, dispositions, financial structuring, construction and redevelopment management and related legal and environmental matters. Since the founding of our predecessor entity in 1991, we have acquired over 100 retail shopping centers representing an aggregate transaction value of approximately $1.5 billion in 60 transactions totaling more than 16.8 million square feet in GLA, creating the 13th largest private owner of shopping centers in the United States as of December 2009, according to Retail Traffic magazine. We are vertically integrated across all critical real estate operations and have more than 90 professionals who pro-actively and entrepreneurially manage our shopping centers with a long-term, hands-on approach that emphasizes the aggressive leasing of vacant spaces, attentive asset management and rigorous expense control.

Our primary business objectives are to increase cash flow from operations, achieve sustainable long-term growth and maximize stockholder value through stable dividends and stock appreciation. We seek to accomplish these objectives by improving the overall performance and positioning of our assets. We believe we can increase occupancy and rental rates by signing new leases with national and regional retailers that do not have a store in one or more of our shopping centers through regular portfolio reviews, canvassing the trade area around each of our shopping centers to sign new leases with tenants already in the market seeking to relocate or add a new store, adding new retail concepts to our shopping centers that complement the existing tenancy, professionally marketing and advertising our shopping centers to interested audiences, completing tenant installations on time and in budget so retailers can be open for business and by operating attractive, well maintained shopping centers that attract consistent consumer traffic and facilitate retaining our existing tenants. We utilize our asset and property management expertise to seek to reduce property operating expenses, make our shopping centers as competitive as possible and lower the occupancy cost for each tenant by competitively re-bidding vendor contracts at least annually, employing national or regional contracts for services where costs can be reduced through economies of scale, investing in preventative maintenance at each shopping center and by engaging in regular tax certioraris to challenge and reduce real estate tax expenses.

We target acquisitions that offer what we believe to be accretive returns, and significant upside through one or more of the following: vacant space for immediate lease-up, below-market rents in the existing tenancy, expansion opportunities, reducible cost structures, economies of scale and/or repositioning or redevelopment opportunities. We believe our focus differentiates us from many of our competitors, who frequently target core, stabilized properties. We also seek to acquire assets in opportunistic off-market transactions through our extensive relationships across the real estate and retail industries and through opportunities arising from our third-party asset management business. We do not intend to engage in any ground-up development activity.

Our portfolio was approximately 88.3% leased as of March 31, 2010, with approximately 1.6 million square feet of GLA available for leasing. The occupancy of our portfolio reflects our strategic focus on acquiring properties that have relatively lower occupancy and rental rates, where we believe we can significantly improve operations and cash flow. We are intensely focused on leasing our properties. During the three months ended March 31, 2010 and the year ended December 31, 2009, despite a very difficult economic environment for retail tenants, we leased approximately 432,916 square feet and 1.3 million square feet of GLA, respectively, including new leases totaling approximately 177,609 square feet and 360,000 square feet and renewals totaling approximately 255,307 square feet and 933,873 square feet. In addition, from April 1, 2010 through June 25, 2010, we executed 30 new leases for an additional 165,200 square feet of GLA at an average base rent per square foot of approximately $12.95. Over the same period, we renewed 44 leases totaling 204,383 square feet of GLA at an average base rent per square foot of approximately $11.09. We have also accepted 17 non-binding letters of intent for new leases for which we have entered into lease negotiations for an additional aggregate 71,147 square feet of GLA with an average base rent per square foot of approximately $12.56 and 15 non-binding letters of intent for lease renewals for which we have entered into lease negotiations for an additional aggregate 81,893 square feet of GLA with an average base rent per square foot of approximately $9.15. Our tenant base is broadly diversified across a variety of national, regional and local retailers including supermarkets, drugstores, general merchandisers, home goods providers, clothing and shoe stores, specialty retail, service providers and restaurants. Our five largest tenants, as of March 31, 2010, were Ahold (the parent company of Stop & Shop and Giant Food Stores), Supervalu, Kroger, Publix and Sears, none of which represented more than 5% of our annualized base rent.

We are a Maryland corporation that was formed on March 8, 2010. We currently operate our business through our predecessor, which is not a legal entity but rather a combination of entities as more fully described in the notes to our combined financial statements appearing elsewhere in this prospectus. Upon completion of this offering, we will conduct all of our business activities through our operating partnership, of which we are the sole general partner and expect to hold a         % ownership interest upon completion of this offering. We are “vertically integrated” in that we are able to provide a full spectrum of real estate services, including asset and property management, leasing, construction and financing, to support our existing portfolio. Our principal executive offices are located at 580 White Plains Road, Tarrytown, New York 10591. In addition, we have regional leasing and property management offices in Atlanta, Georgia; Chicago, Illinois; and Towson, Maryland. Our telephone number is (914) 631-3131. Our website address is www.dlcreit.com. The information on, or otherwise accessible through, our website does not constitute a part of this prospectus. We intend to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2010.

Our Business Strengths

The following business strengths serve as the foundation of our business:

•

Established, Diversified Portfolio of Grocery and Value-Retail Anchored Shopping Centers. As of March 31, 2010, our portfolio consisted of 86 shopping centers totaling approximately 13.4 million square feet of GLA located in 24 states. Our portfolio is balanced and diversified across our primary markets and by tenant concentration. Our portfolio is generally located in established markets in or near metropolitan areas, as well as selected smaller markets with stable employers, such as state capitals and university towns. Approximately 66% of our annualized base rent is generated from grocery-anchored shopping centers, and our portfolio is comprised predominantly of shopping centers with tenants that provide necessity items and services, which we believe to be advantageous throughout all economic cycles. Our four largest tenants represent four of the five largest grocery store chains in the United States as of March 31, 2010. No single tenant represents more than 5.0% of our annualized base rent in aggregate and our top ten tenants represent less than 30% of our annualized base rent in aggregate. The average remaining lease term for our five largest tenants was 7.5 years as of March 31, 2010. Our year-end occupancy and average tenant renewal rates for each of 2007, 2008 and 2009 and for the three months ended March 31, 2010 were 90.4%, 89.7%, 88.1% and 88.3%, respectively and 76.4%, 78.6%, 76.2% and 82.4%, respectively. We believe the diversity of our portfolio will enable us to generate predictable cash flows over time.

•

Significant Internal Growth Potential. As of March 31, 2010, our portfolio was 88.3% leased. The occupancy of our portfolio reflects our strategic focus on acquiring properties with relatively lower occupancy and rental rates, where we believe we can significantly improve operations and cash flow. We believe our proven leasing and property management teams as well as our extensive redevelopment and repositioning experience will enable us to continue to generate internal growth by increasing occupancy and rental rates while tightly controlling costs. Our approximately 1.6 million square feet of GLA available for leasing as of March 31, 2010 offers immediate opportunity for incremental cash flow generation with what we believe to be modest lease-up investments.

•

Significant External Growth Potential. We believe that, as a result of the continued disruption in the real estate market, there will be opportunities over the next several years to acquire assets that are under-leased or have below-market rents, and to acquire over-leveraged and under-capitalized shopping centers for redevelopment and repositioning. We believe we have established an extensive network of tenant, corporate, broker, lender, special servicer and institutional relationships that will enable us to continue to source new acquisition and redevelopment opportunities.

•

Entrepreneurial Investment Focus. We believe we have an entrepreneurial corporate culture, and approach the retail real estate business with a different perspective than many of our peers. We seek to acquire assets where we believe we can generate accretive returns by employing our human capital and expertise, rather than focusing on the acquisition of low vacancy, stabilized assets where we see limited upside. The acquisitions we pursue are typically characterized by below-market rents and/or occupancy levels. We seek to generate higher returns through one or more of the following: the lease-up of available space for which no income was ascribed in the acquisition; re-tenantings to upgrade tenant quality and/or increase rents; repositionings to drive additional consumer traffic by more appropriately catering to the local market; and redevelopments in situations where we believe substantial capital investments are warranted by the opportunity to generate commensurately higher returns.

•

Experienced and Committed Management Team. Our senior management team, which is led by Adam Ifshin, has been in place since 2005 and has an average of more than 20 years of real estate industry experience through several real estate, credit and retail cycles. In addition, upon consummation of this offering and the formation transactions, our senior management team will collectively own approximately         % of our outstanding common stock on a fully diluted basis. As a result of their significant ownership interest, our senior management team’s interests are aligned with those of our stockholders and they are highly incentivized to maximize returns for our stockholders.

•

Strong Relationships with a Diverse Group of Nationally Recognized Retailers. We have strong relationships and completed multiple transactions with many leading retailers including Ahold, CVS, Dollar Tree, Family Dollar, Kroger, LA Fitness, Publix, Ross Stores, Sears, Supervalu, The TJX Companies, Walgreens and Wal-Mart. We believe our strong retailer relationships create new leasing opportunities as these retailers expand while also supporting our tenant retention rate and reducing our marketing, leasing and tenant improvement costs that would otherwise result from having to re-lease space. Additionally, we believe these relationships are important to enabling us to successfully complete redevelopment opportunities.

•

Flexible Capital Structure Enables Us to Take Advantage of Acquisition Opportunities. Upon consummation of this offering and the formation transactions, our aggregate indebtedness (other than under our senior secured revolving credit facility) will consist almost entirely of fixed rate debt, which will have staggered maturities with a weighted average maturity of approximately 5.4 years and a weighted average interest rate of 5.7% per annum. None of our indebtedness will mature until 2012 and approximately $62.3 million (or approximately 9.2% of our total indebtedness upon completion of this offering and the formation transactions) will mature prior to 2014. We have entered into a term sheet with affiliates of the underwriters of this offering to arrange a three-year, $200.0 million senior secured revolving credit facility to fund acquisitions, redevelopment activities, tenant improvements, general corporate matters and working capital. In addition, our operating partnership units will provide us with tax deferred acquisition currency and further increase our flexibility in structuring acquisitions.

Business and Growth Strategies

Our primary business objectives are to increase cash flow from operations, achieve sustainable long-term growth and maximize stockholder value through stable dividends and stock appreciation. The strategies we intend to execute to achieve these goals include:

•

Focus on Grocery and Value-Retail Anchored Shopping Center Ownership, Acquisition and Repositioning in Our Primary Markets. We believe our portfolio is well positioned to perform through different economic cycles due to our tenants’ focus on value and necessity items and services. In addition, we focus on established markets in or near metropolitan areas, as well as selected smaller markets with stable employers such as state capitals and university towns primarily in the Southeast, Northeast, Midwest and Mid-Atlantic United States. We intend to continue to pursue a broad mix of national, regional and local value-focused tenants, such as grocery stores, drugstores and discounters, as we believe these retailers are less reliant on sales of discretionary goods. We believe these retailers generate more consistent customer traffic and sales over time than retailers that rely on higher-end consumers and high levels of disposable income. Our acquisition strategy will focus primarily on shopping centers with what we believe to be longer-term growth potential as opposed to fully stabilized assets that provide more limited opportunities to grow cash flow. We also believe that because of our established operational platform and reputation, our deep market relationships and our reliable track record of executing transactions, we are a desirable buyer for institutions and individuals desiring to sell properties.

•

Maximize Cash Flow from Existing Properties. We aggressively seek to lease vacant space through our national retailer relationships and local, on-the-ground canvassing, while providing for an appropriate tenant mix for the local market. Our efforts are driven by our proven in-house leasing and property management teams that utilize a centralized infrastructure in conjunction with our regional leasing and property management offices. We believe we have established a reputation for delivering tenant spaces on time and at or under budget. Our continued focus on reducing operating expenses enables us to generate additional cash flow and makes our properties more competitive by reducing our tenants’ total cost of occupancy. Further, we expect to take advantage of what we believe will be a period of increasing retail demand combined with limited new supply of shopping centers to lease the approximately 1.6 million square feet of GLA available for leasing in our portfolio, as of March 31, 2010.

•

Exploit Existing Internal Growth Opportunities. We have historically pursued an investment strategy focused on acquiring properties that have relatively lower occupancy and rental rates where we believe we can improve the performance of these properties. We have significant real estate management, leasing, property management, and construction and redevelopment management expertise that we employ to improve operations and increase cash flows at these properties. This includes renovating and re-tenanting the properties to reposition them as attractive destinations that are competitive within their markets, as well as tightly controlling operating expenses. As a result of these embedded internal growth opportunities, we believe we are not dependent solely upon new acquisitions to grow our business. Historically, we funded our redevelopment projects from cash on hand, capital contributions or from indebtedness incurred by an existing entity. Certain of the repositionings we have pursued in the past are described below.

•

Levittown Town Center. We acquired our initial interest in this shopping center in 2001 in an off-market transaction and acquired our remaining interest from our partner in 2008 with the intention of completely redeveloping the property. Originally opened in 1953, the center had been significantly neglected and was in poor physical condition, no longer attracted consumers and as a result was less than 25% occupied. We completed the redevelopment in late 2009 at a cost below our redevelopment budget of approximately $29.5 million, achieving occupancy of approximately 90% even while leasing the project in the face of the recent recession. Prior to demolition, we secured all necessary local, county and state approvals, including approval under Act 2 of Pennsylvania’s Department of Environmental Protection. We then remediated the entire 62-acre site including asbestos abatement and demolition of approximately 500,000 square feet of existing space and the removal of 41 underground storage tanks. To mitigate the risk of redevelopment and establish the property as an attractive retail destination, we entered into a long-term ground lease with The Home Depot for a 98,000 square foot retail store and sold a condominium interest to Wal-Mart for a 192,000 square foot supercenter, the retailer’s first supercenter in the Philadelphia metropolitan statistical area. We further reduced the risk of redevelopment by pre-leasing approximately 90% of the remaining space in the center prior to commencing construction to retailers including Advance Auto Parts, Bridgestone/Firestone, Dollar Tree, DOTS, Famous Footwear and Ross Dress for Less, consistent with our leasing and merchandising strategy.

•

Beach Shopping Center. We acquired this property in May 2000 from the estate of the original developer with the intention of redeveloping the asset. The center was originally developed in 1958 but had not been materially renovated since. At the time of acquisition, the property was approximately 73% occupied, had significant deferred maintenance and with an undersized, 33,500 square foot Grand Union grocery anchor was no longer competitive with other shopping centers offering newer amenities and significantly larger grocery stores. As the first step in redeveloping the center, and as a means of mitigating the risks of redevelopment, Stop & Shop agreed to acquire Grand Union’s lease when the company filed for bankruptcy in October 2000, keeping this income in place during the redevelopment. We then negotiated a new 25-year lease at significantly higher rent with Stop & Shop to build a brand new 67,000 square foot supermarket prototype. We further reduced our redevelopment risk through Stop & Shop making significant contributions to the offsite work necessary to add a new signalized entrance to the center and to the onsite construction costs of redeveloping the center, and by Stop & Shop funding 100% of any construction costs to their new store in excess of $85 per square foot. To create room to build the new Stop & Shop store, we needed to demolish the existing grocery store and nine small-shop tenant spaces, which we accomplished by negotiating multiple tenant relocations (five tenants had long-term leases without relocation clauses), including moving CVS to a new build-to-suit pad site under a new 22-year lease at significantly higher rent. We also secured numerous approvals and variances from city, county and state authorities on an accelerated basis, including New York State Department of Transportation and Department of Environmental Conservation. We completed the approximately $21.2 million redevelopment on time and within budget in 2004.

•

Spring Valley Marketplace. We acquired this property as part of a larger portfolio in 1999 in an off-market transaction. The center had been built in 1989 but had lost consumer traffic to newer competing shopping centers, and we acquired it for approximately $33.0 million as a redevelopment candidate recognizing that it was under-managed and in need of significant capital expenditures, with occupancy well below market. We saw an excellent opportunity to reposition the center based upon its prime location and visibility at a major exchange on the New York Thruway (I-87), with direct access to consumers in Rockland County. To reestablish the property as a retail destination, we convinced Target Corporation to acquire a 9.7-acre parcel on which it opened a 124,000 square foot store, which required relocating tenants and demolishing a portion of the original center to make room for Target. Next, we signed a new lease with Christmas Tree Shops for their first store located outside of New England, installing them in a new 50,000 square foot store we constructed in retrofitted space that formerly housed a movie theater and small-shop tenants. We continued to redevelop and re-tenant the center with necessity and value-focused retailers including Carter’s, Catherines, David’s Bridal, Justice, Nine West, Sleepy’s and TJ Maxx. In 2006, we recaptured the center’s aging, 20-year old grocery store, which we completely redeveloped after pre-leasing the space to Bed Bath & Beyond (36,000 square feet) and Michael’s Arts & Crafts (23,545 square feet) of new, 10-year leases, increasing total in-place rent by more than 66.1%. We secured all municipal and state approvals required for the redevelopment, including a new pylon sign on the Thruway, and in January 2007, after having achieved an occupancy rate of more than 99%, sold the center for approximately $58.5 million representing a gain of approximately $28.8 million.

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Tower Shopping Center. We acquired this property in January 2004 from a leading publicly traded REIT with the intention of repositioning the asset by improving the mix of retailers, leasing up the center’s vacancies, and moving a number of below-market leases to market rents. The center was well located immediately off an exit of Interstate 440, the Raleigh Beltline, and was anchored by Food Lion and Big Lots, each well suited to the market’s working class, blue collar demographics. While a new Walmart Supercenter-anchored and a new Food Lion-anchored shopping center were under development within approximately one mile and two miles, respectively, east on New Bern Avenue, we believed Tower could be positioned to compete effectively. To increase consumer traffic to the shopping center, we exercised a lease termination right and replaced a local furniture retailer that was paying $2.89 per square foot gross with A.J. Wright, a division of The TJX Companies, for $6.00 per square foot, net. Over time we also upgraded a number of the center’s small-shop tenants, including converting an unoccupied bank pad site to a Dunkin’ Donuts, increasing these rents to market, and we leased the 13,190 square foot vacant theater at the front of the center, converting it into retail and services space. As a result, we increased net operating income at the shopping center by approximately 60% between 2004 and 2009, from approximately $714,000 to $1,144,000.

•

Achieve External Growth Through Disciplined Acquisition Strategy. We target grocery and value-retail anchored shopping centers that offer what we believe to be significant upside through one or more of the following: vacant space for immediate lease-up, below-market rents in the existing tenancy, expansion opportunities, reducible cost structures, economies of scale and/or repositioning or redevelopment opportunities. We underwrite each acquisition to generate accretive returns and then seek to increase these returns over time by improving occupancy and cash flow at our properties. In addition, we seek opportunities to acquire properties that offer potential longer-term value creation opportunities. We believe there will be opportunities to acquire properties that have relatively lower occupancy and rental rates and/or repositioning and redevelopment opportunities, in addition to over-leveraged and under-capitalized shopping centers, over the next several years as a result of the continued market disruption in the real estate market.

We believe our unique strategy of acquiring non-core, unstabilized or distressed properties offers greater growth opportunities than acquiring stabilized properties. We are particularly focused on markets where we are an experienced owner and/or where our existing relationships provide natural opportunities for growth. We expect to pursue opportunities with financially distressed sellers that are unable to invest new capital to take advantage of leasing and redevelopment opportunities. In addition, we intend to, on a selective basis, opportunistically invest in non-performing or distressed debt secured by retail real estate assets with a view to subsequently taking control of the property, generally referred to as loan-to-own investments, and have successfully completed a number of these investments. We also pursue opportunities to acquire properties that we manage for third parties in off-market transactions. We periodically review our portfolio and, when appropriate, we may sell properties and opportunistically reallocate our capital.

•

Leverage Our Vertically Integrated Infrastructure. We are vertically integrated across all critical real estate operations, with more than 90 professionals who have significant expertise in real estate asset management, leasing, property management, acquisitions, dispositions, financial structuring, construction and redevelopment management and related legal and environmental matters. As of March 31, 2010, we managed 38 shopping centers on behalf of third parties totaling approximately 3.5 million square feet of GLA in 18 states and generating over $2.0 million of annual revenue for us. We have built an extensive infrastructure of personnel, policies and procedures that we believe enables us to manage and lease a large property portfolio with a diverse group of retail tenants. For example, we believe we have been able to maintain a lower ratio of accounts receivables to revenues than many of our competitors through our hands-on approach to managing tenant arrearages. Delinquent tenants are contacted within 10 days of their rental due date by our accounting department, and members of senior management, including our chief financial officer and chief operating officer, review all material arrearages weekly to determine the best means of collecting all past due rents.

Existing Portfolio

As of March 31, 2010, our portfolio consisted of 86 shopping centers totaling approximately 13.4 million square feet of GLA and was approximately 88.3% leased. We refer to the properties in our portfolio as “grocery and value-retail anchored shopping centers,” which are shopping centers whose largest tenants, which drive customer traffic, are grocery stores and value-oriented retailers whose products are generally necessity-based items. The occupancy of our portfolio reflects our strategic focus on acquiring properties that have relatively lower occupancy and rental rates, where we believe we can significantly improve operations and cash flow. The table below presents an overview of our portfolio as of March 31, 2010.

Property Name	Year Built	Year Renovated	Location	Metropolitan Statistical Area	Total GLA(1)	Percent Leased(2)	Annualized Base Rent(2)(3)	Annualized Base Rent Per Leased Square Foot(4)	Anchors	Shadow Anchors(5)
Southeast							(in thousands)

Highland Square	1961	2003/2006	Jacksonville, FL	Jacksonville	262,192	93.3%	$2,930	$10.47	Publix, Big Lots, A.J. Wright, Office Depot, Beall’s Outlet, Family Dollar, Dollar Tree

Cedars Square(6)	1995		Lebanon, TN	Nashville - Davidson - Murfreesboro	280,266	97.2%	1,867	6.85	Walmart Supercenter, Burke’s Outlet

Ocean East Mall(6)	1971		Stuart, FL	Port St. Lucie	112,260	98.2%	1,551	14.07	Martin Memorial Health Systems, Stuart Fine Foods

Tara Crossing	1987	2002	Jonesboro, GA	Atlanta - Sandy Springs - Marietta	238,522	88.3%	1,548	7.35	Little Giant Farmer’s Market, dd’s Discounts, Chuck E. Cheese

Akers Center	1953	1977/2004	Gastonia, NC	Charlotte - Gastonia - Concord	235,324	80.6%	1,510	7.42	Hobby Lobby, Toys R Us, Rugged Wearhouse	Target

Sprayberry Square	1987	2008	Marietta, GA	Atlanta - Sandy Springs - Marietta	128,000	72.5%	1,454	15.68	LA Fitness

Florence Square	1990	1994	Florence, AL	Florence - Muscle Shoals	241,633	76.1%	1,425	7.75	Kmart, T.J. Maxx, Shoe Carnival

Centre at Riverchase	1986	2008	Birmingham, AL	Birmingham - Hoover	132,474	86.8%	1,369	11.92	Staples, Guitar Center, AutoZone

Crossroads South	1987		Jonesboro, GA	Atlanta - Sandy Springs - Marietta	211,178	85.5%	1,313	7.26	Kmart, Kroger, Rainbow

Winchester Court	1987	2001	Memphis, TN	Memphis	257,652	69.6%	1,282	7.15	Winchester Farmer’s Market, Memphis Furniture, CVS

Lawrenceville Town Center(6)	1988	1990/2005/ 2009	Lawrenceville, GA	Atlanta - Sandy Springs - Marietta	188,326	86.5%	1,268	7.78	Kroger, Georgia Theatre, Rainbow	Gwinnet County

Holcomb 400	1985	2004	Roswell, GA	Atlanta - Sandy Springs - Marietta	103,616	90.5%	1,257	13.41	LA Fitness, Ballard Backroom

Tower Shopping Center(6)	1976	2005/2007	Raleigh, NC	Raleigh - Cary	152,266	97.3%	1,184	7.93	Food Lion, Big Lots, Conway Stores, Kerr Drugs

Whiterock Marketplace	1974	2009	Dallas, TX	Dallas - Fort Worth - Arlington	173,376	73.5%	1,128	8.48	Marshalls, Ross Dress for Less, Anna’s Linens	Home Depot, Big Lots

Peachtree Parkway Plaza	1985		Norcross, GA	Atlanta - Sandy Springs - Marietta	95,509	90.1%	1,056	12.27	Goodwill, Dollar General

College Plaza	1984	2005	Fort Myers, FL	Cape Coral - Ft. Myers	83,711	87.9%	1,054	11.88	Fifth Third Bank

Greystone Village	1986	2009	Raleigh, NC	Raleigh - Cary	85,665	90.3%	1,051	13.59	Food Lion, City of Raleigh

Property Name	Year Built	Year Renovated	Location	Metropolitan Statistical Area	Total GLA(1)	Percent Leased(2)	Annualized Base Rent(2)(3)	Annualized Base Rent Per Leased Square Foot(4)	Anchors	Shadow Anchor(5)
							(in thousands)
Marketplace at Palm Bay	1987		Palm Bay, FL	Palm Bay - Melbourne - Titusville	149,752	92.6%	1,041	7.51	Winn-Dixie, Beall’s Outlet, Health First Pro Health

Riverdale Crossing	1984	1996	Riverdale, GA	Atlanta - Sandy Springs - Marietta	92,786	95.9%	1,013	11.17	Publix, Aaron’s, Rainbow

Five Forks Corners	1996		Lilburn, GA	Atlanta - Sandy Springs - Marietta	88,646	98.4%	977	11.20	Publix, Fitness 19, Dollar Tree

Fulton Crossing	1992	1995/1998	Corinth, MS	Memphis	179,905	95.6%	956	5.56	Kmart, Kroger, Advance Auto Parts

Tree Trail Village	1993	2008	Norcross, GA	Atlanta - Sandy Springs - Marietta	99,236	81.6%	932	11.51	Publix, Family Dollar

Brookwood Village	1924		Atlanta, GA	Atlanta - Sandy Springs - Marietta	28,774	100.0%	742	25.78	CVS

Butler Square	1987	2000	Mauldin, SC	Greenville - Mauldin - Easley	82,400	92.5%	739	9.70	Bi-Lo Supermarket, Dollar Tree

North Pointe	1997		Columbia, SC	Columbia	64,255	97.5%	650	9.80	Publix

Bethesda Walk	2003		Lawrenceville, GA	Atlanta - Sandy Springs - Marietta	68,271	85.9%	647	11.03	Publix (dark)

South Square Marketplace	1993		Charlotte, NC	Charlotte - Gastonia - Concord	72,219	95.6%	628	9.10	Compare Foods, CATO

Rockbridge Place	1984		Stone Mountain, GA	Atlanta - Sandy Springs - Marietta	74,768	96.4%	594	8.24	Food Depot, CVS

Cobb Center	1971		Smyrna, GA	Atlanta - Sandy Springs - Marietta	69,546	90.1%	590	9.29	Publix	Imagine Schools

Amelia Plaza	1978	1986/2000	Fernandina Beach, FL	Jacksonville	91,627	83.6%	587	7.66	Winn-Dixie, Dollar Tree	Walmart

Marketplace at Ocala	1998		Ocala, FL	Ocala	74,692	88.8%	581	8.66	Winn-Dixie, Dollar General

Poplar Springs	1995		Duncan, SC	Spartanburg	64,038	89.6%	552	9.62	Publix

Armstrong Plaza	1996	1999	Fountain Inn, SC	Greenville - Mauldin - Easley	57,838	97.4%	538	9.56	Bi-Lo Supermarket

Swift Creek Plaza	1996		Garner, NC	Raleigh - Cary	56,890	95.8%	525	9.64	Food Lion

Broad River Center	1996	2000	Columbia, SC	Columbia	48,650	100.0%	482	8.99	Food Lion, CVS, Family Dollar

Indian Creek Crossing	1994		Stone Mountain, GA	Atlanta - Sandy Springs - Marietta	63,650	88.5%	468	8.31	Super Save Foods, Family Dollar

Gulfdale Plaza	1963	1980/1983	Mobile, AL	Mobile	94,712	78.4%	440	5.92	Food World, Burke’s Outlet, Family Dollar

Shields Plaza	1996		Huntsville, AL	Huntsville	79,240	33.1%	162	6.17	Rite Aid, Dollar General

Subtotal: Southeast					4,683,865	86.7%	$38,093	$9.17

Property Name	Year Built	Year Renovated	Location	Metropolitan Statistical Area	Total GLA(1)	Percent Leased(2)	Annualized Base Rent(2)(3)	Annualized Base Rent Per Leased Square Foot(4)	Anchors	Shadow Anchors(5)
							(in thousands)
Northeast

Beach Shopping Center(6)	1956	1957/2003/ 2004	Peekskill, NY	New York - Northern NJ - Long Island	226,584	89.7%	$4,103	$20.26	Super Stop & Shop, Planet Fitness, CVS, Dollar Tree, Advance Auto Parts

Tri-City Plaza	1965	2007/2008	Vernon, CT	Hartford - West Hartford - East Hartford	300,038	95.4%	3,850	13.46	Price Chopper, Stop & Shop, Home Goods, Staples, T.J. Maxx, Harbor Freight Tools, Dollar Tree

Mid Valley Mall	1950	2001	Newburgh, NY	Poughkeepsie - Newburgh - Middletown	244,378	88.7%	2,810	12.73	Price Chopper, A.J. Wright, Dollar Tree, Pay Half, Planet Fitness

Orange Promenade(6)	1960	1990/2002/ 2003/2005/ 2006	Orange, CT	New Haven - Milford	247,611	97.9%	2,758	11.38	LA Fitness, Burlington Coat Factory, K&G Superstore, Staples, Dollar Tree

Alpine Commons(6)	1993		Wappingers Falls, NY	New York - Northern NJ - Long Island	209,200	93.0%	2,337	12.01	BJ’s Wholesale Club, Super Stop & Shop, A.C. Moore

Prospect Plaza(6)	1965	2007	Hartford, CT	Hartford - West Hartford - East Hartford	140,555	100.0%	2,069	14.72	Shaw’s Supermarket (dark), Rainbow

Mahopac Village Center(6)	1970	2006	Mahopac, NY	Hartford - West Hartford - East Hartford	148,966	95.1%	2,040	14.39	Super A&P, Rite Aid

Putnam Place(6)	1970	2009	Hamden, CT	New Haven - Milford	151,804	98.0%	1,875	12.10	Super Stop & Shop, A.J. Wright, Family Dollar, Conway Stores, Rainbow

Riverside Plaza	1970		Keene, NH	Manchester - Nashua	217,936	95.2%	1,737	8.38	Walmart, Shaw’s Supermarket, Brook’s Pharmacy

Bath Shopping Center	1978		Bath, ME	Portland - South Portland - Biddeford	101,124	88.3%	1,593	17.85	Shaw’s Supermarket, CVS

Shaw’s Plaza(6)	1989		Providence, RI	Providence - New Bedford - Fall River	121,660	80.1%	1,432	14.69	Shaw’s Supermarket (dark)

Torrington Commons	1990		Torrington, CT	Hartford - West Hartford - East Hartford	128,781	87.5%	1,400	12.43	Super Stop & Shop, JC Penney

Imperial Plaza(6)	1968	2009	Wappingers Falls, NY	Poughkeepsie - Newburgh - Middletown	117,346	91.6%	1,265	11.34	Big Lots, Planet Fitness, Rite Aid	Home Depot

Mall at 59(6)	1988		Nanuet, NY	New York - Northern NJ - Long Island	56,275	95.7%	1,045	19.40	P.C. Richard & Son

Key Road Plaza	1965	2009	Keene, NH	Manchester - Nashua	83,634	98.4%	1,017	12.36	T.J. Maxx, Staples, PETCO, Dollar Tree

Namco Plaza	1987		Seekonk, MA	Boston - Cambridge - Quincy	101,782	81.3%	750	9.06	Namco, Dollar Tree, Outback Steakhouse

Subtotal: Northeast					2,597,674	92.7%	$32,081	$13.23

Property Name	Year Built	Year Renovated	Location	Metropolitan Statistical Area	Total GLA(1)	Percent Leased(2)	Annualized Base Rent(2)(3)	Annualized Base Rent Per Leased Square Foot(4)	Anchors	Shadow Anchors(5)
							(in thousands)
Midwest

Fort Steuben Mall	1974		Steubenville, OH	Weirton - Steubenville	694,416	84.5%	$4,432	$7.50	Walmart Supercenter, Sears, JC Penney, Dick’s Sporting Goods, Carmike Cinemas	Macy’s

Northland Plaza	1988	2004	DeKalb, IL	Chicago - Naperville - Joliet	303,100	93.6%	2,884	10.16	JC Penney, Carson Pirie Scott, Borders, PetSmart, Sears Appliance Store, Bed, Bath & Beyond

Northern Lights Shopping Center(6)	1954	2006/2009	Columbus, OH	Columbus	383,247	81.9%	2,858	9.10	Kroger, Sears Outlet Stores, A.J. Wright, Citi Trends, Family Dollar

University Place(6)	1974	2007	Carbondale, IL	Cape Girardeau - Jackson -	245,159	78.1%	2,218	10.28	Dick’s Sporting Goods, Kerasotes Theater, Best Buy, T.J. Maxx, ALDI, PETCO, Shoe Carnival, Dollar Tree	Barnes & Noble

Midtown Plaza	1961	1991/2009	Parma, OH	Cleveland - Elyria - Mentor	239,226	93.8%	2,011	8.56	Outlet Marketplace, Marc’s, OfficeMax, Fashion Bug, Aaron’s

West River Centre	1989	2009	Farmington Hills, MI	Detroit - Warren - Livonia	291,333	96.4%	1,916	6.82	Target, Kohl’s, Dipson Theatres, Dunham’s Sports, OfficeMax, Family Dollar

Crossroads Shopping Center	1991		Schererville, IN	Chicago - Naperville - Joliet	152,134	96.4%	1,887	12.27	Strack & Van Til, Fashion Bug, Dress Barn	Walmart

Ultra Highland Plaza	1959	1985	Highland, IN	Chicago - Naperville - Joliet	273,715	86.3%	1,719	7.13	Ultra Foods, A.J. Wright, Big Lots, Dollar General

Fayette Place(6)	1986		Lexington, KY	Lexington - Fayette	104,892	100.0%	1,671	12.93	Marshalls, Shoe Carnival, Dollar Tree

Skytop Plaza	1999		Cincinnati, OH	Cincinnati - Middletown	133,631	86.9%	1,592	13.72	Bigg’s Supermarket, Urban Active Fitness

High Ridge Centre	1993	1994	Racine, WI	Racine	260,664	88.7%	1,539	6.65	Home Depot, Kmart, OfficeMax	Babies R Us, Toys R Us

Marketplace Shopping Center(6)	1988	2008	Fairview Heights, IL	Detroit - Warren - Livonia	210,500	98.2%	1,535	7.43	Burlington Coat Factory, Best Buy, Shoe Carnival, Citi Trends, Golf Galaxy, Dollar Tree, David’s Bridal

University Park	1988		Des Moines, IA	Des Moines - West Des Moines	109,434	83.9%	1,177	12.82	Babies R Us, Jo-Ann Fabrics, David’s Bridal	Toys R Us

Nora Corners	1985	2001	Indianapolis, IN	Indianapolis - Carmel	93,940	77.2%	907	12.51	Marsh Supermarket

River Pointe Mall(6)	1989		Madison, IN	Louisville - Jefferson County	173,076	95.3%	803	4.87	Kroger, Tractor Supply Company, Peebles, JC Penney	Walmart Supercenter

King City Square	1996		Mt. Vernon, IL	St. Louis	94,428	85.3%	717	8.90	Kroger, Dollar Tree

Coral Plaza	1985		Oak Lawn, IL	Chicago - Naperville - Joliet	49,882	82.8%	676	16.37	Cardinal Fitness, FedEx Kinko’s

Merchants Crossing	1972		Jackson, MI	Jackson	110,070	96.1%	631	5.96	Kroger, Big Lots, Family Dollar

Wing Park Shopping Center	1974	1987	Elgin, IL	Chicago - Naperville - Joliet	86,767	37.1%	316	9.82	Family Dollar, CVS

Subtotal: Midwest					4,009,614	87.6%	$31,489	$8.74

Property Name	Year Built	Year Renovated	Location	Metropolitan Statistical Area	Total GLA(1)	Percent Leased(2)	Annualized Base Rent(2)(3)	Annualized Base Rent Per Leased Square Foot(4)	Anchors	Shadow Anchors(5)
							(in thousands)
Mid-Atlantic

Eastover Shopping Center(6)	1957	2007	Oxon Hill, MD	Washington - Arlington - Alexandria	268,032	93.8%	$3,727	$14.44	Giant Food, Dollar Tree, CVS, Anna’s Linens, Rainbow

Century Square Shopping Center(6)	1991	2007	West Mifflin, PA	Pittsburgh	415,613	94.5%	3,096	7.88	Levin Furniture, Roomful Express, Shop ‘n Save, PetSmart, Carmike Cinemas, Office Depot, Dunham’s Sports, Dollar Tree

Levittown Town Center(6)	2004	2009	Levittown, PA	Philadelphia - Camden - Wilmington	166,999	84.7%	2,702	19.11	Ross Dress for Less, Advance Auto Parts, Dollar Tree, Firestone	Walmart Supercenter, Home Depot

Mount Clare Junction(6)	1987	2006	Baltimore, MD	Baltimore - Towson	236,529	80.9%	2,576	13.46	Safeway, Family Dollar, State of Maryland, University of Maryland

Oxon Hill Plaza(6)	1965		Oxon Hill, MD	Washington - Arlington - Alexandria	141,955	98.9%	1,964	13.63	Shoppers Food Warehouse, A.J. Wright, Family Dollar, Advance Auto Parts

Williamsburg Shopping Center(6)	1961	2002/2004	Williamsburg, VA	Virginia Beach - Norfolk - Newport News	249,095	82.1%	1,868	9.14	Bloom Supermarket, Stein Mart, Marshalls, CVS, Books-A-Million, Ace Hardware

Loch Raven Plaza	1962	1974	Towson, MD	Baltimore - Towson	142,327	81.7%	1,230	10.57	Superfresh (dark), Dollar Tree, Firestone

Cypress Point	1990		Virginia Beach, VA	Virginia Beach - Norfolk - Newport News	117,907	87.1%	897	8.73	Farm Fresh, Family Dollar

Shops at Aramingo(6)	1985	1986	Philadelphia, PA	Philadelphia - Camden - Wilmington	70,500	97.7%	799	11.59	Save-A-Lot, Dollar Tree

Southwest Plaza	1987	2000	Roanoke, VA	Roanoke	84,184	81.6%	790	11.19	Food Lion

West Broad Commons	1985	1998	Richmond, VA	Richmond	103,308	67.2%	706	10.17	Food Lion

The Village Courts	1986	1995	Lynchburg, VA	Lynchburg	77,576	92.1%	702	9.82	Kroger

Ridgewood Farm	1989		Roanoke, VA	Roanoke	72,973	85.3%	591	9.50	Kroger

Subtotal: Mid-Atlantic					2,146,998	87.6%	$21,648	$11.42

Total					13,438,151	88.3%	$123,311	$10.22

(1)	GLA represents all square footage owned and excludes GLA for shadow anchors.
(2)	Includes leases signed but not commenced as of March 31, 2010 representing 327,216 square feet of GLA and $3.7 million of Annualized Base Rent.
(3)	Annualized Base Rent represents annualized monthly base rent under leases signed as of March 31, 2010 including Annualized Base Rent attributable to ground leases of approximately $2.0 million.
(4)	Annualized Base Rent Per Leased Square Foot equals Annualized Base Rent less Annualized Base Rent attributable to ground leases (approximately $2.0 million) divided by Leased GLA.
(5)	At some properties, one or more retailers may be situated on parcels that are owned by unrelated third parties but are located within or immediately adjacent to the shopping center. To the consumer, these shadow anchors appear as another retail tenant of the shopping center, and as a result, attract additional customer traffic to the center.
(6)	Indicates a property that is protected under the tax protection agreements. For a description of the tax protection agreements, see “Certain Relationships and Related Transactions—Tax Protection Agreements.”

Lease Expirations

The following table sets forth a summary schedule of lease expirations for signed leases as of March 31, 2010 for each of the ten calendar years beginning with the year ending December 31, 2010 and thereafter in our portfolio. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Lease Expiration Year	Expiring Square Feet(1)	Percent of Total Expiring Square Feet	Number of Expiring Leases	Annualized Base Rent(1)(2)	Annualized Base Rent Per Leased Square Foot(3)	Percent of Annualized Base Rent
				(in thousands)
2010 (April 1, 2010 to December 31, 2010)	955,367	8.1%	260	$11,077	$11.59	9.0%
2011	1,427,890	12.0%	269	15,008	10.51	12.2%
2012	1,520,119	12.8%	246	15,241	10.03	12.4%
2013	1,202,819	10.1%	218	13,599	11.31	11.0%
2014	1,183,439	10.0%	161	13,279	11.22	10.8%
2015	1,252,474	10.6%	107	12,580	10.04	10.2%
2016	1,109,658	9.4%	45	9,271	8.35	7.5%
2017	559,924	4.7%	28	5,916	10.57	4.8%
2018	732,417	6.2%	38	6,925	9.45	5.6%
2019	330,351	2.8%	31	3,909	11.83	3.2%
Thereafter	1,590,233	13.4%	74	16,507	10.38	13.4%

Total	11,864,691	100.0%	1,477	$123,311	$10.22	100.0%

(1)	Includes leases signed but not commenced as of March 31, 2010 representing 327,216 square feet of GLA and $3.7 million of Annualized Base Rent.

(2)	Annualized Base Rent represents annualized monthly base rent under leases signed as of March 31, 2010 including Annualized Base Rent attributable to ground leases of approximately $2.0 million.
(3)	Annualized Base Rent Per Leased Square Foot equals Annualized Base Rent less Annualized Base Rent attributable to ground leases (approximately $2.0 million) divided by Leased GLA.

Lease Distribution

The following table sets forth information relating to the distribution of leases in our portfolio, based on rentable GLA leased as of March 31, 2010.

GLA Under Lease	Number of Leases(1)	Leases as Percent of Total	GLA(1)	Annualized Base Rent(1)(2)	Percent of Annualized Base Rent
				(in thousands)
Ground Lease	47	3.2%	—	$2,032	1.6%
2,500 or less	720	48.7%	1,074,221	19,436	15.8%
2,501–10,000	482	32.6%	2,397,926	33,006	26.8%
10,001–20,000	71	4.8%	950,242	10,092	8.2%
20,001–40,000	79	5.3%	2,217,125	18,399	14.9%
40,001–100,000	68	4.6%	3,946,398	33,661	27.3%
Greater than 100,000	10	0.7%	1,278,779	6,685	5.4%

Total	1,477	100.0%	11,864,691	$123,311	100.0%

(1)	Includes 51 leases signed but not commenced as of March 31, 2010 representing 327,216 square feet of GLA and $3.7 million of Annualized Base Rent.
(2)	Annualized Base Rent represents annualized monthly base rent under leases signed as of March 31, 2010.

We generally utilize our own standard form lease for small-shop tenants, and work to develop conforming leases with those national and anchor tenants that require the use of their own form lease. We have successfully negotiated conforming leases with approximately 35 national retailers including Advance Auto Parts, Inc., CVS, Dollar Tree,

Kroger, Ross Stores, Sally Beauty Supply, Stop & Shop, The TJX Companies and Walgreens. We work to incorporate as many of our standard provisions as possible when we develop conforming leases or when we do not use our form lease.

Non-anchor leases will typically be triple net where the tenant pays base rent plus their share of the real estate taxes, insurance costs and common area maintenance costs of the center. Common area maintenance costs will generally include a property management fee reimbursement, administrative fee reimbursement or both. Base rent will typically increase on an annual basis by a specified percentage.

The term of the leases will vary, but are typically between three to five years for small-shop tenants and between five to ten years or longer for national and anchor tenant leases. It is not uncommon for the tenant to have one or more options to extend the term of the lease, although this is generally more often the case with national and anchor tenants.

Most leases will involve some work to be done by the landlord before the space is delivered to the tenant, which may range from simply placing the utility systems in good working order to building out and delivering basic to complete tenant installations. At times we may give the tenant a construction allowance in lieu of the landlord performing work, although the allowance will only be payable after all of the tenant’s work has been completed and the tenant has delivered all required supporting documentation (e.g., affidavit as to costs, lien waivers, copies of invoices, and a certificate of occupancy).

Historical Tenant Improvement and Leasing Commissions

The following table sets forth certain historical information regarding tenant improvement and leasing commission costs for tenants at the properties in our portfolio through March 31, 2010.

	Three Months Ended March 31, 2010	Year Ended December 31,
		2009	2008	2007
New Leases(1)
Number of leases signed	24	93	90	71
GLA	177,609	359,599	351,996	310,738
Tenant improvement costs per square foot(2)	$16.64	$9.97	$13.89	$12.95
Leasing commission costs per square foot(2)	2.94	1.52	1.58	2.12
Total tenant improvement and leasing commission costs per square foot(2)	$19.58	$11.49	$15.47	$15.07

Renewals(3)
Number of leases signed	44	167	158	116
GLA	255,307	933,873	630,343	568,986
Total tenant improvement and leasing commission costs per square foot(2)	$0.00	$0.00	$0.00	$0.00

Total New Leases and Renewals
Number of leases signed	68	260	248	187
GLA	432,916	1,293,472	982,339	879,724
Tenant improvement costs per square foot(2)	$6.83	$2.77	$4.98	$4.57
Leasing commission costs per square foot(2)	1.21	0.42	0.57	0.75
Total tenant improvement and leasing commission costs per square foot(2)	$8.03	$3.19	$5.54	$5.32

(1)	Does not include retained tenants that have relocated or expanded into new space within our portfolio. Does not include tenant improvement and leasing commission costs for properties in redevelopment including Levittown Town Center, Sprayberry Square, University Place and Whiterock Marketplace, as well as for newly created GLA at Fort Steuben Mall, Key Road Plaza, Midtown Plaza and University Place.
(2)	Presents all tenant improvement and leasing commission costs as if they were incurred in the period in which the lease was signed, which may be different than the period in which they were actually paid. Tenant improvement costs for the three months ended March 31, 2010 and the year ended December 31, 2009 included estimates for tenant improvements not yet completed.
(3)	Includes retained tenants that have relocated or expanded into new space within our portfolio. Lease renewals are shown in the period the prior term expires.

Historical Capital Expenditures

The following table sets forth certain information regarding historical recurring capital expenditures at the properties in our portfolio through March 31, 2010.

	Three Months Ended March 31, 2010	Year Ended December 31,
		2009	2008	2007
Recurring capital expenditures(1)	$191,628	$1,986,721	$1,134,849	$1,182,306
Total GLA	13,438,151	13,433,819	13,341,212	13,128,889
Recurring capital expenditures per square foot(2)	$0.06	$0.15	$0.09	$0.09

(1)	Recurring capital expenditures for properties acquired during the period are annualized.
(2)	Recurring capital expenditures per square foot for the three months ended March 31, 2010 is annualized.

Due to the number of assets in our portfolio, recurring capital expenditures can vary year to year due to the nature of when physical improvements to the structures are needed. With respect to the increase in costs for the year ended December 31, 2009 in comparison to the year ended December 31, 2008, costs of approximately $787,000 were incurred for parking lot paving, roof improvements and new ventilation systems for our property located in Orange, Connecticut.

Tenant Diversification

As of March 31, 2010, our portfolio of shopping centers was leased to a diverse base of more than 1,300 tenants. The following table sets forth information regarding the ten largest tenants in our portfolio based on Annualized Base Rent as of March 31, 2010, after giving effect to the formation transactions.

Tenant	Number of Stores	Total GLA	GLA as a Percent of Total	Annualized Base Rent(1)	Percent of Annualized Base Rent	Type of Business
				(in thousands)
Ahold USA	5	318,054	2.4%	$5,131	4.2%	Grocer
Supervalu(2)	8	418,087	3.1%	4,447	3.6%	Grocer
Kroger	9	477,735	3.6%	3,335	2.7%	Grocer
Publix Super Markets(3)	8	386,107	2.9%	3,265	2.6%	Grocer
Sears Holdings	7	563,016	4.2%	2,853	2.3%	Apparel/Home Furnishings
Wal-Mart	3	513,139	3.8%	2,794	2.3%	Discount
The TJX Companies	13	344,545	2.6%	2,664	2.2%	Off Price/ Apparel/Home Fashions
Dollar Tree	22	213,218	1.6%	2,298	1.9%	Discount
LA Fitness	3	131,466	1.0%	2,166	1.8%	Fitness Center
Price Chopper	2	172,713	1.3%	2,098	1.7%	Grocer

Total	80	3,538,080	26.3%	$31,051	25.2%

(1)	Annualized Base Rent represents annualized monthly base rent under leases signed as of March 31, 2010.

(2)	Includes Shaw’s Supermarket (54,097 square feet) at Shaw’s Plaza that has ceased operations; Shaw’s has primary lease term remaining through December 31, 2014. Includes Shaw’s Supermarket (70,000 square feet) at Prospect Plaza that has ceased operations; Shaw’s has a primary lease term remaining through July 31, 2013.
(3)	Includes Publix Super Market (44,271 square feet) at Bethesda Walk that has ceased operations. Publix Super Markets has primary lease term remaining through May 31, 2023.

Annualized Historical Leasing Activity

The following table sets forth certain historical information regarding tenants that have signed leases at or prior to its expiration at the properties in our portfolio through March 31, 2010.

	Three Months Ended March 31, 2010	Year Ended December 31,
		2009	2008	2007
New Leases(1)
Number of leases	24	93	90	71
GLA leased (square feet at end of period)	177,609	359,599	351,996	310,738
New base rent per square foot(2)	$9.58	$11.06	$13.33	$12.01

Renewals(3), (4)
Number of leases	44	167	158	116
GLA leased (square feet at end of period)	255,307	933,873	630,343	568,986
New base rent per square foot(2)	$8.73	$11.27	$11.14	$11.11

Total New Leases and Renewals
Number of leases	68	260	248	187
GLA leased (square feet at end of period)	432,916	1,293,472	982,339	879,724
New base rent per square foot(2)	$9.08	$11.21	$11.92	$11.43

(1)	Does not include retained tenants that have relocated or expanded into new space within our portfolio. Does not include new leases for properties in redevelopment including Levittown Town Center, Sprayberry Square, University Place and Whiterock Marketplace, as well as for newly created GLA at Fort Steuben Mall, Key Road Plaza, Midtown Plaza and University Place.
(2)	Based upon GLA of signed leases for the period presented.
(3)	Includes retained tenants that have relocated or expanded into new space within our portfolio.
(4)	Lease renewals are shown in the period the prior term expires.

Historical Percentage Leased and Rental Rates

The following table sets forth, as of the indicated dates, the percentage leased, Annualized Base Rent per leased square foot and total area GLA for the properties in our portfolio through March 31, 2010.

Date	Total GLA(1)	Percent Leased(2)	Annualized Base Rent Per Leased Square Foot(2)(3)
March 31, 2010	13,438,151	88.3%	$10.22
December 31, 2009	13,433,819	88.1%	10.26
December 31, 2008	13,341,212	89.7%	10.12
December 31, 2007	13,128,889	90.4%	9.92
December 29, 2006	10,267,321	89.1%	9.82
December 30, 2005	6,893,810	88.8%	9.99
December 31, 2004	5,739,648	92.5%	9.49

(1)	GLA represents all square footage owned.
(2)	Includes leases signed but not commenced as of the end of the periods presented.
(3)	Annualized Base Rent Per Leased Square Foot equals Annualized Base Rent (which represents annualized monthly base rent under leases signed for the periods presented) less Annualized Base Rent attributable to ground leases (approximately $2.0 million as of March 31, 2010) divided by Leased GLA.

Anchor Detail

The following table sets forth information relating to anchor diversification by industry based on annualized base rent as of March 31, 2010.

	Grocery Centers
Region	Number of Properties	Total GLA	Percent of Total	Percent Leased	Annualized Base Rent(1)	Percent of Total	Annualized Base Rent Per Leased Square Foot(2)
					(in thousands)
Northeast	11	1,991,026	14.8%	92.4%	$25,247	20.5%	$13.63
Southeast	27	3,101,942	23.1%	89.4%	25,067	20.3%	8.86
Mid-Atlantic	11	1,837,672	13.7%	88.4%	17,716	14.4%	10.81
Midwest	9	1,653,467	12.3%	88.4%	13,125	10.6%	8.84

Total	58	8,584,107	63.9%	89.7%	$81,155	65.8%	$10.41

(1)	Annualized Base Rent represents annualized monthly base rent under leases signed as of March 31, 2010 including Annualized Base Rent attributable to ground leases of approximately $2.0 million.
(2)	Annualized Base Rent Per Leased Square Foot equals Annualized Base Rent less Annualized Base Rent attributable to ground leases (approximately $2.0 million) divided by Leased GLA.

	Big Box(1)
Region	Number of Properties	Total GLA	Percent of Total	Percent Leased	Annualized Base Rent(2)	Percent of Total	Annualized Base Rent Per Leased Square Foot(3)
					(in thousands)
Midwest	7	2,114,606	15.7%	88.6%	$15,701	12.7%	$8.23
Southeast	5	1,063,073	7.9%	83.6%	7,300	5.9%	8.05
Northeast	3	448,591	3.3%	96.3%	5,040	4.1%	11.56
Mid-Atlantic	1	166,999	1.2%	84.7%	2,702	2.2%	19.11

Total	16	3,793,269	28.2%	87.9%	$30,743	24.9%	$9.08

(1)	“Big Box” tenants, as determined by management, are typically national retailers such as Staples, The TJX Companies, Best Buy and Ross Stores that occupy approximately 20,000-100,000 square feet or more of GLA and offer consumers a variety of products from sporting goods to clothing and apparel to consumer electronics to office products.
(2)	Annualized Base Rent represents annualized monthly base rent under leases signed as of March 31, 2010 including Annualized Base Rent attributable to ground leases of approximately $2.0 million.
(3)	Annualized Base Rent Per Leased Square Foot equals Annualized Base Rent less Annualized Base Rent attributable to ground leases (approximately $2.0 million) divided by Leased GLA.

	Other(1)
Region	Number of Properties	Total GLA	Percent of Total	Percent Leased	Annualized Base Rent(2)	Percent of Total	Annualized Base Rent Per Leased Square Foot(3)
					(in thousands)
Southeast	6	518,850	3.9%	77.3%	$5,725	4.6%	$13.82
Midwest	3	241,541	1.8%	73.9%	2,663	2.2%	13.17
Northeast	2	158,057	1.2%	86.5%	1,795	1.5%	13.14
Mid-Atlantic	1	142,327	1.1%	81.7%	1,230	1.0%	10.57

Total	12	1,060,775	7.9%	78.5%	$11,413	9.3%	$13.12

(1)	“Other” tenants, as determined by management, are typically national or regional drug stores (CVS or Walgreens), dollar stores (Dollar Tree, Family Dollar, Dollar General), health clubs (LA Fitness), and other national retailers occupying approximately 5,000-19,000 square feet of gross leasable area.
(2)	Annualized Base Rent represents annualized monthly base rent under leases signed as of March 31, 2010 including Annualized Base Rent attributable to ground leases of approximately $2.0 million.
(3)	Annualized Base Rent Per Leased Square Foot equals Annualized Base Rent less Annualized Base Rent attributable to ground leases (approximately $2.0 million) divided by Leased GLA.

Excluded Properties and Businesses

Mr. Adam Ifshin and certain other members of our senior management team own interests in seven additional shopping centers and one office building that will not be contributed to us in the formation transactions, which we refer to collectively as the excluded properties. In addition, Mr. Adam Ifshin is the sole stockholder of First Man Investment Securities Corp., an entity that is a registered placement agent. Messrs. Adam Ifshin and Stephen Ifshin also control Infill Development, LLC, primarily a stand-alone development business, that may continue to develop primarily single tenant stand-alone properties for Walgreens. Messrs. Adam Ifshin and Stephen Ifshin each own 50% of the membership interests in UrbanCore Development, LLC, a commercial real estate consulting and development company focused on mixed-use commercial sites in urban markets. Each of these businesses will not be contributed to us in the formation transactions and we refer to them as the excluded businesses. Pursuant to our management agreement with Infill Development, LLC, we have been designated as the exclusive property manager for all properties owned by Infill Development, LLC, and will provide construction management and leasing services to, Infill Development, LLC on what we believe to be market terms. Pursuant to management agreements between our company and the excluded entities, we have been designated as the exclusive property and redevelopment manager and leasing agent for the excluded properties on what we believe to be market terms. Each of these management agreements may be terminated by Infill Development, LLC or the excluded entity, as the case may be, for cause, as defined in the applicable management agreement, or if Mr. Adam Ifshin ceases, for any reason whatsoever, to be our Chief Executive Officer.

Indebtedness

Upon completion of this offering and the formation transactions, we expect to have approximately $680.1 million of total outstanding consolidated debt (based on March 31, 2010 outstanding balances), excluding amounts outstanding under our senior secured revolving credit facility. This indebtedness will be comprised of 47 mortgage loans secured by 44 of our properties. A total of $               million of scheduled loan principal payments will be due on this indebtedness from March 31, 2010 through the estimated consummation date of this offering. Upon completion of this offering and the formation transactions other than amounts under our senior secured revolving credit facility, we expect that almost all of our total indebtedness upon completion of this offering will be subject to fixed interest rates. The weighted average interest rate on the fixed rate indebtedness is expected to be 5.7% per annum. For a description of our senior secured revolving credit facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Consolidated Indebtedness to be Outstanding After This Offering.”

The following table sets forth certain information with respect to the indebtedness, excluding amounts outstanding under our senior secured revolving credit facility, that we expect will be outstanding after this offering and the formation transactions, as of the completion of this offering.

Property	Stated Interest Rate		Principal Balance as of March 31, 2010	Debt Service For The 12 Months Ended March 31, 2010	Maturity Date	Estimated Balance At Maturity
			(in thousands)	(in thousands)		(in thousands)
Ocean East Mall	7.01%		$8,379	$738	4/1/2012	$8,056
Coral Plaza	6.50%		4,154	349	8/1/2012	3,955
Nora Corners	6.23%		7,573	620	10/1/2012	7,174
Shops at Aramingo	6.05%		3,415	275	11/1/2012	3,225
Oxon Hill Plaza	5.81%		12,174	952	4/1/2013	11,376
Marketplace Shopping Center	5.50%		9,696	736	5/11/2013	9,017
Orange Promenade	6.00%		16,930	1,241	8/1/2013	16,123
Loch Raven Plaza	5.50%		7,820	586	1/1/2014	7,172
Imperial Plaza	6.00%		6,407	507	5/1/2014	5,856
West River Centre	5.54%		17,961	1,293	7/1/2014	16,534
Fayette Place	5.28%		13,702	957	10/1/2014	12,542
Mahopac Village Center	5.62%		17,160	1,243	9/11/2014	15,768
Torrington Commons (Note A)	5.52%		13,001	932	9/11/2014	11,931
Torrington Commons (Note B)	12.75%		842	111	9/11/2014	822
Williamsburg Shopping Center	5.57%		20,962	1,510	9/11/2014	19,249
Crossroads Shopping Center	5.40%		15,497	1,078	11/11/2014	14,245
Holcomb 400	5.32%		10,261	708	11/11/2014	9,422
Skytop Plaza(1)	4.94%		12,638	659	12/1/2014	13,345
Beach Shopping Center	5.25%		38,756	2,651	12/11/2014	35,507
Northern Lights Shopping Center	5.45%		24,108	1,680	2/1/2015	22,085
Prospect Plaza	5.22%		18,302	1,242	4/11/2015	16,671
Merchants Crossing (Note A)	5.49%		6,765	472	5/11/2015	6,178
Merchants Crossing (Note B)	12.75%		427	56	5/11/2015	415
University Park	5.46%		11,399	792	5/11/2015	10,407
University Place Outparcel(2)	5.75	%(3)	6,500	—	7/31/2015	5,785
Lawrenceville Town Center	5.30%		10,092	720	9/11/2015	8,935
River Pointe Mall	5.10%		8,600	439	10/11/2015	7,908
University Place	5.08%		19,809	1,057	10/11/2015	17,980
Putnam Place (Note A)	5.80%		15,640	1,120	11/11/2015	14,244
Putnam Place (Note B)	12.75%		894	117	11/11/2015	866
College Plaza	5.30%		9,731	661	12/11/2015	8,772
Alpine Commons	5.40%		24,000	1,296	1/11/2016	22,196
Highland Plaza	5.54%		5,431	376	3/11/2016	4,903
Midtown Plaza	6.07%		17,700	1,074	6/11/2016	16,485
Mount Clare Junction	6.06%		18,000	1,091	6/11/2016	16,492
Northland Plaza	6.03%		32,700	1,972	6/11/2016	30,440
Eastover Shopping Center	6.30%		30,900	1,946	8/1/2016	29,789
Namco Plaza	6.29%		6,975	439	9/11/2016	6,522
Tri-City Plaza	5.93%		40,000	2,372	10/11/2016	40,000
Akers Center	5.83%		15,400	898	1/11/2017	14,279
Shaw’s Plaza	5.64%		17,265	974	3/6/2017	15,994
Bath Shopping Center (Inline)	5.55%		7,920	440	4/11/2017	7,920
Fort Steuben Mall(1)	5.62%		40,443	2,951	7/1/2017	35,637
Ultra Plaza	6.36%		10,250	652	8/1/2017	9,580
Key Road Plaza	5.55%		12,880	715	7/11/2017	12,880
Riverside Plaza	5.55%		21,200	1,177	7/11/2017	21,200
Bath Shopping Center (Shaws)	7.13%		9,395	888	7/1/2018	78

Total			$680,054	$44,763		$625,935

(1)	Stated principal amount as of March 31, 2010 reflects a discount from fair value of $707 and $832 for Skytop Plaza and Fort Steuben Mall, respectively. Balance at maturity reflects face value of notes.
(2)	As of March 31, 2010, we had a $5,500 mortgage outstanding on this property. We are negotiating a modification and extension of this mortgage which will increase the principal amount by $1,000, which we expect to close on or prior to the closing of this offering. The information included in this table reflects the modification and extension of this mortgage.
(3)	Reflects current interest rate at the stated interest rate of 1-Month LIBOR (with a base floor of 250 bps) + 325 bps.

Underwriting and Due Diligence Process

Our underwriting process includes the review of all available material information about a potential acquisition. This typically includes reviewing existing leases and tenant files and reviewing historical financial statements and records, operating expenses, utility bills, real estate taxes, tenant rent and reimbursement collections, historical new leasing and renewal activity, service contracts and to the extent appropriate, existing loan documentation. Based on these analyses, as well as our evaluation of the credit quality of the tenants at the applicable property, a detailed multi-year financial projection is developed that reflects specific rental rate and leasing assumptions for each tenant space within the property. These projections may be modified as we learn new information throughout our due diligence process prior and up to the closing of the acquisition.

Our due diligence process will include multiple site and market visits by our employees over a series of different times and days including our chief investment officer, who is responsible for determining how to proceed on the potential acquisition in consultation with our chief executive officer and chief financial officer; our executive vice president of leasing, who along with one or more leasing agents will canvass the local market and talk directly with existing and potential tenants to validate our rental and leasing assumptions; our vice president—construction management, who will review the physical condition of the property and develop detailed estimates of the potential costs of installing new tenants in existing vacancies; and our vice president—property management, who along with one or more property managers will review the performance of the vendors servicing the property. This process will also include the preparation and review of an environmental site assessment and a Phase I engineering report, title search, survey and zoning report.

Leasing

We are a leasing driven organization that focuses on maximizing the satisfaction and success of each retailer in our portfolio to accelerate the lease-up of vacant spaces and maximize the retention of our existing tenancy on accretive terms. We invest heavily in our leasing staff in order to enable our staff to devote more focus to each asset. We currently employ 19 leasing professionals, which equates to approximately one leasing professional per 700,000 square foot of GLA. Since January 1, 2007, we have added seven leasing professionals to our team. We also run an in-house development program to train and develop leasing agents.

We take a hands-on approach to increasing occupancy in our portfolio. We focus intensely on maintaining and extending relationships with our core national and regional retailers that provide value and necessity goods/products and services in order to generate repeat business with them and maximize the value of these relationships. Our leasing staff conducts regular portfolio reviews to develop new leases and expand our store counts with these retailers. In addition, with leasing offices in Atlanta, Georgia, Towson, Maryland, Chicago, Illinois and Tarrytown, New York, we regularly and actively canvass each shopping center’s retail trade area to identify and sign new leases with local tenants that offer complementary products and services to our national and anchor tenants. We believe our significant presence in many of our markets and our wide geographic focus provides us with extensive local transactional market information, enables us to leverage our pricing power in lease and vendor negotiations, and enhances our ability to identify and seize emerging investment opportunities. We provide national, regional and local tenants with innovative leasing ideas and a thoughtful tenant mix to enable them to grow their businesses.

Our in-house marketing staff supports every property with broad exposure through advertisements and marketing programs in leading trade magazines, displays at ICSC conferences, on the Internet, through social media, and in targeted mail and email campaigns to national, regional and local tenants. We believe our professional, coordinated and consistent commitment to a first class marketing and advertising program contributes to our leasing performance.

Property Management

With property management offices located in Atlanta, Georgia, Towson, Maryland, Chicago, Illinois and Tarrytown, New York, our property managers are able to develop hands-on knowledge of each asset and maintain stronger relationships with our existing tenancy. We utilize this knowledge to protect our investments by monitoring properties in real-time to identify and address capital issues before they can become more costly problems. We run an internal development and continuing education program for all of our property managers to keep them up to date with the latest issues and developments in the industry to enable them to provide the best possible service to our tenants and their customers at the most efficient cost.

We believe operating attractive, well maintained shopping centers draw additional tenants and consumers to our properties. We also aggressively manage common area maintenance expenses to make our shopping centers as competitive as possible for new and existing tenants. Vendor contracts are re-bid upon the acquisition of a new property and again annually thereafter (or more frequently as appropriate) in an ongoing effort to reduce common area maintenance. The results of these efforts are demonstrated by the approximately 15.7% reduction in total property expenses (excluding snow removal and salt expenses) we achieved for 34 shopping centers comprising 5.6 million square feet of GLA on a same-store basis for the five-year period from 2005 through 2009.

Construction Management

Our construction management group provides important support to our leasing department and is a critical component of our redevelopment and repositioning activities, enabling us to complete projects on time, at or below budget. The construction management group helps retailers open their businesses faster and reduces the time until rent commences by maintaining up-to-date space condition surveys and estimated budgets to deliver vacant spaces to new tenants across our portfolio. The typical installation of a new tenant into an existing vacancy may be completed in three to eight months at costs from $25,000 to $1,000,000 or more, depending upon the level of required fit and finish from basic to complete installations (typically for credit tenants on long-term leases). The group also directs the construction of new build-to-suit buildings and pad sites, which are typically completed in 12-15 months at costs from $500,000 to $1,500,000 or more.

Construction management also supports our redevelopment and repositioning activities by directing partial demolitions and rebuildings to total demolitions and ground-up buildings, which may be completed in one to three years at construction costs from $5,000,000 to $25,000,000 or more. The construction management group has extensive experience in the redevelopment of older shopping centers as well as in new construction, and applies its expertise in addressing the complications and unique costs that can occur in reworking older buildings to value engineer cost effective and solutions for our redevelopment projects. In addition, the construction management group has extensive experience in completing the redevelopment of sites that may be environmentally contaminated and environmental remediations.

Regulation

General

The properties in our portfolio are subject to various laws, ordinances and regulations, including regulations relating to common areas. We believe each of the existing properties has the necessary permits and approvals to operate its business.

Americans with Disabilities Act

Our properties must comply with Title III of the Americans with Disabilities Act, or ADA, to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe the existing properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

Environmental Matters

Some of the properties in our portfolio contain, or may have contained, or are adjacent to or near other properties that have contained or currently contain, underground storage tanks for the storage of petroleum products or other hazardous or toxic substances. These operations create a potential for the release of petroleum products or other hazardous or toxic substances. Also, some of the properties contain asbestos-containing building materials, or ACBM. Environmental laws require that ACBM be properly managed and maintained, and may impose fines and penalties on building owners or operators for failure to comply with these requirements. The laws may also allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers. However, we have acquired, and may in the future acquire, properties or interests in properties with known adverse environmental conditions. In such circumstances, the environmental conditions are addressed in accordance with applicable environmental laws.

Independent environmental consultants have conducted Phase I or similar environmental site assessments on all of the properties in our portfolio at the time we acquired a property and updated the assessments at the time we refinanced a property. Site assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. These assessments do not generally include soil samplings, subsurface investigations or an asbestos survey. None of the site assessments revealed any past or present environmental liability that we believe would have a material adverse effect on our business, assets or results of operations.

Insurance

We carry comprehensive liability, fire, extended coverage, earthquake, terrorism and rental loss insurance covering all of the properties in our portfolio under a blanket policy. We believe the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice and, in the opinion of our management, the properties in our portfolio are adequately insured. Our terrorism insurance is subject to exclusions for loss or damage caused by nuclear substances, pollutants, contaminants and biological and chemical weapons. We do not carry insurance for generally uninsured losses such as loss from riots or acts of God. In addition, we carry terrorism insurance on all of our properties in an amount and with deductibles which we believe are commercially reasonable. See “Risk Factors—Risks Related to Our Properties and Our Business—Potential losses, such as those from adverse weather conditions, natural disasters and title claims, may not be fully covered by insurance policies.”

Competition

We compete with numerous acquirers, redevelopers, owners and operators of retail real estate, many of which own or may seek to acquire properties similar to ours in the same markets in which our properties are located. The principal means of competition are rent charged, location, services provided and the nature and condition of the facility to be leased. If our competitors offer space at rental rates below current market rates, below the rental rates we currently charge our tenants, in better locations within our markets or in higher quality facilities, we may lose potential tenants and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when our tenants’ leases expire.

Employees

We employ approximately 125 persons. Of these employees, approximately 60 will be “home office” executive and administrative personnel located at our principal executive office, and approximately 65 will be on-site management and leasing personnel and will be staffed in one of our regional offices. We expect that none of these employees will be represented by a labor union.

Offices

Our principal executive office is located at 580 White Plains Road, Tarrytown, New York 10591. In addition, we have regional leasing and property management offices in Atlanta, Georgia; Chicago, Illinois; and Towson, Maryland. We believe our current facilities are adequate for our present and future operations, although we may add regional offices or relocate our headquarters, depending upon our future development projects.

Legal Proceedings

From time to time, we are party to various lawsuits, claims for negligence and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, to any legal proceedings which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operations if determined adversely to us.

MANAGEMENT

Our Directors, Director Nominees and Senior Management Team

Currently, we have two directors. Upon completion of this offering and the formation transactions, our board of directors will consist of seven members, including the independent director nominees named below who will become directors upon completion of this offering. Pursuant to our organizational documents, each of our directors is elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. Of the seven directors, we expect that our board of directors will determine that each of them other than Adam Ifshin and Stephen Ifshin will be considered independent in accordance with the requirements of the New York Stock Exchange, or NYSE. The first annual meeting of our stockholders after this offering will be held in 2011. Our charter and bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless our charter and bylaws are amended, the number of directors may never be less than the minimum number required by the Maryland General Corporation Law, or MGCL, nor more than 15. Subject to rights pursuant to any employment agreements, officers serve at the pleasure of our board of directors.

The following table sets forth certain information concerning the individuals who will be our executive officers, directors, director nominees and certain other senior officers upon the completion of this offering:

Name	Age	Position
Adam Ifshin**	45	Chairman of our Board of Directors, Chief Executive Officer and President
Stephen Ifshin**	73	Vice Chairman of our Board of Directors and Executive Officer
Edward N. Constantino	63	Director Nominee*
Catherine J. Paglia	57	Director Nominee*
Adam Popper	44	Director Nominee*
Kieran P. Quinn	61	Director Nominee*
Charles W.B. Wardell III	65	Director Nominee*
Daniel Taub**	39	Chief Operating Officer
William Comeau**	42	Chief Financial Officer and Treasurer
Jonathan Wigser**	45	Chief Investment Officer and Secretary
Michael Cohen**	56	Executive Vice President of Leasing
Patrick Tandy	47	Vice President—Construction Management
Michael Desmarais	57	Vice President—Property Management

*	We expect our board of directors to determine that this director is independent for purposes of the NYSE corporate governance listing standards.
**	Denotes our expected named executive officers.

The following sets forth biographical information concerning the individuals who will be our executive officers, directors, director nominees and certain other senior officers upon the completion of this offering.

Adam Ifshin is our chief executive officer, president and the chairman of our board of directors. Mr. Ifshin co-founded our management company with his father and the vice chairman of our board of directors, Mr. Stephen Ifshin, in 1991 and, as president and chief executive officer, oversees all acquisitions, capital markets activities, leasing, joint ventures and corporate strategy. Mr. Ifshin, as the sole stockholder of the management company, may be deemed to be our promoter. Prior to founding our management company, Mr. Ifshin was vice president of project development for The Delphi Land Company, Inc., a developer of town home communities and project manager for Empire State Land Company, a residential real estate developer. Mr. Ifshin is also the co-founder and president of Delphi Commercial Properties, Inc., a specialty real estate brokerage firm; the co-founder and president of First Man Investment Securities Corp., the exclusive placement agent for all of our predecessor’s real estate investments; and co-founder of UrbanCore Development, LLC, a platform to develop retail real estate in under-served, infill and multi-ethnic markets. Mr. Ifshin holds series 7, 24 and 63 licenses from the Financial Industry Regulatory Authority, or FINRA. Mr. Ifshin is a member of the board of trustees of the ICSC, the world’s largest real estate trade association, and chairman of the ICSC Government Relations Economic Sub-Committee. Mr. Ifshin is a member of the Urban Land Institute and chair of its Commercial & Retail Council (Blue Flight). Mr. Ifshin is the chairman of the board of directors of the Byram Hills Education Foundation and a member of the board of directors of Hudson Valley Holding Corp., a bank holding company. Mr. Ifshin received a bachelor’s degree cum laude in economics and history with honors from Williams College, where he was elected to Phi Beta Kappa. Mr. Ifshin was selected to serve as the chairman of our board of directors based on his experience leading real estate companies, his network of industry relationships and his comprehensive knowledge of our business as the co-founder of our management company.

Stephen Ifshin is the vice chairman of our board of directors and as one of our executive officers. Mr. Ifshin co-founded our management company in 1991 and, as chairman, oversaw the business operations, including tenant leasing, property, asset and construction management activities, and our regional leasing and property management offices from 1991 to 2007. Since 2007, Mr. Ifshin has overseen our redevelopments, our construction management department, and various special value creation projects including Levittown Town Center. Prior to founding our management company, Mr. Ifshin co-founded The Delphi Land Company, Inc., a developer of town home communities. In 1985, Mr. Ifshin founded Empire State Land Company, a residential property developer. In 1973, Mr. Ifshin co-founded N. Peter Burton & Company, a commercial brokerage and property management firm, which he sold to Grubb & Ellis in 1989. Prior to co-founding N. Peter Burton & Company, Mr. Ifshin entered the real estate industry in commercial sales with Wolf & Macklowe in 1965. Mr. Ifshin is a member of the board of directors of WBGO Jazz 88.3, and has acted as an adjunct professor at New York University’s School of Continuing Education. Mr. Ifshin received a bachelor’s degree from the University of Vermont, where he currently serves as co-chair of the board of advisors to the School of Business Administration. Mr. Ifshin’s leadership experience with us and other real estate companies and recognized expertise in the retail real estate industry led us to conclude that he should serve as the vice chairman of our board of directors.

Edward N. Constantino will serve as a member of our board of directors upon completion of this offering. Mr. Constantino has more than 40 years of auditing, advisory and tax experience. Mr. Constantino was a partner at KPMG LLP, an accounting firm, from 2002 until his retirement in 2009 where he served several of the firm’s accounts including the firm’s largest international real estate client and was in charge of the firm’s asset management and real estate practices in the Northeast. Mr. Constantino is currently a party to a consulting contract with KPMG that expires in September 2010. Prior to joining KPMG, Mr. Constantino was a partner at Arthur Andersen LLP where he served as co-director of the firm’s real estate practice in the Americas. Mr. Constantino is a licensed Certified Public Accountant in the state of New York, and a member of the New York State Society of Certified Public Accountants and The American Institute of Certified Public Accountants. Mr. Constantino received a bachelor’s degree in accounting and business administration from St. Francis College and currently serves as chairman of the audit committee of the college’s Board of Trustees. Mr. Constantino’s extensive accounting, finance and risk management experience with a variety of public and private companies, including a number of companies in the real estate industry led us to conclude that he should serve as a member of our board of directors.

Catherine James Paglia will serve as a member of our board of directors upon completion of this offering. Ms. Paglia has served as a director of Enterprise Asset Management, Inc., a private asset management company, since June 1999, where she is responsible for investments in real estate, oil and gas, and public and private equities. Prior to joining Enterprise, Ms. Paglia served as chief financial officer and director of Fine Host Corporation, a publicly held contract food service company, and as chief financial officer of Strategic Distribution, Inc., a publicly held industrial distribution company. Ms. Paglia began her career on Wall Street, including eight years at Morgan Stanley & Co. Incorporated, where she became the first female managing director in the firm’s history and co-founded the firm’s Insurance Group. After leaving Morgan Stanley, Ms. Paglia joined Interlaken Capital, a principal investment firm, where she was a managing director for nine years, with responsibilities including initiating transactions and strategic oversight of portfolio investments. Ms. Paglia has served on the board of directors of RiverSource mutual funds, part of Ameriprise Financial, Inc., since November 2008, as well as on the board of trustees of the Carnegie Endowment for International Peace in Washington D.C., the board of trustees of Carleton College in Northfield, Minnesota and the leadership council of the YWCA of Greenwich, Connecticut. Ms. Paglia received a bachelor’s degree from Carleton College and a masters of business administration from Harvard University. Ms. Paglia’s extensive public company accounting experience and service on a variety of boards of directors led us to conclude that she should serve as a member of our board of directors.

Adam Popper will serve as a member of our board of directors upon completion of this offering. Mr. Popper has more than 22 years of experience in leasing, portfolio management and acquisitions in the commercial real estate industry and has executed real estate transactions in the New York tri-state area, Washington, DC metropolitan area and across the United States. Since 2005, Mr. Popper has served as a managing director of Beacon Capital Partners LLC, or Beacon, a real estate private equity firm, where he has led its investment strategy in the New York Metropolitan area. Prior to joining Beacon, Mr. Popper was the chief investment officer for Heyman Properties, a private real estate company. Prior to joining Heyman Properties in 2004, Mr. Popper led the Northeast acquisition efforts for Tishman Speyer Properties. Mr. Popper has been responsible for acquiring and structuring a number of high profile transactions including: 1211 Avenue of the Americas, 237 Park Avenue, 666 Fifth Avenue, 885 Third Avenue and the equity recapitalization of Rockefeller Center. Prior to joining Tishman Speyer Properties, Mr. Popper was an acquisition executive at The Witkoff Group and Reichman International. Mr. Popper is a member of the board of trustees of the NYC chapter of the National Multiple Sclerosis Society. Mr. Popper received a bachelor’s degree in political science from Hamilton College. Mr. Popper’s experience in leading companies in the real estate industry led us to conclude that he should serve as a member of our board of directors.

Kieran P. Quinn will serve as a member of our board of directors upon completion of this offering. Mr. Quinn is vice chairman of Walker & Dunlop, Inc., a real estate finance company. Mr. Quinn joined Walker & Dunlop in 2009 from Column Financial/Column Guaranteed, Credit Suisse’s mortgage lending subsidiary where he served as chairman from 1993 to 2009. Mr. Quinn joined DLJ/Column from Equitable Real Estate where he was a vice president, with responsibility for mortgage assets. Prior to this, he was with a private development company in Atlanta, where he served as chief financial officer from 1981 to 1990. Mr. Quinn began his career with First National Bank of Chicago in the commercial lending department, and later joined the real estate lending department. Mr. Quinn currently serves as trustee and treasurer of ICSC and is an advisor to Commercial Property Executive. Mr. Quinn is a former director of the Mortgage Bankers Association, former governor of CRE Finance Council (formerly Commercial Mortgage-Backed Securitization), and former director of the Real Estate Roundtable. Mr. Quinn previously served as the 2008 chairman of the Mortgage Bankers Association and as a member of Fannie Mae’s National Housing Advisory Council from 2007 to 2008. He currently serves on the Finance Council of the Archdiocese of Atlanta and is trustee of Regis High School in New York City. Mr. Quinn received a bachelor’s degree from Villanova University and a masters in business administration from the University of Chicago. Mr. Quinn’s service on the boards of directors of and experience in leading companies in the real estate finance industry led us to conclude that he should serve as a member of our board of directors.

Charles W.B. Wardell III will serve as a member of our board of directors upon completion of this offering. Mr. Wardell joined Korn/Ferry International, an executive search firm with nearly 80 offices in 40 countries, and has served as the senior advisor to the chief executive officer since 2007. Mr. Wardell was named by BusinessWeek as one of the world’s 50 most influential search executives in 2008 and was awarded the prestigious 2008 Gardner W. Heidrick Award for his contributions to the industry. Prior to his current position, Mr. Wardell served as Korn/Ferry International’s Managing Director, Eastern Region, from 2001 through 2007 and was president of a boutique executive search firm, Nordeman Grimm. Earlier in his career, Mr. Wardell held senior executive positions at American Express, Travelers, MasterCard International and Citicorp. Mr. Wardell also served as Deputy Special Assistant and Staff Assistant to former Presidents Nixon and Ford, Administrative Aide to General Haig and Dick Cheney and was Deputy Assistant Secretary of State. Mr. Wardell graduated cum laude from Harvard College with an A.B. degree, and was honorably discharged as an officer in the U.S. Army after serving in the Vietnam War with distinction. Mr. Wardell has served on the board of directors of Cowen Group, Inc. and General Employment Enterprises, Inc. since 2006 and 2009, respectively. Mr. Wardell is also a director of the Boy Scouts of America, New York Chapter. Previously, he served as global chairman for the Association of Executive Search Consultants. Mr. Wardell’s service on the boards of directors of a variety of public and private companies and his extensive experience in senior executive roles led us to conclude that he should serve as a member of our board of directors.

In addition to the information presented above regarding each director nominee’s specific experience, qualifications, attributes and skills, we assessed each nominee’s integrity and accountability, judgment, maturity, willingness to commit the time and energy needed to satisfy the requirements of board and committee membership, balance with other commitments, financial literacy and independence from us. We value our nominees’ significant experience on other company boards of directors and board committees. Our assessments were based on information provided by the nominees in response to questionnaires, as well as independent third-party sources.

Daniel Taub is our chief operating officer. Mr. Taub joined our management company in 1996 and, since 2007, as executive vice president and chief operating officer, is responsible for the day-to-day operation of its portfolio including property management, construction management, receivables, information technology, human resources, marketing and all administrative aspects of our management company and our regional leasing and property management offices. In addition, Mr. Taub also coordinates property insurance and oversees environmental matters at each of our existing properties. He was previously responsible for the acquisition and financing of real estate assets at our predecessor. Prior to joining our management company, Mr. Taub worked on business and legal issues for Savoy Pictures. Mr. Taub has completed the Real Estate Management Program: Developing Future Leaders at Harvard Business School. Mr. Taub is an active member of the ICSC and is a committee member of the Open Air Conference. Mr. Taub received a bachelor’s degree in economics from Boston University, and is a first cousin of our chairman, chief executive officer and president, Mr. Adam Ifshin, and a nephew of our vice chairman, Mr. Stephen Ifshin.

William Comeau is our chief financial officer and treasurer. Mr. Comeau joined our management company in 2005 and, as chief financial officer, is responsible for overseeing all aspects of our financial operations, including financial reporting, tax planning, budgeting, investor relations and the appropriate use of our capital. Prior to joining our management company, Mr. Comeau was director of joint venture accounting and finance at Kimco Realty Corporation, one of the nation’s largest publicly traded owner and operator of community shopping centers, from 2000 to 2005. Mr. Comeau is a certified public accountant and has six years prior experience in public accounting with Arthur Andersen and with Margolin, Winer & Evens. Mr. Comeau is an active member of the ICSC where he has lectured numerous seminars on financial matters. Mr. Comeau received a bachelor of business administration degree from Baruch College and master of business administration from Manhattan College.

Jonathan Wigser is our chief investment officer and secretary. Mr. Wigser joined our management company in 2002 and, as executive vice president and chief investment officer, is responsible for spearheading our acquisition, financing and disposition of real estate assets, as well as supporting our related capital markets activities. Mr. Wigser’s previous responsibilities with our predecessor included marketing real estate acquisitions to the investor community, identifying and accessing new sources of investment capital, overseeing regular investor communications and responding to investor inquiries. Mr. Wigser is also the co-founder and managing director of First Man Investment Securities Corp., the exclusive placement agent for all our predecessor’s real estate investments, and holds Series 7, 24 and 63 licenses from FINRA. Mr. Wigser has more than 10 years of capital markets experience with CIBC World Markets Corp., First Union Capital Markets Corp., NationsBanc Capital Markets, Inc. and SG Cowen Securities Corporation, as well as the real estate investment banking groups of Shearson Lehman Hutton and PaineWebber Inc. Prior to joining our management company, Mr. Wigser was director of business development and strategy for i-Deal LLC, a debt and equity markets service provider, and senior vice president of DealComposer USA, an international finance company. Mr. Wigser is a member of the ICSC. Mr. Wigser received a bachelor’s degree cum laude in economics from Williams College and a master of business administration degree from Duke University’s Fuqua School of Business, where he has served as a member of the Board of Visitors and Chair of the school’s Alumni Council. Mr. Wigser is currently a member of the Board of Overseers of Duke Comprehensive Cancer Center.

Michael Cohen is our executive vice president of leasing. Mr. Cohen joined our management company in 1994 and, as executive vice president of leasing, oversees all leasing in our portfolio of shopping centers and manages our relationships with national and regional retailers. Mr. Cohen plays an integral role in the redevelopment and repositioning of our properties and has negotiated leases with many of the nation’s leading non-discretionary necessity and value-focused retailers including Bed Bath & Beyond, Inc., Best Buy Co., Inc., Dick’s Sporting Goods, Inc., Kroger, PETCO Animal Supplies, Inc., Ross Stores, Stop & Shop, Staples, Inc. and The TJX Companies, among many others. Mr. Cohen started in the commercial real estate business in 1978 as an office leasing broker in Manhattan, representing tenants and landlords. Mr. Cohen has been a principal in his own firm and previously worked at Grubb & Ellis and Sylvan Lawrence. Mr. Cohen is an active member of the ICSC and has earned the designation of Senior Certified Leasing Specialist. Mr. Cohen previously served on the board of directors of Gilda’s Club of New Jersey. Mr. Cohen received a bachelor’s degree in political science from Hofstra University.

Patrick Tandy is our vice president of construction management. Mr. Tandy joined our management company in 1998 and maintains responsibility for construction activities across its shopping centers and oversees the construction and renovation of leased shopping center assets and for redevelopment investments. Mr. Tandy is responsible for the formulation of all capital and project budgets, as well as ensuring project schedules are adhered to, approvals and permits are obtained and relevant code compliance. Prior to joining our management company, Mr. Tandy was the plant engineer and maintenance department manager for the Engelhard Corporation, a leading producer of paint pigments. Mr. Tandy is a member of the ICSC and has earned the designation of Certified Development, Design and Construction Professional (CDP). Mr. Tandy received a bachelor’s degree in mechanical engineering from Clarkson University.

Michael Desmarais is our vice president of property management. Mr. Desmarais joined our management company in 2005 and, as vice president of property management, is responsible for all asset management activities across its entire portfolio. Prior to joining our management company, Mr. Desmarais spent eight years at New Plan Excel Realty Trust, Inc., a public REIT, including as director of property management, Northeast Region, and has previously held a number of property management positions including regional property manager for Montgomery Group Affiliates, senior property manager for CNM Associates and regional property manager for the Kravco Company. Mr. Desmarais is a member of the ICSC and has earned the designation of Certified Shopping Center Manager (CSM). Mr. Desmarais received a bachelor of science degree in horticulture from Michigan State University.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our board of directors is not staggered, with each of our directors subject to re-election annually;

•

of the persons who will serve on our board of directors immediately after the completion of this offering and the formation transactions, we expect that our board of directors will determine that five, or approximately 71%, of our directors are independent for purposes of the NYSE’s corporate governance listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act;

•	we anticipate that at least one of our directors will qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission, or the SEC;

•	we have opted out of the business combination and control share acquisition statutes in the MGCL; and

•	we do not have a stockholder rights plan.

Our business is managed by our senior management team, subject to the supervision and oversight of our board of directors, which has established investment policies described under “Policies with Respect to Certain Activities—Investment Policies” for our senior management team to follow in its day-to-day management of our business. Our directors will stay informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Our Board’s Leadership Structure

Our board of directors understands there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the appropriate leadership may vary as circumstances warrant. Our board of directors currently believes it is in our company’s best interests to have Mr. Adam Ifshin serve as chairman of our board of directors, chief executive officer and president. Our board of directors believes combining these roles promotes effective leadership and provides the clear focus needed to execute our business strategies and objectives. However, our board of directors does not believe these roles must be combined, and may in the future separate these roles.

We do not have a lead independent director. Our board of directors believes it will be able to effectively provide independent oversight of our business and affairs, including the risks facing our company, without an independent chairman or a lead independent director through the composition of our board of directors, the strong leadership of the independent directors, the committees of our board of directors and the other corporate governance policies and processes that will be in place upon completion of this offering. We expect our independent directors will actively collaborate together and through their respective committees.

Our Board’s Role in Risk Oversight

Our board of directors will play an active role in overseeing management of our risks. Upon completion of this offering, the committees of our board of directors will assist our full board in risk oversight by addressing specific matters within the purview of each committee. Our audit committee will focus on oversight of financial risks relating to us; our compensation committee will focus primarily on risks relating to executive compensation plans and arrangements; and our nominating and corporate governance committee will focus on reputational and corporate governance risks relating to our company including the independence of our board of directors. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, our full board of directors plans to keep itself regularly informed regarding such risks through committee reports and otherwise. We believe the leadership structure of our board of directors supports effective risk management and oversight.

Board Committees

Prior to the completion of this offering, our board of directors will form an audit committee, a compensation committee and a nominating and corporate governance committee and adopt charters for each of these committees. Each of these committees will have three directors and will be composed exclusively of independent directors, as defined by the listing standards of the NYSE. Moreover, the compensation committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Code, qualify as outside directors for purposes of Section 162(m) of the Code.

Audit Committee

The audit committee will be comprised of Edward N. Constantino, Catherine J. Paglia and Kieran P. Quinn, each of whom will be an independent director and “financially literate” under the rules of the NYSE. Edward N. Constantino will chair our audit committee and serve as our audit committee financial expert, as that term is defined by the SEC.

The audit committee assists our board of directors in overseeing:

•	our financial reporting, auditing and internal control activities, including the integrity of our financial statements;

•	our compliance with legal and regulatory requirements and ethical behavior;

•	the independent auditor’s qualifications and independence;

•	the performance of our internal audit function and independent auditor; and

•	the preparation of audit committee reports.

The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

The compensation committee will be comprised of Adam Popper, Kieran P. Quinn and Charles W.B. Wardell III, each of whom will be an independent director. Charles W.B. Wardell III will chair our compensation committee.

The principal functions of the compensation committee will be to:

•

review and approve on an annual basis the corporate goals and objectives relevant to the compensation paid by us to our president and chief executive officer and the other members of our senior management team, evaluate our president and chief executive officer’s performance and the other members of our senior management team’s performance in light of such goals and objectives and, either as a committee or together with our independent directors (as directed by the board of directors), determine and approve the remuneration of our chief executive officer and the other members of our senior management team based on such evaluation;

•	oversee any equity-based remuneration plans and programs;

•	assist the board of directors and the chairman in overseeing the development of executive succession plans;

•	determine from time to time the remuneration for our independent directors; and

•	prepare compensation committee reports.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will be comprised of Catherine J. Paglia, Adam Popper and Charles W.B. Wardell III, each of whom will be an independent director. Catherine J. Paglia will chair our nominating and corporate governance committee.

The nominating and corporate governance committee will be responsible for:

•	providing counsel to the board of directors with respect to the organization, function and composition of the board of directors and its committees;

•	overseeing the self-evaluation of the board of directors as a whole and of the individual directors and the board’s evaluation of management and report thereon to the board;

•	periodically reviewing and, if appropriate, recommending to the board of directors changes to, our corporate governance policies and procedures;

•	identifying and recommending to the board of directors potential director candidates for nomination; and

•	approving and recommending to the full board of directors the appointment of each of our named executive officers.

Code of Business Conduct and Ethics

Upon completion of this offering, our board of directors will establish a code of business conduct and ethics that applies to our directors and officers. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our directors or officers may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

Director Compensation

A member of our board of directors who is also an employee or affiliate of our company is referred to as an executive director. Executive directors will not receive compensation for serving on our board of directors. In order to align the interests of our independent directors and stockholders, we will award each independent director a one-time grant of $65,000 in restricted shares of our common stock under our 2010 equity incentive plan upon completion of this offering, which will vest pro rata on an annual basis over a period of three years, subject to acceleration in the event an independent director has a termination of service on account of death, “disability,” by us for any reason other than for “cause” or in the event of a “change in control” (regardless of whether a termination follows thereafter) (each of the foregoing terms as defined in our 2010 equity incentive plan). Each independent director will also receive an annual base fee for his or her services of $35,000 in cash or, upon such director’s election, in the form of restricted shares of our common stock under our 2010 equity incentive plan. The chairman of the audit committee, compensation committee and nominating and corporate governance committee of our board of directors will receive an additional annual fee of $15,000, $10,000 and $7,500, respectively, in cash or, upon such director’s election, in the form of restricted shares of our common stock under our 2010 equity incentive plan. The annual fees will be paid on a quarterly basis. We will also reimburse each of our independent directors for their travel expenses incurred in connection with their attendance at full board of directors and committee meetings.

Executive Compensation

Compensation Discussion and Analysis

We believe the primary goal of executive compensation is to align the interests of our senior management team with those of our stockholders in a way that allows us to attract and retain the best executive talent. Our board of directors has not yet formed our compensation committee. Accordingly, we have not adopted compensation policies with respect to, among other things, setting base salaries, awarding bonuses or making future grants of equity awards to our senior management team. We anticipate the compensation committee, once formed, will design a compensation program that rewards, among other things, favorable stockholder returns, share appreciation, the company’s competitive position within its segment of the real estate industry and each member of our senior management team’s long-term career contributions to the company. We expect compensation incentives designed to further these goals will take the form of annual cash compensation and equity awards, and long-term cash and equity incentives measured by performance targets to be established by the compensation committee. In addition, our compensation committee may determine to make awards to new executive officers in order to attract talented professionals to serve us. We will pay base salaries and annual bonuses and expect to make grants of awards under our equity incentive plan to certain members of our senior management team, effective upon completion of this offering, in accordance with their employment agreements. These awards under our equity incentive plan will be granted to recognize such individuals’ efforts on our behalf in connection with our formation and this offering and to provide a retention element to their compensation.

Compensation of Named Executive Officers

We intend to enter into employment agreements with our named executive officers, which will become effective upon the consummation of this offering. Because we were only recently organized, meaningful individual compensation information is not available for prior periods. The following table sets forth the annualized base salary and other compensation that would have been paid in 2010 to our chief executive officer, our chief financial officer and the four other most highly compensated members of our senior management team, whom we refer to collectively as our “named executive officers,” had these employment agreements been in effect for all of 2010. We expect such employment agreements will provide for salary, bonus and other benefits, including severance upon a termination of employment under certain circumstances. See “—Employment Agreements.”

The anticipated 2010 compensation for each of our named executive officers listed in the table below was determined through negotiation of their individual employment agreements. We expect to disclose actual 2010 compensation for our named executive officers in 2011, to the extent required by applicable SEC disclosure rules.

Summary Compensation Table

	2010 Annualized Compensation
Name and Principal Position	Salary($)(1)	Bonus($)(1)	Stock Awards	All Other Compensation ($)	Total($)(4)
Adam Ifshin			(2)	(3)
Chairman of the Board, Chief Executive Officer and President

Stephen Ifshin			(2)	(3)
Vice Chairman of the Board and Executive Officer

Daniel Taub			(2)	(3)
Chief Operating Officer

William Comeau			(2)	(3)
Chief Financial Officer and Treasurer

Jonathan Wigser			(2)	(3)
Chief Investment Officer and Secretary

Michael Cohen			(2)	(3)
Executive Vice President of Leasing

(1)	Salary amounts are annualized for the year ending December 31, 2010 based on employment agreements that we expect to enter into upon consummation of this offering. Bonus amounts represent minimum required bonus amounts for 2010 pursuant to our named executive officers’ employment agreements. Messrs. Adam and Stephen Ifshin have agreed not to receive a 2010 bonus. For a description of their 2011 target bonuses, see “—Employment Agreements.”
(2)	Reflects grant of LTIP units under our 2010 equity incentive plan upon completion of this offering. Upon completion of this offering, we will grant , , , , and LTIP units to each of Mr. Adam Ifshin, Mr. Stephen Ifshin, Mr. Taub, Mr. Comeau, Mr. Wigser and Mr. Cohen, respectively. All LTIP awards are expected to vest in five equal, annual installments on each of the first five anniversaries of the date of this offering (subject to the executive’s continued employment with us on each such date). The LTIP units will be subject to a one-year restriction on transfer following their vesting date.
(3)	The named executive officers will receive certain perquisites or other personal benefits as set forth in their respective employment agreements. See “—Employment Agreements.”
(4)	Amounts shown in this column do not include (i) the value of the LTIP unit grants (described in Note 2 above) that are expected to be granted to our named executive officers in connection with this offering or (ii) the value of the perquisites or other personal benefits our named executive officers will receive (described in Note 3 above).

Employment Agreements

We will enter into employment agreements, effective as of the completion of this offering, with each of our named executive officers.

The employment agreements for Messrs. Adam Ifshin and Stephen Ifshin will have an initial term of four years, and for Messrs. Daniel Taub, William Comeau, Jonathan Wigser and Michael Cohen, an initial term of three years. Each employment agreement will provide for an automatic one-year extension thereafter, unless either party provides at least 60 days notice of non-renewal prior to the expiration of the initial term. These employment agreements will require each executive officer to devote substantially all of their business time and effort to our affairs; however, Messrs. Adam Ifshin and Stephen Ifshin may devote a portion of their working time that is reasonably required to manage the matters relating to the excluded properties and excluded businesses.

The employment agreements will provide for:

•

an annual base salary of $            , $            , $            , $            , $             and $            , respectively, for each of Messrs. Adam Ifshin, Stephen Ifshin, Daniel Taub, William Comeau, Jonathan Wigser and Michael Cohen, subject to further increases on an annual basis in the discretion of the compensation committee of our board of directors,

•

for our 2010 fiscal year, no bonus for Messrs. Adam Ifshin and Stephen Ifshin and discretionary bonuses of at least $            , $            , $             and $            , respectively, for each of Messrs. Daniel Taub, William Comeau, Jonathan Wigser and Michael Cohen,

•

after our 2010 fiscal year, eligibility for annual cash performance bonuses based on the satisfaction of performance goals established by the compensation committee of our board of directors (with threshold, target and maximum bonus ranges based on a percentage of annual base salary of 100%, 175% and 250%, respectively, for Mr. Adam Ifshin, 100%, 150% and 200%, respectively, for Mr. Stephen Ifshin, 50%, 87.5% and 125%, respectively, for Mr. Daniel Taub, and 50%, 75% and 100%, respectively, for each of the other executives), or the annual bonus,

•	participation in our long-term incentive program, as well as other incentive, savings and 401(k) or other retirement plans applicable generally to our senior executives,

•	health and other group welfare plan coverage provided to our senior executives generally,

•	with respect to Mr. Adam Ifshin, supplemental disability insurance in the amount of $ and life insurance in the amount of $ , and

•	with respect to Mr. Adam Ifshin and Mr. Stephen Ifshin, reimbursement each year for tax preparation and financial consulting services in an amount not to exceed $ .

In addition, upon completion of this offering, each of our executives will receive an award of LTIP units under our 2010 equity incentive plan. The aggregate number of LTIP units awarded will be              for Mr. Adam Ifshin,              for Mr. Stephen Ifshin.              for Mr. Taub,              for Mr. Comeau,              for Mr. Wigser and              for Mr. Cohen, respectively, all of which will vest in equal annual installments over a five-year period

(subject to the executive’s continuing employment with us on each such date) but will be subject to a one-year restriction on transfer following the vesting date, except such restriction on transfer will not apply in the event of a change in control. Upon a termination of employment on account of death, disability, by us for any reason other than for cause or by the executive for good reason, all LTIP units then outstanding will become fully vested, and will be subject to the one-year restriction on transfer, as described above. The grants of LTIP units to our executive officers are designed to reward the individual’s contribution to our formation and this offering, as well as provide an additional retention element for the recipient and to ensure that their interests are aligned with stockholders. The amount of LTIP units each executive officer will receive was determined through negotiation of their employment agreements.

The employment agreements will provide that, if an executive’s employment is terminated (i) by us without “cause” or by the executive for “good reason” (each as defined in the applicable employment agreement), (ii) pursuant to our non-renewal at the end of the initial term, or (iii) in either event described under (i) of this paragraph, within six months before or one year following a change in control of our company, the executive will be entitled to the following severance payments and benefits, subject to his execution of an effective general release of claims:

•

annual base salary, annual bonus and other benefits earned and accrued (including payment for up to 60 accrued, but unused vacation days and reimbursement for expenses incurred) prior to the date of termination, which amount shall be paid in a lump sum within 60 days following such termination of employment,

•

an amount equal to the sum of the executive’s then-current annual base salary plus the highest annual bonus paid to the executive for any of the three years immediately preceding the year in which the termination occurs (provided that with respect to Messrs. Adam Ifshin and Stephen Ifshin such highest annual bonus shall be no less than the executive’s annual base salary for the year of termination), multiplied by

•	three (two, for a non-renewal by us at the end of the initial term) for Messrs. Adam Ifshin and Stephen Ifshin, or

•	one (two, for a termination of employment in connection with a change in control (as described under (iii) above) for each of the other executives which amount shall be paid in a lump sum within 60 days following such termination of employment,

•

a pro-rated annual bonus for the year in which the termination of employment occurs, calculated based on actual results for the year (provided that with respect to Messrs. Daniel Taub, William Comeau, Jonathan Wigser and Michael Cohen, the minimum bonus for the 2010 fiscal year shall be paid regardless of when the termination occurs) and payable at such time as the annual bonus would have otherwise been paid if the executive continued in employment with us (and in all events no later than March 15 of the fiscal year following the year for which such bonus was awarded),

•

medical benefits under our health plans and programs for a period of (i) two years, for Messrs. Adam Ifshin and Stephen Ifshin, or (ii) one year, for each of the other executives, following the executive’s termination of employment, at the same level as in effect immediately preceding such termination, except to the extent the executive receives comparable benefits from a subsequent employer or service recipient, and

•	100% of the equity-based incentives and awards held by the executive will become fully vested and/or exercisable.

The employment agreements for each of Messrs. Daniel Taub, William Comeau, Jonathan Wigser and Michael Cohen will also provide that, upon a non-renewal of the employment agreement by us after the one-year extension/renewal term, the initial LTIP unit award made pursuant to the employment agreement will become fully vested and/or exercisable.

Each employment agreement will also provide that the executive or his estate will be entitled to certain severance benefits in the event of his death or “disability” (as defined in the applicable employment agreement). Specifically, each executive, or, in the event of the executive’s death, his beneficiaries, will receive:

•

annual base salary, annual bonus and other benefits earned and accrued (including payment for up to 60 accrued, but unused, vacation days and reimbursement for expenses incurred) prior to the date of termination, which amount shall be paid in a lump sum within 30 days following termination of employment,

•

a pro-rated annual bonus for the year in which the termination of employment occurs, calculated based on actual results for the year (provided that with respect to Messrs. Daniel Taub, William Comeau, Jonathan Wigser and Michael Cohen, the minimum bonus for the 2010 fiscal year shall be paid regardless of when the termination occurs) and payable at such time as the annual bonus would have otherwise been paid if the executive continued in employment with us (and in all events no later than March 15 of the fiscal year following the year for which such bonus was awarded), and

•	100% of the equity-based incentives and awards held by the executive will become fully vested and/or exercisable.

In the event that any amount payable to an executive officer is determined to be an excess parachute payment under Section 280G of the Code, such amount will be adjusted so that (i) with respect to Messrs. Adam Ifshin and Stephen Ifshin, such amount will equal the greater of (a) the actual severance payment net of all taxes payable, or (b) a reduced payment equal to one dollar less than the threshold amount that would trigger an excise tax under Section 280G of the Code, and (ii) with respect to Messrs. Daniel Taub, William Comeau, Jonathan Wigser and Michael Cohen, the amount will be reduced to one dollar less than the threshold amount that would trigger an excise tax under Section 280G of the Code.

The employment agreements will also contain standard confidentiality provisions, which will apply indefinitely, and non-competition and non-solicitation provisions, which will apply during the term of the employment agreements and will continue, (i) with respect to Messrs. Adam Ifshin and Stephen Ifshin, for a period of 18 months following such termination of employment and (ii) with respect to Messrs. Daniel Taub, William Comeau, Jonathan Wigser and Michael Cohen, for a period of 12 months following such termination of employment; provided that the non-competition provisions for Messrs. Adam Ifshin and Stephen Ifshin include a carveout for the excluded properties and businesses.

401(k) Plan

We intend to adopt a tax-qualified 401(k) Retirement Savings Plan, or the 401(k) Plan. All eligible employees will be able to participate in our 401(k) plan, including our named executive officers. We intend to provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Under our 401(k) plan, employees will be eligible to defer a portion of their salary, and we expect to match a portion of each eligible employee’s contributions. We do not intend to provide an option for our employees to invest in our common stock through our 401(k) plan.

2010 Equity Incentive Plan

Prior to the completion of this offering, we will adopt an equity incentive plan to provide incentive distributions to members of our senior management team, our independent directors, advisers, consultants and other personnel. Unless terminated earlier, our 2010 equity incentive plan will terminate in 2020, but will continue to govern unexpired awards. Our 2010 equity incentive plan provides for grants of stock options, restricted shares of common stock, phantom shares, dividend equivalent rights and other equity-based awards.

Our 2010 equity incentive plan is administered by the compensation committee appointed for such purposes. The compensation committee, as appointed by our board of directors, has the full authority to (i) authorize the granting of awards to eligible persons, (ii) determine the eligibility of directors, members of our senior management team, advisors, consultants and other personnel to receive an equity award, (iii) determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in our 2010 equity incentive plan), (iv) determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of our 2010 equity incentive plan), (v) prescribe the form of instruments evidencing such awards, (vi) make recommendations to our board of directors with respect to equity awards that are subject to board approval and (vii) take any other actions and make all other determinations that it deems necessary or appropriate in connection with our 2010 equity incentive plan or the administration or interpretation thereof. In connection with this authority, the compensation committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. From and after the consummation of this offering, the compensation committee will consist solely of independent directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director and will, at such times as we are subject to Section 162(m) of the Code and intend for awards to be treated as performance-based compensation for purposes of Section 162(m), qualify as an outside director for purposes of Section 162(m) of the Code, or, if no committee exists, the board of directors.

Available Shares

Our 2010 equity incentive plan provides for grants of stock options, restricted shares of common stock, phantom shares, dividend equivalent rights and other equity-based awards up to an aggregate of 10% of the issued and outstanding shares of our common stock as of the later of the date of this offering or the last closing date of any shares sold pursuant to the underwriters’ exercise of their over-allotment option (on a fully diluted basis (assuming, if applicable, the exercise of all outstanding stock options, the conversion of all warrants and convertible securities into shares of common stock and the exchange of all outstanding operating partnership units into shares of common stock) and including shares to be sold pursuant to the underwriters’ exercise of their option to purchase up to an additional                      shares of our common stock solely to cover over-allotments), but excluding any shares issued or issuable under our 2010 equity incentive plan. If an award granted under our 2010 equity incentive plan expires, is forfeited or terminates, the shares subject to any portion of the award that expires, is forfeited or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under our 2010 equity incentive plan after the tenth anniversary of the earlier of date that such plan was approved by our board of directors or the holders of our common stock. Upon the completion of this offering, we will grant                  LTIP units to our executive officers under our 2010 equity incentive plan and each of our independent directors will receive                  restricted shares of our common stock, which will in each case vest ratably on an annual basis over five-year and three-year periods, respectively, commencing on the first anniversary of the completion of this offering.

To the extent the compensation committee deems appropriate, it will establish performance criteria and satisfy such other requirements as may be applicable in order to satisfy the requirements for performance-based compensation under Section 162(m) of the Code.

Awards Under the Plan

Stock Options. The terms of specific stock options, including whether stock options shall constitute “incentive stock options” for purposes of Section 422(b) of the Code, shall be determined by the compensation committee. The exercise price of a stock option shall be determined by the committee and reflected in the applicable award agreement. The exercise price with respect to stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under our 2010 equity incentive plan) of the fair market value of our common stock on the date of grant. Each stock option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under our 2010 equity incentive plan). Incentive stock options may only be granted to our employees and employees of our subsidiaries. Stock options will be exercisable at such times and subject to such terms as determined by the compensation committee. We may also grant stock appreciation rights, which are stock options that permit the recipient to exercise the stock option without payment of the exercise price and to receive shares of common stock (or cash or a combination of the foregoing) with a fair market value equal to the excess of the fair market value of the shares with respect to which the stock option is being exercised over the exercise price of the stock option with respect to those shares. The exercise price with respect to stock appreciation rights may not be lower than 100% of the fair market value of our common stock on the date of grant.

Restricted Shares of Common Stock. A restricted stock award is an award of shares of common stock that is subject to restrictions on transferability and such other restrictions, if any, the compensation committee may impose at the date of grant. Grants of restricted shares of common stock will be subject to vesting schedules and other restrictions as determined by the compensation committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the compensation committee may determine. Except to the extent restricted under the award agreement relating to the restricted shares of common stock, a participant granted restricted shares of common stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the restricted shares of common stock. Although dividends may be paid on restricted shares of common stock, whether or not vested, at the same rate and on the same date as on shares of our common stock (unless otherwise provided in an award agreement), holders of restricted shares of common stock are prohibited from selling such shares until they vest.

Phantom Shares. A phantom share represents a right to receive the fair market value of a share of common stock, or, if provided by the compensation committee, the right to receive the fair market value of a share of common stock in excess of a base value established by the compensation committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of shares of common stock (as may be elected by the participant or the compensation committee or as may be provided by the compensation committee at grant). The compensation committee may, in its discretion and under certain circumstances (taking into account, without limitation, Section 409A of the Code), permit a participant to receive as settlement of the phantom shares installment payments over a period not to exceed ten years.

Dividend Equivalents. A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of common stock) of dividends paid on shares of common stock otherwise subject to an award. The compensation committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of common stock. The compensation committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Other Share-Based Awards. Our 2010 equity incentive plan authorizes the granting of other awards based upon shares of our common stock (including the grant of securities convertible into shares of common stock and the grant of LTIP units), subject to terms and conditions established at the time of grant.

We intend to file with the SEC a Registration Statement on Form S-8 covering the shares of our common stock issuable under our 2010 equity incentive plan.

Change in Control

Under our 2010 equity incentive plan, a change in control is defined as the occurrence of any of the following events: (i) the acquisition of more than 50% of our then outstanding shares of common stock or the combined voting power of our outstanding securities by any person; (ii) the sale or disposition of all or substantially all of our assets, other than certain sales and dispositions to entities owned by our stockholders; (iii) a merger, consolidation or statutory share exchange where our stockholders immediately prior to such event hold less than 50% of the voting power of the surviving or resulting entity; (iv) the members of our board of directors at the beginning of any consecutive two-year period, the “incumbent directors,” cease for any reason (other than due to death) to constitute at least a majority of the members of our board (for these purposes, any director whose election or nomination for election was approved or ratified by a vote of at least a majority of the members of our board then still in office who were members of our board at the beginning of such two-year period shall be deemed to be an incumbent director); or (v) stockholder approval of a plan or proposal for our liquidation or dissolution.

Upon a change in control, the compensation committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the compensation committee determines that the adjustments do not have an adverse economic impact on the participants (as determined at the time of the adjustments).

Amendments and Termination

Our board of directors may amend, suspend, alter or discontinue our 2010 equity incentive plan but cannot take any action that would impair the rights of an award recipient with respect to an award previously granted without such award recipient’s consent unless such amendments are required in order to comply with applicable laws. Our board of directors may not amend our 2010 equity incentive plan without stockholder approval in any case in which amendment in the absence of such approval would cause our 2010 equity incentive plan to fail to comply with any applicable legal requirement or applicable exchange or similar requirement, such as an amendment that would:

•	other than through adjustment as provided in our 2010 equity incentive plan, increase the total number of shares of common stock reserved for issuance under our 2010 equity incentive plan;

•	materially expand the class of directors, officers, employees, consultants and advisors eligible to participate in our 2010 equity incentive plan;

•	reprice any stock options under our 2010 equity incentive plan; or

•	otherwise require such approval.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision and limits the liability of our directors and officers to the maximum extent permitted by Maryland law. For further details with respect to the limitation on the liability of our directors and officers and the relevant provisions of the MGCL, see “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws—Indemnification and Limitation of Directors’ and Officers’ Liability.” In addition, our directors and officers will be entitled to indemnification under the partnership agreement of our operating partnership; for further details see “Description of the Partnership Agreement of DLC Realty, L.P.—Management Liability and Indemnification.”

We will obtain a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. Additionally, we intend to enter into indemnification agreements with each of our directors and executive officers upon the closing of this offering, which will require, among other things, that we maintain a comparable “tail” directors’ and officers’ liability insurance policy for six years after each director or executive officer ceases to serve in such capacity.

Rule 10b5-1 Sales Plans

Our directors and officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material non-public information subject to compliance with the terms of our insider trading policy. Prior to the one-year anniversary of the date of the completion of this offering (subject to potential extension or early termination) with respect to our executive directors, executive officers and one of our independent directors, and prior to 180 days after the date of this prospectus (subject to potential extension or early termination) with respect to certain of our independent directors, the sale of any shares under such plan will be subject to the lock-up agreement that the director or executive officer has entered into with the underwriters.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee is a current or former officer or employee of ours or any of our subsidiaries. None of our named executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information immediately following the completion of this offering and the formation transactions, regarding the ownership of each class of our capital stock by:

•	each of our directors and director nominees;

•	each of our named executive officers;

•	each holder of 5% or more of each class of our capital stock; and

•	all of our directors, director nominees and executive officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Unless otherwise indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, DLC Realty Trust, Inc., 580 White Plains Roads, Tarrytown, New York 10591. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Name and Address	Number of Shares Beneficially Owned(1)	Percent of All Shares(1)	Number of Shares and Operating Partnership Units Beneficially Owned(2)	Percent of All Shares and Operating Partnership Units(2)
Adam Ifshin
Stephen Ifshin
Edward N. Constantino
Catherine J. Paglia
Adam Popper
Kieran P. Quinn
Charles W.B. Wardell III
Daniel Taub
William Comeau
Jonathan Wigser
Michael Cohen
All directors, director nominees and executive officers as a group (11 persons)

*	Represents less than 1% of the number of shares of common stock outstanding upon the closing of this offering.
**	Represents less than 1% of the number of shares of common stock and operating partnership units, including LTIP units and restricted shares of common stock outstanding immediately after the closing of this offering and the formation transactions.
(1)	Assumes a total of shares of common stock outstanding immediately after the closing of this offering and the formation transactions.
(2)	Assumes a total of shares of our common stock and operating partnership units, including LTIP units and restricted shares of common stock, are outstanding immediately after the closing of this offering and the formation transactions comprised of shares of common stock and operating partnership units which may be exchanged for cash or, at our option, shares of common stock on an one-for-one basis beginning one year after the closing of this offering. In addition, share amounts for individuals, directors, director nominees and executive officers as a group assume that all operating partnership units, including LTIP units, held by the person are exchanged for shares of our common stock. The total number of shares of common stock outstanding used in calculating this percentage assumes that none of the operating partnership units held by other persons are exchanged for shares of our common stock.

We currently have outstanding 1,000 shares of common stock, all of which are owned by our Chairman, President and Chief Executive Officer, Mr. Adam Ifshin. Upon completion of this offering, we will repurchase all 1,000 shares of common stock from Mr. Adam Ifshin at his cost of $1.00 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Formation Transactions

Mr. Adam Ifshin is subject to an exchange and subscription agreement entered into with us and our operating partnership in connection with the formation transactions, pursuant to which he will exchange his interests in our management company, Delphi and an entity that serves as the general partner for an existing entity, for shares of our common stock. In addition, certain members of our senior management team, including Mr. Adam Ifshin, and certain of our other continuing investors are subject to the exchange and subscription agreements entered into with us and our operating partnership, pursuant to which they will exchange their direct or indirect interests in our existing entities for operating partnership units. Certain other holders of interests in the existing entities that are non-accredited investors (none of which consist of members of our senior management team or directors) will exchange their equity interests in the existing entities for cash. The value of the shares of our common stock and operating partnership units that we will issue in connection with the formation transactions will increase or decrease based on the actual public offering price of our common stock. Our predecessor will declare final distributions to the continuing investors, including members of our senior management team and certain of our directors, in an amount of approximately $18.9 million in the aggregate, which will be paid shortly following consummation of this offering.

In addition, in connection with the formation transactions, Messrs. Adam Ifshin and Stephen Ifshin have entered into agreements with us, pursuant to which they made limited representations and warranties to us regarding potential material adverse impacts on the entities and assets we will own following the formation transactions and agreed to indemnify us and our operating partnership for breaches of such representations and warranties. Such indemnification is limited to $10.0 million in operating partnership units to be deposited into an escrow fund at closing of the formation transactions (or, if less, the fair market value of such operating partnership units) and is subject to a $1.0 million deductible and threshold.

For more detailed information regarding the terms of the formation transactions, including the benefits to related parties, see “Structure and Formation of Our Company—Formation Transactions.”

Exchange and Subscription Agreements

The continuing investors will have contributed to us or our operating partnership interests in the existing entities pursuant to the exchange and subscription agreements with the individuals or entities that hold those interests. Each contribution is subject to all of the terms and conditions of the applicable exchange and subscription agreement, including the completion of this offering. The continuing investors will transfer their interests in the existing entities to our operating partnership (or another of our subsidiaries) for operating partnership units or shares of our common stock. We will assume or succeed to all of the contributors’ rights, obligations and responsibilities with respect to the existing entities contributed.

Under their respective exchange and subscription agreements, Mr. Adam Ifshin will directly and/or indirectly (through certain related entities) receive                  shares of our common stock and                  operating partnership units, representing, in aggregate, a       % beneficial interest in our company on a fully diluted basis, and Mr. Stephen Ifshin will directly and/or indirectly (through certain related entities) receive                  operating partnership units representing a      % beneficial interest in our company on a fully diluted basis. Other members of our senior management team will receive an aggregate of              operating partnership units under exchange and subscription agreements, representing a      % interest on a fully diluted basis). In addition, Catherine J. Paglia, one of our independent directors, who is a continuing investor, will receive              operating partnership units.

The exchange and subscription agreements generally contain representations by the continuing investors only with respect to the ownership of their interests and certain other limited matters. Messrs. Adam Ifshin and Stephen Ifshin, however, have made representations and warranties to our operating partnership with respect to the condition and operations of the properties and interests to be contributed to us and certain other matters. Messrs. Adam Ifshin and Stephen Ifshin have severally agreed to indemnify our operating partnership for breach of such representations and warranties until the date on which our independent auditors complete their first annual audit of our books and records, subject to a $1.0 million deductible and threshold and up to a maximum of $10.0 million. Messrs. Adam Ifshin and Stephen Ifshin have pledged operating partnership units to our operating partnership with a value, based on the price per share of our common stock in this offering, equal to $10.0 million, in order to secure their indemnity obligation, and such operating partnership units are the sole recourse of our operating partnership in the case of a breach of representation or warranty or other claim for indemnification.

Tax Protection Agreements

Under the Code, taxable gain or loss recognized upon a sale of an asset contributed to a partnership must be allocated to the contributing partner in a manner that takes into account the variation between the tax basis and the fair market value of the asset at the time of the contribution. This requirement may result in a significant allocation of taxable gain to the contributing partner, without any increased cash distribution to the contributing partner. In addition, when a partner contributes an asset subject to a liability to a partnership, any reduction in the partner’s share of partnership liabilities may result in taxable gain to the partner.

Our operating partnership will enter into tax protection agreements with Messrs. Adam Ifshin and Stephen Ifshin and certain other continuing investors, which are intended to protect these continuing investors against certain of the tax consequences described above to a limited extent. First, solely with respect to Messrs. Adam Ifshin and Stephen Ifshin, these agreements will provide that the operating partnership will not sell, exchange, transfer or otherwise dispose of 25 of the existing properties, which we refer to in this section as protected assets, or any interest in a protected asset prior to the eighth anniversary of the closing of this offering unless:

(1)	Messrs. Adam Ifshin and Stephen Ifshin consent to the sale, exchange, transfer or other disposition; or

(2)	the operating partnership delivers to Mr. Adam Ifshin and/or Mr. Stephen Ifshin, a cash payment intended to approximate the tax liability related to the recognition of the pre-contribution built-in gain resulting from the sale, exchange, transfer or other disposition of such protected asset (with the pre-contribution “built-in gain” being not more than the taxable gain that would have been recognized by Mr. Adam Ifshin and/or Mr. Stephen Ifshin had the protected asset been sold for fair market value in a taxable transaction at the time of the consolidation transaction) plus an additional amount so that, after the payment of all taxes on amounts received pursuant to the agreement (including any tax liability incurred as a result of receiving such payment), Mr. Adam Ifshin and/or Mr. Stephen Ifshin retains an amount equal to his total tax liability incurred as a result of the recognition of the pre-contribution built-in gain pursuant to such sale, exchange, transfer or other disposition; or

(3)	the disposition does not result in a recognition of any built-in gain by Messrs. Adam Ifshin and Stephen Ifshin.

We expect that at all times our operating partnership would have sufficient liabilities to allow it to meet its obligations to allocate liabilities to its partners under the tax protection agreements, the operating partnership’s indemnification obligation with respect to “certain tax liabilities” would generally arise only in the event that the operating partnership disposes of a property specified in the tax protection agreement within eight years after the closing in a taxable transaction. In the event of such a disposition, the amount of our operating partnership’s indemnification obligation would depend on several factors, including the amount of “built-in gain,” if any, recognized and allocated to the indemnified partners with respect to such disposition and the effective tax rate to be applied to such gain at the time of such disposition. Our operating partnership estimates that if all of its assets subject to the tax protection agreements were sold in a taxable transaction immediately after this offering, the amount of our operating partnership’s indemnification obligations (including additional payments to compensate the indemnified partners for additional tax liabilities resulting from the indemnification payments) would be approximately $26.0 million, however, proposed legislation, depending on if, and in what form, it is enacted, could result in an increase in such indemnification obligations with respect to dispositions occurring in later taxable years.

Continuing investors other than Messrs. Adam Ifshin and Stephen Ifshin who, immediately prior to completion of this offering, owned an interest in a protected asset may benefit from the prohibition on disposing of such assets to the extent the prohibition prevents them from recognizing gain. However, unlike Messrs. Adam Ifshin and Stephen Ifshin, such continuing investors will not be a party to this tax protection agreement and will not receive any payments from our operating partnership if a protected asset is sold, nor is their consent required to dispose of a protected asset. In addition, a disposition of an existing property that is not a protected asset would not be subject to the tax protection agreement and could cause continuing investors, including Adam Ifshin and Stephen Ifshin, to recognize gain. We currently have no intention to sell or otherwise dispose of the properties or interest therein in taxable transactions during the restriction period.

Second, with respect to Messrs. Adam Ifshin and Stephen Ifshin and certain other continuing investors, to protect against gain recognition resulting from a reduction in a continuing investor’s share of the operating liabilities, the agreements also will provide that during the period from the closing of this offering through the twentieth anniversary of the closing of this offering, the operating partnership will offer certain continuing investors, including Messrs. Adam Ifshin and Stephen Ifshin, who continue to hold (directly or indirectly) at least 50% of their operating partnership units received in the formation transactions the opportunity (1) to enter into a “bottom dollar” guarantee of certain operating partnership debt or (2) in the event our operating partnership has recourse debt outstanding and the continuing investor agrees in lieu of guaranteeing debt pursuant to clause (1) above, to enter into a deficit restoration obligation, in each case, in a manner intended to provide an allocation of operating partnership liabilities to the continuing investor. In the event that a continuing investor guarantees debt of our operating partnership, such continuing investor will be responsible, under certain circumstances, for the repayment of the guaranteed amount to the lender in the event that the lender would otherwise recognize a loss on the loan, such as, for example, if property securing the loan was foreclosed and the value was not sufficient to repay a certain amount of the debt. A deficit restoration obligation is a continuing investor’s obligation, under certain circumstances, to contribute a designated amount of capital to our operating partnership upon our operating partnership’s liquidation in the event that the assets of our operating partnership are insufficient to repay our operating partnership liabilities.

Partnership Agreement

Concurrently with the completion of this offering, we will enter into the operating partnership agreement with the various persons receiving operating partnership units in the formation transactions, including certain members of our senior management team and our other continuing investors. As a result, such persons will become limited partners of our operating partnership. See “Description of the Partnership Agreement of DLC Realty, L.P.”

Pursuant to the operating partnership agreement, limited partners of our operating partnership will have rights beginning one year after the completion of this offering to cause our operating partnership to redeem each of their operating partnership units for cash equal to the then-current market value of one share of our common stock, or, at our election, to exchange their operating partnership units for shares of our common stock on a one-for-one basis.

Registration Rights

Upon completion of this offering and the formation transactions, we will enter into a registration rights agreement with the certain persons receiving shares of our common stock or operating partnership units in the formation transactions, including certain members of our senior management team and our other continuing investors. Under the registration rights agreement, subject to certain limitations, commencing not later than 14 months after the completion of the this offering, we will use commercially reasonable efforts to file one or more registration statements covering the resale of all shares of common stock into which the operating partnership units are redeemable, all shares of common stock issued as part of the consolidation transaction, all restricted shares of common stock issued to our independent directors and all shares issued to members of our senior management team pursuant to our 2010 equity incentive plan, or collectively the registrable shares. In addition, we will grant to such investors certain demand registration rights to have the registrable shares registered for resale; provided, however, that these registration rights will only begin to apply 14 months after the completion of this offering. We have also agreed to indemnify the persons receiving registration rights against specified liabilities, including certain potential liabilities arising under the Securities Act, or to contribute the payments such persons may be required to make in respect thereof. We have agreed to pay all of the expenses relating to a registration of such securities, including, without limitation, all registration, listing, filing and stock exchange or FINRA fees, all fees and expenses of complying with securities or “blue sky” laws, all printing expenses and all fees and disbursements of counsel and independent public accountants retained by us, but excluding underwriting discounts and commissions.

Employment Agreements

We will enter into employment agreements with Messrs. Adam Ifshin, Stephen Ifshin, Daniel Taub, William Comeau, Jonathan Wigser and Michael Cohen that will become effective upon the consummation of this offering. These agreements will provide for salary, bonuses and other benefits, including among other things, severance benefits upon a termination of employment under certain circumstances. See “Management—Employment Agreements.”

Indemnification of Our Directors and Officers

Upon completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers as described in “Management—Limitation of Liability and Indemnification.”

Predecessor Cash Amounts

In order to satisfy contractual obligations that we entered into in connection with the formation transactions, our predecessor will declare final distributions to the continuing investors, including members of our senior management team and certain of our directors, in the amount of approximately $18.9 million in the aggregate, which will be paid shortly following consummation of this offering. These distributions will be paid from available cash of our predecessor and the release of escrows made by our predecessor held by lenders under indebtedness that is being repaid in connection with this offering. Such payments will not be made from the net proceeds of this offering.

Excluded Properties and Businesses

Mr. Adam Ifshin and certain other members of our senior management team own interests in seven additional shopping centers and one office building that will not be contributed to us in the formation transactions, which we refer to collectively as the excluded properties. In addition, Mr. Adam Ifshin is the sole stockholder of First Man Investment Securities Corp., an entity that is a registered placement agent. Messrs. Adam Ifshin and Stephen Ifshin also control Infill Development, LLC, primarily a stand-alone development business, that may continue to develop primarily single tenant stand-alone properties for Walgreens. Messrs. Adam Ifshin and Stephen Ifshin each own 50% of the membership interests in UrbanCore Development, LLC, a commercial real estate consulting and development company focused on mixed-use commercial sites in urban markets. Each of these businesses will not be contributed to us in the formation transactions and we refer to them as the excluded businesses. Pursuant to our management agreement with Infill Development, LLC, we have been designated as the exclusive property manager for all properties owned by Infill Development, LLC, and will provide construction management and leasing services to, Infill Development, LLC on what we believe to be market terms. Pursuant to management agreements between our company and the excluded entities, we have been designated as the exclusive property and redevelopment manager and leasing agent for the excluded properties on what we believe to be market terms. Each of these management agreements may be terminated by Infill Development, LLC or the excluded entity, as the case may be, (a) for cause, which is defined in each of the management agreements as (i) our failure to perform, in any material respect, our obligations under the applicable management agreement once notified within a specified time period, or (ii) our failure to account for or deposit funds belonging to Infill Development, LLC, or the excluded entity, as the case may be, or commit any act of fraud, intentional misrepresentation, gross negligence or willful misconduct or (b) if Mr. Adam Ifshin ceases, for any reason whatsoever, to be our Chief Executive Officer.

STRUCTURE AND FORMATION OF OUR COMPANY

Our Operating Partnership

Following the consummation of this offering and the formation transactions, substantially all of our assets will be held, directly or indirectly, by, and our operations run through, our operating partnership. We will contribute the net proceeds from this offering to our operating partnership in exchange for units therein. Our interest in our operating partnership will entitle us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership. As the general partner of our operating partnership, we will generally have the exclusive power under the operating partnership agreement to manage and conduct its business, subject to certain limited approval and voting rights of the other limited partners described more fully below in “Description of the Partnership Agreement of DLC Realty, L.P.” Our board of directors will manage the affairs of our company by directing the affairs of our operating partnership.

Beginning on or after the date which is one year after the consummation of this offering, limited partners of our operating partnership have the right to require our operating partnership to redeem part or all of their operating partnership units for cash, or, at our election, shares of our common stock, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, subject to the ownership limits set forth in our charter and described under the section entitled “Description of Securities—Restrictions on Ownership and Transfer.” With each redemption of operating partnership units, we will increase our percentage ownership interest in our operating partnership and our share of our operating partnership’s cash distributions and profits and losses. See “Description of the Partnership Agreement of DLC Realty, L.P.”

Formation Transactions

Prior to completion of this offering, we do not own or operate the property portfolio described in this prospectus. We currently operate our business through our predecessor. Our predecessor is not a legal entity but rather a combination of (i) DLC Management Corporation, or our management company, (ii) Delphi Commercial Properties, Inc., or Delphi, (iii) the 56 limited liability companies or partnerships, or the existing entities, that currently own, directly or indirectly, and either through a fee interest or ground lease interest, 86 grocery and value-retail anchored shopping centers, or the properties, and (iv) First Man Orange Corp., a corporation that currently serves as the general partner of an existing entity, or the DLC principal entity. Upon consummation of this offering and the formation transactions, we will acquire the entities that own the properties and operate the businesses described in this prospectus. Prior to completion of the formation transactions, Mr. Adam Ifshin was the sole stockholder of our management company and Delphi, and the continuing investors, including certain members of our senior management team, owned all of the outstanding interests in the existing entities.

Prior to or concurrently with the completion of this offering, we will engage in formation transactions that are designed to:

•	consolidate the ownership of our portfolio of shopping centers and the management company into our operating partnership;

•	facilitate this offering;

•	enable us to raise the necessary capital to repay existing indebtedness related to certain properties in our portfolio and other obligations;

•	enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2010;

•	defer the recognition of taxable gain by certain continuing investors (as defined below); and

•	enable continuing investors to obtain liquidity (after the expiration of applicable lock-ups) for their investments.

We structured the formation transactions to minimize potential conflicts of interest. All of our continuing investors, other than Mr. Adam Ifshin, will receive only operating partnership units in the formation transactions.

In addition to operating partnership units, Mr. Adam Ifshin will also receive shares of our common stock in exchange for his interests in our management company, Delphi and an entity that serves as the general partner for an existing entity. We will enter into tax protection agreements in connection with the formation transactions.

Pursuant to the formation transactions, the following have occurred or will occur prior to or concurrently with the completion of this offering (all amounts are based on the mid-point of the range of prices set forth on the front cover of this prospectus):

•	We were formed as a Maryland corporation on March 8, 2010.

•	Our operating partnership was formed as a Delaware limited partnership on March 9, 2010. We are the sole general partner of our operating partnership.

•

Part of the formation transactions includes a consolidation transaction, pursuant to which, prior to or concurrently with the completion of this offering, certain holders of interests in our predecessor will exchange, through a series of mergers and other transactions, their equity interests in our predecessor for operating partnership units and/or shares of our common stock. We refer to holders of interests in our predecessor that will own operating partnership units and/or shares of our common stock following consummation of the formation transactions as continuing investors. Certain other holders of interests in the existing entities that are non-accredited investors (none of which consist of members of our senior management team or directors) will exchange their equity interests in the existing entities for cash. The agreements relating to the consolidation transaction are subject to customary closing conditions, including the closing of this offering. Our predecessor will declare final distributions to the continuing investors, including members of our senior management team and certain of our directors, in the amount of approximately $18.9 million in the aggregate, which will be paid shortly following consummation of this offering.

•

As part of the consolidation transaction, our operating partnership will enter into agreements with Messrs. Adam Ifshin and Stephen Ifshin (with respect to clause (i) below) and certain of the continuing investors, including Adam Ifshin and Stephen Ifshin (with respect to clause (ii) below), pursuant to which the operating partnership will indemnify these continuing investors against certain tax liabilities intended to be deferred in the consolidation transaction (i) if those tax liabilities result from the operating partnership’s sale, transfer, conveyance or other disposition of 25 specified properties acquired by the operating partnership in the consolidation transaction representing approximately 39.4% of our annualized base rent as of March 31, 2010 or (ii) if the operating partnership fails to offer these continuing investors the opportunity to guarantee, or otherwise bear the risk of loss of, $75.0 million of indebtedness in the aggregate for U.S. federal income tax purposes.

•

For purposes of the consolidation transaction, management determined the relative value of the existing entities and the DLC principal entity by estimating the assumed fair market value of the properties using a capitalization rate methodology and estimated the value of each existing entity and the DLC principal entity as a stand-alone company. Management determined the capitalization rate assigned to each property based on a number of factors, which included the applicable property’s occupancy at December 31, 2009; rental rates at December 31, 2009; potential for growth in net operating income through increases in occupancy and rental rates, reduction in costs or otherwise; current market demographics and the future outlook for such market; age of the property; strength of anchor tenants; competitive position within its market; historical renewal rates; and near-term capital expenditure requirements. The assumed value of our management company and Delphi was determined by taking the estimated 2010 net income of our management company and Delphi multiplied by a factor which approximated management’s estimate of a multiple at which investors in this offering might value our management company and Delphi after consummation of the consolidation transaction and this offering.

The relative assumed value of each existing entity (including the DLC principal entity) and our management company and Delphi was determined by management using the valuation methodologies described above. Then each such assumed individual existing entity value was divided by the assumed public offering price in this offering (the anticipated mid-point of the range at which the common stock is expected to be offered to the public) to arrive at the number of operating partnership units or shares of common stock that all investors in each of the existing entities, the DLC principal entity, our management company and Delphi would receive in the consolidation transaction. Each existing entity then allocated its assumed entity valuation to its investors in accordance with its respective distribution provisions in its organizational documents. In connection with the formation transactions management did not obtain any third-party appraisals of the properties, nor any independent third-party valuations or fairness opinions in connection with the consolidation transaction.

•

While the relative valuation of our predecessor was fixed prior to the initial filing of the registration statement of which this prospectus is a part, the final valuation will be determined based on the actual public offering price of shares of our common stock in this offering. In consideration for the acquisition of our predecessor, we expect to issue an aggregate of              operating partnership units and              shares of our common stock, which includes an aggregate of              operating partnership units and              shares of our common stock to members of our senior management team, and pay approximately $314,700 in cash from the net proceeds of this offering. Based on the mid-point of the range of prices set forth on the front cover of this prospectus, the aggregate value of the consideration to be issued and paid by us in the consolidation transaction will be approximately $             million, including approximately $             million to members of our senior management team. An increase in the actual public offering price will result in an increase in the value of the consideration paid to continuing investors, including members of our senior management team. Likewise, a decrease in the actual public offering price will result in a decrease in the value of the consideration paid to continuing investors, including members of our senior management team.

•

In contrast, the aggregate historical combined net tangible book value of our predecessor was approximately $(9.1) million as of March 31, 2010. Net tangible book value measures the historical costs of tangible assets (net of accumulated depreciation) reduced by outstanding tangible liabilities and is reflective of the manner in which assets and liabilities are recorded on the balance sheet of a business enterprise under GAAP. Because the net tangible book value of our predecessor is based on the historical costs of tangible assets acquired and tangible liabilities incurred over more than 18 years of business activities, we do not believe that net tangible book value is reflective of the fair market value of the existing entities.

•

In connection with the formation transactions, we will assume approximately $680.1 million of total debt (based on March 31, 2010 outstanding balances), excluding amounts outstanding under our senior secured revolving credit facility.

•

We will sell              shares of our common stock in this offering and an additional              shares if the underwriters exercise their option to purchase additional shares in full solely to cover over-allotments. We will contribute the net proceeds from this offering to our operating partnership in exchange for              operating partnership units (or              operating partnership units if the underwriters exercise their option to purchase up to an additional              shares in full solely to cover over-allotments).

•

We expect to use a portion of the net proceeds from this offering to repay approximately $441.0 million of our outstanding indebtedness (based on March 31, 2010 outstanding balances) and to pay approximately $7.4 million in prepayment penalties, exit fees, swap breakage costs and defeasance costs related to such indebtedness.

•

We have entered into a term sheet with affiliates of the underwriters of this offering to arrange a three-year, $200.0 million senior secured revolving credit facility. We intend to enter into this facility concurrently with, or shortly following, the closing of this offering. There is no assurance that we will be able to enter into a definitive agreement relating to this facility that we find acceptable, or at all.

•

Effective upon completion of this offering, we will grant to our executive officers a total of              LTIP units and grant              restricted shares of our common stock to our independent directors, that are subject to certain vesting requirements. The grants of LTIP units to our executive officers are designed to reward the individual’s contribution to our formation and this offering, as well as to provide an additional retention element for the recipient and to ensure that their interests are aligned with stockholders. The amount of LTIP units each executive officer will receive was determined through negotiation of their employment agreements.

•

We will enter into management agreements with the entities that own the excluded properties, or the excluded entities, on what we believe to be market terms. See “Certain Relationships and Related Transactions—Excluded Properties and Businesses.”

•

We expect to enter into a management agreement with Infill Development, LLC, pursuant to which, we expect to be designated as the exclusive property manager for all properties owned by Infill Development, LLC and will provide construction management and leasing services to, Infill Development, LLC on what we believe to be market terms.

Consequences of This Offering and the Formation Transactions

Upon completion of this offering and the formation transactions (all amounts are based on the mid-point of the range of prices set forth on the front cover of this prospectus):

•

Our operating partnership will directly or indirectly own the assets of our management company and the fee simple or other interests in all of our properties that were previously owned by the existing entities.

•

Purchasers of shares of our common stock in this offering are expected to own     % of our outstanding common stock, or     % on a fully diluted basis. If the underwriters exercise their option to purchase an additional              shares in full solely to cover over-allotments, purchasers of shares of our common stock in this offering are expected to own      % of our outstanding common stock, or     % on a fully diluted basis.

•

We are the sole general partner of our operating partnership. We are expected to own     % of the operating partnership units and the continuing investors, including certain members of our senior management team, will own     %. If the underwriters exercise their option to purchase an additional              shares in full solely to cover over-allotments, we are expected to own     % of the operating partnership units and the continuing investors, including certain members of our senior management team, are expected to own      %.

•	Substantially all of the current employees of our management company will become our employees.

•	We expect to have total consolidated indebtedness of approximately $685.1 million (based on March 31, 2010 pro forma outstanding balances).

The aggregate historical combined net tangible book value of our predecessor was approximately $(9.1) million as of March 31, 2010. In exchange for these assets, we will assume or discharge approximately $1.1 billion in indebtedness and we are expected to pay approximately $314,700 in cash and issue              operating partnership units and              shares of our common stock with a combined aggregate value of $             million for such operating partnership units, shares of our common stock and cash consideration, based on the mid-point of the range of prices set forth on the front cover of this prospectus. The initial public offering price does not necessarily bear any relationship to the book value or the fair market value of our assets.

Our Structure

The following diagram depicts our ownership structure upon completion of this offering and the formation transactions, based on the mid-point of the range of prices set forth on the front cover of this prospectus.(1)

(1)	If the underwriters exercise their option to purchase an additional shares of our common stock in full solely to cover over-allotments, our public stockholders, senior management team and directors and other continuing investors are expected to own %, % and %, respectively, of our outstanding common stock, and we, our senior management team and directors and all other continuing investors are expected to own %, % and % of the outstanding operating partnership units, respectively.
(2)	On a fully diluted basis, our public stockholders are expected to own % of our outstanding common stock, our senior management team and directors are expected to own % of our outstanding common stock, and all other continuing investors as a group are expected to own % of our outstanding common stock.
(3)	If the underwriters exercise their option to purchase an additional shares of our common stock in full solely to cover over-allotments, on a fully diluted basis, our public stockholders are expected to own % of our outstanding common stock, our senior management team and directors are expected to own % of our outstanding common stock, and all other continuing investors as a group are expected to own % of our outstanding common stock.
(4)	Our operating partnership will own various properties directly, or indirectly through limited liability companies and/or limited partnerships, the structure of which may be based upon the tax treatment of such an entity in the state in which the property is located or dictated by the financing that is placed on the property.

Benefits of This Offering and the Formation Transactions to Certain Parties

Upon completion of this offering or in connection with the formation transactions, our senior management team, our directors and our continuing investors will receive material benefits, including the following (all amounts are based on the mid-point of the range of prices set forth on the front cover of this prospectus):

•

In the case of Adam Ifshin, our Chairman, Chief Executive Officer and President, he is expected to own         % of our outstanding common stock, or         % on a fully diluted basis, with a total value of $         million, represented by                  shares of common stock,                  operating partnership units and                  LTIP units.

•

In the case of Stephen Ifshin, our Vice Chairman, he is expected to own         % of our outstanding common stock on a fully diluted basis, with a total value of $         million, represented by                  operating partnership units and                  LTIP units.

•

In the case of Daniel Taub, our Chief Operating Officer, he is expected to own         % of our outstanding common stock on a fully diluted basis, with a total value of $         million, represented by                  operating partnership units and                  LTIP units.

•

In the case of William Comeau, our Chief Financial Officer, he is expected to own         % of our outstanding common stock on a fully diluted basis, with a total value of $         million, represented by                  operating partnership units and                  LTIP units.

•

In the case of Jonathan Wigser, our Chief Investment Officer and Secretary, he is expected to own         % of our outstanding common stock on a fully diluted basis, with a total value of $         million, represented by                  operating partnership units and                  LTIP units.

•

In the case of Michael Cohen, our Executive Vice President of Leasing, he is expected to own         % of our outstanding common stock on a fully diluted basis, with a total value of $         million, represented by                  operating partnership units and                  LTIP units.

•

In the case of Catherine Paglia, one of our independent directors, she is expected to own         % of our outstanding common stock on a fully diluted basis, with a total value of $         million, represented by          operating partnership units and                  restricted shares of common stock.

•

Employment agreements for Mr. Adam Ifshin, Mr. Stephen Ifshin, Mr. Taub, Mr. Comeau, Mr. Wigser and Mr. Cohen, providing for salary, bonus and other benefits, including severance upon a termination of employment under certain circumstances as described under “Management—Employment Agreements.”

•

Indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against our senior management team and directors of our management company who will become members of our senior management team and/or directors, in their capacities as such.

•

Indemnification by us against adverse tax consequences to Messrs. Adam Ifshin and Stephen Ifshin and certain other continuing investors in the event that we sell in a taxable transaction 25 of our properties until the eighth anniversary of the closing of the formation transactions.

•

Our commitment to use commercially reasonable efforts to make $75.0 million of indebtedness available for guarantee, or otherwise bear the risk of loss, by certain continuing investors, including Messrs. Adam Ifshin and Stephen Ifshin, which will, among other things, allow them to defer the recognition of gain in connection with the formation transactions.

•

The benefit of (i) the property management, construction management and leasing services provided by us to Infill Development, LLC, an entity that Messrs. Adam Ifshin and Stephen Ifshin control and (ii) the management, leasing and redevelopment services provided by us to each of the excluded entities that own the excluded properties under management agreements, each of which we believe contains fair market terms and conditions.

•	The repayment of approximately $6.5 million of indebtedness to our management company under an existing secured revolving credit facility.

•	The release of guarantees to repay personally approximately $19.4 million of indebtedness that will be repaid with the proceeds of this offering.

•

A release by us with respect to all claims, liabilities, damages and obligations against (i) Mr. Adam Ifshin, related to his ownership of our management company and Delphi and (ii) our senior management team related to their ownership in the existing entities and their employment with our management company that exist at the closing of the formation transactions, other than breaches by them or entities related to them, as applicable, of the employment and non-competition agreement and the subscription agreements entered into by them and these entities in connection with the formation transactions.

•

Effective upon completion of this offering, we will grant              ,              ,              ,              ,               and               LTIP units, to each of Mr. Adam Ifshin, Mr. Stephen Ifshin, Mr. Taub, Mr. Comeau, Mr. Wigser, Mr. Cohen, respectively, that are subject to certain vesting requirements.

•	Effective upon completion of this offering, we will grant an aggregate of restricted shares of our common stock to our independent directors.

•

Our predecessor will declare final distributions to the continuing investors, including members of our senior management team and certain of our directors, in the amount of approximately $18.9 million in the aggregate, which will be paid shortly following consummation of this offering.

Persons holding shares of our common stock and operating partnership units as a result of the formation transactions will have rights (i) beginning one year after the completion of this offering, to cause our operating partnership to redeem any or all of their operating partnership units for a cash amount equal to the then-current market value of one share of our common stock per operating partnership unit, or, at our election, to exchange each of such operating partnership unit for which a redemption notice has been received for shares of our common stock on a one-for-one basis and (ii) beginning 14 months after completion of this offering, (a) to cause us to register shares of our common stock that may be issued in exchange for operating partnership units and LTIP units upon issuance or for resale under the Securities Act and (b) to cause us to register such shares of common stock for resale under the Securities Act.

We have not obtained as part of the formation transactions any recent third-party appraisals of the properties and other assets we will own upon completion of this offering and the formation transactions, or any other independent third-party valuations or fairness opinions in connection with the formation transactions. As a result, the consideration to be given by us for our properties and other assets in the formation transactions may exceed their fair market value. See “Risk Factors—Risks Related to Our Properties and Our Business—We have not obtained as part of the formation transactions recent appraisals of the properties we will own upon completion of this offering and the formation transactions and the value of these properties was not negotiated at arm’s length and consideration given by us in exchange for them may exceed their fair market value.”

Determination of Offering Price

The initial public offering price of our common stock will be determined in consultation with the underwriters. Among the factors that will influence the pricing of this offering are our record of operations; our management; our estimated net income; our estimated funds from operations; our estimated cash available for distribution; our anticipated dividend yield; our growth prospects; the current market valuations for comparable REITs; financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us; and the state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets. We have not obtained as part of the formation transactions any recent third-party appraisals of the properties and other assets to be contributed to our operating partnership in connection with the formation transactions, or any other independent third-party valuations or fairness opinions in connection with the formation transactions. As a result, the consideration to be given in exchange by us for these properties and other assets may exceed their fair market value. The aggregate historical combined net tangible book value of our predecessor was approximately $(9.1) million as of March 31, 2010.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended and revised from time to time at the discretion of our board of directors without notice to or a vote of our stockholders.

Investment Policies

Investment in Real Estate or Interests in Real Estate

We will conduct all of our investment activities through our operating partnership and its affiliates. Our investment objectives are to increase cash flow from operations, achieve sustainable long-term growth and maximize stockholder value to allow for stable dividends and stock appreciation. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of the properties and our acquisition and other strategic objectives, see “Business and Properties.”

We expect to pursue our investment objectives primarily through the ownership, directly or indirectly, by our operating partnership of the properties that we will own following the formation transactions. We intend to invest primarily in grocery and value-retail anchored shopping centers, including potential acquisitions of properties in need of redevelopment. Future investment or redevelopment activities will not be limited to any geographic area, product type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market or submarket, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment or development activities in a manner that is consistent with the maintenance of our qualification as a REIT for U.S. federal income tax purposes. We do not have a specific policy to acquire assets primarily for capital gain or primarily for income. In addition, we may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

We may also participate with third parties in property ownership, through joint ventures or other types of co-ownership, if we determine that doing so would be the most effective means of raising capital. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies. We also may acquire real estate or interests in real estate in exchange for the issuance of common stock, operating partnership units, preferred stock or options to purchase stock.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these investments. Principal and interest on our debt will have a priority over any dividends with respect to our common stock. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

Investments in Real Estate Mortgages

Our current portfolio consists entirely of, and our business objectives emphasize, equity investments in retail real estate. Although we do not presently intend to invest in mortgages or deeds of trust, other than in a manner that is ancillary to an equity investment, we may elect, in our discretion, to invest in mortgages and other types of real estate interests, including, without limitation, participating or convertible mortgages; provided, in each case, that such investment is consistent with our qualification as a REIT. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable us to recoup our full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We do not currently have any policy limiting the types of entities in which we may invest or the proportion of assets to be so invested, whether through acquisition of an entity’s common stock, limited liability or partnership interests, interests in another REIT or entry into a joint venture. We intend to invest primarily in entities that own grocery and value-retail anchored shopping centers. We have no current plans to invest in entities that are not engaged in real estate activities. Our investment objectives are to maximize the cash flow of our investments, acquire investments with growth potential and provide cash distributions and long-term capital appreciation to our stockholders through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives.

Investment in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stocks or common stock.

Dispositions

We may from time to time, dispose of properties if, based upon management’s periodic review of our portfolio, our board of directors determines that such action would be in our best interest. In addition, we may elect to enter into joint ventures or other types of co-ownership with respect to properties that we already own, either in connection with acquiring interests in other properties (as discussed above in “—Investment in Real Estate or Interests in Real Estate”) or from investors to raise equity capital. Certain directors and members of our senior management team who hold operating partnership units may have their decision as to the desirability of a proposed disposition influenced by the tax consequences to them resulting from the disposition of a certain property. In addition, we may be obligated to indemnify certain continuing investors, including members of our senior management team, against adverse tax consequences to them in the event that we sell or dispose of certain properties in taxable transactions. See “Risk Factors—Risks Related to Our Organization and Structure—Tax consequences to holders of operating partnership units upon a sale or refinancings of our properties may cause the interests of certain members of our senior management team to differ from your own.”

Financing Policies

We expect to employ leverage in our capital structure in amounts determined from time to time by our board of directors. Although our board of directors has not adopted a policy which limits the total amount of indebtedness that we may incur, it will consider a number of factors in evaluating our level of indebtedness from time to time, as well as the amount of such indebtedness that will be either fixed or variable rate. Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur nor do they restrict the form in which our indebtedness will be taken (including recourse or non-recourse debt, cross collateralized debt, etc.). Our board of directors may from time to time modify our debt policy in light of the then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors.

To the extent that our board of directors determines to obtain additional capital, we may, without stockholder approval, issue debt or equity securities, including additional operating partnership units, retain earnings (subject to the REIT distribution requirements for U.S. federal income tax purposes) or pursue a combination of these methods. As long as our operating partnership is in existence, the proceeds of all equity capital raised by us will be contributed to our operating partnership in exchange for additional interests in our operating partnership, which will dilute the ownership interests of the limited partners in our operating partnership.

Conflict of Interest Policies

Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. We will enter into agreements with Messrs. Adam Ifshin and Stephen Ifshin (with respect to clause (i) below) and certain of the continuing investors, including Adam Ifshin and Stephen Ifshin (with respect to clause (ii) below), pursuant to which the operating partnership will indemnify these continuing investors against certain tax liabilities intended to be deferred in the consolidation transaction (i) if those tax liabilities result from the operating partnership’s sale, transfer, conveyance or other disposition of 25 specified properties acquired by the operating partnership in the consolidation transaction representing approximately 39.4% of our annualized base rent as of March 31, 2010, or (ii) if the operating partnership fails to offer these continuing investors the opportunity to guarantee, or otherwise bear the risk of loss of, $75.0 million of indebtedness in the aggregate for U.S. federal income tax purposes. Such agreements may limit our ability to sell certain of our properties. In addition, Messrs. Adam Ifshin and Stephen Ifshin have outside business interests which include ownership interests in the excluded properties and excluded businesses which we are not acquiring. Our directors and officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, we have fiduciary duties, as a general partner, to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership. Our duties as a general partner to our operating partnership and its partners, may come into conflict with the duties of our directors and officers to our company. Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of loyalty and care and which generally prohibits such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. The limited partners of our operating partnership have agreed that in the event of such a conflict, we will fulfill our fiduciary duties to such limited partners by acting in the best interests of our stockholders.

Additionally, the operating partnership agreement expressly limits our liability by providing that neither the general partner of the operating partnership, nor any of its directors or officers, will be liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such director or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, our affiliates and each of our respective trustees, officers, directors and employees and any person we may designate from time to time in our sole and absolute discretion to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify such person for (1) willful misconduct or a knowing violation of the law, (2) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the operating partnership agreement, or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.

The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a operating partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the operating partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the operating partnership agreement.

We have adopted certain policies that are designed to eliminate or minimize certain potential conflicts of interest. Specifically, we will adopt a code of business conduct and ethics that prohibits conflicts of interest between our officers, employees and directors on the one hand, and our company on the other hand, except in compliance with the policy. Our code of business conduct and ethics will state that a conflict of interest exists when a person’s private interest interferes with our interest. For example, a conflict of interest will arise when any of our employees, officers or directors or any immediate family member of such employee, officer or director receives improper personal benefits as a result of his or her position with us. Our code of business conduct and ethics will also limit our employees, officers and directors from engaging in any activity that is competitive with the business activities and operations of our company, except as disclosed in this prospectus. Waivers of our code of business conduct and ethics will be required to be disclosed in accordance with NYSE and Securities and Exchange Commission requirements. In addition, we will adopt corporate governance guidelines to assist our board of directors in the exercise of its responsibilities and to serve our interests and those of our stockholders. In addition, certain provisions of Maryland law are also designed to minimize conflicts. However, we cannot assure you these policies or provisions of law will always succeed in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Except with respect to the excluded properties and excluded businesses, none of our senior management team will be permitted to compete with us during their employment with us.

Policies with Respect to Other Activities

We have authority to offer common stock, operating partnership units, preferred stock, options to purchase stock or other securities in exchange for property, repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. As described in “Description of the Partnership Agreement of DLC Realty, L.P.,” we expect, but are not obligated, to issue common stock to holders of operating partnership units upon exercise of their redemption rights. Except in connection with the formation transactions or pursuant to our 2010 equity incentive plan, we have not issued common stock, units or any other securities in exchange for property or any other purpose, although, as discussed above in “Investment in Real Estate or Interests in Real Estate,” we may elect to do so. After the consummation of the formation transactions, our board of directors has no present intention of causing us to repurchase any common stock, although we may do so in the future. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors without the need for stockholder approval. See “Description of Securities.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than our operating partnership and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code or the Treasury Regulations our board of directors determines that it is no longer in our best interest to qualify as a REIT. We have not made any loans to third parties, although we may make loans to third parties, including, without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act.

Reporting Policies

We intend to make available to our stockholders our annual reports, including our audited financial statements. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF DLC REALTY, L.P.

The following is a summary of the material provisions of the operating partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the Delaware Revised Uniform Limited Partnership Act, as amended, and the operating partnership agreement. See “Where You Can Find More Information.” For the purposes of this section, references to the “general partner” refer to DLC Realty Trust, Inc.

General

Our operating partnership is a Delaware limited partnership that was formed on March 9, 2010. Our company is the sole general partner of our operating partnership. Pursuant to the operating partnership agreement, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause the partnership to enter into certain major transactions including a merger of our operating partnership or a sale of substantially all of the assets of our operating partnership. The limited partners have no power to remove the general partner without the general partner’s consent.

Our company is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on one hand and the limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners. We are not liable under the operating partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions, provided that we have acted in good faith.

Upon completion of this offering and the formation transactions, substantially all of our business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through our operating partnership, and our operating partnership must be operated in a manner that will enable us to satisfy the requirements for qualification as a REIT.

Management Liability and Indemnification

Neither we nor our directors and officers are liable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as such person acted in good faith. The operating partnership agreement provides for indemnification of us, our affiliates and each of our respective officers, directors and any persons we may designate from time to time in our sole and absolute discretion to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify such person, for (i) willful misconduct or a knowing violation of the law, (ii) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the operating partnership agreement, or (iii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful, as set forth in the operating partnership agreement (subject to the exceptions described below under “—Fiduciary Responsibilities”).

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with our best interests. At the same time, the general partner of our operating partnership has fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as the general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders. We will be under no obligation to give priority to the separate interests of the limited partners of our operating partnership or our stockholders in deciding whether to cause the operating partnership to take or decline to take any actions. The limited partners of our operating partnership have agreed that in the event of a conflict in the duties owed by us to our stockholders and the fiduciary duties owed by us, in our capacity as general partner of our operating partnership, to such limited partners, we will fulfill our fiduciary duties to such limited partners by acting in the best interests of our stockholders.

The limited partners of our operating partnership expressly acknowledged that we are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively.

LTIP Units

Upon completion of this offering, we will cause our operating partnership to issue an aggregate of              LTIP units to our executive officers. These LTIP units will vest pro rata on an annual basis over a period of five years. In general, LTIP units are a class of partnership units in our operating partnership and will receive the same quarterly per unit profit distributions as the other outstanding units in our operating partnership. As profits interests, LTIP units initially will not have full parity, on a per unit basis, with our operating partnership’s common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with common units and therefore accrete to an economic value for the holder equivalent to common units. If such parity is achieved, vested LTIP units may be converted on a one-for-one basis into common units, which in turn are redeemable by the holder for shares of our common stock on a one-for-one basis or for the cash value of such shares, at our election. However, there are circumstances under which LTIP units will not achieve parity with common units, and until such parity is reached, the value that a participant could realize for a given number of LTIP units will be less than the value of an equal number of shares of our common stock and may be zero.

Distributions

The operating partnership agreement provides that holders of operating partnership units and LTIP units are entitled to receive quarterly distributions of all, or such portion as we may in our sole and absolute discretion determine, of available cash (i) first, with respect to any operating partnership units and LTIP units that are entitled to any preference in accordance with the rights of such operating partnership unit or LTIP unit (and, within such class, pro rata according to their respective percentage interests) and (ii) second, with respect to any operating partnership units and LTIP units that are not entitled to any preference in distribution, in accordance with the rights of such class of operating partnership unit or LTIP units (and, within such class, pro rata in accordance with their respective percentage interests).

Allocations of Net Income and Net Loss

Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. Except as otherwise provided in the operating partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the operating partnership agreement, net income and net loss are allocated to the holders of operating partnership units or LTIP units holding the same class of operating partnership units or LTIP units in accordance with their respective percentage interests in the class at the end of each fiscal year. In particular, upon the occurrence of certain specified events, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of operating partnership unit or LTIP units holders. See “Management—Executive Compensation —2010 Equity Incentive Plan.” The operating partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise provided in the operating partnership agreement, for U.S. federal income tax purposes under the Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of our operating partnership in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the operating partnership agreement. In addition, under Section 704(c) of the Code, items of income, gain, loss and deduction with respect to appreciated or depreciated property which is contributed to a partnership, such as our operating partnership, in a tax-free transaction must be specially allocated among the partners in such a manner so as to take into account such variation between tax basis and fair market value. The operating partnership will allocate tax items to the holders of operating partnership units or LTIP units taking into consideration the requirements of Section 704(c). See “U.S. Federal Income Tax Considerations.”

Redemption Rights

After one year of becoming a holder of operating partnership units (including any LTIP units that are converted into operating partnership units), each limited partner of our operating partnership will have the right, subject to the terms and conditions set forth in the operating partnership agreement, to require our operating partnership to redeem all or a portion of the operating partnership units held by such limited partner in exchange for a cash amount equal to the number of tendered operating partnership units multiplied by the price of a share of our common stock, unless the terms of such operating partnership units or a separate agreement entered into between our operating partnership and the holder of such operating partnership units provide that they are not entitled to a right of redemption. On or before the close of business on the fifth business day after we receive a notice of redemption, we may, in our sole and absolute discretion, but subject to the restrictions on the ownership of our common stock imposed under our charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered operating partnership units from the tendering partner in exchange for shares of our common stock, based on an exchange ratio of one share of our common stock for each operating partnership unit (subject to anti-dilution adjustments provided in the operating partnership agreement). It is our current intention to exercise this right in connection with any redemption of operating partnership units.

Transferability of Operating Partnership Units; Extraordinary Transactions

We will not be able to voluntarily withdraw from the operating partnership or transfer our interest in the operating partnership, including our limited partner interest unless the transfer is made in connection with (i) any merger, consolidation or other combination in which, following the consummation of such transaction, the equity holders of the surviving entity are substantially identical to our stockholders, (ii) a transfer to a qualified REIT subsidiary or (iii) as otherwise expressly permitted under the operating partnership agreement. The operating partnership agreement permits us to engage in a merger, consolidation or other combination, or sale of substantially all of our assets if:

•	we receive the consent of a majority in interest of the limited partners (excluding our company);

•	following the consummation of such transaction, substantially all of the assets of the surviving entity consist of partnership units; or

•

as a result of such transaction all limited partners will receive, or will have the right to receive, for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of partnership units shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it exercised its redemption right (described above) and received shares of our common stock immediately prior to the expiration of the offer.

With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our prior written consent, which consent may be withheld in our sole and absolute discretion. Except with our consent to the admission of the transferee as a limited partner, no transferee shall have any rights by virtue of the transfer other than the rights of an assignee, and will not be entitled to vote or effect a redemption with respect to such partnership units in any matter presented to the limited partners for a vote. We, as general partner, will have the right to consent to the admission of a transferee of the interest of a limited partner, which consent may be given or withheld by us in our sole and absolute discretion.

Issuance of Our Stock

Pursuant to the operating partnership agreement, upon the issuance of our stock other than in connection with a redemption of operating partnership units, we will generally be obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance to our operating partnership in exchange for, in the case of common stock, operating partnership units or, in the case of an issuance of preferred stock, preferred operating partnership units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock.

Tax Matters

Pursuant to the operating partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, we have the authority to handle tax audits and to make tax elections under the Code, in each case, on behalf of our operating partnership.

Term

The term of the operating partnership commenced on March 9, 2010 and will continue perpetually, unless earlier terminated in the following circumstances:

•

a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless, prior to the entry of such order or judgment, a majority in interest of the remaining outside limited partners agree in writing, in their sole and absolute discretion, to continue the business of the operating partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor general partner;

•

an election to dissolve the operating partnership made by the general partner in its sole and absolute discretion, with or without the consent of a majority in interest of the outside limited partners;

•	entry of a decree of judicial dissolution of the operating partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act;

•

the occurrence of any sale or other disposition of all or substantially all of the assets of the operating partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the operating partnership;

•	the redemption (or acquisition by the general partner) of all operating partnership units that the general partner has authorized other than those held by our company; or

•

the incapacity or withdrawal of the general partner, unless all of the remaining partners in their sole and absolute discretion agree in writing to continue the business of the operating partnership and to the appointment, effective as of a date prior to the date of such incapacity, of a substitute general partner.

Amendments to the Operating Partnership Agreement

Amendments to the operating partnership agreement may only be proposed by the general partner. Generally, the operating partnership agreement may be amended with the general partner’s approval and the approval of the limited partners holding a majority of all outstanding limited partner units (excluding limited partner units held by us or our subsidiaries). Certain amendments that would, among other things, have the following effects, must be approved by each partner adversely affected thereby:

•	convert a limited partner’s interest into a general partner’s interest (except as a result of the general partner acquiring such interest);

•	modify the limited liability of a limited partner;

•	alter the rights of any partner to receive the distributions to which such partner is entitled;

•	alter or modify the redemption rights provided by the operating partnership agreement; or

•	alter or modify the provisions governing transfer of the general partner’s partnership interest.

Notwithstanding the foregoing, we will have the power, without the consent of the limited partners, to amend the operating partnership agreement as may be required to:

•	add to our obligations or surrender any right or power granted to us or any of our affiliates for the benefit of the limited partners;

•

reflect the admission, substitution, or withdrawal of partners or the termination of the operating partnership in accordance with the operating partnership agreement and to amend the list of operating partnership unit and LTIP unit holders in connection with such admission, substitution or withdrawal;

•

reflect a change that is of an inconsequential nature and does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the operating partnership agreement not inconsistent with the law or with other provisions, or make other changes with respect to matters arising under the operating partnership agreement that will not be inconsistent with the law or with the provisions of the operating partnership agreement;

•	satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a U.S. federal or state agency or contained in U.S. federal or state law;

•

set forth and reflect in the operating partnership agreement the designations, rights, powers, duties and preferences of the holders of any additional partnership units issued pursuant to the operating partnership agreement;

•

reflect such changes as are reasonably necessary for us to maintain or restore our qualification as a REIT or to satisfy the REIT requirements or to reflect the transfer of all or any part of a partnership interest among our company and any qualified REIT subsidiary;

•

modify either or both the manner in which items of net income or net loss are allocated or the manner in which capital accounts are computed (but only to the extent set forth in the operating partnership agreement, or to the extent required by the Code or applicable income tax regulations under the Code);

•	issue additional partnership interests; and

•

reflect any other modification to the operating partnership agreement as is reasonably necessary for the business or operations of the operating partnership or the general partner of the operating partnership and which does not otherwise require the consent of each partner adversely affected.

Certain provisions affecting our rights and duties as general partner, either directly or indirectly (e.g., restrictions relating to certain extraordinary transactions involving us or the operating partnership) may not be amended without the approval of a majority of the limited partnership units (excluding limited partnership units held by us).

DESCRIPTION OF SECURITIES

The following is a summary of the rights and preferences of our securities. While we believe the following description covers the material terms of our securities, the description does not purport to be complete and is subject to and is qualified in its entirety by reference to the MGCL and our charter and bylaws. We encourage you to read carefully this entire prospectus, our charter and bylaws and the other documents we refer to for a more complete understanding of our securities. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 450,000,000 shares of common stock, $0.01 par value per share, and up to 50,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series that we have authority to issue without stockholder approval. After giving effect to this offering and the formation transactions,                  shares of common stock will be issued and outstanding on a fully diluted basis (                 shares if the underwriters’ option to purchase up to                  additional shares of our common stock is exercised in full solely to cover over-allotments), and no shares of preferred stock will be issued and outstanding. Under Maryland law, stockholders are not generally liable for our debts or obligations solely as a result of their status as stockholders.

Shares of Common Stock

All of the shares of common stock offered by this prospectus will be duly authorized, validly issued, fully paid and non-assessable. Subject to the preferential rights, if any, of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of our shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. Directors are elected by a plurality of all the votes cast in the election of directors. Under a plurality voting standard, directors who receive the greatest number of votes cast in their favor are elected to the board of directors.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and generally have no appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any such classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, shares of common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with another entity, sell all or substantially all of its assets or engage in a share exchange unless the action is approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions (other than certain amendments to the provisions of our charter related to the removal of directors, the restrictions on ownership and transfer of our stock and the vote required to amend these provisions) may be approved by a majority of all of the votes entitled to be cast on the matter.

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Therefore, our board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

We believe the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of stock, to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional shares of common stock, will be available for issuance without further action by our stockholders, unless such approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our shares of stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, beginning after December 31, 2010, no more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “U.S. Federal Income Tax Considerations—Requirements for Qualification—General.”

Our charter contains restrictions on the ownership and transfer of our shares of common stock and other outstanding shares of stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.0% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock (the common stock ownership limit), or 9.0% by value or number of shares, whichever is more restrictive, of the outstanding shares of all classes and series of our securities (the aggregate stock ownership limit). As an exception to this general prohibition, our charter permits Adam Ifshin, our chief executive officer and president, together with his family, to own up to             % by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock or capital stock. We refer to the common stock ownership limit and the aggregate stock ownership limit collectively as the “ownership limits.” A person or entity that, but for operation of the ownership limits or another restriction on ownership and transfer of our stock as described below, would beneficially own or be deemed to beneficially own, by virtue of the applicable constructive ownership provisions of the Code, shares of our stock and/or, if appropriate in the context, a person or entity that would have been the record owner of such shares of our stock is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.0% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 9.0% by value or number of shares, whichever is more restrictive, of the outstanding shares of all classes and series of our securities (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our stock) by an individual or entity, could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of the ownership limits.

Our board of directors may, in its sole discretion and subject to the receipt of certain representations, covenants and undertakings, prospectively or retroactively, exempt a person from the ownership limits and establish an excepted holder limit for such person. However, our board of directors may not exempt any person whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise would result in our failing to qualify as a REIT. In order to be considered by the board of directors for exemption, a person also must not own, actually or constructively, an interest in one of our tenants (or a tenant of any entity which we own or control) that would cause us to own beneficially or constructively more than a 9.9% interest in the tenant if the income derived by us from such tenant would reasonably be expected to equal or exceed the lesser of (i) one percent of our gross income (as determined for purposes of Section 856(c) of the Code) or (ii) an amount that would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code. The person seeking an exemption must represent and covenant to the satisfaction of our board of directors that it will not violate these restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer to a trust of the shares of stock causing the violation. As a condition of its waiver, our board of directors may require an opinion of counsel or Internal Revenue Service ruling satisfactory to our board of directors with respect to our qualification as a REIT.

In connection with the waiver of the ownership limits, creating an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the ownership limits subject to the restrictions in the paragraph above; provided, however, that the ownership limits may not be decreased or increased if, after giving effect to such decrease or increase, five or fewer persons could own or beneficially own in the aggregate, more than 49.9% in value of our shares then outstanding. Prior to the modification of the ownership limits, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. Reduced ownership limits will not apply to any person or entity whose percentage ownership in our shares of common stock or stock of all classes and series, as applicable, is in excess of such decreased ownership limits until such time as such person’s or entity’s percentage ownership of our common stock or stock of all classes and series, as applicable, equals or falls below the decreased ownership limits, but any further acquisition of shares of our common stock or stock of all classes and series, as applicable, in excess of such percentage ownership of our shares of common stock or total shares of stock will be in violation of the ownership limits.

Our charter further prohibits:

•

any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT;

•

any person from beneficially or constructively owning shares of our stock to the extent that such ownership would result in us owning (directly or indirectly) more than a 9.9% interest in one of our tenants (or a tenant of any entity which we own or control) if the income derived by us (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would reasonably be expected to equal or exceed the lesser of (i) one percent of our gross income (as determined for purposes of Section 856(c) of the Code) or (b) an amount that would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code; and

•

any person from transferring our shares of stock if such transfer would result in our shares of stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to us (or, in the case of such a proposed or attempted acquisition, to give at least 15 days prior written notice to us) and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with such provisions is no longer required for REIT qualification.

If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of directors or in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT or in our owning (directly or indirectly) more than a 9.9% interest in one of our tenants (or a tenant of any entity which we own or control) if the income derived by us from such tenant would reasonably be expected to equal or exceed the lesser of (i) one percent of our gross income (as determined for purposes of Section 856(c) of the Code) or (b) an amount that would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code, then generally that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for the benefit of the charitable beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limits or our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares will be null and void.

Shares of stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, in the event of a gift, devise or other such transaction, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (ii) the market price on the date we, or our designee, accepts such offer. We may reduce the amount payable to the trustee by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee and may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions paid to the trustee shall be held in trust for the charitable beneficiary. To the extent the prohibited owner would receive an amount for such shares that exceeds the amount that such prohibited owner would have been entitled to receive had the trustee sold the shares held in the trust to a third party, such excess shall be retained by the trustee for the benefit of the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limitations and certain other restrictions. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, in the event of a gift, devise or other such transaction, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee will reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the beneficiary of the trust and any dividend or other distribution paid to trustee shall be held in trust for the charitable beneficiary. In addition, if, prior to discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary of the trust, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the beneficiary of the trust. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if our board of directors or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our shares of stock set forth in our charter, our board of directors or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating the stockholder’s name and address, the number of shares of each class and series of our stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide us with such additional information as we may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder must provide us with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates, or written statements of information delivered in lieu of certificates, representing shares of our stock will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with such provisions is no longer required for REIT qualification.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

We expect the transfer agent and registrar for our shares of common stock to be The Bank of New York Mellon.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR CHARTER AND BYLAWS

The following is a summary of certain provisions of Maryland law applicable to us and of our charter and bylaws. For a complete description, we refer you to the MGCL and our charter and bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to Maryland law and our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which is prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that the number of directors we have may be established by our board of directors but that the number may not be less than the minimum number required by the MGCL nor more than 15. Our charter and bylaws currently provide that, except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any individual elected to fill such vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

Each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies. Holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of our directors at any annual meeting. Directors are elected by a plurality of all votes cast in the election of directors.

Removal of Directors

Our charter provides that subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, any director or the entire board of directors may be removed with cause and only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. Cause means, with respect to any particular director, a conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from (1) removing incumbent directors except upon a substantial affirmative vote and with cause and (2) filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and any person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person) and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person as described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the supermajority vote requirements and other provisions of the statute.

We cannot assure you that our board of directors will not opt to be subject to such business combination provisions in the future. However, an alteration or repeal of the resolution described above will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal. If our board of directors opted back into the business combination statute or failed to first approve a business combination, the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third; (B) one-third or more but less than a majority; or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved)

for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any acquisitions by any person of shares of our stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Our charter provides that, at such time as we are able to make a Subtitle 8 election, vacancies on our board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal also requires cause, (2) vest in the board the exclusive power to fix the number of directorships and (3) require, unless called by the chairman of our board of directors, our chief executive officer, our president or our board of directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on any matter at such a meeting to call a special meeting.

Meetings of Stockholders

Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually at a date, time and place set by our board of directors beginning in 2011. The chairman of our board of directors, our chief executive officer, our president or our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders will also be called by our secretary upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter at the meeting and containing the information required in our bylaws.

Amendments to Our Charter and Bylaws

Except for amendments to the provisions of our charter relating to the removal of directors, the restrictions on ownership and transfer of our shares of stock and the vote required to amend these provisions (each of which must be advised by our board of directors and approved by the affirmative vote of the stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our charter generally may be amended only with the approval of our board of directors and the affirmative vote of the stockholders entitled to cast not less than a majority of all of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Dissolution of Our Company

The dissolution of our company must be approved by a majority of our entire board of directors and the affirmative vote of the stockholders entitled to cast not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who is a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice provisions set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) by or at the direction of our board of directors or (2) provided, that the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders, including restrictions on transfer and ownership of our stock and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt into the business combination provisions of the MGCL or the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, if:

•

the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•

the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation or other entity; or

•	the contract or transaction is fair and reasonable to us.

Upon the closing of this offering, we intend to adopt a policy which requires that all contracts and transactions between us or any of our subsidiaries, on the one hand, and any of our directors or named executive officers or any entity in which such director or named executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors, even if less than a quorum. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of directors will have no obligation to do so.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by or in the right of the corporation or in any proceeding charging improper personal benefit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, trustee, member or manager of such corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any personnel or agent of our company or a predecessor of our company.

Upon completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law. Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

SHARES ELIGIBLE FOR FUTURE SALE

General

Upon completion of this offering and the formation transactions, we expect to have outstanding                  shares of our common stock (                 shares if the underwriters exercise their option to purchase up to                  additional shares in full solely to cover over-allotments). In addition, a total of                      shares of our common stock are reserved for issuance upon exchange of operating partnership units and exchange of LTIP units issued under our 2010 equity incentive plan.

Of these shares, the                  shares sold in this offering (                 shares if the underwriters exercise their option to purchase up to                  additional shares in full solely to cover over-allotments) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for any shares held by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. The remaining                  shares issued to our officers, directors and employees, plus any shares purchased by affiliates in this offering plus the shares of our common stock owned upon redemption or exchange of operating partnership units will be “restricted shares” as defined in Rule 144 and may not be sold unless registered under the Securities Act or sold in accordance with any exemption from registration, including Rule 144.

Prior to this offering, there has been no public market for our common stock. Trading of our common stock on the NYSE is expected to commence immediately following the completion of this offering. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock (including shares issued upon the exchange of operating partnership units or the exercise of stock options), or the perception that such sales occur, could adversely affect prevailing market prices of our common stock. See “Risk Factors—Risks Related to this Offering—There has been no public market for our common stock prior to this offering and an active trading market may not develop or be sustained following this offering” and “Description of the Partnership Agreement of DLC Realty, L.P.—Transferability of Operating Partnership Units; Extraordinary Transactions.”

Rule 144

After giving effect to this offering,                  of our outstanding shares of common stock that will be outstanding will be “restricted” securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

Redemption/Exchange Rights

In connection with the formation transactions, our operating partnership will issue an aggregate of              operating partnership units to the continuing investors. Beginning on or after the date which is one year after the consummation of this offering, limited partners of our operating partnership have the right to require our operating partnership to redeem part or all of their operating partnership units for cash, or, at our election, shares of our common stock, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, subject to the ownership limits set forth in our charter and described under the section entitled “Description of Securities—Restrictions on Ownership and Transfer.” See “Description of the Partnership Agreement of DLC Realty, L.P.”

Registration Rights

Upon completion of this offering and the formation transactions, we will grant certain persons who will receive shares of our common stock or operating partnership units in the formation transactions certain registration rights with respect to any shares of our common stock received by them in connection with the formation transactions and any shares of our common stock that may be acquired by them in connection with the redemption of the operating partnership units in accordance with the operating partnership agreement. Under the registration rights agreement, subject to certain limitations, commencing not later than 14 months after the completion of the this offering, we will use commercially reasonable efforts to file one or more registration statements covering registrable shares. In addition, we will grant to such investors certain demand registration rights to have the registrable shares registered for resale; provided, however, that these registration rights will only begin to apply 14 months after the completion of this offering. We have agreed to pay all of the expenses relating to a registration of such securities, including, without limitation, all registration, listing, filing and stock exchange or FINRA fees, all fees and expenses of complying with securities or “blue sky” laws, all printing expenses and all fees and disbursements of counsel and independent public accountants retained by us, but excluding underwriting discounts and commissions.

2010 Equity Incentive Plan

We intend to adopt our 2010 Equity Incentive Plan prior to the consummation of this offering. Our 2010 equity incentive plan provides for the grant of incentive awards to our senior management team, our independent directors, advisers, consultants and other personnel. We intend to issue              LTIP units and              restricted shares of our common stock to our executive officers and our independent directors, respectively, upon completion of this offering, and intend to reserve an additional                  shares of our common stock for issuance under our 2010 equity incentive plan.

We anticipate that we will file a registration statement with respect to the shares of our common stock issuable under our 2010 Equity Incentive Plan following the consummation of this offering. Shares of our common stock covered by this registration statement, including shares of our common stock issuable upon the exercise of options or restricted shares of our common stock, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Lock-up Agreements and Other Contractual Restrictions on Resale

In addition to the limits placed on the sale of shares of our common stock by operation of Rule 144 and other provisions of the Securities Act, we, our executive officers, our directors and each of the other continuing investors have agreed with the underwriters that, subject to certain limited exceptions, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., as representatives of the underwriters, we and they will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or agreement which is designed to, or could be expected to result in the disposition or transfer by any person at any time in the future of) any shares of common stock or securities economically equivalent to, convertible into or exercisable or exchangeable for or repayable with common stock (including operating partnership units), (2) enter into any swap or other agreement or transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, (3) make any demand for or exercise any right or file or cause to be filed a registration statement with respect to such securities, or (4) publicly disclose the intention to do any of the foregoing for a period of one year after the completion of this offering, in the case of our senior management team and other continuing investors including one of our independent directors, and 180 days after the date of this prospectus, in the case of our company and certain of our independent directors. Our independent directors’ lock-up agreements that restrict transfers for 180 days after the date of this prospectus are subject to exceptions, including dispositions by gift, will or intestacy; transfers to immediate family members or entities wholly owned by or for the benefit of an executive officer or a director, its affiliates or members of its immediate family; dispositions to a corporation that is owned by a independent director and its affiliates alone or with other independent directors; and dispositions to charitable organizations. For our independent directors, the foregoing restrictions will not apply to shares of our common stock that are purchased in the open market.

The one year and 180-day restricted periods described in the preceding paragraph will be extended, subject to certain exceptions, if:

•	during the last 17 days of the one year or 180-day restricted period, as applicable, we issue an earnings release announce material news or a material event; or

•

prior to the expiration of the one year or 180-day restricted period, as applicable, we announce that we will release earnings results during the 16-day period beginning on the last day of the applicable restricted period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Individuals who purchase shares in the directed share program will be subject to a 180-day lockup period from the date of this prospectus on the same basis as described above for our executive officers and our directors, including, if applicable, the extension period.

The representatives, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, the representatives will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

At the conclusion of the 180-day or one-year periods referenced above, common stock issued upon the subsequent exchange of operating partnership units may be sold by our executive officers and our directors, or our other continuing investors, as applicable, in the public market once registered pursuant to the registration rights described above.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “the company,” “we,” “our” and “us” mean only DLC Realty Trust, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. You are urged to both review the following discussion and to consult your tax advisor to determine the effects of ownership and disposition of our shares on your individual tax situation, including any state, local or non-U.S. tax consequences.

This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, current administrative interpretations and practices of the Internal Revenue Service, or the IRS, (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary.

This summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. In addition, this summary assumes that security holders hold our common stock as a capital asset, which generally means as property held for investment. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of his, her or its investment or tax circumstances, or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders, as defined below, whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies, or “RICs”;

•	REITs;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. stockholders, as defined below.

For purposes of this summary, a U.S. stockholder is a beneficial owner of our common stock who for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

A non-U.S. stockholder is a beneficial owner of our common stock who is neither a U.S. stockholder nor an entity that is treated as a partnership for U.S. federal income tax purposes.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

Taxation of the Company

We intend to elect and qualify to be taxed as a REIT under the Code, commencing with our taxable year ending December 31, 2010. We believe we have been organized and we intend to operate in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ending December 31, 2010.

The law firm of Clifford Chance US LLP has acted as our counsel in connection with this offering. We will receive the opinion of Clifford Chance US LLP prior to effectiveness of the registration statement of which this prospectus forms a part to the effect that, commencing with our taxable year ending December 31, 2010, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. The opinion of Clifford Chance US LLP will be based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described herein are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and registration statement. Additionally, the opinion of Clifford Chance US LLP is conditioned upon factual representations and covenants made by our management regarding our organization, assets, and present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action that could adversely affect our qualification as a REIT. While we believe we will be organized and intend to operate so that we will qualify as a REIT commencing with our taxable year ending December 31, 2010, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Clifford Chance US LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest. Our ability to qualify as a REIT for a particular year also requires that we satisfy certain asset and income tests during such year, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT for a particular year depend upon our ability to meet, on a continuing basis during such year, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

For tax years through 2010, stockholders who are individual U.S. stockholders are generally taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, ordinary dividends received by individual U.S. stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “—Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to U.S. federal income tax as follows:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•

If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, as described below, such income will be subject to a 100% tax. See “—Requirements for Qualification—General—Prohibited Transactions,” and “—Requirements for Qualification—General—Foreclosure Property,” below.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or leasehold as “foreclosure property,” we may thereby avoid (1) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), and (2) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (1) the greater of (A) the amount by which we fail the 75% gross income test or (B) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (2) a fraction intended to reflect our profitability.

•

If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT assets tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.

•

If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

•

If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, or the “required distribution,” we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior years), plus (B) retained amounts on which U.S. federal income tax is paid at the corporate level.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification—General.”

•

A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us, our tenants and/or any TRSs if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•

If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include his, her or its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in his, her or its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for his, her or its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

•

We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, including any TRSs, the earnings of which could be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, transfer, franchise, property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);

(7)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked;

(8)	that has no earnings and profits from any non-REIT taxable year at the close of any taxable year;

(9)	that uses the calendar year for U.S. federal income tax purposes; and

(10)	that meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended, among other purposes, to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. We intend to monitor the beneficial owners of our stock to ensure that our stock is at all times beneficially owned by 100 or more persons, but no assurance can be given that we will be successful in this regard. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with his, her or its tax return disclosing the actual ownership of the shares and other information.

With respect to condition (8), we believe we will not initially have any non REIT earnings and profits. In connection with this offering, we acquired our management company, Delphi and one of the existing entities in a transaction pursuant to which we succeeded to the earnings and profits of each such corporation. We believe our management company, Delphi and such existing entity are S corporations that have distributed all accumulated earnings and profits and therefore will not cause us to have any non REIT earnings and profits.

With respect to condition (9), we intend to adopt December 31 as our taxable year-end and thereby satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding, for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest (including our interest in our operating partnership and its equity interests in any lower-tier partnerships), is treated as our assets and items of income for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

As discussed in greater detail in “—Tax Aspects of Investments in Partnerships” below, an investment in a partnership involves special tax considerations. For example, it is possible that the IRS could treat a subsidiary partnership as a corporation for U.S. federal income tax purposes. In this case, the subsidiary partnership would be subject to entity-level tax and the character of our assets and items of gross income would change, possibly causing us to fail the requirements to qualify as a REIT. See “—Tax Aspects of Investments in Partnerships—Entity Classification” and “—Failure to Qualify” below. In addition, special rules apply in the case of appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership. In general terms, these rules require that certain items of income, gain, loss and deduction associated with the contributed property be allocated to the contributing partner for U.S. federal income tax purposes. These rules could adversely affect us, for example, by requiring that a lower amount of depreciation deductions be allocated to us, which in turn would cause us to have a greater amount of taxable income without a corresponding increase in cash and result in a greater portion of our distributions being taxed as dividend income. See “—Tax Aspects of Investments in Partnerships—Tax Allocations with Respect to Partnership Properties” below.

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, as described below under “—Requirements for Qualification—General—Effect of Subsidiary Entities—Taxable REIT Subsidiaries,” that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly owned by us—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Requirements for Qualification—General—Asset Tests” and “—Requirements for Qualification—General—Gross Income Tests.”

Taxable REIT Subsidiaries. A REIT generally may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate U.S. federal, state, local and income and franchise taxes on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to our stockholders.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a REIT does not include the assets and income of such subsidiary corporations in determining the REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as management fees). If dividends are paid to us by one or more TRSs we may own, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates (through 2010, unless extended by Congress). See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders” and “—Requirements for Qualification—General—Annual Distribution Requirements.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, if a TRS has a debt to equity ratio as of the close of the taxable year exceeding 1.5 to 1, it may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.

Rents received by us that include amounts for services furnished by a TRS to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where (1) amounts are excluded from the definition of impermissible tenants service income as a result of satisfying a 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to us by tenants leasing at least 25% of the net leasable space at a property that are not receiving services from the TRS are substantially comparable to the rents by tenants leasing comparable space at such property that are receiving such services from the TRS and the charge for the services is separately stated; or (4) the TRS’s gross income from the service is not less than 150% of the TRS’s direct cost of furnishing the service.

Gross Income Tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gain from the disposition of shares of other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Rents received by us will qualify as “rents from real property” in satisfying the 75% gross income test described above, only if several conditions are met, including the following. The rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales or being based on the net income or profits of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the sublessees would qualify as rents from real property, if earned directly by us. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as rents from real property unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as rents from real property, we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income, or through a TRS. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties if the gross income from such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the rents from treatment as rents from real property. For purposes of this test, the gross income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, we are permitted to provide services to tenants through a TRS without disqualifying the rental income received from tenants as rents from real property. Also, rental income will qualify as rents from real property only to the extent that we do not directly or indirectly (through application of certain constructive ownership rules) own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. However, rental payments from a TRS will qualify as rents from real property even if we own more than 10% of the total value or combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space.

Unless we determine that the resulting non-qualifying income under any of the following situations, taken together with all other non-qualifying income earned by us in the taxable year, will not jeopardize our qualification as a REIT, we do not intend to:

•

charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•

rent any property to a related party tenant, including a TRS, unless the rent from the lease to the TRS would qualify for the special exception from the related party tenant rule applicable to certain leases with a TRS;

•

derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which no more than 15% of the total rent received under the lease; or

•	directly perform services considered to be non-customary or rendered to the occupant of the property.

We may receive distributions from any TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends received by us from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test, as described above, to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the loan will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. We may, on a selective basis, opportunistically make real estate-related debt investments, provided that the underlying real estate meets our criteria for direct investment. Although the issue is not free from doubt, we may be required to treat a portion of the gross income derived from a mortgage loan that is acquired at a time when the fair market value of the real property securing the loan is less than the loan’s face amount and there are other assets securing the loan, as non-qualifying for the 75% gross income test even if our acquisition price for the loan (that is, the fair market value of the loan) is less than the value of the real property securing the loan. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless also qualify for purposes of the 95% gross income test.

In addition, our opportunistic real estate-related debt investments may include mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns retail real estate assets. The IRS issued Revenue Procedure 2003-65, or the Revenue Procedure, which provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test (described above). Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets or the interest generated by these loans as qualifying income under the 75% gross income test (described above).

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan, income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property.

We expect to earn management fee and leasing income from services we will provide to third parties. Such gross income will not constitute qualifying income for purposes of the 75% and 95% gross income tests. We do not expect that such income will represent more than 2% of our gross income for our initial taxable years. In the event such services income represents a more significant portion of our gross income in the future, we may provide such services through a TRS, which will be subject to full corporate tax.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which we clearly identify as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, or (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Failure to Satisfy the Gross Income Tests

We intend to monitor our sources of income, including any non-qualifying income received by us, so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of the Company—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other REITs, and certain kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of any TRSs held by us may not exceed 25% of the value of our total assets.

The 5% and 10% asset tests do not apply to securities of TRSs, qualified REIT subsidiaries or securities that are “real estate assets” for purposes of the 75% gross asset test described above. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (1) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (2) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries,” as defined in the Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, its interest as a partner in the partners).

As mentioned above, we may, on a selective basis, opportunistically make real estate-related debt investments, provided the underlying real estate meets our criteria for direct investment. A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% REIT asset test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. Existing IRS guidance provides that certain rules described above that are applicable to the gross income tests may apply to determine what portion of a mortgage loan will be treated as a real estate asset if the mortgage loan is secured both by real property and other assets. Although the issue is not free from doubt, we may be required to treat a portion of a mortgage loan that is acquired (or modified in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes) at a time when the fair market value of the real property securing the loan is less than the loan’s face amount and there are other assets securing the loan, as non-qualifying for the 75% REIT asset test even if our acquisition price for the loan (that is, the fair market value of the loan) is less than the value of the real property securing the loan.

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including a failure caused solely by change in the foreign currency exchange rate used to value a foreign asset). If we fail to satisfy the asset tests because we acquire or increase our ownership interest in securities during a quarter, we can cure this failure by disposing of the non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test or the 10% vote or value asset test at the end of any quarter, and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally, within six months after the last day of the quarter in which our identification of the failure to satisfy those asset tests occurred) to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests, or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as the failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including the disposition of sufficient assets to meet the asset tests (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), and paying a tax equal to the greater of $50,000 or 35% of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the relevant asset test.

We believe our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance with such tests on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. Moreover, the values of some of our assets, including the securities of any TRSs or other non-publicly traded investments, may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our assets do not meet the requirements of the REIT asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(1) the sum of:

•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains), and

•	90% of the net income, if any (after tax), from foreclosure property, as described below, and recognized built-in gain, as discussed above, minus

(2) the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year, provided we pay such distribution with or before our first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement, and to give rise to a tax deduction to us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among our different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we would elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in their income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase their adjusted basis in our stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, we will be subject to a non-deductible 4% excise tax on the excess of such amount over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior periods) and (B) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the REIT distribution requirements due to timing differences between (1) the actual receipt of cash, including the receipt of distributions from any partnership subsidiaries and (2) the inclusion of items in income by us for U.S. federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of our common stock. Both a taxable stock distribution and sale of common stock resulting from such distribution could adversely affect the price of our common stock.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT qualification or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirements

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.

Prohibited Transactions

Net income we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument in the REIT. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held as inventory or primarily for sale to customers, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers, or that certain safe-harbor provisions of the Code discussed below that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

The Code provides a safe harbor that, if met, allows us to avoid being treated as engaged in a prohibited transaction. In order to meet the safe harbor, among other things, (i) we must have held the property for at least two years (and, in the case of property which consists of land or improvements not acquired through foreclosure, we must have held the property for two years for the production of rental income) and (ii) during the taxable year the property is disposed of, we must not have made more than seven property sales or, alternatively, the aggregate adjusted basis or fair market value of all of the properties sold by us during the taxable year must not exceed 10% of the aggregate adjusted basis or 10% of the fair market value, respectively, of all of our assets as of the beginning of the taxable year.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT.

To the extent that we acquire non-performing or distressed debt secured by retail real estate assets with a view to subsequently taking control of the collateral (i.e., loan-to-own investments), any property that we acquire through such a transaction will not qualify to be treated as foreclosure property because it will not satisfy condition (2) in the preceding paragraph. However, provided that the income generated by such property is qualifying income for purposes of the 75% gross income test, such income will not be subject to tax at the maximum corporate rate assuming that it is currently distributed to our stockholders. See “—Requirements for Qualification—General—Annual Distribution Requirements.”

Tax Aspects of Investments in Partnerships

General

We will hold investments through entities that are classified as partnerships for U.S. federal income tax purposes, including our interest in our operating partnership and equity interests in lower-tier partnerships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification

The investment by us in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, could be subject to an entity-level tax on its income.

Pursuant to Section 7704 of the Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation that for U.S. federal income tax purposes if it is a “publicly traded partnership” and it does not receive at least 90% of its gross income from certain specified sources of “qualifying income” within the meaning of that section. A “publicly traded partnership” is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a “secondary market or the substantial equivalent thereof.” Although our operating partnership units will not be traded on an established securities market, there is a significant risk that the right of a holder of operating partnership units to redeem the units for our common stock could cause operating partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership. Although our operating partnership may, depending on the percentage of interests transferred during a taxable year, qualify for one of these safe harbors in the future, we cannot provide any assurance that our operating partnership will qualify in each of its taxable years for one of these safe harbors. If our operating partnership were a publicly traded partnership, it would be taxed as a corporation unless at least 90% of its gross income consisted of “qualifying income” under Section 7704 of the Code. Qualifying income is generally real property rents and other types of passive income. We believe our operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to us to qualify as a REIT under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences would cause our operating partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.

If our operating partnership were taxable as a corporation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “—Requirements for Qualification—General—Asset Tests” and “—Requirements for Qualification—General—Gross Income Tests” above, and in turn could prevent us from qualifying as a REIT. See “—Failure to Qualify,” below, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

The operating partnership agreement generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Code of the Treasury Regulations promulgated under this section of the Code.

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value, or book value, of the contributed property and the adjusted tax basis of such property at the time of the contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners.

In connection with the formation transactions, appreciated property will be acquired by our operating partnership in exchange for interests in our operating partnership. The operating partnership agreement requires that allocations with respect to such acquired property be made in a manner consistent with Section 704(c) of the

Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of allocating book-tax differences. We and our operating partnership have agreed to use the “traditional method” for accounting for book-tax differences for the properties acquired by our operating partnership in the formation transactions. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of the acquired properties in the hands of our operating partnership (1) may cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all of the acquired properties were to have a tax basis equal to their fair market value at the time of acquisition and (2) in the event of a sale of such properties, could cause us to be allocated gain in excess of our corresponding economic or book gain (or taxable loss that is less than our economic or book loss), with a corresponding benefit to the partners transferring such properties to our operating partnership for interests in our operating partnership. Therefore, the use of the traditional method could result in our having taxable income that is in excess of our economic or book income as well as our cash distributions from our operating partnership, which might adversely affect our ability to comply with the REIT distribution requirements or result in a greater portion of our distributions being treated as taxable dividend income.

Failure to Qualify

In the event that we violate a provision of the Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT. Specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are individual U.S. stockholders at a maximum rate of 15% (through 2010), and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions. Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates currently applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has held his, her or its stock. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains.

U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 15% (through 2010) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. stockholders, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income” (through 2010, unless extended by Congress). A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by us during such taxable year from subchapter C corporations (including any TRSs);

(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic subchapter C corporation, such as any TRSs, and specified holding period and other requirements are met.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Requirements for Qualification—General—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Common Stock. In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder discussed above less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2010, if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Prospective stockholders are advised to consult their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

If a U.S. stockholder recognizes a loss upon a subsequent disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which is referred to in this registration statement as unrelated business taxable income, or “UBTI.” While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or ownership of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our common stock is not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c) (9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI unless they are able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by their investment in our common stock. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Code, (2) is tax exempt under Section 501(a) of the Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of our stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Ordinary Dividends. The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder generally will be treated as ordinary income and will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions. Unless (1) our common stock constitutes a U.S. real property interest, or “USRPI,” or (2) either (A) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (B) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our company’s common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA,” at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits plus the stockholder’s adjusted basis in our stock.

Capital Gain Dividends. Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or “USRPI capital gains,” will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market located in the United States if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of such dividend. Instead, any capital gain dividend will be treated as a distribution subject to the rules discussed above under “—Taxation of Stockholders—Taxation of Non-U.S. Stockholders—Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).

Dispositions of Our Common Stock. Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. However, we expect that more than 50% of our assets will consist of interests in real property located in the United States.

Still, our common stock nonetheless will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition of its shares of common stock or the period of existence), less than 50% in value of its outstanding stock is held directly or indirectly by non-U.S. stockholders. We expect to be a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. Because our stock will be publicly traded, however, no assurance can be given that we will be, or that if we are, that we will remain, a domestically controlled REIT.

In the event that we do not constitute a domestically controlled REIT, a non-U.S. stockholder’s sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) our common stock is “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market, and (2) the selling non-U.S. stockholder owned, actually or constructively, 5% or less of our outstanding common stock at all times during the five-year period ending on the date of sale.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non- resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Backup Withholding and Information Reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding at the current rate of 28% with respect to dividends paid, unless the holder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify its non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the United States is subject to both backup withholding and information reporting requirements unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain United States related financial intermediaries is subject to information reporting requirements (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

New Legislation Relating to Foreign Accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders who own shares of our common stock through foreign accounts or foreign intermediaries and certain non-U.S. stockholders. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity that is not a financial institution either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation would apply to payments made after December 31, 2012. Prospective stockholders should consult their tax advisors regarding this legislation.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local and foreign taxation in various jurisdictions, including those in which they or we transact business, own property or reside. We will likely own interests in properties located in a number of jurisdictions, and we may be required to file tax returns and pay taxes in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisor regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common stock.

Other Tax Considerations

Proposed Legislation or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in our common stock.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the shares of common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of Code). Thus, a plan fiduciary considering an investment in the shares of common stock should also consider whether the acquisition or the continued holding of the shares of common stock might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL.

The DOL has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the 1940 Act as amended, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We expect our common stock to be “widely held” upon completion of this offering.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe the restrictions imposed under our charter on the transfer of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations are not likely to result in the failure of common stock to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

We believe our common stock will be “widely held” and freely transferable,” and therefore that our common stock should be publicly offered securities for purposes of the DOL Regulations and that our assets should not be deemed to be “plan assets” of any plan that invests in our common stock. operating partnership units may not be sold to or held by any “benefit plan investor” as defined under Section 3(42) of ERISA.

Each holder of our common stock will be deemed to have represented and agreed that either it is not subject to ERISA or Section 4975 of the Code, or its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. are acting as representatives and joint book-running managers of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.

Total

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $             per share. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to DLC Realty Trust, Inc..	$	$	$

The expenses of this offering, not including the underwriting discount, are estimated at $             and are payable by us.

Over-Allotment Option

We have granted an option to the underwriters to purchase up to                      additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Directed Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to              (            %) of the shares offered by this prospectus for sale to some of our directors, officers, employees, business associates and related persons. If these persons purchase reserved shares, it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

We, our executive officers and directors and our other existing security holders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for a period of one year after the completion of this offering, in the case of our senior management team and the other continuing investors including one of our independent directors, and 180 days after the date of this prospectus, in the case of our company and certain of our independent directors, without first obtaining the consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the one year or 180-day lock-up periods referred to above, we issue an earnings release or material news or a material event relating to our company occurs or (y) prior to the expiration of the one year or 180-day lock-up periods, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the one year or 180-day lock-up periods, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

We have applied to have our common stock listed on the New York Stock Exchange under the symbol “DLC.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, our company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after this offering the shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In connection with this offering and the formation transactions, we have entered into a term sheet with affiliates of the underwriters of this offering to arrange a three-year, $200.0 million senior secured revolving credit facility. The senior secured revolved credit facility will contain an accordion feature that would allow us to increase the availability thereunder to $300.0 million, under specified circumstances. We and the subsidiaries who own the borrowing base properties are guarantors of this facility. For a discussion of our senior secured revolving credit facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Consolidated Indebtedness to be Outstanding After This Offering.”

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (FINMA) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (CISA), and accordingly the shares being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (CISO), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Clifford Chance US LLP, New York, New York. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled “U.S. Federal Income Tax Considerations” is based on the opinion of Clifford Chance US LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

Ernst & Young LLP, our independent registered public accounting firm, has audited the consolidated balance sheet of DLC Realty Trust, Inc. as of March 31, 2010, as set forth in their report. This financial statement is included in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited the combined financial statements and related financial statement schedules of DLC Realty Trust, Inc. (Predecessor) as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, as set forth in their report. These financial statements and schedules are included in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act, with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

DLC REALTY TRUST, INC.:

DLC REALTY TRUST, INC. (PREDECESSOR):

Report of Independent Registered Public Accounting Firm	F-15
Combined Balance Sheets as of March 31, 2010 (unaudited) and December 31, 2009 and 2008	F-16
Combined Statements of Operations for the Three Months Ended March 31, 2010 (unaudited) and 2009 (unaudited) and the Years Ended December 31, 2009, 2008 and 2007	F-17
Combined Statements of Equity (Deficit) for the Three Months Ended March 31, 2010 (unaudited) and the Years Ended December 31, 2009, 2008 and 2007	F-18
Combined Statements of Cash Flows for the Three Months Ended March 31, 2010 (unaudited) and 2009 (unaudited) and the Years Ended December 31, 2009, 2008 and 2007	F-19
Notes to Combined Financial Statements	F-20
Schedule II – Valuation and Qualifying Accounts	F-38
Schedule III – Real Estate and Accumulated Depreciation	F-39

DLC Realty Trust, Inc.

Unaudited Pro Forma Financial Information

The unaudited pro forma condensed consolidated financial statements as of March 31, 2010, and for the three months ended March 31, 2010 and for the year ended December 31, 2009, are presented as if the formation transactions, this offering, a mortgage modification and extension and the senior secured revolving credit facility we anticipate entering into simultaneously or shortly following this offering all had occurred on March 31, 2010 for the pro forma condensed consolidated balance sheet and on January 1, 2009 for the pro forma condensed consolidated statements of operations.

The pro forma adjustments included herein reflect (i) consolidating the properties as a result of the merger of our predecessor into our company or our subsidiaries and the issuance of operating partnership units and shares of common stock and the payment of cash to the continuing investors thereof as part of the consolidation transaction, (ii) the issuance of shares of our common stock in this offering, and the application of the net proceeds therefrom, primarily for the repayment of indebtedness, (iii) the removal of amounts related to ground lease interest that will not be contributed to the operating partnership as part of the formation transactions, (iv) the costs of entering into, and borrowings under, the senior secured revolving credit facility, (v) the modification and extension of a mortgage, and (vi) other pro forma adjustments.

The pro forma condensed consolidated financial statements should be read in conjunction with the combined historical financial statements of our predecessor, including the notes thereto, and other financial information and analysis, including the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” presented elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only, do not purport to represent our financial position or results of operations that would actually have occurred assuming completion of the formation transactions, this offering and other adjustments described above all had occurred on March 31, 2010 for the pro forma condensed consolidated balance sheet or on January 1, 2009 for the pro forma condensed consolidated statements of operations, and do not purport to be indicative of our future results of operations or our financial position.

DLC Realty Trust, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Balance Sheet

March 31, 2010

(Unaudited and in thousands)

	DLC Realty Trust, Inc.(1)	Predecessor(2)	Ground Lease Interests Not Contributed		Other Pro Forma Adjustments		Consolidated Balance Sheet Prior to This Offering and Financing Transactions	This Offering			Financing Transactions			Post-Closing Distributions to Equity Owners of the Predecessor		Allocation For Non- Controlling Interests		Company Pro Forma
Assets
Land		$280,888	—				$280,888												$280,888
Building and improvements		986,796	(2,518	)(3)			984,278												984,278

		1,267,684	(2,518)		—		1,265,166		—			—		—		—			1,265,166
Less: accumulated depreciation		(194,550)	467	(3)			(194,083)												(194,083)

Real estate, net		1,073,134	(2,051)		—		1,071,038		—			—		—		—			1,071,038
Cash and cash equivalents	1	16,111	(8	)(3)	951	(4)	16,740			(6)			(7)	(18,899	)(5)
					(315	)(5)						7,000	(8)
												5,000	(9)

Restricted cash		24,084	(106	)(3)			23,978					(7,000	)(8)						16,978
Rents and other receivables, net of allowance of $2,625		6,017	(79	)(3)			5,938												5,938
Straight-line rents receivable		15,445	(1,447	)(3)			13,998												13,998
Intangible lease assets, net		43,671					43,671												43,671
Deferred charges, net		8,800	(161	)(3)	49	(4)	8,688					4,196	(7)						14,666
												3,705	(7)
												(1,923	)(7)
Other assets		4,816					4,816		(1,475	)(6)									3,341

Total assets	$1	$1,192,078	$(3,852)		685		$1,188,912	$			$			$(18,899)		$—		$

Liabilities
Mortgage loans payable		$1,120,497	(8,309	)(3)	1,000	(4)	$1,113,188					(433,463	)(7)						$680,054
												329	(7)
Note payable		1,000					1,000					(1,000	)(7)						—

Secured revolving lines of credit		6,532					6,532					(6,532	)(7)
												5,000	(9)						5,000
Accounts payable, accrued expenses and other liabilities		29,460	(64	)(3)	18,899	(5)	48,295		(2,691	)(6)		(1,594	)(7)	(18,899	)(5)				22,843
												(2,681	)(10)
Intangible lease liabilities		45,320					45,320												45,320

Total liabilities	—	1,202,809	(8,373)		19,899		1,214,335		(2,691)					(18,899)		—			753,217
Commitments and contingencies
Equity (deficit):
Common stock and additional paid in capital	$1	—					1			(6)							(11)
										(6)
Owners’ equity		(11,314)	2,192	(3)	(19,214	)(5)	(28,336)					(2,252	)(7)				(11)
												2,681	(10)
												(7,403	)(7)
Non-controlling interest		583	2,329	(3)			2,912										(11)

Total equity (deficit)	1	(10,731)	4,521		(19,214)		(25,423)							—		—

Total liabilities and equity (deficit)	$1	$1,192,078	$(3,852)		$(685)		$1,188,912	$			$			$(18,899)		$—		$

See accompanying notes to condensed consolidated pro forma balance sheet

DLC Realty Trust, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

March 31, 2010

(In thousands except unit and share amounts)

The adjustments to the pro forma condensed consolidated balance sheet as of March 31, 2010 are as follow:

(1)	Reflects the DLC Realty Trust, Inc. historical consolidated balance sheet as of March 31, 2010.

DLC Realty Trust, Inc., a Maryland corporation, or the company, was organized on March 8, 2010. The company has filed a registration statement on Form S-11, or the registration statement, with the Securities and Exchange Commission with respect to a public offering of                  shares of its common stock (not including shares included in the underwriters’ over-allotment option). The company will contribute the proceeds of this offering for interests in DLC Realty, L.P., a Delaware limited partnership, or the operating partnership.

Upon consummation of this offering and the formation transactions, the company, as general partner, will own 59.4% of the operating partnership and will have control over major decisions of the operating partnership, including decisions related to sale or refinancing of our properties. Accordingly, under generally accepted accounting principles in the United States of America, or GAAP, the company will consolidate the assets, liabilities and results of operations of the operating partnership.

Pursuant to irrevocable exchange and subscription agreements among the owners of the predecessor, the company and the operating partnership, which were executed prior to the filing of the initial registration statement, of which this prospectus is a part, certain holders of interests in the predecessor will exchange, through a series of merger and other transactions, their equity interests in the predecessor for                      operating partnership units,                      shares of common stock and $315 in cash. These exchanges will be made immediately prior to the consummation of this offering.

As of March 31, 2010, Mr. Adam Ifshin, the Chairman, Chief Executive Officer and President of the company, is the owner of 100% of the company and the operating partnership and maintains a controlling interest in each of the entities comprising the predecessor. Upon consummation of this offering, Mr. Ifshin will own         % of the operating partnership as a limited partner and                      shares of common stock of the company. The exchange of the interests by Mr. Ifshin and the other continuing investors will be accounted for as a reorganization of entities under common control. Accordingly, the assets and liabilities of the predecessor will be transferred at the carrying value of the controlling party (Mr. Adam Ifshin), which is the historical cost basis.

(2)	Reflects the DLC Realty Trust, Inc. (Predecessor) historical condensed combined balance sheet as of March 31, 2010.

(3)	To remove the amounts related to the ground lease interest in our predecessor historical combined balance sheet not contributed to the operating partnership in the formation transactions.

(4)	Reflects the net proceeds and deferred charges associated with the modification and extension of the University Place Outparcel mortgage which previously had a principal balance of $5,500 as of March 31, 2010 and resulted in a principal balance of $6,500 as of June 25, 2010.

(5)	Reflects (a) the declaration of distributions by the predecessor prior to the consummation of the formation transactions of $18,899 (includes $3,112 of offering costs which were funded by the predecessor which the company is obligated to pay) to continuing investors and (b) a $315 payment to redeem the interests of a limited number of investors of the predecessor. These distributions will be paid shortly following the consummation of this offering from cash balances of the predecessor not subject to reserves or attributable to prepayments of rent, management fees or other expense reimbursements immediately prior to the closing of this offering and cash to be received after the closing of this offering from the release of escrows made by the predecessor held by lenders under indebtedness that is being repaid with the net proceeds from this offering described in Note (7).

(6)	Reflects the sale of shares of common stock in this offering, less estimated costs as follows:

Gross offering proceeds*	$
Less: offering costs**		(	)

Net offering proceeds*	$

*	Assumes a public offering price of $ per share, which is the mid-point of the range of initial public offering prices set forth on the front cover of this prospectus and shares of common stock are issued (not including shares included in the underwriters’ over-allotment option).
**	Includes $2,691 of unpaid costs accrued by the predecessor through March 31, 2010 of which $1,475 was capitalized and excludes $3,112 of offering costs previously funded by the predecessor which the company is obligated to pay.

(7)	Reflects the repayment or defeasance of certain mortgage and other secured loans upon completion of this offering as follows:

Mortgage payable	$433,463
Note payable	1,000
Accrued interest	1,594
Predecessor secured revolving line of credit	6,532
Prepayment penalties, defeasance costs and exit fees*	7,403
Assumption fees on debt assumed from predecessor**	4,196
Origination fees associated with senior secured revolving credit facility**	3,705

Total cash payments	$457,893

Non-cash charges***	$2,252

*	Expensed
**	Capitalized
***	Includes the elimination of unamortized balance of deferred loan costs upon payment of related mortgage loans payable of $1,923 and the acceleration of $329 of unamortized discount associated with the repayment of the mortgage on Bethesda Walk.

(8)	Reflects the release of escrows held by lenders under indebtedness that is being repaid with the net proceeds from this offering described in Note (7).

(9)	Reflects borrowings from the senior secured revolving credit facility.

(10)	Reflects the elimination of the liabilities associated with certain interest rate swap agreements that will be settled upon completion of this offering and the formation transactions.

(11)	To reflect the allocation of pro forma total equity as of March 31, 2010 based on the issuance of (a) shares of our common stock in this offering, (b) shares of our common stock to Mr. Adam Ifshin in the formation transactions and recording of the non-controlling interest to reflect the issuance of operating partnership units to the continuing investors (including Adam Ifshin) which constitutes the equity consideration to be paid to continuing investors (including Mr. Adam Ifshin) in the formation transactions.

DLC Realty Trust, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Statement of Operations

For the Three Months Ended March 31, 2010

(Unaudited and in thousands, except share and per share amounts)

	DLC Realty Trust, Inc.(1)	Predecessor(2)	Financing Transactions			Ground Lease Interests Not Contributed			Other Pro Forma Adjustments			Company Pro Forma
Revenues:
Rents		$31,396					(125	)(7)					$31,271
Expense recoveries		9,359					(36	)(7)					9,323
Percentage rents		308											308
Management and other property related fees		676											676
Other		301											301

Total revenues	—	42,040		—			(161)			—			41,879

Expenses
Operating, maintenance and management		7,345					—	(7)					7,345
Real estate and other taxes		5,952					(36	)(7)					5,916
General and administrative		4,834					(3	)(7)		600	(8)		6,060
										629	(9)
Incentive fees		319								(319	)(10)		—
Depreciation and amortization		11,894					(22	)(7)					11,872

Total expenses	—	30,344		—			(61)			910			31,193
Operating income	—	11,696		—			(100)			(910)			10,686

Non-operating income (expense)
Interest expense, including amortization of deferred financing costs of $854		(16,100)		5,894	(3)		139	(7)					(10,807)
				(50	)(4)
				(690	)(5)
Unrealized gain on derivatives		939		(939	)(6)								—
Interest income		44											44

Total non-operating income (expense)	—	(15,117)		4,215			139			—			(10,763)
Net income (loss)	—	(3,421)		4,215			39			(910)			(77)
Less: net income (loss) attributable to non-controlling interests	—	(30)		—				(7)			(11)

Net income (loss) attributable to equity owners	$—	$(3,451)	$			$			$			$

Pro forma weighted average common shares outstanding – basic and diluted
Pro forma weighted average operating partnership units – basic and diluted

Pro forma basic and diluted earnings (loss) per share(13)(14)												$

DLC Realty Trust, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Three Months Ended March 31, 2010

(In thousands)

(1)	Reflects the DLC Realty Trust, Inc. historical consolidated income statement for the period from inception to March 31, 2010.

(2)	Reflects the predecessor historical condensed combined statement of operations for the three months ended March 31, 2010. As discussed in Note (1) to the Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2010, the assets of the predecessor acquired in the formation transactions will be recorded at the predecessor’s historical cost. As a result, expenses such as depreciation and amortization to be recognized by the operating partnership are based on the predecessor’s historical cost of the related assets. Further, the company will consolidate the revenues and expenses of the operating partnership.

(3)	To remove interest expense and amortization of deferred costs on the mortgage notes and other secured loans repaid from proceeds of this offering.

(4)	To record interest of $50 related to borrowings under the senior secured revolving credit facility.

(5)	To record $309 of amortization fees on the senior secured revolving credit facility, $210 amortization of capitalized assumption fees paid in connection with this offering and $171 for fees related to the unused portion of the senior secured revolving credit facility.

(6)	To eliminate unrealized gains on derivatives recorded by the predecessor that resulted from change in values of certain interest rate hedging instruments that will be settled upon completion of this offering.

(7)	To remove the amounts related to the land improvements in the predecessor historical combined statement of operations not contributed to the operating partnership in the formation transactions.

(8)	Increased general and administrative costs of $600, comprised of contractual increases in executive salaries of $200 and estimated additional overhead costs relating to salaries, professional fees and technology related and certain other items.

(9)	Record share-based compensation expenses related to the grant of unvested LTIP units to the company’s executive officers and unvested shares of restricted stock to the company’s independent directors upon completion of this offering. The valuation of the restricted common stock was based on the fair value of the common stock, or the $ per share offering price, which represents the mid-point of the range of IPO prices per share in this offering. The fair value of the LTIP units is based on a valuation method that considers the fair value of the common stock and any applicable post-vesting transfer restrictions. The company recognizes the fair value of all share-based awards on a straight-line basis over the requisite service period. The company estimated that there would be no forfeitures of the share-based awards.

(10)	Elimination of historical incentive fees paid by the predecessor to certain affiliates which acted as general partners/managing members to the existing entities. As a result of the formation transactions the operating partnership will own 100% of such entities and no further fees shall be paid. No such fees will be paid or permitted following completion of this offering.

(11)	Allocate non-controlling interest in net loss of the operating partnership as a result of the issuance of operating partnership units to former owners of the predecessor as consideration in the formation transactions.

(13)	Pro forma basic earnings (loss) per share equals pro forma net loss divided by the number of shares of our common stock and operating partnership units to be outstanding after this offering excluding the weighted average of the number of shares of restricted stock and LTIP units to be granted upon the closing of this offering and the formation transactions.

(14)	Pro forma diluted earnings (loss) per share equals pro forma net loss divided by the sum of the number of shares of our common stock and operating partnership units to be outstanding after this offering excluding the weighted average of the number of shares of restricted stock and LTIP units to be granted upon the closing of this offering and the formation transactions, plus an amount computed using the treasury stock method with respect to such shares of our restricted stock and LTIP units.

DLC Realty Trust, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2009

(Unaudited and in thousands, except share and per share amounts)

	DLC Realty Trust, Inc.(1)	Predecessor(2)	Financing Transactions			Ground Leaase Interests Not Contributed			Other Pro Forma Adjustments			Company Pro Forma
Revenues:
Rents		$123,849					(721	)(8)					$123,128
Expense recoveries		34,913					(167	)(8)					34,746
Percentage rents		857											857
Management and other property related fees		2,643											2,643
Other		873											873

Total revenues	—	163,135		—			(888)			—			162,247

Expenses
Operating, maintenance and management		27,072					(8	)(8)					27,064
Real estate and other taxes		22,862					(167	)(8)					22,695
General and administrative		16,720					(11	)(8)		(825	)(9)		18,402
										2,518	(10)
Incentive fees		2,933								(2,933	)(11)		—
Depreciation and amortization		49,136					(89	)(8)					49,047

Total expenses	—	118,723		—			(275)			(1,240)			117,208

Operating income	—	44,412		—			(613)			1,240			45,039

Non-operating income (expense)
Interest expense, including amortization of deferred financing costs of $2,701		(64,616)		18,378	(3)		567	(8)					(56,031)
				(7,403	)(4)
				(200	)(5)
				(2,757	)(6)

Unrealized gain on derivatives		2,217		(2,217	)(7)								—
Interest income		182											182

Total non-operating income (expense)	—	(62,217)		5,801			567			—			(55,849)

Net income (loss)	—	(17,805)		5,801			(46)			1,240			(10,810)

Less: net income (loss) attributable to non-controlling interests	—			—				(8)			(12)

Net income (loss) attributable to equity owners	$—	$(18,045)	$			$			$			$

Pro forma weighted average common shares outstanding — basic and diluted
Pro forma weighted average operating partnership units — basic and diluted

Pro forma basic and diluted earnings (loss) per share(13)(14)												$

See accompanying notes to condensed consolidated pro forma statement of operations

DLC Realty Trust, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2009

(In thousands)

(1)	Reflects the DLC Realty Trust, Inc. historical consolidated income statement for the year ended December 31, 2009.

(2)	Reflects the predecessor historical condensed combined statement of operations for the year ended December 31, 2009. As discussed in Note (1) to the Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2009, the assets of the predecessor acquired in the formation transactions will be recorded at the predecessor’s historical cost. As a result, expenses such as depreciation and amortization to be recognized by the operating partnership are based on the predecessor’s historical cost of the related assets. Further, the company will consolidate the revenues and expenses of the operating partnership.

(3)	To remove interest expense and amortization of deferred costs on the mortgage notes and other secured loans repaid from proceeds of this offering offset by the acceleration of unamortized discount associated with the repayment of Bethesda Walk and the elimination of unamortized balance of deferred loan costs.

(4)	To reflect prepayment penalties, defeasance costs and exit fees associated with the prepayment of certain mortgages upon completion of this offering.

(5)	To record interest of $200 related to borrowings under the senior secured revolving credit facility.

(6)	To record $1,235 of amortization of fees on the senior secured revolving credit facility, $839 of amortization of capitalized assumption fees paid in connection with this offering and $683 for fees related to the unused portion of the senior secured revolving credit facility.

(7)	To eliminate unrealized gains on derivatives recorded by the predecessor that resulted from change in values of certain interest rate hedging instruments that will be settled upon completion of this offering.

(8)	To remove the amounts related to the land improvements in the predecessor historical combined statement of operations not contributed to the operating partnership in the formation transactions.

(9)	Decreased general and administrative costs of $825 as a result of $3,475 non-recurring accounting and legal fees incurred by the predecessor relating to this offering offset by anticipated additional ongoing overhead costs associated with being a public company of $2,650. Additional costs are comprised of contractual increases in executive salaries of $630 and estimated additional costs relating to insurance of $350, directors’ fees of $207, additional payroll of $375, registration fees of $100, legal expenses of $400, information technology expenses of $225 and other costs of $363.

(10)	Record share-based compensation expenses related to the grant of unvested LTIP units to the company’s executive officers and unvested shares of restricted common stock to the company’s independent directors upon completion of this offering. The valuation of the restricted common stock was based on the fair value of the common stock, or the $ per share offering price, which represents the mid-point of the range of IPO prices per share in this offering. The fair value of the LTIP units is based on a valuation method that considers the fair value of the common stock and any applicable post-vesting transfer restrictions. The company recognizes the fair value of all share-based awards on a straight-line basis over the requisite service period. The company estimated that there would be no forfeitures of the share-based awards.

(11)	Elimination of historical incentive fees paid by the predecessor to certain affiliates which acted as general partners/managing members to the existing entities. As a result of the formation transactions the operating partnership will own 100% of such entities and no further fees shall be paid. No such fees will be paid or permitted following completion of this offering.

(12)	Allocate non-controlling interest in net loss of the operating partnership as a result of the issuance of operating partnership units to former owners of the predecessor as consideration in the formation transactions.

(13)	Pro forma basic earnings (loss) per share equals pro forma net loss divided by the number of shares of our common stock and operating partnership units to be outstanding after this offering excluding the weighted average of the number of shares of restricted stock and LTIP units to be granted upon the closing of this offering and the formation transactions.

(14)	Pro forma diluted earnings (loss) per share equals pro forma net loss divided by the sum of the number of shares of our common stock and operating partnership units to be outstanding after this offering excluding the weighted average of the number of shares of restricted stock and LTIP units to be granted upon the closing of this offering and the formation transactions, plus an amount computed using the treasury stock method with respect to such shares of our restricted stock and LTIP units.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The stockholder of DLC Realty Trust, Inc.

We have audited the accompanying consolidated balance sheet of DLC Realty Trust, Inc. (the “Company”) as of March 31, 2010. This consolidated balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the March 31, 2010 consolidated balance sheet provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of DLC Realty Trust, Inc. at March 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

April 8, 2010

DLC Realty Trust, Inc.

Consolidated Balance Sheet

As of March 31, 2010

Assets:
Cash	$1,000

Total assets	$1,000

Stockholder’s Equity:
Preferred stock, $.01 par value, 50,000,000 shares authorized, none issued or outstanding	$—
Common stock, $.01 par value, 450,000,000 shares authorized, 1,000 shares issued and outstanding	10
Additional paid in capital	990

Total stockholder’s equity	$1,000

See accompanying notes to consolidated balance sheet.

DLC Realty Trust, Inc.

Notes to Consolidated Balance Sheet

As of March 31, 2010

NOTE 1. ORGANIZATION

DLC Realty Trust, Inc. (the “Company”) was organized in Maryland on March 8, 2010. Under its Articles of Incorporation, the Company is authorized to issue up to 450,000,000 shares of common stock and 50,000,000 shares of preferred stock. The Company was initially capitalized by issuing 1,000 shares of common stock to Adam Ifshin, Chairman, Chief Executive Officer and President of the Company, for a par value of $0.01 per share. The Company has had no other operations since its formation.

The Company has filed a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed initial public offering of common stock. The Company will contribute the proceeds of the offering for interests in DLC Realty L.P., a Delaware limited partnership, (the “Operating Partnership”). The Company, as the sole general partner of the Operating Partnership, will have responsibility and discretion in the management and control of the Operating Partnership, and the limited partners of the Operating Partnership, in such capacity, will have no authority to transact business for, or participate in the management activities of the Operating Partnership. Accordingly, the Company will consolidate the Operating Partnership.

The Operating Partnership will acquire, manage, lease, reposition and redevelop grocery and value-retail anchored shopping centers. The Operating Partnership will initially own interests in 86 properties, which will be included in the consolidated financial statements of the Company. Cash contributed to the Operating Partnership by the Company will be used primarily to reduce debt and for general corporate purposes. The Company will be subject to the risks involved with the ownership and operation of commercial real estate. These include, among others, the risks normally associated with changes in the general economic climate, trends in the retail industry, including creditworthiness of tenants, competition for tenants, changes in tax laws, interest rate levels, the availability of financing, and potential liability under environmental and other laws.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles.

Income Taxes

The Company believes that it is organized and will operate in the manner that will allow it to be taxed as a real estate investment trust (“REIT”) in accordance with the Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. As a REIT, the Company will generally be entitled to deduction for dividends paid and therefore will not be subject to federal corporate income tax on its net taxable income that is being distributed to its stockholders. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

Offering Costs

In connection with this offering, affiliates of the Company have or will incur legal, accounting, and related costs, which will be reimbursed by the Company upon the consummation of this offering. Such costs will be deducted from the proceeds of this offering.

DLC REALTY TRUST, INC. (PREDECESSOR)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The partners of DLC Realty Trust, Inc. (Predecessor)

We have audited the accompanying combined balance sheets of DLC Realty Trust, Inc. (Predecessor) (the “Predecessor”) as of December 31, 2009 and 2008, and the related combined statements of operations, equity and cash flows, for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedules listed in the Index to Financial Statements at F-1. These financial statements and schedules are the responsibility of the Predecessor’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Predecessor’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the combined financial statements, the Predecessor retrospectively changed its presentation of non-controlling interests with the adoption of the guidance originally issued in Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements (codified in the Financial Accounting Standards Board’s Accounting Standard Codification Topic 810-10, Consolidation) effective January 1, 2009.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of DLC Realty Trust, Inc. (Predecessor) at December 31, 2009 and 2008, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

New York, New York

April 8, 2010

DLC REALTY TRUST, INC. (PREDECESSOR)

COMBINED BALANCE SHEETS

(In thousands)

	March 31, 2010	December 31,
		2009	2008
	(unaudited)
Assets:
Investments in real estate:
Land	280,888	$280,888	$280,888
Buildings and improvements	986,796	984,764	963,445

	1,267,684	1,265,652	1,244,333
Less: accumulated depreciation and amortization	(194,550)	(184,528)	(143,777)

Real estate, net	1,073,134	1,081,124	1,100,556
Cash and cash equivalents	16,111	20,048	21,451
Restricted cash	24,084	23,275	24,399
Rents and other receivables, net of allowance of $2,625, $3,815 and $4,899, respectively	6,017	6,879	7,940
Straight-line rents receivable	15,445	14,770	13,363
Intangible lease assets, net	43,671	45,390	53,881
Deferred costs, net	8,800	9,622	11,653
Other assets	4,816	3,274	2,747

Total Assets	$1,192,078	$1,204,382	$1,235,990

Liabilities and Equity (Deficit):
Liabilities:
Mortgage loans payable	$1,120,497	$1,120,978	$1,104,445
Note payable	1,000	1,000	1,000
Secured revolving lines of credit	6,532	5,417	5,812
Accounts payable, accrued expenses and other liabilities	29,460	31,364	32,976
Intangible lease liabilities, net	45,320	46,371	51,412

Total Liabilities	1,202,809	1,205,130	1,195,645

Commitments and contingencies
Equity (deficit):
Owners’ equity (deficit)	(11,314)	(1,361)	39,741
Non-controlling interest	583	613	604

Total Equity (Deficit)	(10,731)	(748)	40,345

Total Liabilities and Equity (Deficit)	$1,192,078	$1,204,382	$1,235,990

See accompanying notes to combined financial statements

DLC REALTY TRUST, INC. (PREDECESSOR)

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)
Revenues:
Rents	$31,396	$30,297	$123,849	$124,741	$101,776
Expense recoveries	9,359	10,022	34,913	35,350	28,848
Percentage rents	308	371	857	899	935
Management and other property related fees	676	633	2,643	2,720	2,457
Other	301	275	873	1,068	1,049

Total revenues	$42,040	$41,598	163,135	164,778	135,065

Expenses:
Operating, maintenance and management	7,345	8,241	27,072	28,034	20,729
Real estate and other taxes	5,952	5,819	22,862	21,999	17,826
General and administrative	4,834	3,371	16,720	13,817	16,503
Incentive fees	319	656	2,933	3,127	4,263
Depreciation and amortization	11,894	12,299	49,136	51,858	38,889

Total expenses	30,344	30,386	118,723	118,835	98,210

Operating income	11,696	11,212	44,412	45,943	36,855

Non-operating income (expense):
Interest expense, including amortization of deferred financing costs of $854, $651, $2,701, $2,282, and $1,658, respectively	(16,100)	(16,021)	(64,616)	(65,606)	(56,444)
Unrealized gain (loss) on derivatives	939	(223)	2,217	(4,700)	(510)
Interest income	44	46	182	461	1,125
Gain on sale of land parcel	—	—	—	6,463	—

Total non-operating expense	(15,117)	(16,198)	(62,217)	(63,382)	(55,829)

Loss from continuing operations	(3,421)	(4,986)	(17,805)	(17,439)	(18,974)

Income from discontinued operations	—	—	—	—	604
Gain on sale of discontinued operations	—	—	—	—	52,186

Total income from discontinued operations	—	—	—	—	52,790

Net income (loss)	(3,421)	(4,986)	(17,805)	(17,439)	33,816
Less: Net income attributable to non-controlling interests	(30)	(62)	(249)	(263)	(240)

Net income (loss) attributable to equity owners	$(3,451)	$(5,048)	$(18,054)	$(17,702)	$33,576

See accompanying notes to combined financial statements

DLC REALTY TRUST, INC. (PREDECESSOR)

COMBINED STATEMENTS OF EQUITY (DEFICIT)

(In thousands)

	Owners’ Equity (Deficit)	Non-Controlling Interest	Total Equity (Deficit)
Balance—January 1, 2007	$70,557	$2,912	$73,469
Net income	33,576	240	33,816
Contributions, net of syndication fees	49,340	—	49,340
Redemption of owners’ equity	(2,695)	—	(2,695)
Distributions	(63,559)	(240)	(63,799)

Balance—December 31, 2007	87,219	2,912	90,131
Net income (loss)	(17,702)	263	(17,439)
Contributions, net of syndication fees	6,590	—	6,590
Conversion of owners’ deficit to non-controlling interest	2,331	(2,331)	—
Redemption of owners’ equity	(4,500)	—	(4,500)
Distributions	(34,197)	(240)	(34,437)

Balance—December 31, 2008	39,741	604	40,345
Net income (loss)	(18,054)	249	(17,805)
Contributions, net of syndication fees	567	—	567
Distributions	(23,615)	(240)	(23,855)

Balance—December 31, 2009	$(1,361)	$613	$(748)
Net income (loss)	(3,451)	30	(3,421)
Distributions	(6,502)	(60)	(6,562)

Balance—March 31, 2010 (unaudited)	$(11,314)	$583	$(10,731)

See accompanying notes to combined financial statements

DLC REALTY TRUST, INC. (PREDECESSOR)

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(3,421)	$(4,986)	$(17,805)	$(17,439)	$33,816
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for bad debt	209	845	3,381	3,241	1,649
Equity-based compensation	—	—	—	—	2,937
Non-cash interest expense	90	89	359	277	273
Gain on sale of discontinued operations	—	—	—	—	(52,186)
Gain on sale of land parcel	—	—	—	(6,463)	—
Unrealized (gain) loss on derivatives	(939)	223	(2,217)	4,700	510
Straight-line rents receivable	(675)	(212)	(1,407)	(2,082)	(2,420)
Depreciation and amortization	10,464	10,670	42,612	43,554	32,737
Amortization of below-market leases	(1,051)	(1,260)	(5,041)	(5,535)	(4,514)
Amortization of lease origination costs	694	777	3,115	3,833	2,642
Amortization of above-market lease assets	419	599	2,399	2,548	2,125
Amortization of in-place lease costs	736	852	3,409	4,471	3,510
Amortization of deferred financing costs	854	651	2,701	2,282	1,658
Increases/decreases in operating assets and liabilities:
Rents and other receivables	653	(1,747)	(2,320)	(6,075)	(2,027)
Other assets	(1,542)	247	(527)	(246)	(607)
Restricted cash	(809)	33	188	1,691	1,238
Accounts payable, accrued expenses and other liabilities	(155)	278	(542)	332	6,363

Net cash provided by operating activities	5,527	7,059	28,305	29,089	27,704

Cash flows from investing activities:
Expenditures for real estate and improvements	(3,284)	(5,657)	(21,346)	(10,596)	(17,243)
Acquisitions of real estate property	—	—	—	(5,036)	(54,728)
Construction escrows and other capital reserves	—	1,171	1,171	—	2,906
Payments of lease origination costs	(162)	(94)	(425)	(1,056)	(824)
Net proceeds from sale of discontinued operations	—	—	—	—	54,253
Net proceeds from sale of land parcel	—	—	—	10,375	—

Net cash used in investing activities	(3,446)	(4,580)	(20,600)	(6,313)	(15,636)

Cash flows from financing activities:
Net advances (repayments) from revolving lines of credit	1,115	(601)	(395)	2,468	863
Proceeds from mortgage financings	1,539	4,415	21,678	11,284	20,920
Mortgage loan amortization	(2,110)	(1,816)	(6,784)	(9,594)	(2,447)
Net payments of debt financing costs	—	—	(319)	(466)	(4,027)
Capital contributions from owners	—	250	567	6,822	46,500
Syndication costs paid	—	—	—	(232)	(97)
Distributions to non-controlling interest holders in properties	(60)	(60)	(240)	(240)	(240)
Redemption of owners’ equity	—	—	—	(3,500)	(2,695)
Distributions to owners	(6,502)	(5,824)	(23,615)	(34,197)	(63,559)

Net cash used in financing activities	(6,018)	(3,636)	(9,108)	(27,655)	(4,782)

Net increase (decrease) in cash	(3,937)	(1,157)	(1,403)	(4,879)	7,286
Cash and cash equivalents at beginning of period	20,048	21,451	21,451	26,330	19,044

Cash and cash equivalents at end of period	$16,111	$20,294	$20,048	$21,451	$26,330

See accompanying notes to combined financial statements

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

DLC Realty Trust, Inc. (Predecessor) (the “Predecessor”) is not a legal entity but rather a combination of (i) DLC Management Corporation (“DLC”), (ii) Delphi Commercial Properties, Inc. (“Delphi”), (iii) the 56 limited liability companies or partnerships (the “Existing Entities”) that currently own, directly or indirectly, and either through a fee interest or ground lease interest, grocery and value-retail anchored shopping centers (the “Properties”), and (iv) First Man Orange Corp., a Connecticut corporation that currently serves as the general partner of Orange Improvements Partnership, a New York general partnership (the “DLC Principal Entity”). The Predecessor acquires, manages, leases, repositions and redevelops grocery and value-retail anchored shopping centers primarily in the Southeast, Northeast, Midwest and Mid-Atlantic regions of the United States. As of December 31, 2009, the Predecessor’s portfolio consisted of 86 shopping centers totaling approximately 13.4 million square feet of gross leasable (“GLA”), located in 24 states.

Concurrent with the consummation of an initial public offering of the common stock of DLC Realty Trust, Inc. (the “Company”), which is expected to be completed in 2010, the Company and a newly formed majority-owned limited partnership, DLC Realty, L.P. (the “Operating Partnership”), together with the partners and members of the Existing Entities and DLC (the “Exchanging Members”), will engage in certain formation transactions (the “Formation Transactions”). The Formation Transactions are designed to (i) continue the operations of the Predecessor, (ii) enable the Predecessor to raise necessary capital to repay indebtedness, (iii) fund costs, capital expenditures and working capital, (iv) provide a vehicle for future acquisitions, (v) enable the Predecessor to comply with the requirements under the federal income tax laws and regulations to be qualified to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and (vi) preserve tax advantages for certain Exchanging Members. The Company will also provide real estate management, construction, development and other advisory services to certain entities affiliated with Adam Ifshin and Stephen Ifshin.

The operations of the Company will be carried on primarily through the Operating Partnership. It is the intent of the Company to elect to be taxed as and qualify as a REIT under Sections 856 through 860 of the Code. The Company will be the sole general partner of the Operating Partnership. Pursuant to irrevocable exchange and subscription agreements (the “Exchange Agreements”), among the owners of the Predecessor, the Operating Partnership and the Company, the Company, the Operating Partnership and/or their respective subsidiaries will become the owner of the Predecessor in exchange for units of limited partnership (“OP units”), in the Operating Partnership or common stock of the Company and/or cash and the assumption of indebtedness and other specified liabilities. The Company will be fully integrated, self-administered and self-managed.

The accompanying combined financial statements of the Predecessor (i) include (a) the accounts and operations of DLC, Delphi, the Existing Entities and the DLC Principal Entity for the periods presented and (b) non-controlling interests held by third-party investors in subsidiaries of two Existing Entities, which interests are not expected to be contributed to the Operating Partnership in connection with the formation transactions (as shown in the chart below) and (ii) exclude certain entities that own investments in real estate affiliated with the management company that are not expected to be contributed to the Operating Partnership in connection with the formation transactions.

Entity	Non-Controlling Interest
80 Boston Post Road, LLC	1%
Levittown HD, L.P.*	51%

*	The remaining 49% interest in Levittown HD, L.P. is currently owned by one of the Existing Entities and an affiliate of the Predecessor and will also not be included in the formation transactions.

The entities have been combined on the basis that, for the periods presented, such entities were under common control. Common control exists because each entity noted above was under the control of the one individual during the periods presented. Such individual was the president and sole shareholder of both DLC and Delphi and control of each of the Existing Entities and the DLC Principal Entity was exercised through general partnership or managing member interests or variable interests. All significant intercompany transactions and balances between the combined entities have been eliminated in the accompanying combined financial statements.

Unaudited Interim Combined Financial Information

The accompanying unaudited interim financial information has been prepared according to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted in accordance with such rules and regulations. The Predecessor’s management believes that the disclosures presented in these financial statements are sufficient such that the information presented is not misleading. In the Predecessor’s opinion, all adjustments and eliminations, consisting only of normal recurring adjustments, necessary to present fairly the Predecessor’s financial position as of March 31, 2010, results of operations for the three months ended March 31, 2010 and 2009, and cash flows for the three months ended March 31, 2010 and 2009, have been included. The results of operations for such interim periods are not necessarily indicative of what the results will be for the full year.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The accompanying combined financial statements are prepared on the accrual basis in accordance with accounting principles generally accepted in the United States (“GAAP”), which requires management to make estimates and assumptions that affect the disclosure of contingent assets and liabilities, the reported amounts of assets and liabilities at the date of the combined financial statements, and the reported amounts of revenue and expenses during the periods covered by the combined financial statements. Actual results could differ from these estimates.

Real Estate Investments

Real estate investments are carried at cost less accumulated depreciation. Expenditures for improvements that substantially extend the useful lives of the Properties are capitalized. Expenditures for maintenance, repairs and improvements that do not substantially prolong the normal useful life of an asset are charged to expenses as incurred.

The Predecessor allocates the cost of a real estate acquisition, including the assumption of liabilities, to tangible assets such as land, buildings and improvements and intangible assets and liabilities for in place leases based on their estimated fair values. The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant. Above-market and below-market in place lease values are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be received and management’s estimate of market lease rates, measured over the non-cancelable terms of the respective leases, plus any extended term for leases with below-market renewal options. Other intangible assets for in-place leases include estimates of carrying costs, such as real estate taxes, insurance, other operating expenses, and lost rental revenue during the hypothetical expected lease-up periods based on the evaluation of current market demand. Management also estimates costs to execute similar leases, including leasing commissions, tenant improvements, legal and other related costs.

Real estate investments include costs of development and redevelopment activities, and construction in progress. Capitalized costs, including interest and other carrying costs during the construction and/or renovation periods, are included in the cost of the related asset and charged to operations through depreciation over the asset’s estimated useful life. A variety of costs are incurred in the acquisition, development and leasing of a property, such as pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs, and other costs incurred during the period of development. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. The Predecessor ceases capitalization on the portions substantially completed and occupied, or held available for occupancy, and capitalizes only those costs associated with the portions under development. The Predecessor considers a construction project to be substantially completed and held available for occupancy upon the completion of tenant improvements, but not later than one year from cessation of major construction activity.

The provision for depreciation is calculated using the straight-line method based upon the following estimated useful lives of the respective assets:

Buildings and improvements	12 – 45 years
Land improvements	2 – 40 years
Tenant improvements	Over the lives of respective leases

The value of above-market and below-market lease values are amortized to rental income on a straight-line basis over the remaining non-cancelable terms and any below-market renewal periods of the respective leases. The value of other in-place lease intangible assets are amortized to expense on a straight-line basis over the remaining non-cancelable terms and any below-market renewal periods of the respective leases. If a lease were to be terminated prior to its expected expiration, all unamortized amounts relating to that lease would be recognized in operations at that time.

Impairment of Long-Lived Assets

Management reviews each real estate investment for impairment whenever events or circumstances indicate that the carrying value of a real estate investment may not be recoverable. The review of recoverability is based on an estimate of the future undiscounted cash flows that are expected to result from the real estate investment’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If an impairment event exists due to the projected inability to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds estimated fair value.

Discontinued Operations

The primary assets and liabilities and the results of operations of the Predecessor’s real property that has been sold or otherwise qualify as held for sale are classified as discontinued operations and segregated in the combined balance sheet and statement of operations for all periods presented. Properties classified as real estate held for sale generally represent Properties that are under contract for sale and are expected to close within the next twelve months. When assets are identified as held for sale, the Predecessor discontinues depreciation and amortization and estimates the sales price, net of selling costs, of such assets. If the net sales price of the assets is less than the net book value of the assets, an impairment charge is recorded. Upon the sale or other disposition of assets, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss, if any, is reflected as discontinued operations.

Cash and Cash Equivalents

The Predecessor considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Restricted Cash

The terms of several of the Predecessor’s mortgage loans payable require the Predecessor to deposit certain replacement and other reserves with its lenders. Such restricted cash is generally available only for property-level requirements for which the reserves have been established and is not available to fund other property-level or Predecessor-level obligations.

Deferred Lease Costs

Deferred lease costs consist of fees and direct costs incurred to initiate and renew operating leases and are amortized to depreciation and amortization expense on a straight-line basis over the related lease term.

Deferred Financing Costs

Deferred financing costs represent commitment fees, legal and other third-party costs associated with obtaining commitments for financing which result in a closing of such financing. These costs are amortized to interest expense over the terms of the respective agreements on a straight-line basis, which approximates the effective interest rate method. Unamortized deferred financing costs are generally expensed when the associated debt is refinanced or repaid before maturity.

Rental Revenue

Management has determined that all of the Predecessor’s leases with its various tenants are operating leases. Rental income with scheduled rent increases is recognized using the straight-line method over the respective terms of the leases commencing when the tenant takes possession of the premises. The aggregate excess of rental revenue recognized on a straight-line basis over base rents under applicable lease provisions is included in straight-line rents receivable on the combined balance sheets. Leases also generally contain provisions under which the tenants reimburse the Predecessor for a portion of property operating expenses and real estate taxes incurred; such income is recognized in the periods earned. The reimbursements are recognized and presented gross, as the Predecessor is generally the primary obligor with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and bears the associated credit risk. In addition, certain operating leases contain contingent rent provisions under which tenants are required to pay, as additional rent, a percentage of their sales in excess of a specified amount. The Predecessor defers recognition of contingent rental income until those specified sales targets are met and notification is received from the tenant.

The Predecessor has been engaged under agreements with third parties to provide management and leasing services for retail shopping centers. The fees are generally calculated as a percentage of revenues earned by the Properties managed, and are recognized as revenue by the Company in the period when all of the following has occurred: (i) services have been rendered; (ii) fees can be reasonably determined; and (iii) collectability is reasonably assured.

Allowance for Doubtful Accounts

The Predecessor must make estimates as to the collectability of its accounts receivable related to base rent, straight-line rent, percentage rent, expense reimbursements and other revenues. When management analyzes accounts receivable and evaluates the adequacy of the allowance for doubtful accounts, it considers such things as historical bad debts, tenant creditworthiness, current economic trends and changes in tenants’ payment patterns.

Income Taxes

During the periods presented, the entities included in the combined financial statements are treated as partnerships, limited liability companies or S corporations for federal and state income tax purposes and, accordingly, are not subjected to a company-level tax. The Predecessor’s taxable income or loss is allocated to its owners. Therefore, no provision or liability for federal or state income taxes has been included in the accompanying combined financial statements.

Derivative Financial Instruments

The Predecessor utilizes derivative financial instruments, principally interest rate swaps and caps, to manage its exposure to fluctuations in interest rates. The Predecessor has established policies and procedures for risk assessment, and the approval, reporting and monitoring of derivative financial instrument activities. The Predecessor has not entered into, and does not plan to enter into, derivative financial instruments for trading or speculative purposes. Additionally, the Predecessor has a policy of entering into derivative contracts only with major financial institutions.

The Predecessor has not designated any of the derivative instruments as hedging instruments. The estimated fair value of the derivative instruments is recorded on the balance sheet. The gain or loss, resulting from the change in the estimated fair value of the derivative instruments, is recognized in operations during the period of change.

Fair Value Measurements

Beginning January 1, 2008, the Predecessor adopted the updated guidance for measuring fair value for assets and liabilities that are recognized or disclosed at fair value in financial statements on a recurring basis. The updated guidance was effective for all other nonfinancial assets and liabilities on January 1, 2009. These standards did not materially affect how the Predecessor determines fair value, but resulted in certain additional disclosures.

The Predecessor uses the following hierarchy for measuring fair value:

Level 1—Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3—Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. The classifications are based on the lowest level of input that is significant to the fair value measurement.

Underwriting Commissions and Offering Costs

Underwriting commissions and costs that have been or will be incurred in connection with this offering and future common stock offerings will generally be reflected as a reduction of additional paid in capital.

Organization Costs

Costs incurred to organize the Company are expensed as incurred.

Recently Adopted Accounting Pronouncements

On January 1, 2009, the Predecessor adopted the updated accounting guidance related to business combinations, which (i) establishes the acquisition-date fair value as the measurement objective for all assets acquired, liabilities assumed, and any contingent consideration, (ii) requires expensing of most transaction costs that were previously capitalized, and (iii) requires the acquirer to disclose the information needed to evaluate and understand the nature and financial effect of the business combination to investors and other users. The adoption of this guidance will only impact the accounting for acquisitions the Predecessor completes after January 1, 2009.

The Predecessor adopted the new authoritative guidance which establishes accounting and reporting standards for non-controlling interests, previously called minority interests. This new guidance requires that a non-controlling interest be reported in the Predecessor’s combined balance sheets within equity and separate from the parent company’s equity. Also, the new guidance requires combined net income to be reported at amounts inclusive of both the parent’s and non-controlling interest’s shares and, separately, the amounts of combined net income attributable to the parent and non-controlling interest, all on the face of the combined statement of operations. The combined financial statements reflect the retrospective application of this accounting standard adopted by the Predecessor effective January 1, 2009.

On January 1, 2009, the Predecessor adopted the updated accounting guidance related to disclosures about derivative instruments and hedging activities, which is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. Among other requirements, entities are required to provide enhanced disclosures about (1) how and why an entity uses derivative instruments, (2) the accounting treatment for derivative instruments and related hedged items, and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. Other than the enhanced disclosure requirements, the adoption of this guidance did not have a material effect on the Predecessor’s combined financial statements.

On April 1, 2009, the Predecessor adopted additional updated accounting guidance relating to fair value measurements and disclosures, which clarifies the guidance for fair value measurements when the volume and level of activity for the asset or liability have significantly decreased, and includes guidance on identifying circumstances that indicate a transaction is not orderly. The adoption of this guidance did not have a material effect on the Predecessor’s combined financial statements.

On April 1, 2009, the Predecessor adopted the updated accounting guidance related to subsequent events, which establishes principles and requirements for evaluating, recognizing and disclosing subsequent events. The updated guidance was applied prospectively and did not have an impact on the Predecessor’s combined financial statements and the required disclosures are included in Note 15.

In July 2009, the Financial Accounting Standards Board (“FASB”) issued the Accounting Standards Codification (the “Codification”), which establishes the exclusive authoritative reference for GAAP for use in financial statements. The Codification supersedes all existing non-SEC accounting and reporting standards, although SEC rules and interpretive releases remain as additional authoritative GAAP for U.S. registrants. The Codification does not change GAAP, but is intended to simplify user access by providing all the authoritative literature related to a particular topic in one place. The Codification, which became effective for financial statements issued after September 15, 2009, is reflected in these combined financial statements.

In June 2009, the FASB amended the guidance for determining whether an entity is a variable interest entity, or VIE, and requires the performance of a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE. Under this guidance, an entity would be required to consolidate a VIE if it has (i) the power to direct the activities that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could be significant to the VIE. This guidance is effective for the first annual reporting period that begins after November 15, 2009, with early adoption prohibited. The adoption of this guidance, effective January 1, 2010, did not have a material effect on the Predecessor’s unaudited interim combined financial statements.

Recently Issued Accounting Pronouncements

In January 2010, the FASB issued additional disclosure requirements for fair value measurements. The guidance requires previous fair value hierarchy disclosures to be further disaggregated by class of assets and liabilities. In addition, the guidance clarifies the requirement to disclose information about the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. These additional requirements became effective January 1, 2010 for quarterly and annual reporting. These amendments were adopted effective January 1, 2010 and did not have an impact on the combined financial statements as this guidance relates only to additional disclosures. See Note 7 for disclosures.

NOTE 3. INVESTMENTS IN REAL ESTATE

The following is a summary of the Predecessor’s investments in real estate:

	March 31,	December 31,
	2010	2009	2008
	(unaudited)
Cost
Balance, beginning of year	$1,265,652	$1,244,333	$1,212,864
Properties acquired	—	—	13,661
Improvements and betterments	2,474	23,180	20,299
Write off of fully depreciated assets	(442)	(1,861)	(2,491)

Balance, end of year	$1,267,684	$1,265,652	$1,244,333

Accumulated depreciation and amortization
Balance, beginning of year	$184,528	$143,777	$102,714
Depreciation and amortization expense	10,464	42,612	43,554
Write-off of fully depreciated assets	(442)	(1,861)	(2,491)

Balance, end of year	194,550	$184,528	$143,777

Net book value	$1,073,134	$1,081,124	$1,100,556

At March 31, 2010 (unaudited) and December 31, 2009, all real estate is in service. Real estate net book value at December 31, 2008 includes projects under redevelopment of $23,757. Depreciation expense amounted to $10,464 and $10,670 for the three months ended March 31, 2010 (unaudited) and 2009 (unaudited), respectively. Depreciation expense amounted to $42,612, $43,554 and $32,737 for the years ended December 31, 2009, 2008 and 2007, respectively.

Substantially all of the Predecessor’s real estate was pledged as collateral for mortgage loans payable as of December 31, 2009 and 2008. In addition, as of December 31, 2009, $10,875 of the mortgage loans payable were personally guaranteed by individuals affiliated with DLC.

On January 8, 2008, the Predecessor sold a 16.95 acre tract of land located in Levittown, Pennsylvania for $8,750 and was reimbursed $2,000 for site improvements that the Predecessor made to the land. The Predecessor realized a net gain on the transaction of $6,463.

During 2008, the Predecessor acquired the Skytop Pavilion property, a 133,631 square foot grocery store anchored shopping center in Cincinnati, Ohio at an acquisition cost of $18,381. The allocation of the acquisition cost for Skytop Pavilion was as follows:

Land	$3,240
Building and improvements	10,421
Intangible lease assets	3,755
Assumed debt discount	965

Total	$18,381

The weighted average useful life of the intangible assets and liabilities related to in place leases is 9.3 years.

During 2007, the Predecessor acquired 28 properties. The 2007 property acquisitions are summarized as follows:

Property	Location	Gross Leasable Area (GLA)	Acquisition Cost
Portfolio purchased during October and November:
Bethesda Walk	Lawrenceville, GA	68,271	$8,683
Brookwood Village	Atlanta, GA	28,774	8,433
Cobb Center	Smyrna, GA	69,546	6,864
Greystone Village	Raleigh, NC	85,665	12,611
Highland Square	Jacksonville, FL	262,192	42,329
North Pointe	Columbia, SC	64,255	7,061
Peachtree Parkway Plaza	Norcross, GA	95,509	12,368
Poplar Springs	Duncan, SC	64,038	6,479

Portfolio purchased on December 7:
Armstrong Plaza	Fountain Inn, SC	57,838	6,149
Broad River Center	Columbia, SC	48,650	5,299
Butler Square	Mauldin, SC	82,400	9,488
Crossroads South	Jonesboro, GA	211,178	17,246
Cypress Point	Virginia Beach, VA	117,907	10,852
Fulton Crossing	Corinth, MS	179,905	9,422
Gulfdale Plaza	Mobile, AL	94,712	3,976
Marketplace at Ocala	Ocala, FL	74,692	7,245
Marketplace at Palm Bay	Palm Bay, FL	149,752	12,869
Ridgewood Farm	Roanoke, VA	72,973	7,385
Shields Plaza	Huntsville, AL	79,240	3,521
South Square Marketplace	Charlotte, NC	72,219	6,412
Southwest Plaza	Roanoke, VA	84,184	10,198
Swift Creek Plaza	Garner, NC	56,890	6,245
The Village Courts	Lynchburg, VA	77,576	7,743
West Broad Commons	Richmond, VA	103,308	14,636

Other:
Highland/Ultra	Highland, IN	273,715	12,170
Bath Shopping Center	Bath, ME	158,571	21,953
Key Road Plaza	Keene, NH	83,634	15,508
Riverside Plaza	Keene, NH	217,936	26,247

	Total	3,035,530	$319,392

The allocation of the aggregate acquisition costs for the acquisitions in 2007 was as follows:

Land	$71,731
Building and improvements	245,926
Intangible lease assets	20,920
Assumed debt discount	553
Intangible lease liabilities	(19,738)

Total	$319,392

The weighted average useful life of the intangible assets and liabilities related to in place leases is 12.2 years and 18.7 years, respectively.

The combined statements of operations include the results of operations from the effective date of each property’s respective acquisition through December 31, 2009. The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Predecessor for the year ended December 31, 2007 as if the eight properties acquired during October and November of 2007 and the 16 properties acquired on December 7, 2007 were completed as of January 1, 2007. Pro forma information was not provided for the other six acquisitions completed during the year ended December 31, 2007 as they were not material to the Predecessor’s operating results. This unaudited pro forma information does not purport to represent what the actual results of operations of the Predecessor would have been had all the above occurred as of January 1, 2007, nor does it purport to represent the results of operations for future periods.

Year Ended December 31, 2007
Revenues	$160,798
Net income	$23,528

NOTE 4. INTANGIBLE LEASE ASSETS AND LIABILITIES

The following summarizes the Predecessor’s lease intangible assets and liabilities:

	December 31,
	2009	2008

Above-market leases	$15,690	$17,245
Accumulated amortization	6,653	5,809

Above-market leases, net	9,037	11,436

In-place leases	32,557	34,558
Accumulated amortization	11,438	10,030

In-place leases, net	21,119	24,528

Other intangible lease assets	24,279	25,830
Accumulated amortization	9,045	7,913

Other intangible lease assets, net	15,234	17,917

Net intangible lease assets	$45,390	$53,881

Below-market leases	$63,637	$65,153
Accumulated amortization	17,928	14,426

Below-market leases, net	$45,709	$50,727

Above-market ground lease	762	762
Accumulated amortization	100	77

Above-market ground lease, net	662	685

Net intangible lease liabilities	$46,371	$51,412

As a result of recording certain intangible lease assets and liabilities, (i) revenues were increased by $2,620, $2,965 and $2,367 for the years ended December 31, 2009, 2008 and 2007, respectively, relating to the amortization of above-market and below-market leases and (ii) depreciation and amortization expense was increased by $6,092, $7,894 and $5,924 for the years ended December 31, 2009, 2008 and 2007, respectively, relating to the amortization of in-place lease and other intangible assets.

The unamortized balance of above-market lease assets and below-market lease liabilities at December 31, 2009 will be amortized as a net increase to rental revenue through 2047 as follows:

2010	$2,501
2011	2,017
2012	1,995
2013	1,791
2014	1,871
Thereafter	26,497

$36,672

The unamortized balance of in-place lease and other intangible assets at December 31, 2009 will be charged to depreciation and amortization expense through 2030 as follows:

2010	$5,101
2011	4,352
2012	3,773
2013	3,088
2014	2,928
Thereafter	17,111

$36,353

The unamortized balance of the above-market ground lease at December 31, 2009 will be amortized and reduce operating, maintenance and management expense through 2039 as follows:

2010	$23
2011	23
2012	23
2013	23
2014	23
Thereafter	547

$662

NOTE 5. DEFERRED COSTS, NET

Deferred costs, net is comprised of the following:

	December 31,
	2009	2008

Lease costs	$2,337	$2,340
Financing costs	7,285	9,313

	$9,622	$11,653

Lease costs are net of accumulated amortization of $1,103 and $735 at December 31, 2009 and 2008 respectively. Financing costs are net of accumulated amortization of $6,860 and $5,370 at December 31, 2009 and 2008, respectively.

The unamortized balance of deferred costs at December 31, 2009 will be charged to future operations on an annual basis (lease costs to depreciation and amortization expense through 2030 and financing costs to interest expense through 2033):

	Lease Costs	Financing Costs
2010	$462	$2,645
2011	410	1,031
2012	340	894
2013	290	732
2014	271	646
Thereafter	564	1,337

	$2,337	$7,285

NOTE 6. MORTGAGE LOANS PAYABLE AND SECURED REVOLVING LINES OF CREDIT

Secured debt is comprised of the following:

	March 31, 2010 (Unaudited)
	Balance Outstanding	Interest Rates
		Weighted Average	Range
Fixed-rate mortgages	$844,313	5.9%	4.6% –12.8%
Variable-rate mortgages	276,184	2.0%	1.7% – 4.5%

Total property specific mortgages	1,120,497	4.9%
Revolving lines of credit	6,532	3.3%	3.3%

	$1,127,029	4.9%

	December 31, 2009
	Balance Outstanding	Interest Rates
		Weighted Average	Range
Fixed-rate mortgages	$846,246	5.9%	4.6% – 12.8%
Variable-rate mortgages	274,732	2.3%	1.8% – 4.5%

Total property specific mortgages	1,120,978	5.0%
Revolving lines of credit	5,417	3.3%	3.3%

	$1,126,395	5.0%

	December 31, 2008
	Balance Outstanding	Interest Rates
		Weighted Average	Range
Fixed-rate mortgages	$849,736	5.5%	4.6% – 12.8%
Variable-rate mortgages	254,709	3.0%	1.9% – 5.0%

Total property specific mortgages	1,104,445	5.2%
Revolving lines of credit	5,812	3.3%	3.3%

	$1,110,257	5.2%

Mortgage loan activity for the three months ended March 31, 2010 (unaudited) and the years ended December 31, 2009 and 2008 is summarized as follows:

	March 31,	December 31,
	2010	2009	2008
	(unaudited)
Balance, beginning of year	$1,120,978	$1,104,445	$1,082,714
New mortgage borrowings	1,539	22,958	18,668
Acquisition debt assumed(1)	—	—	12,380
Amortization of assumed debt discounts	90	359	277
Repayments	(2,110)	(6,784)	(9,594)

Balance, end of year	$1,120,497	$1,120,978	$1,104,445

(1)	Includes a net of $(965) of purchase accounting allocations for 2008.

During the three months ended March 31, 2010 (unaudited), in connection with the financing of tenant and building improvements, the Predecessor borrowed $1,539 in a variable-rate mortgage loan bearing interest at LIBOR plus a spread of 195 basis points.

Substantially all of the Predecessor’s real estate was pledged as collateral for mortgage loans payable as of March 31, 2010 (unaudited) and December 31, 2009. In addition, as of March 31, 2010 (unaudited) and December 31, 2009, $10,875 of the mortgage loans payable were personally guaranteed by individuals affiliated with DLC.

During 2009, in connection with its refinancing of mortgage loans payable, the Predecessor (i) borrowed $2,600 of additional proceeds for two new fixed-rate mortgage loans, bearing interest at 6.00% and 6.625% per annum and (ii) borrowed $20,358 in variable-rate mortgage loans bearing interest at LIBOR plus spreads of 145 basis points, 175 basis points and 195 basis points. These principal amounts and rates of interest represent the fair values at the date of refinancing.

During 2008, in connection with its property acquisitions and refinancing of mortgage loans payable, the Predecessor (i) borrowed an additional $6,325 for a new fixed-rate mortgage loan, bearing interest at 6.00% per annum, (ii) borrowed $12,343 in variable-rate mortgage loans bearing interest at LIBOR plus spreads of 145 basis points, 175 basis points and 195 basis points, and (iii) assumed a mortgage loan with a fair value of $12,380 which has an effective yield of 7.94% per annum. These principal amount and rates of interest represent the fair values at the dates of acquisition or refinancing. The amount of the debt assumed was $13,345 at the date of acquisition and the debt has a stated contract interest rate of 4.94% per annum.

Scheduled principal payments on mortgage loans payable at December 31, 2009, due on various dates from 2010 to 2033, are as follows:

2010	$173,505
2011	213,861
2012	50,380
2013	66,892
2014	156,229
Thereafter	462,068

Total principal maturities	1,122,935
Net unamortized debt discount	1,957

Total mortgage loans payable	$1,120,978

Secured Revolving Lines of Credit

The Predecessor has an unrestricted line of credit for $2,500 and a restricted line of credit for $7,500 (collectively the “LOC”). Borrowings bear interest at the lender’s prime rate (3.25% as of March 31, 2010 (unaudited) and December 31, 2009). The LOC is guaranteed by individuals affiliated with DLC and substantially all of the assets of DLC and Delphi were pledged as collateral for the LOC. The LOC terminates on November 30, 2010. The restricted line of credit requires that the proceeds under that line of credit to be used only to finance project development costs, equity investments, deposits to secure pending real estate transactions, interest rate lock fees and other related due diligence expenses.

At March 31, 2010 (unaudited), the Predecessor had $175,601 of mortgage loans payable subject to interest rate swaps and caps with notional amounts on such mortgage loans payable of $254,424 which converted LIBOR-based variable rates to fixed annual rates ranging from 2.98% to 6.00% per annum. At March 31, 2010 (unaudited), the Predecessor had accrued liabilities (included in accounts payable, accrued expenses and other liabilities) on the combined balance sheet of $2,681 relating to the fair value of interest rate swaps and caps. Charges and/or credits relating to the changes in fair values of such interest rate swaps are charged to operations, which amounted to $(939) and $223 for the three months ended March 31, 2010 and 2009 (unaudited), respectively. Amounts capitalized to real estate were $(29) for the three months ended March 31, 2009 (unaudited). There was no comparable amount capitalized for the three months ended March 31, 2010 (unaudited).

At December 31, 2009, the Predecessor had $269,233 of mortgage loans payable subject to interest rate swaps and caps with notional amounts on such mortgage loans payable of $305,208 which converted LIBOR-based variable rates to fixed annual rates ranging from 2.7% to 6.00% per annum. At that date, the Predecessor had accrued liabilities (included in accounts payable, accrued expenses and other liabilities) on the combined balance sheet of $3,620 relating to the fair value of interest rate swaps and caps. Charges and/or credits relating to the changes in fair values of such interest rate swaps are charged to operations, which amounted to $(2,217), $4,700 and $510 for the years ended December 31, 2009, 2008 and 2007, respectively. Amounts capitalized to real estate were $(32) and $659 for 2009 and 2008, respectively. No interest costs were capitalized in 2007.

NOTE 7. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents, restricted cash, rents and other receivables, other assets, accounts payable, accrued expenses and other liabilities approximate fair value due to the short-term nature of these instruments. The valuation of the liability for the Predecessor’s interest rate swaps ($3,620 as of December 31, 2009), was determined to be a Level 2 within the valuation hierarchy, and was based on independent values provided by financial institutions. The fair values of interest rate swaps and caps are determined using an income approach, including discounted cash flow analysis on the expected cash flows of each derivative. The analysis reflects the contractual terms of the swaps and caps, including the notional amount and period to maturity, and uses observable market-based inputs, including interest rate yield curves (“significant other observable inputs”) and discount rates commensurate with the duration of the instrument. The fair value calculation also includes an amount for risk of non-performance using “significant unobservable inputs” such as estimates of current credit spreads to evaluate the likelihood of default.

The fair value of the Predecessor’s fixed-rate mortgage loans was estimated using “significant other observable inputs” such as available market information and discounted cash flows analyses based on borrowing rates that the Predecessor believes it could obtain with similar terms and maturities. As of March 31, 2010 (unaudited), December 31, 2009 and 2008, the aggregate fair values of the Predecessor’s fixed-rate mortgage loans were $830,223, $812,016 and $759,084, respectively; the carrying values of such loans were $844,313, $846,246 and $849,736, respectively, at those dates. The carrying value of variable-rate loans approximates the fair value of such instruments.

NOTE 8. TRANSACTIONS WITH AFFILIATES

The Predecessor receives management fees, legal reimbursements and leasing commissions from entities affiliated with the Predecessor. For the years December 31, 2009, 2008 and 2007, the Predecessor received $673, $806, and $688, respectively, of income from providing these services. In addition, the Predecessor paid fees for services provided with respect to new equity contributions to an entity affiliated with the Company via common control. For the years ended December 31, 2009, 2008 and 2007 the Predecessor paid $0, $232 and $197, respectively, for these services.

As of December 31, 2009 and 2008, the Predecessor was owed $79 and $348, respectively, from entities affiliated with the Predecessor. In addition, the Predecessor owed $44 and $1 to owners at December 31, 2009 and 2008, respectively. These advances are payable on demand and are non-interest bearing.

In December 2007, the Predecessor redeemed an owner’s interest in one of their partnership entities. In connection with the redemption, the Predecessor paid the redeeming owner $3,500 and issued them a $1,000 promissory note. The note bears interest at 6.875% per annum and is due based upon the occurrence of certain events as further described in the redemption agreement.

NOTE 9. RENTAL INCOME

Annual future base rents due to be received under non-cancelable operating leases in effect at December 31, 2009 are as follows:

2010	$114,254
2011	102,045
2012	87,665
2013	73,925
2014	61,298
Thereafter	232,604

$671,791

Total future base rents do not include expense recoveries for real estate taxes and operating costs, or percentage rents based upon tenants’ sales volumes. Such other rentals amounted to approximately $35,770, $36,249 and $29,783 for the years ended December 31, 2009, 2008 and 2007, respectively. In addition, such amounts do not include amortization of above- and below-market lease intangibles.

NOTE 10. DISCONTINUED OPERATIONS

On February 9, 2007, the Predecessor sold its 327,000 square foot Spring Valley Marketplace property, located in Spring Valley, New York for a sales price of $58,500. The Predecessor realized a net gain on the transaction of $28,848. On February 15, 2007, the Predecessor sold its 123,000 square foot Takoma/Langley Crossroads Center property, located in Takoma, Maryland, for a sales price of $35,500. The Predecessor realized a net gain on the transaction of $21,243. On April 26, 2007, the Predecessor sold its 159,000 square foot Luria Plaza property located in Vero Beach, Florida, for a sales price of $11,500. The Predecessor realized a net gain on the transaction of $2,095.

The results of operations for each of the properties have been classified as discontinued operations for all periods presented through the date of sale in the combined statements of operations. The following is a summary of the components of income from discontinued operations for the year ended December 31, 2007:

Revenues:
Rents	$1,242
Expense recoveries	566
Other income	112

Total revenues	1,920

Expenses:
Operating, maintenance and management	301
Real estate and other taxes	239
General and administrative	102
Depreciation and amortization	213
Interest expense, including amortization of deferred financing costs	461

Total expenses	1,316

Income from discontinued operations	$604

Gain on sale of discontinued operations	$52,186

NOTE 11. COMMITMENTS AND CONTINGENCIES

Concentration of Credit Risk

Financial instruments that potentially subject the Predecessor to concentrations of credit risk consist primarily of cash and restricted cash in excess of insured amounts and tenant receivables. The Predecessor places its cash and restricted cash with high quality financial institutions. Management performs ongoing credit evaluations of its tenants and requires certain tenants to provide security deposits. Although these security deposits are insufficient to meet the terminal value of a tenant’s lease obligations, they are a measure of good faith and a partial source to offset the economic costs associated with lost rents and other charges, and the costs associated with releasing the space.

The Properties in the Predecessor’s real estate portfolio are located in 24 states, primarily in the Southeast, Northeast, Midwest and Mid-Atlantic regions of the United States. The tenants located in these Properties operate in various industries. No single tenant accounted for more than 5% of annual combined revenues during the three years ended December 31, 2009.

Legal

The Predecessor is a party to certain legal actions arising in the normal course of business. Management does not expect there to be adverse consequences from these actions that would be material to the Predecessor’s combined financial statements.

Environmental

Under various federal, state, and local laws, ordinances, and regulations, an owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances, or petroleum product releases, at its properties. The owner may be liable to governmental entities or to third parties for property damage, and for investigation and cleanup costs incurred by such parties in connection with any contamination. The Company has recorded an environmental liability at acquisition for nine properties that have entered into state environmental remediation programs. The total liability, included in accounts payable, accrued expenses and other liabilities, was $875, $892 and $994 at March 31, 2010 (unaudited) and December 31, 2009 and 2008, respectively. The liability represents an estimate of undiscounted environmental remediation costs that were probable and reasonably estimable at acquisition.

The Predecessor believes that its Properties are currently in material compliance with applicable environmental, as well as non-environmental, statutory and regulatory requirements. Management is unaware of any other environmental matters that would have a material impact on the Predecessor’s combined financial statements.

Leases

The Predecessor has operating lease commitments for offices located in Tarrytown, NY, Chicago, IL and Atlanta, GA that are occupied under leases that expire through 2017. In addition, certain of the Predecessor’s Properties are subject to ground leases that provide for annual payments subject, in certain cases, to cost of living adjustments or additional rent based on a percentage of the Predecessor’s sales in excess of a specified amount.

Rent expense related to the office leases was $683, $615 and $454 for the years ended December 31, 2009, 2008 and 2007, respectively, and is included in general and administrative expense.

Rent expense related to ground leases, net of amortization of above-market ground lease of $23 per year, was $981, $980 and $922 for the years ended December 31, 2009, 2008 and 2007, respectively, and is included in operating, maintenance and management expense.

Minimum lease payments under non-cancellable leases in effect at December 31, 2009 are as follows:

	Office Leases	Ground Leases
2010	$645	$883
2011	649	885
2012	605	887
2013	615	889
2014	548	891
Thereafter	1,400	24,581

	$4,462	$29,016

NOTE 12. COMPENSATION AND BENEFITS

Incentive Fees

The Predecessor makes quarterly compensation distributions to certain members of the executive management team based on the operating performance of each property. The distributions are based on a pre- determined formula but are subject to discretionary adjustments based on available cash and future liquidity needs. The distributions are recorded to operations in the period earned and are reported as Incentive Fees. The amounts recorded were $2,933, $3,127 and $4,263 for the years ended December 31, 2009, 2008 and 2007, respectively.

401(k) Retirement Plan

The Predecessor has a 401(k) and profit sharing retirement plan (the “Plan”) which permits all eligible employees to defer a portion of their compensation under the Code. Pursuant to the provisions of the Plan, the Predecessor may make discretionary matching contributions on behalf of eligible employees. The Predecessor made matching contributions to the Plan of $101, $99 and $33 for the years ended December 31, 2009, 2008 and 2007, respectively.

NOTE 13. SUPPLEMENTAL COMBINED STATEMENT OF CASH FLOW INFORMATION

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)
Supplemental disclosure of cash activities:
Interest paid (including capitalized interest of $205 and $739 for 2009 and 2008, respectively	$15,227	$15,431	$62,036	$63,021	$52,922
Supplemental disclosure of non-cash activities:
Assumption of mortgage loans payable	—	—	—	(13,345)	(16,452)
Purchase accounting allocations:		—
Lease origination costs	—	—	—	1,250	18,741
Above-market lease assets	—	—	—	2,505	2,208
Below-market lease liabilities	—	—	—	—	(19,836)
Net valuation decreases (increases) in assumed mortgage loans payable(1)	—	—	—	965	553
Other non-cash investing and financing activities:
Acquisition of real estate financed by mortgage loans payable	—	—	794	5,828	248,212
Deferred financing costs financed by mortgage loans payable	—	—	251	385	1,769
Redemption of owners’ equity financed by note payable	—	—	—	1,000	—
Restricted cash financed by mortgage loans payable	—	—	235	1,171	(2,906)
Accrued real estate improvements	(810)	(1,133)	1,072	3,345	393
Accrued lease origination costs	(1)	—	236	552	263
Capitalized unrealized (gain) loss on valuation of derivatives	—	(29)	(32)	659	—

(1)	The net valuation decreases (increases) in assumed mortgage loans payable result from adjusting the contract rates of interest in 2008 and 2007 of 4.6% and 4.9%, respectively, to market rates of interest 7.94% and 7.12%, respectively.

NOTE 14. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Selected unaudited quarterly data for the last two years is presented in the tables below:

	Quarter Ended
Year	March 31	June 30	September 30	December 31
2009
Revenues	$41,598	$40,381	$40,540	$40,616
Net loss	$(4,986)	$(4,233)	$(4,585)	$(4,001)
2008
Revenues	$40,974	$40,974	$41,391	$41,439
Net loss	$(422)	$(516)	$(5,525)	$(10,976)

NOTE 15. SUBSEQUENT EVENTS

In determining subsequent events, management reviewed all activity from January 1, 2010 through April 12, 2010, the date the initial financial statements were issued, and determined that there have not been any events that have occurred that would require adjustments to or disclosure in the combined financial statement.

Subsequent Events

(Unaudited)

For the three month period ended March 31, 2010 (unaudited), management reviewed all activity from April 13, 2010 through June 28, 2010, the date the revised financial statements were issued.

In May 2010, the Company entered into a term sheet with affiliates of the underwriters to arrange a three-year, $200.0 million senior secured revolving credit facility. The Company intends to enter into the facility concurrently with, or shortly following, the closing of the offering. The facility will be used to fund acquisitions, general corporate matters and working capital.

DLC REALTY TRUST, INC

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

(In thousands)

Description	Balance at Beginning of Year	Additions Charged Against Operations	Uncollectible Accounts Written-off	Balance at End of Year
Year Ended December 31, 2009:
Allowance for doubtful accounts	$4,899	$3,381	$(4,465)	$3,815

Year Ended December 31, 2008:
Allowance for doubtful accounts	$2,286	$3,241	$(628)	$4,899

Year Ended December 31, 2007:
Allowance for doubtful accounts	$1,349	$1,649	$(712)	$2,286

DLC REALTY TRUST, INC.

Schedule III

Real Estate and Accumulated Depreciation

Year Ended December 31, 2009

(In thousands, except for GLA)

	State	Year Acquired	Percent Owned	Year Built/ Year Last Renovated	Gross Leasable Area	Initial Cost to Company		Subsequent Cost Capitalized	Gross Amount at which Carried at December 31, 2009			Accumulated Depreciation	Amount of Encumbrance
Property						Land	Building and Improvements		Land	Building and Improvements	Total

Southeast

Akers Center	NC	2006	100%	1953/2004	235,324	$3,147	$13,711	$275	$3,147	$13,986	$17,133	$(2,745)	$15,400
Amelia Plaza	FL	2006	100%	1978/2000	91,627	2,336	2,592	112	2,336	2,704	5,041	(504)	4,370
Armstrong Plaza	SC	2007	100%	1996/1999	57,838	1,116	4,675	—	1,116	4,675	5,791	(599)	5,138
Bethesda Walk	GA	2007	100%	2003	68,271	2,529	5,292	—	2,529	5,292	7,821	(487)	5,866
Broad River Center	SC	2007	100%	1996/2000	48,650	686	4,018	—	686	4,018	4,704	(422)	4,173
Brookwood Village	GA	2007	100%	1924	28,774	5,417	2,706	26	5,417	2,732	8,149	(295)	7,006
Butler Square	SC	2007	100%	1987/2000	82,400	1,177	8,725	—	1,177	8,725	9,902	(970)	8,785
Cedars Square	TN	2002	100%	1995	280,266	3,550	11,677	246	3,550	11,923	15,472	(3,462)	12,928
Centre at Riverchase	AL	2006	100%	1986/2008	132,474	3,670	7,729	572	3,670	8,301	11,971	(1,443)	11,610
Cobb Center	GA	2007	100%	1971	69,546	2,413	4,088	0	2,413	4,088	6,501	(767)	5,590
College Plaza	FL	1999	100%	1984/2005	83,711	900	10,182	436	900	10,619	11,519	(1,220)	9,767
Crossroads South	GA	2007	100%	1987	211,178	3,067	13,045	—	3,067	13,045	16,112	(1,689)	14,295
Five Forks Corners	GA	2006	100%	1996	88,646	2,524	8,017	255	2,524	8,272	10,796	(1,401)	9,325
Florence Square	AL	2006	100%	1990/1994	241,633	2,863	13,563	160	2,863	13,723	16,587	(1,974)	14,500
Fulton Crossing	MS	2007	100%	1992/1998	179,905	1,291	7,533	40	1,291	7,573	8,864	(1,311)	7,864
Greystone Village	NC	2007	100%	1986/2009	85,665	4,489	8,202	564	4,489	8,767	13,256	(1,019)	11,397
Gulfdale Plaza	AL	2007	100%	1963/1983	94,712	1,111	2,782	298	1,111	3,080	4,192	(724)	3,718
Highland Square	FL	2007	100%	1961/2006	262,192	10,355	31,581	—	10,355	31,581	41,936	(2,794)	36,058
Holcomb 400	GA	2004	100%	1985/2004	103,616	3,050	8,852	—	3,050	8,852	11,902	(1,891)	10,301
Indian Creek Crossing	GA	2006	100%	1994	63,650	1,223	2,915	—	1,223	2,915	4,138	(404)	4,080
Lawrenceville Town Center	GA	2001	100%	1988/2009	188,326	5,158	7,588	417	5,158	8,005	13,163	(2,723)	10,138
Marketplace at Ocala	FL	2007	100%	1998	74,692	1,428	6,139	—	1,428	6,139	7,567	(499)	6,713
Marketplace at Palm Bay	FL	2007	100%	1987	149,752	3,831	10,053	28	3,831	10,081	13,912	(1,292)	12,343
North Pointe	SC	2007	100%	1997	64,255	869	5,643	46	869	5,690	6,559	(612)	5,639
Ocean East Mall	FL	2002	100%	1971	112,260	2,849	8,178	86	2,849	8,264	11,114	(2,164)	8,417
Peachtree Parkway Plaza	GA	2007	100%	1985	95,509	3,441	8,326	—	3,441	8,326	11,767	(770)	10,117
Poplar Springs	SC	2007	100%	1995	64,038	1,000	5,054	15	1,000	5,069	6,069	(634)	5,219
Riverdale Crossing	GA	2006	100%	1984/1996	92,786	1,333	7,194	306	1,333	7,499	8,832	(1,486)	8,120
Rockbridge Place	GA	2006	100%	1984	74,768	1,884	3,248	68	1,884	3,316	5,201	(746)	4,300
Shields Plaza	AL	2007	100%	1996	79,240	1,181	2,482	38	1,181	2,520	3,702	(403)	3,284
South Square Marketplace	NC	2007	100%	1993	72,219	1,417	4,681	—	1,417	4,681	6,098	(690)	5,410
Sprayberry Square	GA	2003	100%	1987/2008	128,000	2,814	5,146	6,414	2,814	11,560	14,374	(1,850)	14,056
Swift Creek Plaza	NC	2007	100%	1996	56,890	1,197	6,422	—	1,197	6,422	7,619	(649)	6,759
Tara Crossing	GA	2001	100%	1987/2002	238,522	2,126	8,767	636	2,126	9,403	11,529	(2,864)	8,432
Tower Shopping Center	NC	2004	100%	1976/2007	152,266	2,333	5,485	1,643	2,333	7,128	9,462	(2,669)	6,850
Tree Trail Village	GA	2006	100%	1993/2008	99,236	3,077	8,282	28	3,077	8,311	11,388	(1,400)	9,960
Whiterock Marketplace	TX	2000	100%	1974/2009	173,376	3,070	8,852	989	3,070	9,841	12,911	(2,338)	7,531
Winchester Court	TN	2006	100%	1987/2001	257,652	2,442	6,014	—	2,442	6,014	8,456	(1,277)	8,810

Subtotal: Southeast					4,683,865	$98,369	$289,440	$13,700	$98,369	$303,140	$401,509	$(51,185)	$344,268

DLC REALTY TRUST, INC.

Schedule III

Real Estate and Accumulated Depreciation—(Continued)

Year Ended December 31, 2009

(In thousands, except for GLA)

	State	Year Acquired	Percent Owned	Year Built/ Year Last Renovated	Gross Leasable Area	Initial Cost to Company		Subsequent Cost Capitalized	Gross Amount at which Carried At December 31, 2009			Accumulated Depreciation	Amount of Encumbrance
Property						Land	Building and Improvements		Land	Building and Improvements	Total
Northeast
Alpine Commons	NY	1999	100%	1993	209,200	$4,800	$14,200	$944	$4,800	$15,144	$19,944	$(4,073)	$24,000
Bath Shopping Center	ME	2007	100%	1978	101,124	2,431	18,204	55	2,431	18,259	20,690	(1,255)	17,369
Beach Shopping Center	NY	2004	100%	1956/2004	226,584	6,000	5,782	19,291	6,000	25,073	31,073	(4,984)	38,908
DLC Management Corporation.	NY	1991	100%	1991/2007	—	—	—	1,878	—	1,878	1,878	(1,096)	—
Imperial Plaza	NY	1999	100%	1968/2009	117,346	2,400	7,913	1,918	2,400	9,830	12,230	(3,235)	6,437
Key Road Plaza	NH	2007	100%	1965/2009	83,634	2,528	12,436	742	2,528	13,179	15,706	(1,294)	12,880
Mahopac Village Center	NY	2004	100%	1970/2006	148,966	4,500	8,220	1,117	4,500	9,337	13,837	(2,087)	17,229
Mall at 59	NY	1999	100%	1988	56,275	1,700	1,327	595	1,700	1,922	3,622	(619)	6,935
Mid Valley Mall	NY	2004	100%	1950/2001	244,378	5,646	19,677	1,714	5,646	21,391	27,038	(4,483)	26,073
Namco Plaza	MA	2006	100%	1987	101,782	1,163	6,426	123	1,163	6,549	7,712	(987)	6,975
Orange Promenade	CT	1993	100%	1960/2006	247,611	—	13,568	6,704	—	20,272	20,272	(7,759)	16,985
Prospect Plaza	CT	2005	100%	1965/2007	140,555	4,136	22,547	28	4,136	22,575	26,712	(3,898)	18,373
Putnam Place	CT	2005	100%	1970/2009	151,804	3,031	13,297	410	3,031	13,707	16,738	(2,518)	16,588
Riverside Plaza	NH	2007	100%	1970	217,936	3,546	28,007	153	3,546	28,161	31,707	(2,596)	21,200
Shaw's Plaza	RI	2002	100%	1989	121,660	2,350	8,838	318	2,350	9,156	11,506	(2,644)	17,265
Torrington Commons	CT	2004	100%	1990	128,781	2,654	10,636	238	2,654	10,874	13,527	(2,105)	13,897
Tri-City Plaza	CT	2006	100%	1965/2008	300,038	8,810	37,756	—	8,810	37,756	46,566	(4,476)	40,000

Subtotal: Northeast					2,597,674	$55,695	$228,836	$36,227	$55,695	$265,063	$320,758	$(50,108)	$301,115
Midwest
Coral Plaza	IL	1999	100%	1985	49,882	$1,330	$4,367	$568	$1,330	$4,935	$6,265	$(1,082)	$4,173
Crossroads Shopping Center	IN	2004	100%	1991	152,134	3,992	16,814	—	3,992	16,814	20,806	(3,598)	15,558
Fayette Place	KY	2001	100%	1986	104,892	4,120	9,549	1,787	4,120	11,336	15,456	(2,639)	13,760
Fort Steuben Mall	OH	2006	100%	1974	694,416	8,647	34,626	2,765	8,647	37,390	46,037	(6,834)	40,571
High Ridge Centre	WI	2001	100%	1993/1994	260,664	5,094	10,043	291	5,094	10,334	15,427	(3,033)	12,378
King City Square	IL	2002	100%	1996	94,428	3,068	3,365	34	3,068	3,399	6,467	(1,148)	5,556
Marketplace Shopping Center	IL	2003	100%	1988/2008	210,500	5,180	9,064	1,054	5,180	10,118	15,297	(2,870)	9,747
Merchants Crossing	MI	2005	100%	1972	110,070	1,922	5,587	—	1,922	5,587	7,509	(1,568)	7,217
Midtown Plaza	OH	2006	100%	1961/2009	239,226	5,464	14,269	343	5,464	14,612	20,075	(3,113)	17,700
Nora Corners	IN	1999	100%	1985/2001	93,940	1,200	6,785	568	1,200	7,353	8,553	(2,132)	7,610
Northern Lights Shopping Center	OH	2005	100%	1954/2009	383,247	8,327	14,040	1,228	8,327	15,268	23,595	(6,445)	24,198
Northland Plaza	IL	2006	100%	1988/2004	303,100	9,462	28,469	241	9,462	28,710	38,172	(4,183)	32,700
River Pointe Mall	IN	2001	100%	1989	173,076	2,700	3,232	923	2,700	4,155	6,855	(944)	8,600
Skytop Plaza	OH	2008	100%	1999	133,631	3,239	10,413	—	3,239	10,413	13,652	(644)	12,600
Ultra Highland Plaza	IN	2007	100%	1959/1985	273,715	4,317	13,896	665	4,317	14,561	18,878	(2,887)	15,699
University Park	IA	2005	100%	1988	109,434	3,392	10,008	2	3,392	10,011	13,403	(1,960)	11,441
University Place	IL	2001	100%	1974/2007	245,159	8,600	4,666	9,762	8,600	14,428	23,028	(4,507)	25,381
West River Centre	MI	2004	100%	1989/2009	291,333	8,459	15,791	—	8,459	15,791	24,250	(4,071)	18,035
Wing Park Shopping Center	IL	2001	100%	1974/1987	86,767	2,200	3,533	166	2,200	3,700	5,900	(870)	—

Subtotal: Midwest					4,009,614	$90,710	$218,517	$20,397	$90,710	$238,915	$329,625	$(54,529)	$282,925

DLC REALTY TRUST, INC.

Schedule III

Real Estate and Accumulated Depreciation—(Continued)

Year Ended December 31, 2009

(In thousands, except for GLA)

	State	Year Acquired	Percent Owned	Year Built/ Year Last Renovated	Gross Leasable Area	Initial Cost to Company		Subsequent Cost Capitalized	Gross Amount at which Carried At December 31, 2009			Accumulated Depreciation	Amount of Encumbrance
Property						Land	Building and Improvements		Land	Building and Improvements	Total

Mid-Atlantic

Century Square Shopping Center	PA	2005	100%	1991/2007	415,613	$—	$17,367	$1,077	$—	$18,444	$18,444	$(4,389)	$19,888
Cypress Point	VA	2007	100%	1990	117,907	2,601	8,167	—	2,601	8,167	10,768	(1,086)	9,554
Eastover Shopping Center	MD	2006	100%	1957/2007	268,032	11,847	26,399	2,126	11,847	28,525	40,372	(2,862)	30,900
Levittown Town Center	PA	2002	100%	2004/2009	166,999	375	3,875	32,547	282	36,515	36,797	(1,081)	35,294
Loch Raven Plaza	MD	2003	100%	1962/1974	142,327	1,547	10,030	215	1,547	10,245	11,792	(2,386)	7,858
Mount Clare Junction	MD	2003	100%	1987/2006	236,529	2,727	9,493	2,113	2,727	11,606	14,334	(3,533)	18,000
Oxon Hill Plaza	MD	2003	100%	1965	141,955	3,704	13,921	265	3,704	14,187	17,891	(3,612)	12,234
Ridgewood Farm	VA	2007	100%	1989	72,973	2,837	4,298	8	2,837	4,307	7,144	(647)	6,338
Shops at Aramingo	PA	2002	100%	1985/1986	70,500	1,816	2,866	—	1,816	2,866	4,682	(837)	3,432
Southwest Plaza	VA	2007	100%	1987/2000	84,184	3,799	5,572	9	3,799	5,582	9,380	(709)	8,322
The Village Courts	VA	2007	100%	1986/1995	77,576	917	6,406	167	917	6,573	7,490	(1,337)	6,644
West Broad Commons	VA	2007	100%	1985/1998	103,308	3,036	11,794	—	3,036	11,794	14,830	(1,123)	13,157
Williamsburg Shopping Center	VA	2001	100%	1961/2004	249,095	1,000	15,788	3,048	1,000	18,836	19,836	(5,103)	21,047

Subtotal: Mid-Atlantic					2,146,998	$36,207	$135,977	$41,576	$36,113	$177,647	$213,760	$(28,706)	$192,669

Company Totals:					13,438,151	$280,981	$872,771	$111,900	$280,888	$984,764	$1,265,652	$(184,528)	$1,120,978

Aggregate Tax Cost Basis:									$249,777	$1,007,607	$1,257,384

SIZE AND SCOPE

86 Shopping Centers

24 States • 13.4 Million Square Feet

- DLC Shopping Centers
- Corporate Headquarters
- Regional Offices

DLC REALTY TRUST

Until                     (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

             Shares

DLC Realty Trust, Inc.

Common Stock

P R O S P E C T U S

BofA Merrill Lynch

Barclays Capital

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the Securities and Exchange Commission, or the SEC, registration fee are estimated.

Securities and Exchange Commission registration fee		$40,997
Financial Industry Regulatory Authority, Inc. filing fee		58,000
New York Stock Exchange listing fee		*
Legal fees and expenses (including Blue Sky fees)		5,000,000
Accounting fees and expenses		4,500,000
Printing and engraving expenses		500,000
Transfer agent fees and expenses		50,000
Miscellaneous		250,000

Total	$	*

*	To be furnished by amendment.

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

On March 8, 2010, Adam Ifshin, purchased 1,000 shares of our common stock for a purchase price of $1,000 in a private offering. We will repurchase these shares at cost upon completion of this offering. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Prior to or concurrently with the completion of this offering, certain holders of interests in our predecessor will exchange, through a series of mergers and other transactions, their equity interests in our predecessor for                      operating partnership units and                      shares of our common stock. All of such persons had a substantive, pre-existing relationship with us and irrevocably committed to the transfer of such interests prior to the initial filing of this registration statement, and no more than 35 of such persons are not “accredited investors” as defined under Regulation D of the Securities Act. Each such person is a holder of an interest in our predecessor and we have dealt with such persons throughout the tenure of such person’s ownership of interests in our predecessor. The issuance of such operating partnership units and common stock was effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act in which no general solicitation was undertaken. All such persons were provided with and had access to information about the issuers of these securities including business objectives and historical property and financial information.

Item 34.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by or in the right of the corporation or in any proceeding charging improper personal benefit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, trustee, member or manager of such corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a Predecessor of ours in any of the capacities described above and any personnel or agent of our company or a Predecessor of our company. In addition, our 2010 equity incentive plan requires us to indemnify our directors and members of our compensation committee in connection with the performance of their duties, responsibilities and obligations under our 2010 equity incentive plan, to the maximum extent permitted by Maryland law.

Following completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law. In addition, our operating partnership’s partnership agreement provides that we, as general partner, and our officers and directors are indemnified to the maximum extent permitted by law. Furthermore, following completion of this offering, we intend to purchase and maintain insurance on behalf of all of our directors and executive officers against or incurred by them in their official capacities, whether or not we are required or have the power to indemnify them against the same liability and, pursuant to the indemnification agreements, we will be required to maintain a comparable “tail” directors’ and officers’ liability insurance policy for six years after each director or executive officer ceases to serve in such capacity.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements. See page F-1 for an index to the financial statements included in the registration statement.

(b) Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit Number	Exhibit Description

1.1*	Underwriting Agreement among DLC Realty Trust, Inc. and the underwriters named therein

3.1	Form of Articles of Amendment and Restatement of DLC Realty Trust, Inc.

3.2	Form of Bylaws of DLC Realty Trust, Inc.

3.3**	Form of Amended and Restated Agreement of Limited Partnership of DLC Realty, L.P.

4.1*	Form of Specimen Common Stock Certificate of DLC Realty Trust, Inc.

5.1*	Opinion of Clifford Chance US LLP (including consent of such firm)

8.1*	Tax Opinion of Clifford Chance US LLP (including consent of such firm)

10.1**	Form of Registration Rights Agreement among DLC Realty Trust, Inc. and the persons named therein

10.2	DLC Realty Trust, Inc. 2010 Equity Incentive Plan

10.3	Form of Restricted Stock Agreement

10.4*	Form of LTIP Agreement

10.5**	Form of Tax Protection Agreement among DLC Realty Trust, Inc., DLC Realty, L.P., Adam Ifshin and Stephen Ifshin

10.6**	Form of Tax Protection Agreement among DLC Realty Trust, Inc., DLC Realty, L.P. and each of the persons listed on Schedule 2.1 thereto

10.7*	Form of Indemnification Agreement among DLC Realty Trust, Inc. and its directors and officers

10.8*	Revolving Secured Credit Facility among DLC Realty Trust, Inc. and affiliates of certain of our underwriters

10.9**	Irrevocable Exchange and Subscription Agreement among DLC Realty Trust, Inc., DLC Realty, L.P., Adam Ifshin, Stephen Ifshin and the persons named on the signature page thereto

Exhibit Number	Exhibit Description

10.10**	Representation, Warranty and Indemnity Agreement among DLC Realty Trust, Inc., DLC Realty, L.P., Adam Ifshin and Stephen Ifshin

10.11*	Employment Agreement between DLC Realty Trust, Inc. and Adam Ifshin

10.12*	Employment Agreement between DLC Realty Trust, Inc. and Stephen Ifshin

10.13*	Employment Agreement between DLC Realty Trust, Inc. and Daniel Taub

10.14*	Employment Agreement between DLC Realty Trust, Inc. and William Comeau

10.15*	Employment Agreement between DLC Realty Trust, Inc. and Jonathan Wigser

10.16*	Employment Agreement between DLC Realty Trust, Inc. and Michael Cohen

10.17	Form of Amended and Restated Management Agreement

10.18	Form of Management Agreement

21.1*	List of Subsidiaries of DLC Realty Trust, Inc.

23.1*	Consent of Clifford Chance US LLP (included in Exhibits 5.1 and 8.1)

23.2	Consent of Ernst & Young LLP

24.1**	Power of Attorney (included on the signature page to the registration statement)

*	To be filed by amendment.
**	Previously filed.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 28, 2010.

DLC Realty Trust, Inc.

By:	/s/ Adam W. Ifshin
Adam W. Ifshin
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ Adam W. Ifshin Adam W. Ifshin	Chairman of Our Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	June 28, 2010

By:	/s/ Stephen N. Ifshin Stephen N. Ifshin	Vice Chairman of Our Board of Directors	June 28, 2010

By:	/s/ William M. Comeau William M. Comeau	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	June 28, 2010

EXHIBIT INDEX

Exhibit Number	Exhibit Description

1.1*	Underwriting Agreement among DLC Realty Trust, Inc. and the underwriters named therein

3.1	Form of Articles of Amendment and Restatement of DLC Realty Trust, Inc.

3.2	Form of Bylaws of DLC Realty Trust, Inc.

3.3**	Form of Amended and Restated Agreement of Limited Partnership of DLC Realty, L.P.

4.1*	Form of Specimen Common Stock Certificate of DLC Realty Trust, Inc.

5.1*	Opinion of Clifford Chance US LLP (including consent of such firm)

8.1*	Tax Opinion of Clifford Chance US LLP (including consent of such firm)

10.1**	Form of Registration Rights Agreement among DLC Realty Trust, Inc. and the persons named therein

10.2	DLC Realty Trust, Inc. 2010 Equity Incentive Plan

10.3	Form of Restricted Stock Agreement

10.4*	Form of LTIP Agreement

10.5**	Form of Tax Protection Agreement among DLC Realty Trust, Inc., DLC Realty, L.P., Adam Ifshin and Stephen Ifshin

10.6**	Form of Tax Protection Agreement among DLC Realty Trust, Inc., DLC Realty, L.P. and each of the persons listed on Schedule 2.1 thereto

10.7*	Form of Indemnification Agreement among DLC Realty Trust, Inc. and its directors and officers

10.8*	Revolving Secured Credit Facility among DLC Realty Trust, Inc. and affiliates of certain of our underwriters

10.9**	Irrevocable Exchange and Subscription Agreement among DLC Realty Trust, Inc., DLC Realty, L.P., Adam Ifshin, Stephen Ifshin and the persons named on the signature page thereto

10.10**	Representation, Warranty and Indemnity Agreement among DLC Realty Trust, Inc., DLC Realty, L.P., Adam Ifshin and Stephen Ifshin

10.11*	Employment Agreement between DLC Realty Trust, Inc. and Adam Ifshin

10.12*	Employment Agreement between DLC Realty Trust, Inc. and Stephen Ifshin

10.13*	Employment Agreement between DLC Realty Trust, Inc. and Daniel Taub

10.14*	Employment Agreement between DLC Realty Trust, Inc. and William Comeau

10.15*	Employment Agreement between DLC Realty Trust, Inc. and Jonathan Wigser

10.16*	Employment Agreement between DLC Realty Trust, Inc. and Michael Cohen

10.17	Form of Amended and Restated Management Agreement

10.18	Form of Management Agreement

21.1*	List of Subsidiaries of DLC Realty Trust, Inc.

23.1*	Consent of Clifford Chance US LLP (included in Exhibits 5.1 and 8.1)

23.2	Consent of Ernst & Young LLP

24.1**	Power of Attorney (included on the signature page to the registration statement)

*	To be filed by amendment.
**	Previously filed.

Index-1